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TABLE OF CONTENTS
LOCAL MATTERS, INC. INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 27, 2008

Registration No. 333-132637

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LOCAL MATTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	77-0392855
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1221 Auraria Parkway
Denver, CO 80204
(303) 572-1122
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Perry Evans
President and Chief Executive Officer
Local Matters, Inc.
1221 Auraria Parkway
Denver, CO 80204
(303) 572-1122
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent D. Fassett, Esq. Michael D. Stack, Esq. Cooley Godward Kronish LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021 (720) 566-4000	Martin Langlois Ian Putnam Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5L 1B9 (416) 869-5500	Richard Raymer Hodgson Russ LLP 150 King Street, Suite 2309 Toronto, Ontario, Canada M5H 1J9 (416) 595-2681

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value per share	$46,000,000	$1,808

(1)
In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the maximum offering price per share are not included in this table.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion) Dated May 27, 2008

PROSPECTUS

6,666,667 Shares

Common Stock

        This is an initial public offering of shares of our common stock. We are offering for sale 6,666,667 shares of our common stock. Prior to this offering, there has been no public market for our common stock. There is currently no market through which our common stock may be sold, and purchasers may not be able to resell common stock purchased under this prospectus. We expect that the initial public offering price will be between $5.40 and $6.60 per share. We have applied for the listing of our common stock on the Toronto Stock Exchange under the symbol "      ". Listing will be subject to fulfilling all of the requirements of the Toronto Stock Exchange, including distribution of our common stock to a minimum number of public shareholders.

        Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page 8 of this prospectus.

        Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Local Matters, Inc.	$	$

        We have granted the underwriters an over-allotment option, exercisable in whole or in part at any time for a period of 30 days from the date of the closing of this offering, to purchase an aggregate number of additional shares of common stock up to the lesser of the underwriters' over-allocation position determined as of the time of closing of the offering and 1,000,000 shares of common stock (being 15% of the number of shares offered by us under this prospectus) on the same terms as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total price to the public will be $              , the commissions payable to the underwriters will be $              and the net proceeds to us will be $              . The expenses associated with any exercise of the over-allotment option, together with the underwriters' commission, will be paid by us. See "Underwriting."

        The underwriters expect to deliver the shares in Toronto, Ontario or about                        , 2008.

        The date of this prospectus is                        , 2008.

Canaccord Adams	CIBC World Markets
Griffiths McBurney Corp.	Macquarie Capital Markets

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

GENERAL MATTERS

        All references to the "Company," "we," "us" and "our" are references to Local Matters, Inc. and, unless the context otherwise requires, its subsidiaries.

        This prospectus contains various company names, product names, trade names, trademarks and service marks, all of which are the properties of their respective owners.

        Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes no exercise of the over-allotment option.

        Unless otherwise indicated, all references to "GAAP" in this prospectus are to United States generally accepted accounting principles.

        Information contained on our websites, including www.localmatters.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

        Through and including    , 2008 (the 40th day after the date of this prospectus), all dealers effecting transactions in shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

        For investors outside the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

        This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management's estimates and assumptions relating to such industries based on that knowledge). Management's knowledge of such industries has been developed through its experience and participation in such industries. Although our management believes such information to be reliable, neither we nor our management have independently verified any of the data from third party sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report survey or article is not incorporated by reference in this prospectus.

ii

PROSPECTUS SUMMARY

        This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under "Risk Factors" beginning on page 8 and our financial statements and notes thereto that appear elsewhere in this prospectus.

BUSINESS

Company Overview

        We are a Media Technology Solutions provider and a specialized online media publisher, focused on the local search industry. We offer solutions that enable consumers to search for local content on the Internet and through voice-based directory assistance. We also own and operate a network of thousands of locally oriented websites with content directed at consumers seeking extensive information about specific local shopping or planning activities.

        Our Media Technology Solutions enable Yellow Pages publishers and voice-based search services providers, such as directory assistance providers, wireless carriers and telecommunications companies, which we refer to as voice service providers, to expand their traditional service offerings and capitalize on emerging opportunities in the local search market. These solutions extend the distribution reach of local advertisers and enable the delivery of relevant local content from media publishers to consumers using the Internet as well as voice and wireless data networks. Our Media Publishing business owns and operates specialized websites that drive traffic to our clients' Internet media properties. We deliver our Media Technology Solutions to 22 Yellow Pages publishers in 14 countries and 26 directory assistance service providers in 12 countries.

        As Internet, voice and mobile services converge and grow, we believe the Yellow Pages industry will expand from a focus on print publishing to a multi-media sales channel serving millions of local advertisers through emerging local search solutions. We believe we are well-positioned to benefit from the associated market dynamics driving the evolution and growth of local search.

Industry Overview

        Consumers have traditionally relied on printed Yellow Pages directories and voice-based directory assistance services to search for local businesses. Yellow Pages directory advertising is often the primary form of paid advertising used by local businesses. We believe local advertisers value the broad distribution and usage, brand recognition and relatively low cost of Yellow Pages advertising.

        Based on our market research, we estimate that the online segment of the worldwide market for local search in the areas that we serve, Internet Yellow Pages and local search advertising, will grow from $5.8 billion in 2007 to approximately $15.8 billion in 2012, a 22.3% compound annual growth rate. In addition, we estimate that the United States mobile search advertising revenues will grow from approximately $33.2 million in 2007 to $1.4 billion in 2012, a 112% compound annual growth rate. According to our research, almost 30% of global Yellow Pages revenue will be generated online by 2011, as compared to 12.4% in 2006.

        Despite their dominant market position, we believe the Yellow Pages and voice-based local search industries are subject to challenges relating to the increased use of Internet and mobile technologies to conduct local searches. We believe that local businesses desire an internet presence, online shopping is increasing dramatically and consumers want a simple means of conducting local search queries and more in-depth local shopping.

Our Products

Media Technology Solutions

        Our Media Technology Solutions business is comprised of our Internet local search solutions and our Voice Services. We provide these Media Technology Solutions to Yellow Pages publishers and directory assistance, or DA service providers.

  Internet Local Search

        Our Internet local search solutions enable Yellow Pages publishers to leverage their full print advertising content into online directories and to deliver tools for comparative shopping, ratings and reviews, personalization, mapping and itinerary planning. These solutions are designed to broaden Yellow Pages publishers' revenue opportunities and to power online directory search and shopping applications.

  Voice Services

        Our Voice Services unit provides a platform that enables directory assistance service providers to conduct local business information queries quickly and efficiently and provide this information to consumers through voice and mobile messaging services. Our directory assistance solutions also enable the delivery of enhanced content to mobile devices through short messaging service, or SMS.

Media Publishing

        We build and operate specialized online media properties designed to provide new methods of advertising distribution for local advertisers. Our Media Publishing properties, including our AreaGuides.net brand, drive traffic to our Yellow Pages clients and other advertisers. We operate a network of AreaGuides.net websites centered on integrating Yellow Pages content with dozens of other local content sources. These portals provide comprehensive local search solutions for consumers during important local life events such as travel and relocation. Our AreaGuides.net network of locally-focused Internet sites received, in the aggregate, an average of approximately 3.8 million unique visitors per month in the past 12 months.

Recent Events

        In March 2008, we entered into a Share Purchase Agreement to acquire the outstanding capital stock of Mobile People a/s of Copenhagen, Denmark. Mobile People is a developer of mobile local search and advertising solutions for directory publishers, media publishers and 411 service providers. The acquisition, which is contingent on the completion of this initial public offering, and will close at that time, has an initial purchase price consideration of approximately $15.2 million, including $5.0 million in cash, $7.3 million of our common stock, the assumption of $1.9 million in debt and estimated transaction costs and forgiven accounts receivable of $1.0 million. Based upon the financial performance of Mobile People a/s in 2008 and 2009, the total consideration paid could increase to $20.2 million, with the incremental amount paid in shares of our common stock. The number of shares of common stock to be issued, if any, will be based on the price that shares are sold in this offering.

Our Strategy

        Our goal is to be the leading provider of Media Technology Solutions that empower our clients to play a leading role in the evolving local search market. We intend to build on the success of our local Media Publishing business by continuing to develop the specialized media properties related to key local life events, activities and projects. Through our proposed acquisition of Mobile People, we also intend to continue to develop enhanced mobile services in order to drive cooperative relationships between Yellow Pages publishers and DA service providers. We intend to:

  •
  Further our position as an innovator of local search solutions.

  •
  Drive the evolution and growth of enhanced mobile search services.

  •
  Continue to cultivate our client relationships.

  •
  Leverage our technology to expand our Media Publishing opportunities.

Our History

        In April 2005, we acquired substantially all of the assets of YP Web Partners, LLC, which we refer to as YPS. This acquisition provided us with an increased presence in the Internet Yellow Pages publishing sector.

        Also in April 2005, we acquired all of the outstanding stock of Information Services Extended, Inc., which we refer to as ISx, from a related party. We renamed ISx "Local Matters Voice and Wireless Division, Inc." in April 2006 but, for purposes of clarity, continue to refer to it as ISx in this prospectus. This acquisition provided us with our Voice Services platform.

        In October 2005, we acquired all of the outstanding stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to collectively as MAG. We renamed each of the companies comprising MAG "Local Matters Media Division, Inc." in May 2006 but, for purposes of clarity, continue to refer to these companies as MAG in this prospectus. This acquisition provided us with our local Media Publishing platform.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Background and Acquisitions" for a description of these acquisitions.

Company Information

        We were incorporated in California in 1994 as Nextron Communications, Inc. In 2002, we changed our name to Aptas, Inc. and began providing services that converted the local business information aggregated by Yellow Pages publishers into Internet searchable databases. In 2003, we reincorporated in Delaware. In 2005, we changed our name to Local Matters, Inc.

        Our principal executive offices are located at 1221 Auraria Parkway, Denver, Colorado 80204. Our telephone number is (303) 572-1122. We maintain an Internet website at www.localmatters.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Intellectual Property

        Local Mosaic, FlexiQ, FlexiStation, FlexiCall, FlexiMessage, FlexiSearch, Boss and Local Matters' name and logo are our trademarks. liquid Local, liquid Local+, liquid MAPs, liquid ADSITE BUILDER, liquid AD SERVER and liquid SMS LINKS, and Mobile People's name and logo, are Mobile People's trademarks. All other trade names and trademarks or service marks appearing in this prospectus are the property of their respective holders.

The Offering

Common stock offered by us	6,666,667 shares (7,666,667 if the over-allotment option is exercised in full).
Common stock to be outstanding after this offering	23,635,994 shares (24,635,994 if the over-allotment option is exercised in full)
Over-allotment option
We have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to an aggregate of additional shares of common stock on the same terms as set forth above, solely to cover over-allotments, if any, and for market stabilization purposes. If the over-allotment option is exercised in full, the total price to the public will be $46.0 million, the commissions payable to the underwriters will be $3.0 million and the net proceeds to us will be $41.0 million. For additional information see "Underwriting."
Use of proceeds
Based on an assumed initial public offering price of $6.00 per share, we expect to use $15.0 million of the net proceeds of this offering to repay outstanding indebtedness, including accrued interest. A portion of any amount will be paid to an affiliate of one of our directors and principal shareholders. We also intend to use approximately $5.2 million of the net proceeds in connection with our proposed acquisition of Mobile People, including transaction costs. We intend to use the balance of the net proceeds to fund the development of our directory assistance solutions initiatives, to fund development of new traffic sources for our Media Publishing solutions, and for general corporate purposes and working capital. See "Use of Proceeds."
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

        The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of March 31, 2008 and an assumed initial public offering price of $6.00 per share (the midpoint of the currently estimated price range of $5.40 and $6.60), and excludes, as of that date:

  •
  216 shares of our common stock issuable upon exercise of outstanding options under our 1999 equity incentive plan, having a weighted average exercise price of $2,494.63 per share;

  •
  748,771 shares of our common stock issuable upon exercise of outstanding options under our 2004 equity incentive plan, having a weighted average exercise price of $5.79 per share, including 115,065 shares of our common stock issuable upon exercise of outstanding options originally issued under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx, having a weighted average exercise price of $2.25 per share;

  •
  2,078,087 shares of our common stock reserved for future issuance under our equity incentive plans;

  •
  1,727,368 shares of our common stock issuable upon exercise of outstanding warrants, having a weighted average exercise price of $6.02 per share;

  •
  warrants to purchase 1,225,565 shares of common stock that will be issued upon completion of this offering at an exercise price of $7.80 per share to holders of series 1 preferred stock outstanding prior to the offering; and

  •
  approximately 1,220,907 shares of our common stock issuable in connection with our aquisition of Mobile People.

        Except for the historical financial statements and related data and as otherwise indicated, all information in this prospectus reflects the recapitalization described below, and assumes no exercise of the underwriters' overallotment option.

Recapitalization and Acquisition

        We will complete a recapitalization in connection with this offering. In this recapitalization, based on an assumed offering price of $6.00 per share of common stock:

  •
  we will effect a 1-for-4.42 reverse split of our common stock;

  •
  10,835,386 shares of series 1 preferred stock will automatically convert into 2,451,289 shares of common stock;

  •
  15,000,000 shares of series 2 preferred stock will automatically convert into 3,535,062 shares of common stock;

  •
  7,375,000 shares of series 3 preferred stock will automatically exchange into 8,342,754 shares of common stock;

  •
  $5.7 million of our convertible promissory notes payable, plus $0.1 million in accrued interest, will convert into approximately 957,610 shares of common stock;

  •
  warrants to purchase 680,254 shares of our series 1 preferred stock will become exercisable for 153,891 shares of common stock at a weighted average price of $7.65 per share;

  •
  warrants to purchase 2,840,000 shares of our series 2 preferred stock will become exercisable for 669,262 shares of common stock at a price of $4.24 per share;

  •
  warrants to purchase 125,000 shares of our series 3 preferred stock will become exercisable for 141,402 shares of common stock at a price of $3.54 per share; and

  •
  warrants to purchase 1,225,565 shares of common stock will be issued upon completion of this offering at an exercise price of $7.80 per share to holders of Series 1 preferred stock outstanding prior to the offering.

        In addition, we expect to issue approximately 1,220,907 shares of our common stock in connection with our acquisition of Mobile People.

        Our series 1 preferred stock will automatically convert into shares of our common stock on a one for 0.226 basis upon the closing of this offering. Shares of series 2 preferred stock may be converted, at the election of the holders thereof, into a number of shares of our common stock determined by dividing the original purchase price of the shares being converted by $4.42. All shares of our series 2 preferred stock that were not previously converted into shares of our common stock will automatically convert upon the closing of this offering into a number of shares of common stock determined by dividing $15.0 million by $4.24. Our series 3 preferred stock will automatically be exchanged, immediately before the closing of this offering, for a number of shares of common stock determined by dividing $29.5 million by $3.54. Convertible promissory notes in the principal amount of $5.7 million will convert into a number of shares of common stock determined by dividing the outstanding principal plus accrued interest on the note by a denominator equal to the public offering price per share.

Summary Consolidated Financial Data

        The following tables present our summary consolidated financial data and should be read together with our financial statements and accompanying notes "Unaudited Pro-Forma Condensed Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2005, 2006 and 2007 are derived from our audited financial statements, which are included elsewhere in this prospectus. The unaudited summary consolidated financial data as of March 31, 2008 and for the three months ended March 31, 2007 and 2008 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods.

        The unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2008 gives effect to our expected acquisition of Mobile People as if it had occurred on January 1, 2008.

        The pro forma combined information contained in the summary consolidated financial data and unaudited pro-forma combined net loss per share data reflects the issuance of 1,220,907 shares of our common stock, accrual of the $5.0 million cash portion of the purchase price, the assumption of $1.9 million of debt, and estimated transaction costs and forgiven accounts receivable of $1.0 million to acquire the outstanding capital stock of Mobile People a/s and the allocation of the purchase price to the fair value of assets and liabilities acquired. For further information, see the "Unaudited Pro-Forma Condensed Combined Financial Information" on page 34.

        The pro-forma capitalization information contained in the consolidated balance sheet data gives effect to the pro-forma combined information described above and:

  •
  the automatic conversion of all shares of series 1 preferred stock outstanding as of March 31, 2008 into 2,451,289 shares of common stock;

  •
  the automatic conversion of all shares of series 2 preferred stock outstanding as of March 31, 2008 into 3,535,062 shares of common stock;

  •
  the automatic exchange of all shares of series 3 preferred stock outstanding as of March 31, 2008 for 8,342,754 shares of common stock immediately prior to the completion of this offering;

  •
  the reclassification of $2.7 million of warrants to purchase shares of preferred stock, currently classified as a liability to additional paid-in capital;

  •
  the effects of a deemed dividend in the aggregate amount of $45.0 million upon beneficial conversion of our series 2 and series 3 preferred stock and the planned issuance of warrants to purchase 1,225,565 shares of our common stock, upon completion of this offering; and

  •
  the automatic conversion of $5.7 million of convertible promissory notes payable, plus accrued interest outstanding as of March 31, 2008, into approximately 957,610 shares of common stock and the effect of a $0.5 million charge related to the acceleration of a note discount included in the convertible promissory notes payable.

        The pro forma as adjusted information contained in the consolidated balance sheet data gives effect to the adjustments described above, the sale of 6,666,667 shares of our common stock in this offering at an assumed initial public offering price of $6.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses, payment of $5.2 milion related to the acquisition of Mobile People, including transaction costs and the repayment of approximately $15.0 million of principal and interest on outstanding notes payable.

        The pro-forma net loss per share attributable to common stockholders gives effect to the automatic conversions of preferred stock, the reclassification of warrants, the effects of a deemed dividend, and the automatic conversion of promissory notes payable, plus all accrued interest, all discussed above.

        The pro forma as adjusted net loss per share attributable to common stockholders gives effect to the adjustments described above with the exception that the number of shares of our common stock to be sold in this offering is limited to 3,030,303, which is the number necessary, after deducting underwriting discounts and commissions and expenses for this offering, to repay principal and interest on $15.0 million of outstanding notes payable.

				Three Months ended March 31,
	Year ended December 31,
						2008 Pro-Forma Combined
	2005	2006	2007	2007	2008
				(unaudited)		(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$8,477	$35,753	$35,494	$8,922	$7,765	$8,816
Cost of revenues	3,284	14,248	15,073	3,524	3,885	4,415

Gross profit	5,193	21,505	20,421	5,398	3,880	4,401

Operating expenses:
Sales and marketing	3,668	6,159	3,863	1,101	927	1,275
Product development and support	3,357	7,688	7,471	2,053	2,090	3,135
General and administrative	3,098	11,393	7,060	1,649	1,665	1,865
Impairment of goodwill	—	1,932	—	—	—	—
Amortization of intangible assets	2,751	6,379	6,282	1,495	1,158	1,353

Total operating expenses	12,874	33,551	24,676	6,298	5,840	7,628

Loss from operations	(7,681)	(12,046)	(4,255)	(900)	(1,960)	(3,227)
Interest expense, net	628	4,082	3,409	418	1,113	1,338
Gain on fair value of warrants	—	(651)	(950)	(191)	(244)	(244)
Other expense (income)	2,875	(132)	(610)	5	(26)	(34)
Equity in the loss of ISx, net of tax	7,384	—	—	—	—	—

Loss before cumulative effect of change in accounting principle	(18,568)	(15,345)	(6,104)	(1,132)	(2,803)	(4,287)
Cumulative effect of change in accounting principle	—	941	—			—

Net loss	$(18,568)	$(16,286)	$(6,104)	$(1,132)	$(2,803)	$(4,287)

Preferred stock deemed dividend from beneficial conversion	(126)	—	—	—	—	—

Net loss attributable to common stockholders	$(18,694)	$(16,286)	$(6,104)	$(1,132)	$(2,803)	$(4,287)

Net loss per share attributable to common stockholders:
Historical	$(744.28)	$(264.01)	$(87.73)	$(16.84)	$(11.60)
Unaudited pro forma			(3.39)		(3.11)
Unaudited pro forma combined						$(1.84)
Unaudited pro forma as adjusted			$(3.01)		(2.76)
Shares used in computing net loss per share attributable to common stockholders:
Historical	25,117	61,687	69,577	67,218	241,175
Unaudited pro forma			15,221,699		15,522,125
Unaudited pro forma combined						2,329,289
Unaudited pro forma as adjusted			18,252,002		18,552,428
	March 31, 2008
		Pro Forma
	Historical	Combined	Capitalization	As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,263	$2,263	$2,263	$17,463
Working capital (deficit)	(795)	(8,247)	(8,191)	14,347
Total assets	65,582	81,878	81,878	97,078
Long-term obligations (including current portion)	26,979	28,904	20,948	8,995
Convertible Preferred stock	79,991	79,991	—	—
Stockholders' equity (deficit)	(49,713)	(42,388)	45,615	77,968

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occur, our business, financial condition or results of operations could be negatively and materially affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risk Related to Our Business

We have incurred annual net losses since our inception, and we may incur net losses in the foreseeable future.

        We incurred a net loss of $18.6 million in 2005, $16.3 million in 2006, $6.1 million in 2007, and $2.8 million for the three months ended March 31, 2008. As of March 31, 2008, we had an accumulated deficit of approximately $115.1 million, including $60.5 million from discontinued operations.

        We may not achieve or maintain profitability in the future. In particular, we expect that our expenses relating to sales and marketing and product development and support, as well as our general and administrative costs, will increase, requiring us to increase revenues in order to achieve and maintain profitability. If we do not achieve and maintain profitability, our financial condition will be materially and adversely affected, and we will eventually be unable to continue our operations. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors or securities analysts, the market price of our common stock will decline.

Our quarterly revenues and other operating results will be difficult to predict and can fluctuate substantially.

        We expect that our operating results will fluctuate significantly from period to period, particularly in light of our recent and planned acquisitions, the emerging nature of the local search markets and our limited experience operating our current businesses as a combined entity. These fluctuations may be caused by a number of uncertainties, including:

  •
  our ability to attract new clients for our Local Mosaic™ platform and Internet Yellow Pages directory platform;

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  our success in creating and managing search engine marketing and search engine optimization initiatives designed to increase traffic to the Internet local search solutions of our clients and our AreaGuides.net network of Internet sites;

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  our ability to develop new wireless directory assistance solutions, and obtain and retain clients for those solutions;

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  the success of any revenue-sharing agreements to which we are or may in the future become party, or changes to our pricing policies;

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  product and price competition;

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  the timing of development, introduction and market acceptance of new products and services, or enhancements to current products or services, by us or our competitors;

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  the timing of delivery of new and existing solutions to our clients, and their acceptance of those solutions;

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  the rate of expansion and effectiveness of our sales force;

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  the length of the sales cycle for our product and service offerings;

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  software defects or other product quality problems;

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  seasonal and weather-related fluctuations in the travel industry; and

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  the mix of higher margin license and Media Publishing and lower margin service revenues.

        These uncertainties may lead to volatility in our stock price as securities analysts and investors respond to these quarterly fluctuations.

If the market for local search does not develop as we anticipate, or if we are unable to compete effectively with companies offering similar local search capabilities, our revenues may decline or we may not achieve or maintain profitability.

        The market for advanced local search solutions is relatively new and rapidly evolving. We cannot be certain that our offerings will achieve and sustain high levels of client and consumer adoption, which will be necessary to increase our revenues and achieve and maintain profitability. In addition, the Internet search markets, including the market for local search solutions, are intensely competitive. We expect competition in these markets to persist and intensify, and we may not have the resources or expertise to compete successfully in the future. This could result in the loss of existing clients and the failure to attract new clients, resulting in a decline in our revenues.

        Many of our competitors and potential competitors, especially large, well-established Internet search portals have:

  •
  significantly greater financial, support, technical, development, marketing, sales, service and other resources;

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  larger installed client bases;

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  longer operating histories;

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  greater name recognition; and

  •
  more established relationships than we have.

        In addition, competitors could bundle their products with, or incorporate capabilities in addition to, those that we provide. Products with such additional functions may be appealing to some clients because they would reduce the number of different types of software or applications used to run their businesses. Our niche competitors' products may be more effective than our solutions at performing particular search functions or may be more customized for particular client needs in a given market. Furthermore, our competitors may be able to respond more quickly than we are able to respond to changes in client requirements.

One client individually accounted for approximately 30% of our total revenues in 2007. In addition, because we rely on a small number of clients, the loss of any of them would substantially reduce our revenues or market share.

        Dex Media, Inc., our largest client, accounted for over 30% of our total revenues during 2007. We currently expect this client to account for approximately 10% of our revenues for 2008. Dex Media recently extended our agreement through the end of 2008. There can be no assurance that we will maintain this client beyond that date.

        The loss of this client, a significant decrease in business or the failure to obtain new clients could cause our revenues to substantially decline or could result in loss of market share or increased operating losses. Our reliance on a limited number of clients could cause our revenues to fluctuate from quarter to quarter based on the services required by, and acceptance of services rendered from, these clients.

Our failure to manage our growth could impair our business.

        We have rapidly and significantly expanded our operations. For example, we increased the number of our employees from 37 full-time employees as of November 1, 2004 to 170 full-time employees and consultants as of March 31, 2008. We anticipate further significant expansion of our operations in an effort to meet our business objectives. Our expansion to date has strained, and will continue to strain, our management, financial controls, operational support systems, personnel and other resources. Any future expansion could further increase these strains. We may not be able to manage growth of our operations if we do not:

  •
  improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

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  hire, train and manage additional qualified personnel;

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  expand and upgrade our technologies; and

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  effectively manage relationships with our clients, suppliers and other third parties.

        These initiatives will increase our fixed costs, which might make it more difficult for us to reduce expenses quickly to offset any revenue shortfalls. If we fail to manage our growth effectively, our business could be disrupted, and our ability to expand our client base and service offerings could suffer. Any failure to successfully address these issues could create a significant risk that the value of our common stock will decline.

We may need additional funding to meet our obligations and to pursue our business strategy. Additional funding may not be available to us and our financial condition could therefore be adversely affected.

        We may require additional funding to meet our ongoing obligations and to pursue our business strategy. Even after our planned repayment of indebtedness, we will have significant continuing repayment obligations under the terms of our outstanding promissory notes and notes assumed upon the acquisition of Mobile People a/s, including obligations of up to $9.6 million over the next two years relating to indebtedness that we expect to remain outstanding following the consummation of this offering.

        The timing and amount of our funding requirements, however, may vary significantly, and we cannot provide any assurance that we will be able to fund our operations for a period beyond the next 12 months. We expect to devote substantial resources to our product development and support efforts and to our sales and marketing efforts associated with the development and commercialization of our local search solutions. Our funding requirements will depend on numerous factors, including:

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  the extent to which our local search solutions, including our internet local search platform and Voice Services, gain increased market share and are commercially successful in the United States and internationally;

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  the level of profitability of our Media Technology Solutions and Media Publishing solutions;

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  the progress, level and timing of our product development and support activities related to our Media Technology Solutions;

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  our ability to integrate the business of Mobile People following our proposed acquisition;

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  unforeseen costs, delays and problems;

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  the cost and effectiveness of our sales and marketing programs;

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  the status of competing products;

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  the establishment of additional strategic or licensing arrangements with other companies, or acquisitions; and

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  the level of costs associated with building and maintaining public company systems and infrastructure.

        We do not currently have any arrangements or credit facilities in place as a source of funds for these requirements.

        If we were to need additional funds, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in dilution to our stockholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our research and development activities, which could harm the growth of our business.

Our future performance will depend on our ability to retain the services of our chief executive officer, as well as other key personnel.

        Our future performance depends to a significant extent on the continued service of Perry Evans, our President and Chief Executive Officer, whose experience and relationships in the media and Internet industries are critical to our business. We also depend on the other members of our current management and the management of the businesses we have acquired. We have entered into employment agreements with Perry Evans, our President and Chief Executive Officer; Curtis Fletcher, our Chief Financial Officer; John Kemp, our Executive Vice President, Voice and Wireless Solutions; and Susan Dalton, our Executive Vice President, Internet Technologies and Operations. However, these employment agreements are terminable at will by us or by the employee. Accordingly, our key personnel could terminate their employment with us at any time without penalty and may become employed by one of our competitors, or otherwise compete directly or indirectly with us, after expiration of a contractual non-compete period, which is generally six to 12 months. In addition, we have a significant number of employees who do not have non-compete agreements. The loss of the services of Mr. Evans, or any other employee with knowledge about our business that is not known to others in our company, could have a material adverse effect on our business prospects.

If we are not able to attract and retain highly skilled managerial and technical personnel with Internet experience, we may not be able to implement our business model successfully.

        We rely upon technical employees to develop and maintain much of the technology used to provide our products and services. In order to fully implement our business plan, we will need to attract and retain additional qualified personnel. In order to do so, we may need to pay higher compensation to our employees than we currently expect. If we are not able to hire or retain the necessary personnel to implement our business strategy, our competitiveness in the local search market will suffer.

Reductions in information technology spending by our clients, or advertising spending by local businesses, could limit our ability to grow our business.

        Our revenue growth and profitability depend on the information technology spending of our clients and, indirectly, on the advertising expenditures of small- and medium-sized businesses. We sell our solutions primarily to Yellow Pages publishers and DA service providers whose information technology spending fluctuates with general economic and business conditions. As a result, decreased demand for information technology caused by a weakening economy may cause a decline in our revenues. Historically, economic downturns have resulted in overall reductions in corporate information technology spending. In particular, software that enables media technology solution portals and voice services may be viewed by some of our existing and potential clients as a lower priority and may be among the first expenditures reduced as a result of unfavorable economic conditions.

        Many Yellow Pages advertisers are small- and medium-sized businesses. These businesses may be more likely to be significantly affected by economic downturns than larger, more established businesses. These businesses may have limited advertising funds, which they may choose to spend on traditional print advertising rather than the new media products we enable our clients to offer. If small- and medium-sized businesses experience economic hardship, they may be unwilling to spend resources on advertising in general, and Internet advertising in particular, which could negatively affect the overall demand for our services and reduce our revenues.

Our internally developed software may contain undetected errors that could limit our ability to provide our products and services and diminish the attractiveness of our software and service offerings.

        Each of our major products and related services includes proprietary software that generally has been internally developed. This software may contain undetected errors, defects or bugs. We may discover significant errors or defects in the future that we may not be able to fix in a timely manner, or at all. Our inability to fix any errors could limit our ability to provide our services, impair the reputation of our brands and our services and diminish the attractiveness of our solutions to our clients and their customers.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

        We primarily host our Internet Yellow Pages directories and our AreaGuides.net websites at locations in St. George, Utah and Las Vegas, Nevada. Although we maintain offsite backup servers and redundant power supplies, a disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

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  fire;

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  floods;

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  network failure;

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  hardware failure;

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  software failure;

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  power loss;

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  telecommunications failures;

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  break-ins;

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  terrorism, war or sabotage;

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  computer viruses;

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  denial of service attacks;

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  penetration of our network by unauthorized computer users and "hackers" and other similar events;

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  natural disaster; and

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  other unanticipated problems.

        We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our clients. Our firewall hardware and software may not be adequate to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons. If we fail to address these issues in a timely manner, we may lose the confidence of our clients and their customers, our revenue may decline and our business could suffer.

        In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer and demand for our services could reduce or fail to grow.

Rapid technological changes may require adjustments to our operations. If we fail to adjust our operations in a timely fashion, our revenues could decline.

        Our success depends significantly on our ability to improve existing products and services and introduce new products, services and applications that satisfy the changing requirements of clients in a rapidly developing and evolving local search market. We may need to adjust our operations, including developing new products, offering new services and revising and updating our existing products and services to adjust to technological advances and changing demand. If we cannot adjust our operations in response to technological advances or changes in the market, our revenues may decline, our costs may increase and our competitive position in the local search market may weaken.

The success of our business is dependent, in part, on the continued growth of the Internet as a business tool for consumers and small- and medium-sized businesses.

        Our ability to generate revenues from Yellow Pages publishers depends on the continued acceptance of the Internet as a communications, advertising and commerce platform for consumers and small- and medium-sized businesses. Delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service could adversely affect the use of the Internet as a business tool. The performance of the Internet and its acceptance as a business tool have been harmed in the past by viruses, worms and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform or businesses do not continue to desire an Internet presence, the demand for our services and products would be significantly reduced.

Interruption or failure of our information technology and communications systems could impair our ability to provide our services, which could damage our reputation and harm our operating results.

        We may experience service interruptions or system failures in the future. Any service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, our reputation and brand could be permanently harmed. We may make significant capital expenditures to increase the reliability of our systems, but these capital expenditures may not achieve the results we expect.

        Our services depend on the continuing operation of our information technology and communications systems. Any damage to or failure of these systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our network is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. The occurrence of a natural disaster or unanticipated problems at our network centers could result in lengthy interruptions in our service and adversely affect our operating results.

If we cannot maintain or increase the number of consumers who use AreaGuides.net or the Internet local search portals of our clients, our revenues will decline.

        A significant portion of our local Media Publishing revenues are currently directly dependent on the number of users of our AreaGuides.net websites, including revenues from content-targeted advertising, performance-based advertising and national banner and site sponsorship advertising. If the number of users of these websites falls, our revenues will decline and could cause us to incur losses.

        If our Yellow Pages clients are unable to maintain or increase the number of consumers using their Local Mosaic portals or Internet Yellow Pages directories, they may fail to attract local business advertising and lose market share to Internet search portals or other local advertising media. This could result in the loss of clients for us or a reduction of revenues.

Our quarterly results of operations might fluctuate due to a disruption to the travel industry, due to natural disaster or another cause, which could adversely affect our growth rate and in turn the market price of our common stock.

        Our Media Publishing business is materially dependent on the travel industry. In the event of a decline in travel, due to a natural disaster or otherwise, the revenues of our local Media Publishing business may decline and the price of our common stock could decline.

Approximately 34% of our consolidated revenues for 2007 were generated in foreign jurisdictions. As we expand our international operations, we will become more susceptible to risks associated with international clients.

        We intend to continue to expand our client relationships internationally into markets within North and South America, the Pacific Rim and Europe. In addition, we plan to increase our European client relationships following our proposed acquisition of Mobile People.

        Doing business with foreign clients subjects us to additional risks and uncertainties that we do not generally face in the United States, including:

  •
  pricing environments and business practices that may vary from country to country and favor local competitors;

  •
  unexpected changes in foreign regulatory requirements, including Internet and technology regulations;

  •
  lack of local recognition of our branding, which may require that we spend significant amounts of time and money to build brand identity;

  •
  localization of products and services, including translation into foreign languages;

  •
  fluctuations in the value of the U.S. dollar relative to foreign currencies;

  •
  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  •
  difficulties supporting international operations;

  •
  potentially adverse tax consequences, including foreign tax systems and restrictions on the repatriation of earnings;

  •
  maintaining and servicing computer hardware in distant locations;

  •
  multiple and changing laws and legal standards, including employment, tax, trade, privacy and data protection laws and regulations; and

  •
  reduced or varied protection for intellectual property rights in some countries.

        As of March 31, 2008, we had $0.5 million of receivables denominated in currencies other than the U.S. dollar. As a result, our operating results and cash flows are subject to fluctuations due to changes in the relative values of the U.S. dollar and foreign currencies. These fluctuations could negatively affect our operating results and could cause our net income or loss to vary from quarter to quarter. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations.

The telecommunications industry is going through significant consolidation, which could reduce our revenues and adversely impact our business.

        In offering our Voice Services, we create, install and maintain software and database applications for telecommunications companies in the United States and abroad. Several of the large telecommunications providers in the United States have recently entered into business consolidations. AT&T Wireless was acquired by Cingular Wireless in 2004, Nextel Communications, Inc. was acquired by Sprint in 2005, MCI Corp. was acquired by Verizon Communications in 2006 and BellSouth Corporation and AT&T Inc. merged in 2006. If a client of ours is acquired by a company we do not do business with, we may lose the client, which would cause our revenues to decline.

        In addition, industry analysts expect the wireline voice services business to decline. Several of our principal clients are experiencing loss of call volume in the voice services market, which could reduce our revenues. In Europe, where we earn significant revenues, the voice services market is being deregulated, which may result in reduced call volumes for incumbent voice service providers, adversely affecting our revenues. In the United States, vendor consolidation in voice services and call automation is resulting in intense competition in those markets. These and other changes in the telecommunications industry could materially adversely affect our business and results of operations.

We may become subject to burdensome governmental regulation and legal uncertainties, which could limit our growth.

        Additional laws and regulations directly applicable to Internet communications, commerce and advertising may be enacted, covering issues such as user privacy, pricing, content, domain-name registration, taxation and quality of products and services. Any new legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a medium for communications, commerce and advertising. Various United States and foreign governments, as well as international bodies such as the United Nations, might attempt to regulate or levy sales or other taxes relating to our activities, which could reduce demand for our solutions or increase the costs of doing business with us.

        The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take several years to determine whether, how and to what extent existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens and restrictions on companies conducting business over the Internet.

Our failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.

        Our success is substantially dependent upon our proprietary technology. We rely on a combination of copyright, trade secret, trademark and other common laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual restrictions, to protect our proprietary technology, processes and other intellectual property. We have no issued patents, and much of our proprietary information and processes may not be patentable. We cannot assure you that we will develop proprietary technologies that are patentable or that our pending patent application will be issued or that its scope will be broad enough to provide us with meaningful protection or competitive advantage. In addition, an issued patent may be challenged by a third party and invalidated. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite any efforts to protect our proprietary rights, third parties may, in an unauthorized manner, copy, use or otherwise obtain our intellectual property, and market software or services based on our intellectual property or technology. We cannot assure you that our means of protecting our proprietary rights now or in the future will be adequate or that our competitors will not independently develop similar technology, duplicate our products or services or design around patents issued to us, if any, or other intellectual property rights.

        To the extent we expand our international activities, our exposure to unauthorized copying and use of our software and proprietary information may increase. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed products may be unenforceable under the laws of certain jurisdictions and foreign countries in which we operate. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States.

        If we are unable to adequately protect our intellectual property and proprietary rights, our ability to compete would be diminished and our business and operations would be adversely affected. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

        There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, challenge our intellectual property rights or claim infringement or misappropriation by us with respect to our current or future software, services, patents, copyrights, trademarks or other proprietary rights. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. An intellectual property proceeding could:

  •
  cause us to enter into unfavorable royalty or license agreements in order to obtain the right to use necessary technologies;

  •
  cause us to pay substantial damages, including treble damages, if we are found to have willfully infringed another party's intellectual property rights;

  •
  put our patent application at risk of not being issued;

  •
  require us to discontinue the sale of our products and services;

  •
  create negative publicity that adversely affects the demand for our solutions;

  •
  require us to indemnify our clients; or

  •
  require us to expend additional development resources to redesign our solutions.

        In addition, from time to time there have been claims challenging the ownership of software created by companies that incorporate open source software into their products. We use open source software in our solutions and, as a result, could be subject to suits by third parties claiming ownership of what we believe to be open source software.

        We cannot be certain that there are no third-party intellectual property rights that exist that could result in a claim against us in the future. These actual and potential claims and any resulting litigation could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time consuming and expensive to defend and could affect our business materially and adversely. Any claims or litigation from third parties may also limit our ability to use various business processes, software and hardware, other systems, technologies or intellectual property subject to these claims or litigation, unless we enter into license agreements with the third parties. However, these agreements may be unavailable on commercially reasonable terms, or not available at all.

        Any patent or copyright litigation could create uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, if at all, could substantially increase our expenses or otherwise have a material adverse effect on our business.

We may incur impairment losses related to goodwill and other intangible assets, which could have a material and adverse effect on our financial results.

        We have accounted for all of our acquisitions as purchase transactions, and we have allocated the purchase price for each acquisition to the acquired assets and the assumed liabilities based on their estimated fair value. We recorded as goodwill the excess of purchase price over the fair value of the tangible and intangible assets acquired. We have recorded a substantial amount of goodwill on our consolidated balance sheet as a result of the acquisitions. As of March 31, 2008, the carrying value of our goodwill was $33.3 million.

        We allocated a portion of the purchase prices for ISx, YPS and MAG to identifiable intangible assets, including customer contracts, developed technology, customer lists, domain name portfolio, affiliate network and non-compete agreements. We determined the fair value of these intangible assets using an estimate of the discounted future cash flows related to the assets, and we are amortizing these intangible assets over their estimated useful lives, which range from one to ten years. The estimates we made in allocating the purchase prices for our acquisitions to tangible and intangible assets, and in assessing liabilities recorded as part of the purchase price, involved the application of judgments and the use of estimates, the accuracy of which could be significantly affected by our operating results and financial position.

        We are required to perform impairment reviews of our goodwill, which is determined to have an indefinite life and is not amortized. We perform such reviews annually or earlier if an event or change in circumstances indicates an impairment may have occurred. In 2006, impairment indicators were identified on our Media Publishing and Voice Services reporting units. We recognized an impairment loss of $1.9 million for our Voice Services reporting unit. We are also required to evaluate our other intangible assets for indicators of potential impairment. Future impairment reviews may result in charges against earnings to write-down the value of goodwill and other intangible assets.

New accounting standards or interpretations of existing accounting standards could adversely affect our operating results.

        United States generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, or the AICPA, the Securities and Exchange Commission, or the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

        For example, we recognize software and services revenues in accordance with Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9, Software Revenue Recognition with Respect to Certain Transactions. The AICPA and the SEC continue to issue interpretations and guidance for applying the relevant accounting standards to a wide range of sales contract terms and business arrangements that are prevalent in software licensing arrangements. As a result of future interpretations or applications of existing accounting standards, including SOP 97-2 and SOP 98-9, by regulators, our internal accountants or our independent registered public accounting firm, we could be required to delay revenue recognition into future periods, which would adversely affect our operating results.

        Certain factors have in the past and may in the future cause us to defer recognition for license fees beyond delivery. For example, in instances in which client acceptance of our software and related professional services is required, we do not consider delivery to have occurred until we receive notification of acceptance from the client. In addition, arrangements involving our Local Mosaic and FlexiQ platforms generally involve customization or implementation services that are essential to the functionality of the software. Because of these factors and other specific requirements under U.S. generally accepted accounting principles for software revenue recognition, we generally are not permitted to recognize revenues when we initially deliver software or perform services.

We may not be able to expand our business through acquisitions and partnerships and, even if we are able to do so, our operations may be materially and adversely affected as a result of an acquisition or partnership.

        Our business strategy may include growth through business combinations, acquisitions and partnerships. Our ability to implement this business strategy depends in large part on our ability to compete successfully with other entities for acquisition candidates and partners. Factors affecting our ability to compete successfully in this regard include:

  •
  our financial condition relative to the financial condition of other entities competing for these opportunities;

  •
  our ability to obtain additional financing from investors;

  •
  the attractiveness of our common stock as potential consideration for entering into these types of transactions as compared to the common shares of other entities competing for these opportunities; and

  •
  our available cash, which in turn depends upon our results of operations and the cash demands of our business.

        Many of the entities with which we compete for acquisition candidates and partners have greater financial resources than we do. In addition, our ability to make acquisitions using our common stock may be adversely affected by the volatility in its trading price.

        If, despite these factors, we are successful in entering into additional business combinations, acquisitions and partnerships, our business, financial condition and results of operations could be materially adversely affected if we are unable to integrate the operations of the acquired companies or partnerships. Our ability to integrate the operations of the acquired companies or partners will depend, in part, on our ability to overcome or address:

  •
  the difficulties of assimilating the operations and personnel of the acquired companies and the potential disruption of our ongoing business;

  •
  the need to incorporate successfully the acquired or shared technology or content and rights into our products, services and media properties;

  •
  the difficulties of establishing a new partnership, including the need to attract and retain qualified personnel and the need to attract customers and advertisers;

  •
  the potential impairment of relationships with employees and customers as a result of any integration of new management personnel or reduction of personnel; and

  •
  the difficulties of maintaining uniform standards, controls, procedures and policies.

        In addition, completing acquisitions could require use of a significant amount of our available cash. We may have to issue equity securities, or securities convertible into equity securities, to pay for future acquisitions, and any of these issuances would be dilutive to our stockholders. Acquisitions and investments may also have negative effects on our reported results of operations due to acquisition-related charges, amortization of acquired technology and other intangibles, and actual or potential liabilities, known and unknown, associated with the acquired businesses or joint ventures.

Risks Related to this Offering and Ownership of our Common Stock

We have a substantial amount of debt, which will limit the net proceeds we will receive from this offering. If we are unable to service the debt we will have after this offering, our ability to continue to operate our business or to raise additional capital will be limited.

        Historically, we have funded our operations and acquisitions primarily through proceeds from financing activities, including the issuance of debt securities. In addition, we have issued debt and equity securities directly to sellers in acquisitions. We have a secured promissory note outstanding in the principal amount of $2.2 million as of March 31, 2008, which we issued in April 2005 in connection with our acquisition of YPS. This note, which we refer to as the YPS note, bears an interest rate of 8% per year, payable quarterly in cash. We have agreed with the holders of this promissory note to use commercially reasonable efforts to repay all or a portion of this note upon the closing of this offering.

        We have approximately $10.4 million in promissory notes outstanding that we issued in connection with our acquisition of MAG in October 2005. We have agreed with the holders of these promissory notes to use commercially reasonable efforts to repay all or a portion of these notes upon the closing of this offering.

        In October 2006, we issued promissory notes in the face amount of $6.0 million to affiliates of Sandler Capital, which is an affiliate of Michael Marocco, a member of our board of directors. These notes bear interest at a rate of 25% per annum. We entered into an agreement with Sandler Capital whereby Sandler Capital agreed to accrue all interest otherwise earned from the issuance date through December 31, 2007 to principal. We began to make monthly payments beginning in January 2008, of which 50% is paid in cash and the other 50% is accrued to principal. The agreement further permits partial repayments of these notes upon the closing of this offering. We expect to use a portion of the proceeds of this offering to repay these notes in part.

        We intend to use $15.0 million of the proceeds of this offering to repay principal and interest on outstanding indebtedness. Even after these payments, we will have significant amounts of outstanding debt.

        Our level of existing debt poses the risk that:

  •
  we may be unable to repay our debt;

  •
  if any cash flow remains after the repayment of indebtedness, it may not be adequate to fund our operations; and

  •
  we may be unable to withstand competitive pressures and be less flexible in responding to changing business and economic conditions.

        If we are unable to pay interest on our indebtedness when due, or to repay the principal amount of our indebtedness when due, we will go into default under the terms of that indebtedness. In that event, the interest rate on the defaulted note would increase significantly, and the holders of our indebtedness could elect to declare the notes due in full. After any default, the holders of our indebtedness could exert pressure on us to sell assets or take other actions which may not be in the best interests of our stockholders.

We intend to use approximately $5.2 million of the net proceeds of this offering to pay a portion of the purchase price for the outstanding capital stock of Mobile People a/s, which will further limit the net proceeds we will receive from this offering.

        In March 2008, we entered into a Share Purchase Agreement to acquire the outstanding capital stock of Mobile People a/s of Copenhagen, Denmark. Mobile People is a developer of mobile local search and advertising solutions for directory publishers, media publishers and 411 service providers. The acquisition, which is contingent on the completion of this initial public offering, and will close at that time, has an initial purchase price consideration of approximately $15.2 million, including $5.0 million in cash, $7.3 million of our common stock, the assumption of $1.9 million in debt and estimated transaction costs and forgiven accounts receivable of $1.0 million. Based upon the financial performance of Mobile People a/s in 2008 and 2009, the total consideration paid could increase to $20.2 million, with the incremental amount paid in shares of our common stock. The number of shares of common stock to be issued will be based on the price that shares are sold in this offering.

        Because we intend to use $5.2 million of the net proceeds of this offering in partial satisfaction of the purchase price for our acquisition of Mobile People, including transaction costs, we will have limited cash resources following the consummation of this offering. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our research and development activities, which could harm the growth of our business.

        In addition, we have limited experience acquiring foreign corporations. If our projections regarding Mobile People's revenues or expenses are materially incorrect, our results of operations may suffer.

We have broad discretion as to how we use the net proceeds from this offering, and our investment of these proceeds may not yield a favorable return.

        Our management has broad discretion as to how to spend and invest approximately $15.2 million of the net proceeds of this offering. We may spend or invest these proceeds in ways with which our stockholders may not agree. Accordingly, you will need to rely on our judgment with respect to the use of these proceeds, and you will not have the opportunity as part of your investment decision to assess whether they are being used or invested appropriately. Pending their use, we plan to invest the proceeds of this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

        Prior to this offering, there has not been a public market for our common stock. We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

        The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

  •
  loss of any of our major clients;

  •
  market acceptance of our new and existing services and technologies;

  •
  quarterly variations in our, our competitors' or clients' operating results;

  •
  the announcement and introduction of new services, products or product enhancements by us or our competitors;

  •
  our ability to develop and market new and enhanced products;

  •
  changes in governmental regulations affecting our industry;

  •
  actual or anticipated changes in earnings estimates or recommendations by securities analysts;

  •
  general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our clients or competitors;

  •
  changes in the market valuations of similar companies;

  •
  announcements by us or our competitors of significant acquisitions, joint ventures or capital commitments;

  •
  sales of common stock or other securities by us or our stockholders in the future;

  •
  additions or departures of key personnel; and

  •
  developments relating to proprietary rights by us or our competitors.

        In addition, the stock market in general and the market for technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, class-action securities litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management's attention and resources, which could materially adversely affect our business and financial condition.

Our principal stockholders and management own a significant percentage of our stock and will be able to exercise significant influence.

        Our executive officers, directors and principal stockholders, together with their respective affiliates, beneficially own approximately 89.0% of our voting stock, including shares issuable upon the exercise of outstanding options and warrants and conversion of outstanding indebtedness, and we expect that upon completion of this offering, that same group will continue to hold a majority of our outstanding voting stock. Accordingly, even after this offering, these stockholders will likely be able to determine the composition of our board of directors, retain the voting power to approve all matters requiring stockholder approval and continue to have significant influence over our operations. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our common stock.

Rules, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to attract or retain qualified officers and directors, which could adversely affect our business.

        We may be unable to attract and retain qualified officers, directors and members of board committees necessary for our effective management as a result of the rules and regulations that govern publicly held companies, including certifications from executive officers and requirements regarding financial experts on boards of directors. The perceived increased personal risk associated with these rules may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission.

        Further, certain of these rules heighten the requirements for board or committee membership, particularly with respect to an individual's independence from our company and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of common stock on a stock exchange could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

        We must maintain effective internal financial controls for us to provide reliable and accurate financial reports and effectively prevent fraud. Our compliance with the internal control reporting requirements will depend on the effectiveness of our financial reporting and data systems and controls. We expect these systems and controls to become increasingly complex to the extent that we integrate our recent acquisitions and our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

        In addition, the Sarbanes-Oxley Act requires, among other things, that we report on the effectiveness of internal controls over financial reporting and disclosure controls and procedures. In particular, in the second year, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow our management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expenses and expend significant management efforts. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other securities or regulatory authorities, which would require additional financial and management resources.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. If there are substantial sales of our common stock, the price of our common stock could decline.

        The price of our common stock could decline if there are substantial sales of our common stock in the public stock market after this offering. After this offering, we will have 23,635,994 shares of common stock outstanding, including shares to be issued upon conversion of our preferred stock and conversion of $5.7 million of our convertible promissory notes plus accrued interest, based on shares issued as of March 31, 2008 and an assumed initial public offering price of $6.00. Upon consummation of this offering, these notes, which we refer to as the Search Mezzanine notes, will convert into approximately 957,610 shares of our common stock and we will issue approximately 1,220,907 shares of common stock in connection with our acquisition of Mobile People. All of the 6,666,667 shares being sold in this offering may be resold in the public market immediately following this offering. The remaining 16,969,327 shares, or approximately 71.8% of our outstanding shares after this offering, are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold in the near future as set forth below:

Number of shares and percentage of total outstanding	Date available for sale into public market
shares, or %	Immediately after this offering.
shares, or %
Generally, 180 days after the date of this prospectus due to lock-up agreements between certain of the holders of these shares and the underwriters or to contractual arrangements between the other holders of these shares and us, subject to a potential extension under certain circumstances.
shares, or %	At various dates more than 180 days after the date of this prospectus.

        After this offering and the expiration of the lock-up period, the holders of an aggregate of 14,329,105 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the issuance of all shares of common stock that we have issued and may issue under our option plans. Once we register the issuance of these shares, subject to lock-up restrictions, they can be freely sold in the public market upon issuance. Furthermore, Canaccord Adams may, at its discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements with the underwriters. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

If you purchase shares of common stock sold in this offering, you will experience immediate dilution. You will experience further dilution if we issue shares in future financing transactions, upon conversion of our outstanding indebtedness or upon exercise of options or warrants.

        If you purchase shares of common stock in this offering, you will experience immediate dilution of $5.20 per share, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares.

        If we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders will experience additional dilution, and new investors could have rights superior to existing stockholders.

        Upon the consummation of this offering, the entire outstanding balance on the Search Mezzanine notes of $5.7 million, plus accrued and unpaid interest, will convert into shares of our common stock at a conversion price equal to the initial public offering price.

        Pursuant to our 2004 equity incentive plan, our management is authorized to grant stock options and other forms of equity compensation to our employees, directors and consultants, and following the completion of this offering, our employees will be eligible to participate in our 2008 equity incentive plan. In addition, we will also have warrants outstanding to purchase 2,952,933 shares of our common stock. You will incur dilution upon exercise of any outstanding stock options or warrants.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes is limited.

        As of December 31, 2007 we had net operating loss carryforwards of approximately $28.8 million for federal income tax purposes and $11.0 million for state income tax purposes. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. Because of our recent private placements and acquisitions that have occurred over the past three years, our ability to utilize our net operating loss carryforwards to offset our income was evaluated as of December 31, 2006 to be limited to $1.5 million per year. We may also experience ownership changes in the future as a result of this offering or subsequent shifts in our stock ownership.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

        Provisions in our restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include:

  •
  establishing a classified board of directors;

  •
  limiting our stockholders' ability to remove directors for cause, by requiring such removal to be approved by the holders of at least two-thirds of our outstanding capital stock;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

  •
  eliminating the ability of stockholders to call a special meeting of stockholders; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

FORWARD-LOOKING STATEMENTS

        This prospectus contains, in addition to historical information, forward-looking statements. These statements are based on our management's beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements include statements concerning:

  •
  our possible or assumed future results of operations;

  •
  our business strategies;

  •
  our ability to attract and retain clients;

  •
  our ability to sell additional products and services to clients;

  •
  our cash needs and financing plans:

  •
  our competitive position;

  •
  our industry environment;

  •
  our potential growth opportunities;

  •
  the effects of future regulation; and

  •
  the effects of competition.

        All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions that convey uncertainty of future events or outcomes to identify forward-looking statements.

        The outcome of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These important factors include our financial performance and the other important factors we discuss in greater detail in "Risk Factors." You should read these factors and the other cautionary statements made in this prospectus as applying to all related forward-looking statements wherever they appear in this prospectus. Given these factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $35.4 million, based upon an assumed initial public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses. If the underwriters exercise their overallotment option in full, we estimate that the net proceeds will be approximately $41.0 million.

        We plan to use $8.0 million of our net proceeds from this offering to repay a portion of the outstanding YPS note and the MAG notes along with accrued interest. We originally issued these notes in April and October 2005 to fund a portion of the purchase price of the acquisitions of MAG and YPS. Interest accrues on the face amount of these notes at a rate of 8% per year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

        We plan to use $5.2 million of the net proceeds of this offering to satisfy payment of a portion of the purchase price, including transaction costs, of the outstanding capital stock of Mobile People a/s, of Copenhagen, Denmark. We have entered into a Share Purchase Agreement with respect to this acquisition, and expect it to close immediately following the closing of this offering. Mobile People is a developer of mobile local search and advertising solutions for directory publishers, media publishers and 411 service providers.

        We also plan to use $7.0 million of the proceeds of this offering to repay principal and interest on a portion of the promissory notes we issued in October 2006 to certain existing stockholders, including Sandler Capital, which is an affiliate of Michael Marocco, a member of our board of directors. We issued these notes in exchange for $6.0 million in cash. See "Related Party Transactions—Sandler Capital and Michael Marocco" for additional information. Interest accrues on the face amount of these notes at a rate of 25% per year and we entered into an agreement with Sandler Capital whereby Sandler Capital agreed to accrue all interest otherwise earned from the issuance date through December 31, 2007 to principal. We began to make monthly payments in January 2008, of which 50% is paid in cash and the other 50% is accrued to principal. The agreement further permits partial repayments of these notes upon the closing of this offering. For any portion that is repaid, the agreement requires the payment of interest on that portion had the notes remained outstanding through maturity in October 2009.

        We intend to use the remaining net proceeds from this offering to fund the development of our local search initiatives, to fund the development of new traffic sources for our local Media Publishing solutions and for general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to acquire or license complementary products, technologies or businesses, including Internet domain names, although we currently have no agreements or commitments relating to any of these types of transactions.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, our management will have broad discretion as to how to spend and invest approximately $15.2 million of the remaining net proceeds of this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these proceeds.

        The amount and timing of our expenditures will depend on several factors, including the amount of cash used by our operations. The funds may not be fully used for a significant period following the closing of the offering. Pending their use, we plan to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2008:

  •
  on an actual basis,

  •
  on a pro forma basis based on an assumed initial public offering price of $6.00 per share, to give effect to:

  •
  the filing of our restated certificate of incorporation to authorize 100,000,000 shares of common stock;

  •
  the conversion of 10,835,386 shares of series 1 preferred stock outstanding as of March 31, 2008 into 2,451,289 shares of common stock;

  •
  the conversion of 15,000,000 shares of series 2 preferred stock outstanding as of March 31, 2008 into 3,535,062 shares of common stock;

  •
  the conversion of 7,375,000 shares of series 3 preferred stock outstanding as of March 31, 2008 into 8,342,754 shares of common stock immediately prior to the completion of this offering;

  •
  the reclassification of $2.7 million of warrants to purchase shares of preferred stock, currently classified as a liability, to additional paid-in capital;

  •
  the effects of a deemed dividend in the aggregate amount of $45.0 million upon beneficial conversion of our series 2 and series 3 preferred stock and the planned issuance of common stock warrants upon completion of this offering;

  •
  the automatic conversion of $5.7 million of convertible promissory notes payable, plus accrued interest outstanding as of March 31, 2008, into approximately 957,610 shares of common stock and the effect of a $0.5 million charge related to the acceleration of a note discount included in the convertible promissory notes payable; and

  •
  the issuance of 1,220,907 shares of our common stock and the assumption of $1.9 million of debt as a portion of the purchase price to acquire the outstanding common stock of Mobile People a/s and the allocation of the purchase price to the estimated fair value of the net assets and goodwill acquired.

  •
  on a pro forma as adjusted basis to give effect to the events described above and:

  •
  the sale of 6,666,667 shares of common stock in this offering at an assumed initial offering price of $6.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses of $4.6 million;

  •
  the payment of $5.2 million in connection with our acquisition of Mobile People a/s, including transaction costs; and

  •
  the repayment of approximately $15.0 million of principal and interest on outstanding notes payable, upon the closing of this offering and related interest expense upon acceleration of a debt discount and early payment of $3.0 million.

        You should read the information in this table together with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	March 31, 2008
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except per share data)
	(unaudited)
Cash and cash equivalents	$2,263	$2,263	$17,463

Long-term obligations (net of current portion, net of discount)	$23,956	$16,000	$6,185
Preferred stock
Series 1 preferred stock ($.001 par value), 11,625,000 shares authorized and 10,835,386 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	38,607	—	—
Series 2 preferred stock ($.001 par value), 18,000,000 shares authorized and 15,000,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	13,978	—	—
Series 3 preferred stock ($.001 par value), 7,500,000 shares authorized and 7,375,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	27,406	—	—

Total preferred stock	79,991	—	—
Stockholders' equity (deficit):
Common stock ($0.001 par value), 101,625,000 shares authorized, 461,705 shares issued and outstanding, actual; 16,969,327 shares issued and outstanding, pro forma; 23,635,994 shares issued and outstanding, pro forma as adjusted	—	17	24
Additional paid-in capital	65,401	206,145	241,538
Accumulated other comprehensive income (loss)	(7)	(7)	(7)
Accumulated deficit	(115,107)	(160,540)	(163,587)

Total stockholders' equity (deficit)	(49,713)	45,615	77,968

Total capitalization	$54,234	$61,615	$84,153

        The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of March 31, 2008 and an assumed initial public offering price of $6.00 per share, and excludes, as of that date:

  •
  216 shares of our common stock issuable upon exercise of outstanding options under our 1999 equity incentive plan, having a weighted average exercise price of $2,494.63 per share;

  •
  748,771 shares of our common stock issuable upon exercise of outstanding options under our 2004 equity incentive plan, having a weighted average exercise price of $5.79 per share, including 115,065 shares of our common stock issuable upon exercise of outstanding options originally issued under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx, having a weighted average exercise price of $2.25 per share;

  •
  2,078,087 shares of our common stock reserved for future issuance under our equity incentive plans. Upon consummation of this offering, all shares of common stock available for issuance under our 2004 equity incentive plan will become available for issuance under our 2008 equity incentive plan;

  •
  1,727,368 shares of our common stock issuable upon exercise of outstanding warrants, having a weighted average exercise price of $6.02 per share; and

  •
  warrants to purchase 1,225,565 shares of common stock that will be issued upon completion of this offering at a weighted average exercise price of $7.80 per share to holders of series 1 preferred stock outstanding prior to the offering.

        We expect to complete a 1-for-4.42 reverse split of our common stock before the completion of this offering. All share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. The historical net tangible book value of our common stock as of March 31, 2008 was a deficit of approximately $102.4 million, or $(221.68) per share, based on the number of shares outstanding as of March 31, 2008. Historical net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets, or total assets less intangible assets, less our total liabilities and less the carrying value of our total convertible preferred stock.

        Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value as of March 31, 2008 was a deficit of approximately $14.3 million, or approximately $(0.91) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the pro forma number of shares of our common stock outstanding after giving effect to the conversion of all eligible convertible promissory notes, along with accrued interest and the conversion of all outstanding shares of preferred stock into 15,748,420 shares of our common stock upon completion of this offering. The pro forma net tangible book value excludes the changes in the net book value expected to occur with the acquisition of Mobile People a/s. After giving effect to the sale of common stock offered in this offering at an assumed initial public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses and the repayment of $15.0 million of outstanding notes payable, along with accrued interest, our pro forma as adjusted net tangible book value as of March 31, 2008 would have been approximately $18.0 million, or approximately $0.80 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.71 per share to existing stockholders, and an immediate dilution of $5.20 share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$6.00
Historical net tangible book value per share as of March 31, 2008	$(221.68)
Increase in net tangible book value deficit per share attributable to: conversion of preferred stock and conversion of outstanding promissory notes, including accrued interest and the reclassification of warrants	220.77

Pro forma net tangible book value per deficit share as of March 31, 2008	(0.91)
Increase in net tangible book value per share attributable to investors participating in this offering	1.71

Pro forma as adjusted net tangible book value per share after this offering		0.80

Pro forma dilution per share to investors participating in this offering		$5.20

        The following table summarizes, on a pro forma as adjusted basis as of March 31, 2008, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, before deducting estimated underwriting discounts and commissions and offering expenses, at an assumed initial public offering price of $6.00 per share:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders before this offering	15,748,420	70.3%	$150,498,000	79.0%	$9.56
Investors participating in this offering	6,666,667	29.7%	40,000,000	21.0%	$6.00

Total	22,415,807	100.0%	$190,498,000	100%

        The discussion and tables above assume no exercise of the underwriters' overallotment option or any outstanding options or warrants. If the underwriters' overallotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 67.3% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to 7,666,667 shares or 32.7% of the total number of shares of common stock to be outstanding after this offering.

        The share data in the table above is based on the number of shares outstanding as of March 31, 2008 and an assumed initial public offering price of $6.00 per share, and excludes, as of that date:

  •
  216 shares of our common stock issuable upon exercise of outstanding options under our 1999 equity incentive plan, having a weighted average exercise price of $2,494.63 per share;

  •
  748,771 shares of our common stock issuable upon exercise of outstanding options under our 2004 equity incentive plan, having a weighted average exercise price of $5.79 per share, including 115,065 shares of our common stock issuable upon exercise of outstanding options under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx, having a weighted average exercise price of $2.25 per share;

  •
  2,078,087 shares of our common stock reserved for future issuance under our equity incentive plans. Upon consummation of this offering, all shares of common stock available for issuance under our 2004 equity incentive plan will become available for issuance under our 2008 equity incentive plan;

  •
  1,727,368 shares of common stock issuable upon exercise of outstanding warrants, having a weighted average exercise price of $6.02 per share; and

  •
  warrants to purchase 1,225,565 shares of common stock that will be issued upon completion of this offering at an exercise price of $7.80 per share to holders of series 1 preferred stock outstanding prior to the offering.

        We do not intend to issue additional options under our 2004 equity incentive plan following the consummation of this offering. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected financial data together with our financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes. We have derived the selected balance sheet data as of December 31, 2006 and 2007, and the selected statement of operations data for each of the three years in the period ended December 31, 2007, from our audited financial statements, which are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2003, 2004, and 2005 and the selected statement of operations data for the years ended December 31, 2003 and 2004 are derived from our audited financial statements, which are not included in this prospectus. We have derived the selected balance sheet data as of March 31, 2008 and the selected statement of operations data for the three months ended March 31, 2007 and 2008 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited selected consolidated financial statement data include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of our future results.

	Year ended December 31,					Three Months ended March 31,
	2003	2004	2005(1)	2006	2007	2007	2008
						(unaudited)
	(in thousands, except share and per share amounts)
Statement of Operations Data:
Revenues	$439	$1,895	$8,477	$35,753	$35,494	$8,922	$7,765
Cost of revenues	91	513	3,284	14,248	15,073	3,524	3,885

Gross profit	348	1,382	5,193	21,505	20,421	5,398	3,880

Operating expenses:
Sales and marketing	395	1,476	3,668	6,159	3,863	1,101	927
Product development and support	696	1,339	3,357	7,688	7,471	2,053	2,090
General and administrative	839	1,204	3,098	11,393	7,060	1,649	1,665
Impairment of goodwill	—	—	—	1,932	—	—	—
Amortization of intangible assets	—	—	2,751	6,379	6,282	1,495	1,158

Total operating expenses	1,930	4,019	12,874	33,551	24,676	6,298	5,840

Loss from operations	(1,582)	(2,637)	(7,681)	(12,046)	(4,255)	(900)	(1,960)
Interest expense, net	1,434	751	628	4,082	3,409	418	1,113
Gain on fair value of warrants	—	—	—	(651)	(950)	(191)	(244)
Other (income) expense	—	—	2,875	(132)	(610)	5	(26)
Equity in the loss of ISx, net of tax	—	—	7,384	—	—	—	—

Net loss before cumulative effect of change in accounting principle	(3,016)	(3,388)	(18,568)	(15,345)	(6,104)	(1,132)	(2,803)
Cumulative effect of change in accounting principle	—	—	—	941	—	—	—

Net loss	$(3,016)	$(3,388)	$(18,568)	$(16,286)	$(6,104)	$(1,132)	$(2,803)
Preferred stock deemed dividend	—	—	(126)	—	—	—	—

Net loss attributable to common stockholders	$(3,016)	$(3,388)	$(18,694)	$(16,286)	$(6,104)	$(1,132)	$(2,803)

Basic and diluted net loss per common share from continuing operations attributable to common stockholders:
Historical	$(133.08)	$(149.49)	$(744.28)	$(264.01)	$(87.73)	$(16.84)	$(11.60)
Pro forma (unaudited)(2)					$(3.39)		$(3.11)
Pro forma as adjusted (unaudited)(3)					$(3.01)		$(2.76)

Shares used to compute basic and diluted net loss per common share from continuing operations attributable to common stockholders:
Historical	22,663	22,663	25,117	61,687	69,577	67,218	241,715
Pro forma (unaudited)(2)					15,221,699		15,522,125
Pro forma as adjusted (unaudited)(3)					18,252,002		18,552,428

	As of December 31,					As of March 31,
	2003	2004	2005	2006	2007	2008
						(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,507	$941	$6,347	$1,827	$3,945	$2,263
Working capital (deficit)	2,475	(789)	(4,056)	(2,422)	(1,181)	(795)
Total assets	4,191	2,081	92,250	74,845	67,703	65,582
Long-term obligations, net of discount (including current portion)	400	933	37,242	32,748	25,774	26,979
Accumulated deficit	(67,958)	(71,346)	(89,914)	(106,200)	(112,304)	(115,107)
Total common stockholders' deficit	$(7,945)	$(11,287)	$(29,067)	$(41,797)	$(47,293)	$(49,713)

(1)
We completed a number of material acquisitions in 2005. A year-to-year comparison of our results, therefore, may not be meaningful. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Background and Acquisitions" for a description of these acquisitions.

(2)
Pro forma net loss per share and pro forma weighted average shares outstanding for the year ended December 31, 2007 and the three months ended March 31, 2008 reflect, as of the beginning of the period or the date of issuance, if later: the automatic conversion of all shares of series 1 preferred stock outstanding into 2,451,289 shares of common stock; the automatic conversion of all shares of series 2 preferred stock outstanding into 3,535,062 shares of common stock; the automatic exchange of all shares of series 3 preferred stock outstanding for 8,342,754 shares of common stock; the automatic conversion of $5.7 million of convertible promissory notes payable outstanding, plus accrued interest as of December 31, 2007 and March 31, 2008, into approximately 976,938 and 957,610 shares of common stock, respectively, interest expense of $0.5 million related to the acceleration of a debt discount, and the effects of a deemed dividend in the aggregate amount of $45.0 million upon the beneficial conversion of our series 2 and series 3 preferred stock and the issuance of warrants to purchase shares of common stock upon the completion of this offering.

(3)
Pro forma as adjusted net loss per share and pro forma weighted average shares outstanding for the twelve months ended December 31, 2007 and the three months ended March 31, 2008 give effect to the adjustments described in note (2), and the sale of 3,030,303 shares of our common stock in this offering, which is the number necessary to pay outstanding principal and interest on $15.0 million of our outstanding notes payable, at an assumed initial public offering price of $6.00 per share, after deducting underwriting discounts and commissions and expenses for this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited combined condensed pro forma financial statements have been derived from the historical consolidated financial statements of Local Matters, Inc. and Mobile People a/s, appearing elsewhere in this prospectus. The unaudited combined condensed pro forma financial statements are preliminary and give effect to the expected future acquisition of Mobile People a/s by Local Matters, Inc. In March 2008, we entered into a Share Purchase Agreement to acquire the outstanding capital stock of Mobile People a/s of Copenhagen, Denmark. Mobile People is a developer of mobile local search and advertising solutions for directory publishers, media publishers and 411 service providers. The acquisition, which is contingent on the completion of this initial public offering, and will close at that time, has an initial purchase price consideration of approximately $15.2 million, including $5.0 million in cash, $7.3 million of our common stock, the assumption of $1.9 million in debt and estimated transaction costs and forgiven accounts receivable of $1.0 million. Based upon the financial performance of Mobile People a/s in 2008 and 2009, the total consideration paid could increase to $20.2 million, with the incremental amount paid in shares of our common stock. The number of shares of common stock to be issued will be based on the price that shares are sold in this offering.

        The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 and the year ended December 31, 2007 gives effect to our expected future acquisition of Mobile People a/s as if it had occurred on January 1, 2007. The unaudited condensed combined pro forma balance sheet was prepared as if the expected future acquisition of Mobile People a/s occurred on March 31, 2008. The adjustments to the historical consolidated financial statements are preliminary, and are based upon available information and upon assumptions that we believe to be reasonable. These adjustments are described in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

        We account for acquisitions as purchase transactions, and this unaudited combined condensed pro forma financial information reflects that method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price, including direct acquisition costs, is allocated to the net assets and liabilities acquired based upon estimates of the fair value of those assets and liabilities. Any excess purchase price is allocated to goodwill. The preliminary allocation of the purchase price associated with the anticipated acquisition of Mobile People a/s included in the accompanying pro forma financial statements was based upon preliminary estimates of the fair value of the acquired assets and liabilities.

        You should read our unaudited combined condensed pro forma financial information and the accompanying notes together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the accompanying notes, and the historical financial statements of Mobile People a/s and the accompanying notes. These financial statements and accompanying notes are included elsewhere in this prospectus.

Local Matters, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical Year Ended December 31, 2007
	Local Matters	Mobile People(1)	Pro-Forma Adjustments		Pro-Forma Combined
			(unaudited)		(unaudited)
	(In thousands, except per share data)
Media Technology Solutions revenue	$25,841	$2,897	$—		$28,738
Media Publishing revenue	9,653	—	—		9,653

Total revenue	35,494	2,897	—		38,391
Media Technology Solutions cost of revenue	9,421	1,412	—		10,833
Media Publishing cost of revenue	5,652	—	—		5,652

Total cost of revenue	15,073	1,412	—		16,485

Gross profit	20,421	1,485	—		21,906

Sales and marketing	3,863	913	—		4,776
Product development and support	7,471	2,739	—		10,210
General and administrative	7,060	498	—		7,558
Amortization of intangible assets	6,282	—	680	(7)	6,962

Total operating expenses	24,676	4,150	680		29,506

Loss from operations	(4,255)	(2,665)	(680)		(7,600)
Interest expense, net	3,409	275	(66	)(8)	3,618
Gain on fair value of warrants	(950)	—	—		(950)
Other income	(610)	(5)	—		(615)

Net Loss	$(6,104)	$(2,935)	$(614)		$(9,653)

Basic and diluted net loss per common share attributable to common stockholders	$(87.73)				$(4.47)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	69,577		2,087,574	(9)	2,157,151

See notes to unaudited pro forma condensed combined financial information.

 Local Matters, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical Three Months Ended March 31, 2008
	Local Matters	Mobile People(1)	Pro-Forma Adjustments		Pro-Forma Combined
	(unaudited) (In thousands, except per share data)
Media Technology Solutions revenue	$5,246	$1,051	$—		$6,297
Media Publishing revenue	2,519	—	—		2,519

Total revenue	7,765	1,051	—		8,816
Media Technology Solutions cost of revenue	2,168	530	—		2,698
Media Publishing cost of revenue	1,717	—	—		1,717

Total cost of revenue	3,885	530	—		4,415

Gross profit	3,880	521	—		4,401

Sales and marketing	927	348	—		1,275
Product development and support	2,090	1,045	—		3,135
General and administrative	1,665	200	—		1,865
Amortization of intangible assets	1,158	—	195	(7)	1,353

Total operating expenses	5,840	1,593	195		7,628

Loss from operations	(1,960)	(1,072)	(195)		(3,227)
Interest expense, net	1,113	251	(26	)(8)	1,338
Gain on fair value of warrants	(244)	—	—		(244)
Other expense/(income)	(26)	(8)	—		(34)

Net Loss	$(2,803)	$(1,315)	$(169)		$(4,287)

Basic and diluted net loss per common share attributable to common stockholders	$11.60				$(1.84)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	241,715		2,087,574	(9)	2,329,289

See notes to unaudited pro forma condensed combined financial information.

Local Matters, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

	Historical March 31, 2008
	Local Matters	Mobile People(1)	Pro-Forma Adjustments		Pro-Forma Combined
	(unaudited) (In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$2,263	$—	$—		$2,263
Restricted cash	335	—	—		335
Accounts receivable	5,727	1,457	(34	)(5)	7,150
Prepaid expenses and other current assets	565	96	—		661
Deferred contract costs	1,663	1,133	(1,133	)(4)	1,663

Total current assets	10,553	2,686	(1,167)		12,072
Note receivable	750	—	(750	)(2)	—
Property and equipment, net	623	146	—		769
Software development costs, net	135	—	—		135
Intangible assets, net	19,322	—	3,200	(3)	22,522
Goodwill	33,316	—	12,181	(3)	45,497
Other assets, net	883	—	—		883

Total Assets	$65,582	$2,832	$13,464		$81,878

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,119	$478	$—		$1,597
Accrued liabilities	2,007	1,206	5,200	(2)	8,413
Deferred revenue	5,442	2,590	(2,428	)(4)	5,604
Capital lease and notes payable—current portion	56	1,700	—		1,756
Related party notes payable—current portion	2,967	975	(750	)(5)	3,192

Total current liabilities	11,591	6,949	2,022		20,562
Capital lease and notes payable	5	—	—		5
Related party notes payable	15,752	2,230	(2,230	)(5)	15,752
Convertible related party notes payable	5,215	—	—		5,215
Warrants and other non-current liabilities	2,741	—	—		2,741

Total liabilities	35,304	9,179	(208)		44,275

Commitments and contingencies
Total convertible preferred stock	79,991	—	—		79,991

Stockholders' equity (deficit):
Common stock ($.001 par value, 101,625,000 shares authorized, 461,705 and 1,682,612 shares issued and outstanding, respectively)	—	106	(106	)(6)	—
Additional paid-in capital	65,401	—	7,325	(2)	72,726
Accumulated other comprehensive income (loss)	(7)	—	—		(7)
Accumulated deficit	(115,107)	(6,453)	6,453	(6)	(115,107)

Total stockholders' deficit	(49,713)	(6,347)	13,672		(42,388)

Total liabilities and stockholders' deficit	$65,582	$2,832	$13,464		$81,878

See notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands, except where otherwise noted)

(1)
The historical results of Mobile People a/s at March 31, 2008 have been reflected utilizing the exchange rate of the Danish Krone at that date, and the historical results for the year ended December 31, 2007 and the three months ended March 31, 2008 have been reflected using the average exchange rate of the Danish Krone for those periods. Certain amounts in the historical results of Mobile People have been reclassified to conform to the financial statement presentation of Local Matters, Inc.

(2)
Adjustment to reflect the preliminary purchase price of $15,200 including $5,000 in cash, $7,325 of our common stock, $1,925 in assumed debt and $950 in estimated transaction costs and forgiven amounts receivable. The cash portion of the purchase price will be paid out of the proceeds of this initial public offering and is reflected in the pro forma condensed combined financial information as a liability. The number of shares of our common stock to be issued will be determined based on the price shares are sold in this offering.

  The purchase price could increase by up to $5,000 in future periods based on the financial performance of Mobile People. Any additional purchase price will be paid in shares of our common stock. The number of shares of common stock which could be issued in future periods will be determined based on the price shares are sold in this offering, subject to certain adjustments.

(3)
Adjustment to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and to goodwill. The final purchase price allocation, which we expect to complete with the assistance of third party appraisers has not been completed. The final purchase price allocation may be different than the amounts below and the differences may be material.

Net tangible liabilities assumed	$(181)
Intangible assets:
Core technology	2,100
Customer contracts	700
Trademarks	400

3,200
Goodwill	12,181

Purchase Price	$15,200

(4)
Adjustment to reflect deferred contract costs and deferred revenue at the preliminarily estimated fair value. The final fair value of deferred revenue has not been completed and is calculated based on the expected costs to complete plus a market margin. The reduction of deferred revenue will reduce the revenue to be recorded by Local Matters, Inc. in its post acquisition financial statements. The actual reduction in deferred revenue may be different and the difference may be material.

(5)
Adjustment to eliminate accounts receivable and debt which will not be acquired or assumed by Local Matters, Inc.

(6)
Adjustment to eliminate the historical equity accounts of Mobile People.

(7)
Adjustment to reflect the additional amortization expense associated with the preliminary fair value of the identifiable intangible assets acquired. The amortization expense is calculated using the straight-line method for the core technology and trademark intangible assets and double declining balance method for the customer contract intangible asset over a preliminary weighted average expected life of 5 years.

(8)
Adjustment to reflect the elimination of interest expense on debt which will not be assumed by Local Matters, Inc.

(9)
Adjustment to reflect the 1,220,907 shares of common stock associated with the $7,325 to be issued for the equity portion of the purchase price and 866,667 shares of common stock necessary to raise the $5,200 cash portion of the purchase price and transaction costs based on an assumed offering price of $6.00 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of financial condition and results of operations in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking information that involves risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated by these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this prospectus. See the discussion under "Forward-Looking Statements" on page 25 of this prospectus.

Company Overview

        We are a Media Technology Solutions provider and a specialized online media publisher, focused on the local search industry. We offer solutions that enable consumers to search for local content on the Internet and through voice-based directory assistance. We deliver our Media Technology Solutions to 22 Yellow Pages publishers in 14 countries and 26 directory assistance service providers in 12 countries. We also own and operate a network of thousands of locally oriented websites with content directed at consumers seeking rich information about specific local shopping or planning activities.

        Our Media Technology Solutions enable Yellow Pages publishers and voice-based search services providers, such as directory assistance providers, wireless carriers and telecommunications companies, which we refer to as voice service providers, to expand their traditional service offerings and capitalize on emerging opportunities in the local search market. These solutions extend the distribution reach of local advertisers and enable the delivery of relevant local content from media publishers to consumers using the Internet as well as voice and wireless data networks. Our Media Publishing business owns and operates specialized websites that drive traffic to our clients' Internet media properties.

        We derive our revenues primarily from two sources:

  •
  Media Technology Solutions, consisting of license fees and service fees related to our Internet local search solutions and Voice Services; and

  •
  Media Publishing, consisting of pay-per-click and other fees generated by our AreaGuides.net network of locally oriented websites.

        Our revenues have grown from approximately $1.9 million in 2004 to approximately $35.5 million in 2007. This growth has resulted primarily from strategic acquisitions, through which we have developed and acquired new products and services and expanded the number of clients using our solutions.

        We believe that our ability to increase revenues in the future will depend on:

  •
  expanding the number of clients purchasing our Media Technology Solutions;

  •
  generating greater revenues from Media Publishing solutions; and

  •
  developing, marketing and selling our mobile content services to voice service providers.

        In order to execute our growth strategy successfully, we must increase awareness of our company generally, increase awareness of our local search solutions and expand the depth and number of our client relationships. In order to generate increased Media Publishing revenues, we must drive a greater volume of Internet traffic to our AreaGuides.net websites and launch additional websites.

        We are focused on providing Yellow Pages publishers and voice service providers with the technology infrastructure and Media Publishing technology necessary to establish and maintain a meaningful position in the local search market. We believe that Internet local search and voice-based local search services are beginning to converge in what we refer to as mobile services, and we believe that our long-term success will depend in part on our ability to use our solutions, including the technology of Mobile People, to drive cooperation between Yellow Pages publishers and voice-based local search service providers as mobile services evolve.

Recent Events

        In March 2008, we entered into a Share Purchase Agreement to acquire the outstanding capital stock of Mobile People a/s of Copenhagen, Denmark. Mobile People is a developer of mobile local search and advertising solutions for directory publishers, media publishers and 411 service providers. The acquisition, which is contingent on the completion of this offering, and will close at that time, has an initial purchase price consideration of approximately $15.2 million, including $5.0 million in cash, $7.3 million of our common stock, the assumption of $1.9 million in debt and estimated transaction costs and forgiven accounts receivable of $1.0 million. Based upon the financial performance of Mobile People in 2008 and 2009, the total consideration paid could increase to $20.2 million, with the incremental amount, if any, paid in shares of our common stock. The number of shares of common stock to be issued will be based on the price that shares are sold in this offering.

Background and Acquisitions

        We were organized in December 1994 to provide Internet software products and services. We acquired the assets of the AccelX division of Webb Interactive Services Inc. in October 2001. We replaced our management in connection with this acquisition, and our new management restructured our business to focus on Internet Yellow Pages services. In 2002, we changed our name to Aptas, Inc. We reincorporated in Delaware in December 2003. In May 2005, we changed our name to Local Matters, Inc.

        Operating as Aptas, we provided content transformation solutions for converting local business information aggregated by printed Yellow Pages publishers into searchable databases. In 2004, we provided these solutions to four Yellow Pages publishers, including Dex Media, Inc. Through our client relationships, we identified several significant challenges facing Yellow Pages publishers as they attempted to capitalize on Media Technology Solutions opportunities. We broadened our software and service offerings to local search technology solutions through both internal development efforts and acquisitions.

        Beginning in April 2005, we acquired three businesses. We have accounted for each acquisition under the purchase method of accounting and have included the operating results of the acquired businesses in our financial statements from the respective dates of acquisition, except in the case of the acquisition of Information Services Extended, Inc., which we refer to as ISx. We renamed ISx "Local Matters Voice and Wireless Division, Inc." in April 2006. Between April 14, 2005 and December 30, 2005, we accounted for our ownership of all outstanding common stock of ISx under the equity method of accounting.

        In April 2005, we acquired substantially all of the assets of YP Web Partners, LLC, which we refer to as YPS. Total consideration paid was approximately $16.4 million, consisting of $10.0 million in cash, the issuance of a secured, convertible promissory note in the final adjusted amount of $6.1 million, approximately $0.1 million of debt forgiveness and approximately $0.2 million of transaction costs. The purchase price was allocated $6.0 million to goodwill, $10.1 million to intangible assets and $0.3 million to net tangible assets. The principle amount of the promissory note was originally due in three annual installments of approximately $2.0 million on each of May 1, 2006, 2007 and 2008. In July 2007, we restructured this promissory note by eliminating its conversion feature and setting forth a revised fixed repayment schedule. We expect to repay all or a portion of this note upon the closing of this offering.

This acquisition provided us with our Internet Yellow Pages directory platform, which is a part of our Media Technology Solutions. This platform enables us to create and host Internet Yellow Pages directories for Yellow Pages publishers that want to rapidly establish an Internet version of their printed Yellow Pages.

        Also in April 2005, we acquired all of the outstanding stock of ISx from a related party. We paid total consideration of approximately $16.9 million, including transaction costs of approximately $0.4 million. This consideration included 4,097,801 shares of our series 1 preferred stock and a warrant exercisable for an additional 440,700 shares of our series 1 preferred stock at an exercise price of $0.49 per share. In addition, we issued options to purchase 219,498 shares of our common stock upon the assumption of ISx's stock option plan and assumed approximately $14.7 million of indebtedness. In connection with our allocation of the purchase price for ISx, we recorded $15.3 million of intangible assets, $12.5 million of goodwill, $13.7 million of debt and $2.7 million of other net tangible assets. This acquisition provided us with our Voice Services platform.

        Under the terms of our ISx acquisition agreement, we had the right to rescind the acquisition before December 31, 2005 under certain circumstances. Because of this right, we did not consolidate the financial results of ISx for the period from April 14, 2005 to December 29, 2005. During that period, we recorded our investment in the outstanding shares of ISx under the equity method of accounting. Under the equity method of accounting, we reported 100% of ISx's net loss in 2005 as a separate line item in our consolidated statement of operations rather than consolidating its financial results with ours. On December 30, 2005, we agreed to terminate our rescission right, and we have consolidated the financial results of ISx since that date.

        In order to fund the cash portion of the YPS purchase price, we completed a private placement of 15,000,000 shares of series 2 preferred stock, substantially all of which was purchased by affiliates of the same related party from which we purchased ISx, for gross proceeds of $15.0 million, simultaneously with the closing of the ISx and YPS acquisitions.

        In October 2005, we acquired all of the outstanding stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to collectively as MAG. Both companies were controlled by the same stockholder group, and we acquired both companies in the same transaction. We paid total consideration for MAG of approximately $35.9 million, including transaction costs of approximately $0.3 million. Of this amount, we paid $17.6 million in cash, and we issued convertible promissory notes in the principal amount of $16.5 million. We subsequently restructured these promissory notes, and as of March 31, 2008 the amount owing under these promissory notes was approximately $10.4 million. In addition, under the terms of our acquisition agreement, the sellers earned an additional $1.5 million based on the performance of MAG. In connection with our allocation of the purchase price for MAG, we recorded $18.5 million to intangible assets and $16.7 million of goodwill. We renamed both companies comprising MAG "Local Matters Media Division, Inc." in May 2006. Our acquisition of MAG provided us with our Media Publishing platform.

        In order to fund the cash portion of the MAG purchase price, we completed a private placement of 5,000,000 shares of series 3 preferred stock, for proceeds of approximately $20.0 million, simultaneously with the closing of the acquisition.

Sources of Revenues

Media Technology Solutions Revenues

        Our Media Technology Solutions revenues consist of license fees and services fees related to our Internet local search business and our Voice Services solutions.

        Internet Local Search.    We sell our Internet local search solutions to Yellow Pages publishers in two product lines: our Local Mosaic™ platform and our Internet Yellow Pages directory platform.

        Local Mosaic clients can purchase either the entire suite of our Local Mosaic platform, or individual components of our platform, such as our content transformation services. Currently, we license our private label Local Mosaic platform primarily on an annual basis, but in the future we may license it through other arrangements, including revenue sharing. We install the software for our clients and provide ongoing customization and maintenance. We recognize all revenues from these arrangements ratably over the term of the applicable maintenance agreement, which is typically 12 months. This enables us to forecast the amounts to be recognized monthly over the term of the agreement. We invoice our clients based on the terms of the applicable contract and typical payment terms provide that our clients will pay us within 30 days of invoicing. As of March 31, 2008, we had three clients using our Local Mosaic platform covering 13 unique Internet directories in 6 countries and another client had engaged us to design a private label version of our Local Mosaic platform to be launched in the future.

        We sell our content transformation services to Yellow Pages publishers and recognize revenues from fees based on the volume of Yellow Pages advertisements that we process. Our agreements for content transformation services typically have a term of one to three years, during which we process updated advertisements from the client's printed directories. We invoice our clients monthly and typical payment terms provide for payment within 30 days of invoicing. We recognize revenues monthly based upon delivery and acceptance of the processed advertisement data. As of March 31, 2008, we had three clients purchasing our content transformation services on a stand-alone basis and three clients using our content transformation services as part of our Local Mosaic portal.

        We sell our Internet Yellow Pages directory platform under our Boss™ product line. We typically charge a one-time setup fee for converting a client's printed Yellow Pages directory into an online format, and charge monthly fees for the use of the specific software components of the platform purchased by the client, and for the hosting and maintenance of this platform on an outsourced basis. The typical agreement has a term of one to three years. We invoice our clients monthly and typical payment terms provide for payment within 30 days of invoicing. We base the amount of the monthly invoice on several factors, including the components of the Boss platform purchased, the number of pages displayed and whether the Internet directory displays information in a list format or an enhanced format. As of March 31, 2008, we had 11 clients purchasing our Internet Yellow Pages directory platform. We expect the number of clients using our Boss product line to decrease as we migrate new and existing clients to our Local Mosaic platform.

        Voice Services revenues.    We generally sell our FlexiQ product platform to DA service providers as annual or perpetual licenses. We generate revenues from the licensing of components of this platform, and related professional service fees and maintenance fees. Professional service fees relate to customization and implementation of the platform, which can typically take several months to complete. We invoice our clients monthly and typical payment terms provide for payment within 30 days of invoicing. We defer all revenues until the completion of this work and acceptance of the project by the client. Upon client acceptance, we recognize all revenues ratably over the remaining term of the corresponding maintenance agreement, which is typically 12 months. In subsequent periods, we typically earn revenues from the same client upon the renewal of annual maintenance agreements, which we invoice annually in advance. We then recognize those revenues ratably over the maintenance term. As of March 31, 2008, we had 18 clients using our Voice Services platform.

Media Publishing Revenues

        We build and operate specialized online media properties designed to provide new methods of advertising distribution for local advertisers. Our Media Publishing properties, including our AreaGuides.net brand, drive traffic to our Yellow Pages clients and other advertisers. We operate a network of locally oriented websites centered on integrating Yellow Pages content with dozens of other local content sources into portals that provide comprehensive local search solutions for consumers researching important local events such as travel and relocation. Our AreaGuides.net network of locally-focused Internet sites received an average of over 3.8 million unique visitors per month during the last 12 months. Because we have access to more accurate information regarding pay-per-click and other fees, we have not historically used the number of unique visitors as a key performance indicator.

        We generate revenues from Media Publishing principally through pay-per-click and other fees paid by clients for directing Internet traffic from our AreaGuides.net and Localguides.com websites to our clients' websites. Our Media Publishing clients include Overture Services, Inc., Orbitz, LLC, Classified Ventures LLC, owner of Apartments.com, and regional and national Yellow Pages publishers. We also generate revenues from search engine marketing, which we refer to as SEM, search engine optimization, which we refer to as SEO, and custom website development.

        For our pay-per-click clients, we charge fees based on performance measurements specified in the applicable client agreement, such as number of searches, clicks or leads. The typical agreement has a term of one to three years. We invoice pay-per-click clients monthly based on the applicable fee structure. Typical payment terms provide for payment within 30 to 45 days of invoicing. We recognize pay-per-click revenues upon delivery of qualified and reported clicks to third-party websites. As of March 31, 2008, we had eight pay-per-click clients.

        In our AreaGuides.net network, we also use affiliate marketing to contract with owners of other Internet domain names, such as California.com and Arizona.com, to provide content for their sites on an outsourced basis. We receive pay-per-click fees with respect to Internet traffic redirected from these affiliate sites and pay a portion of those fees to the affiliate owner of the site.

        Through our subsidiary Online Web Marketing, we also provide custom website development and hosting services for small to medium-sized businesses. We receive a contracted amount for developing and hosting these websites for a fixed amount of time, which is typically 12 months.

Cost of Revenues

Media Technology Solutions

        Our cost of Media Technology Solutions revenues principally consists of:

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  compensation, employee benefits and other employee expenses related to delivering our Internet local search solutions and Voice Services to clients;

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  third-party software license and service fees;

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  expenses related to maintaining our network infrastructure, including Internet connectivity and data storage;

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  depreciation associated with computer equipment; and

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  amortization associated with capitalized software and acquired technology intangible assets.

Media Publishing Revenues

        Our cost of Media Publishing revenues principally consists of:

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  compensation, employee benefits and other employee expenses related to delivering our Media Publishing solutions;

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  traffic acquisition costs incurred to drive traffic to our AreaGuides.net websites;

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  revenue share payments to our affiliate sites and similar royalty payments;

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  expenses related to maintaining our hosting network infrastructure, including Internet connectivity and data storage;

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  depreciation associated with computer equipment; and

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  amortization associated with acquired technology intangible assets.

        In addition, we allocate a portion of general overhead, which we define as rent, occupancy charges and non-network related depreciation expense, to all departments based on employee costs, as we believe this to be the most appropriate measure. As a result, a portion of these expenses is reflected in our cost of revenue.

Operating Expenses

Sales and Marketing

        Sales and marketing expenses consist primarily of commissions, payroll and related expenses for personnel engaged in marketing and sales functions, advertising and promotional expenditures and expenses related to design and creative services. In addition, we allocate a portion of general overhead charges to sales and marketing expenses.

Product Development and Support

        Product development and support expenses consist primarily of compensation and related benefits, consulting fees and other operating expenses for personnel associated with product development and support, existing product enhancement and maintenance, and quality assurance. In addition, we allocate a portion of general overhead charges to product development and support expenses.

General and Administrative

        General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, facilities costs, expenditures on professional services such as legal and insurance services, and other general corporate expenses. In addition, we allocate a portion of general overhead charges to general and administrative expenses.

Acquisition-Related Amortization

        We have accounted for all of our acquisitions using the purchase method of accounting. We allocate the total purchase price, including direct acquisition costs, to the net tangible assets acquired based upon estimates of the fair value of those assets. We allocate any excess purchase price to identifiable intangible assets and goodwill. We amortize identifiable intangible assets over the estimated useful lives of those assets. We have allocated a significant amount of the purchase price in our acquisitions to identifiable intangible assets. We expect to experience a significantly higher level of amortization expense in the first several years following these acquisitions as these identifiable intangibles are amortized.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of our financial condition and results of our operations are based on our consolidated financial statements, which have been prepared in accordance with United States GAAP. The preparation of these consolidated financial statements requires management to make estimates, assumptions and judgments that affect the amounts reported for assets, liabilities, revenue, expenses and the disclosure of contingent liabilities. We base our estimates and judgments about the ultimate outcome of future events on historical experience and other factors. Our actual results may differ from these estimates in the event unforeseen events occur or should the assumptions used in the estimation process differ from actual results.

        Our significant accounting policies are more fully described in note 2 to our consolidated financial statements, which are included elsewhere in this prospectus. On an ongoing basis, we evaluate the estimates, assumptions and judgments involved in applying our accounting policies, particularly as they relate to the accounting policies that we believe are most important to the portrayal of our financial condition and results of operations. We regard an accounting estimate or assumption to be a "critical accounting estimate" in situations in which:

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  the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

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  the impact of the estimates and assumptions on our financial condition or operating performance is material.

        We have discussed our accounting policies with the audit committee of our board of directors, and we believe the following satisfy the definition of critical accounting policies and estimates.

Revenue Recognition

        Software and services.    We apply judgments regarding the application of software revenue recognition accounting principles to our specific agreements and transactions. We generate a portion of our revenues from the sale of software licenses and services. We recognize revenue pursuant to American Institute of Certified Public Accountants Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended. For all of our software arrangements, we recognize revenue only when we can determine that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and we deem collection to be probable. We evaluate these four criteria as follows:

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  Persuasive evidence of an arrangement. We consider a non-cancelable agreement signed by the client and by us to be persuasive evidence of an arrangement.

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  Delivery. We generally consider delivery to have occurred when the software is delivered to the client site and the related professional services are completed. In instances in which client acceptance of the software and related professional services is required, we do not consider delivery to have occurred until we receive notification of acceptance from the client.

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  Fixed or determinable fee. We generally consider the fee to be fixed or determinable if the fee is not subject to adjustment, or if we have not granted extended payment terms to the client. If the fee is not fixed or determinable, we recognize revenue as the adjustment right lapses or when fees become due.

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  Collection is probable. We consider collection to be probable if our internal credit evaluation indicates that the client will be able to pay amounts as they become due under the arrangement. If we determine that collection is not probable, we defer the revenue and recognize it upon cash collection.

        Our software arrangements typically contain multiple revenue elements, including a perpetual license, professional services and maintenance. SOP 97-2 requires the separation of multiple revenue elements based on vendor specific objective evidence, or VSOE, of fair value. If, in our judgment, VSOE of fair value does not exist for each element, we defer recognition of all revenue until the last element is delivered. Because pricing between clients varies significantly based on the level of services we provide, we have determined that VSOE of fair value does not exist for our maintenance or professional services. As a result, in multiple-element arrangements that include maintenance or professional services, we defer revenues relating to each element until all of the criteria for the recognition of revenue have been met for each element, including delivery and acceptance of the software and services. We then recognize revenues for the entire arrangement ratably over the remaining maintenance period.

        Our arrangements involving our Local Mosaic and FlexiQ platforms generally involve customization or implementation services that are essential to the functionality of the software. These arrangements do not qualify for separate element revenue recognition treatment, as described above, and instead must be accounted for under SOP 81-1, Accounting for Performance of Construction-Type Contracts and Certain Production-Type Contracts. Under the completed contract method of accounting permitted by SOP 81-1, we recognize revenue only upon contract completion and record all project costs and revenues as deferred items on the balance sheet until that time. Following contract completion and acceptance by the client, we recognize revenues and costs for the entire arrangement ratably over the remaining maintenance period.

        We recognize revenues derived from content transformation services and our hosted Internet Yellow Pages products when the four criteria for revenue recognition have been met. We analyze these arrangements to determine whether an objective output measure, such as the number of advertisements processed or Yellow Pages directories placed online, exists for the arrangement. If, in our judgment, an objective output measure exists, we recognize revenues based on the quantities delivered. If we cannot determine an adequate objective output measure, we recognize services ratably over the term of the arrangement. We defer recognition of up-front fees received in services arrangements and recognize these revenues ratably over the term of the client arrangement.

        Media Publishing.    We generate revenue from Media Publishing principally through pay-per-click, cost-per-action and other transaction-based fees paid by clients. We also generate revenues from search engine marketing fees, search engine optimization fees and custom website development fees.

        For pay-per-click services, we recognize revenue when the four criteria for the recognition of revenue have been met. We generally recognize revenues upon our delivery of qualified and reported clicks to third-party websites, which occurs when an online user clicks on advertisements that either our client or we have placed on our AreaGuides.net websites. In general, for purposes of revenue recognition, we regard each click on an advertisement as a completed transaction. For cost-per-action services, we recognize revenue when the online user is redirected from our AreaGuides.net websites to a third-party website and completes the specified action. Customers are invoiced monthly based on transaction activity. Normal payment terms are net 30 days from the date of the invoice.

        We recognize SEM and SEO revenues monthly as we provide the services to the client.

        Through our Online Web Marketing subsidiary, we also receive revenues for custom website development and hosting. We charge either an hourly fee for these services or an initial setup fee and annual hosting fee. We defer recognition of up-front fees received in services arrangements and recognize those revenues ratably over the term of the customer arrangement.

        Deferred revenues.    We have included in our consolidated balance sheets deferred revenue amounts that we have billed but not yet recognized as revenue. Our deferred revenue relates primarily to cash received for maintenance contracts and professional services fees in advance of services performed. We recognize this revenue ratably upon the delivery and acceptance of the applicable services. In instances in which client acceptance of software and related professional services is required, we do not commence recognition until we receive notification of acceptance from the client.

        We have also included in our consolidated balance sheets deferred costs, consisting of costs incurred prior to the recognition of related revenue, in amounts up to, but not exceeding the balance of deferred revenue. We defer direct and incremental costs we incur, as defined in SAB 104 and SFAS 91 Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, related to deferred revenue for customization and implementation services for revenue arrangements that we account for pursuant to SOP 81-1, and recognize them ratably over the remaining maintenance period in accordance with the recognition of revenue. These direct and incremental costs consist primarily of labor costs.

        We have recorded acquired deferred revenue in connection with our acquisitions. We record acquired deferred revenue at fair value to the extent it represents a legal obligation assumed by us in accordance with Emerging Issues Task Force, or EITF, 01-03, Accounting in a Business Combination for Deferred Revenue of an Acquiree. For EITF 01-03 purposes, we consider unfulfilled professional services and maintenance contracts to be legal obligations of the acquired entity. We are required to estimate the fair value of acquired deferred revenue, which we determine by estimating the prices that would be paid by willing participants in recent exchange transactions.

        We make estimates of fair value based upon assumptions we believe are reasonable. We base these estimates on historical experience and information obtained from the management of acquired companies. Critical estimates in valuing deferred revenue include future expected costs to be incurred to fulfill client arrangements, as well as the determination of a market margin. These estimates are inherently uncertain and unpredictable. Our assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which could affect the accuracy or validity of our assumptions and estimates.

Allowance for Doubtful Accounts

        We make initial credit evaluations at the inception of our client arrangements and regularly assess our ability to collect outstanding client invoices. We provide an allowance for doubtful accounts when we determine that the collection of an outstanding client receivable is not probable. Management determines the adequacy of our allowance based on known troubled accounts, historical bad debt experience and other currently available evidence. As of December 31, 2006 and 2007, we had recorded $0.3 and $0.1 million as an allowance for doubtful accounts, respectively.

Goodwill, Other Intangibles and Long-lived Assets

        We have accounted for all of our acquisitions as purchase transactions, and we allocated the purchase price for each acquisition to the acquired assets and assumed liabilities based on their estimated fair value. We record as goodwill the excess of purchase price over the fair value of the tangible and identifiable intangible assets acquired. We allocated a portion of the purchase prices for ISx, YPS and MAG to identifiable intangible assets, including client contracts, developed technology, client lists, domain name portfolio, affiliate network and non-compete agreements. We determined the fair value of these intangible assets using an estimate of the discounted future cash flows related to the assets. We are amortizing these intangible assets over their estimated useful lives, which range from one to ten years. We determined the estimated useful lives of our customer contracts and affiliate network, in part, by considering the automatic renewal provisions in our direct customer support and affiliate network contracts. With these provisions, there is very little cost associated with renewing the contract and the automatic renewals usually occur without material modifications to the existing terms or conditions. In addition, our experience indicates that we have very low termination or non-renewal rates among customers. In determining the estimated useful life for our domain name portfolio, we took into account our history of increasing revenue annually over the past several years from our domain name portfolio. Although there is a relatively short history of generating this type of revenue, we expect that we will likely continue to generate increasing revenues, which we believe contributes to the longer life of these intangible assets.

        The estimates we made in allocating these purchase prices to tangible and intangible assets, and in assessing liabilities recorded as part of the purchase price, involved the application of judgment and the use of estimates, which could significantly affect our operating results and financial position. In particular, actual future cash flows from acquired assets could differ materially from estimated future cash flows, which could result in future impairment charges.

        Statement of Financial Accounting Standards, or SFAS, 142, Goodwill and Other Intangible Assets, requires us to test goodwill for impairment annually, as well as when an event or change in circumstance indicates an impairment may have occurred. We perform our annual impairment test in the fourth quarter of each year. We evaluate goodwill for impairment by comparing the fair value of the goodwill carried within a reporting unit to our carrying amount. If the fair value of the goodwill is less than its carrying amount, we record an impairment loss to the extent that the implied fair value of the goodwill of the reporting unit is less than its carrying value.

        For purposes of performing the impairment test for goodwill as required by SFAS 142, we estimate fair value by computing the expected discounted cash flows by reporting unit based on historical result trends, which we adjust to reflect our best estimates of future market and operating conditions. From time to time we may use an independent third-party valuation service to assist in the determination of fair value. Determining the fair value of a reporting unit is judgmental and involves the use of significant estimates and assumptions, such as cash flow projections, market multiples and discount rates. The estimates we make in determining fair value of our reporting units could affect the timing and size of any future impairment charges. Future impairment of our goodwill could significantly affect our operating results and financial position. As of December 31, 2003 and 2004 we did not record any amounts as goodwill. As of December 31, 2006 and 2007 and March 31, 2008 the carrying value of our goodwill was $33.3 million.

        In 2006 a potential impairment was indicated for our local Media Publishing and Voice Services reporting units. We recognized an impairment loss of $1.9 million for the Voice Services reporting unit in 2006. There were no goodwill impairments indicated for any of our reporting units during 2007.

        In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we continually review whether events or circumstances have occurred indicating that the estimated remaining useful lives of our long-lived assets, including fixed assets and intangible assets, may warrant revision or that the carrying value may be impaired. If we identified any such circumstances, we would compare the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. If such cash flows are not sufficient to support the asset's recorded value, we record an impairment charge to reduce the carrying value of the long-lived asset to its estimated fair value. In addition, we consider significant changes in the manner of our use of the acquired assets or the strategy of our overall business, as well as significant negative industry or economic trends, each of which could also trigger an impairment review. We must use judgment in evaluating whether events or circumstances indicate that useful lives should change or that the carrying value of assets has been impaired. In particular, the determination of future cash flows involves significant estimates on the part of management. In order to estimate the fair value of a long-lived asset, we may engage a third party to assist with the valuation. Any revision in the useful life or the amount of an impairment could affect the timing or size of any future impairment charges, and could significantly affect our operating results and financial position. As of December 31, 2006 and 2007 and March 31, 2008, the carrying value of our intangible assets, other than goodwill, was $30.2 million, $21.2 million and $19.3 million.

Income Taxes

        We are subject to income taxes both in the United States and foreign jurisdictions, and we account for income taxes under SFAS 109, Accounting for Income Taxes. We use estimates in determining our provision for income taxes. In making these determinations, we make estimates based upon differences between financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We reduce deferred tax assets by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. Due to a history of losses, we believe it is more likely than not that our net deferred tax assets will not be realized, and have recorded a full valuation allowance.

        Under Section 382 of the Internal Revenue Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. In light of our recent private placements and acquisitions over the past three years, we believe that we have triggered "ownership change" limitations. In the future, we may also experience ownership changes, as defined by Section 382, as a result of this offering and subsequent shifts in our stock ownership. As of December 31, 2007 we had net operating loss carryforwards of approximately $28.8 million and $11.0 million for federal and state income tax purposes, respectively. These amounts could be reduced as a result of ownership changes.

Stock-Based Compensation

        Prior to January 1, 2006, we granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our board of directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, our board of directors determined the fair value of our common stock by considering a number of objective and subjective factors, including:

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  our operating and financial performance;

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  the prices at which we issued shares of preferred stock in connection with acquisitions or in private placement transactions;

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  the superior rights and preferences of securities senior to our common stock at the time of each grant;

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  the non-liquid nature of our common stock;

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  business risks we faced and key company milestones;

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  comparable company and industry analysis; and

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  the anticipated initial public offering price per share and the timing of this offering.

        We performed contemporaneous valuations of our common stock as of December 31, 2006 and 2007.

        We utilized the valuation methodologies outlined in the AICPA's Practice Aid Valuation of Privately-Held Company Equity Securities Issued as Compensation, which we refer to as the practice aid, and we believe that the valuation methodologies were consistent with the practice aid. We considered the following factors in making these fair market value determinations:

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  our proprietary products and services (technology):

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  our management team and workforce skills and experience;

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  general economic conditions and outlook;

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  our capital structure, financial condition, financial strength;

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  state of the industry and markets in which we operate;

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  the competitive environment; and

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  assessment of risk factors.

        We based our determinations of the fair value of our common stock on the probability-weighted expected return method. We utilized two generally accepted valuation approaches: a market multiple approach and an income approach. We analyzed the expected returns to holders of our common stock under four possible scenarios:

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  continued long-term operation as a private company;

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  failure and dissolution of our company;

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  strategic sale or merger of our company; and

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  an initial public offering.

        The market multiple approach, the income approach and the determination of the fair market value of our common stock under the probability-weighted expected return method require our management to make significant estimates and assumptions. These estimates and assumptions affect the amounts of stock compensation expense included in our financial statements.

        In applying the market guideline public company approach and the market merger and acquisition transaction method, revenue multiples of between three and five were used, based on public companies we deemed to be comparable to ours. In applying the probability-weighted expected return method, we used a discount rate of 22% as of December 31, 2006 and 2007. Our estimates of the likelihood of our company continuing operations as a private company ranged from 20% at December 31, 2002 to 26% as of December 31, 2009 and the likelihood of our company effecting an initial public offering ranged from 80% as of December 31, 2007 to 60% at December 31, 2008.

        While we believe we applied reasonable methodologies and assumptions under the practice aid, the estimates and assumptions are highly uncertain and difficult to measure.

        As disclosed more fully in Note 11 to our consolidated financial statements appearing elsewhere in this prospectus, we granted 299,988 stock options with a weighted average exercise price of $14.85 per share during the first quarter of 2006. There were no options to purchase our common stock granted in the last nine months of 2006 or during 2007. In January 2008, we granted 138,079 stock options with an exercise price of $5.70 per share and re-priced 178,102 options with an exercise price of $14.85 per share to $5.70 per share. We determined that the fair value of our common stock decreased from $7.60 to $5.70 from December 31, 2006 to December 31, 2007.

        Although it is reasonable to expect that the completion of this offering may add value to shares of our common stock because they will have increased liquidity and marketability, we cannot determine the amount of the additional value with precision or certainty.

        The following table shows the stock option activity, including weighted average exercise price per share, weighted fair market value of our common stock for financial reporting purposes, and the difference between these amounts as of the most recent grant date:

Stock Award Grant Date	# of Options Granted	Weighted Average Exercise Price Per Share	Fair Market Value Per Share	Weighted Average Intrinsic Value Per Share
January 7, 2008	138,079	$5.70	$5.70	—

        We believe that we have used reasonable methodologies, approaches and assumptions consistent with the practice aid to determine the fair value of our common stock. For this reason, we have determined that all of our stock options have been granted at a price per share equal to or in excess of the fair market value of our common stock at the time of grant.

        For employee stock options granted before January 1, 2006, we applied the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion, or APB, Number 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB 25, compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices only to the extent that the exercise prices are less than the fair market value at the date of grant. Prior to January 1, 2006, we followed the disclosure provisions of SFAS 123, Accounting for Stock-Based Compensation, as amended. All stock-based awards to non-employees are accounted for at their fair value in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and related interpretations.

        SFAS 123R Share Based Payment required that we adopt the fair value method of accounting for stock based arrangements on a prospective basis beginning on January 1, 2006. Under this method, we will continue to account for employee stock-based awards outstanding as of December 31, 2005 under the provisions of APB 25, and we account for any stock-based awards granted or modified after this date under the provisions of SFAS 123R. We recognize the cost of options issued after January 1, 2006 in our consolidated financial statements over the requisite service period. We have used a Black-Scholes model to estimate the fair value of our stock-based compensation arrangements. This model requires that we make assumptions, including stock price volatility, forfeiture rates and expected life. We estimated volatility utilizing the historical volatility of peer companies, forfeiture rates based on expected levels of employee turnover and expected life using a "short cut" method. As a result of our adoption of SFAS 123R, we recorded additional compensation expense of $805,000 and $726,000 and $163,000 and $296,000 for 2006 and 2007 and the three months ended March 31, 2007 and 2008, respectively. The effects in future periods of adopting SFAS 123R will depend on numerous factors, including the nature and amount of the stock-based awards we grant in the future, the valuation model we choose to value the stock-based awards, the assumed forfeiture rate, and the method we choose for recognizing stock-based compensation expense over the requisite service period. We expect a significant increase in stock-based compensation expense in future periods because of our adoption of SFAS 123R.

        The following table shows the intrinsic value of our outstanding vested and unvested options as of March 31, 2008 based upon a $5.70 per share common stock price.

	Number of Shares Underlying Option	Intrinsic Value
		(In thousands)
Total Vested Options Outstanding	591,251	$668
Total Unvested Options Outstanding	157,736	1

Total	748,987	$669

Fair Value of Warrants

        Effective January 1, 2006, the company adopted the provisions of Financial Accounting Standards Board (FASB) Staff Position (FSP) No. 150-5, Issuer's Accounting Under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (FSP 150-5), an interpretation of FSAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). Pursuant to FSP 150-5, freestanding warrants for shares that are redeemable are classified as liabilities on the consolidated balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income (expense), net. The fair value of the Company's warrants was a liability of $3.8 million, $3.1 million and $2.7 million at December 31, 2006 and 2007 and March 31, 2008, respectively.

        In order to determine the fair value of warrants, the company is required to utilize a Black-Scholes model. The inputs into this model require the use of assumptions including the fair value of the company's preferred stock, stock price volatility, and expected life. The company uses similar assumptions for estimating the value of its preferred stock as with its common stock. Volatility is estimated utilizing the historical volatility for peer companies and the expected life is based on the underlying terms of the warrant agreement.

        Upon the closing of this offering, the warrants to purchase preferred stock will be exchanged for warrants to purchase common stock in accordance with the terms of the agreements and the warrant liability will be reclassified at its then fair value to additional paid-in capital.

Beneficial Conversion Features

        We have historically issued convertible securities, including debt securities and preferred stock. We are required to evaluate the convertible features of these securities, as well as related warrants to purchase preferred and common stock that were issued with these securities, under Emerging Issues Task Force, or EITF, Issue No. 00-27, Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, to Certain Convertible Instruments, SFAS 133, Accounting for Derivative Instruments and Hedging Activities and EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Some of our outstanding warrants to purchase shares of our preferred stock were converted into shares of preferred stock in 2005. As a result of this beneficial conversion, we recorded a deemed dividend to preferred stockholders, which increased the net loss attributable to common stockholders.

        We will be required to record additional deemed dividends upon the closing of this offering. Our series 2 preferred stock will be automatically converted for a number of shares of common stock determined by dividing $15.0 million by $4.24 per share. Our series 3 preferred stock will be automatically exchanged immediately before the closing of this offering, for a number of shares of common stock determined by dividing $29.5 million by $3.54 per share. These deemed dividends will increase our net loss attributable to common stockholders.

Accounting Treatment of our Acquisition of ISx

        FASB Interpretation No. 46(R), or FIN 46R, Consolidation of Variable Interest Entities clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        In April 2005, we acquired all of the outstanding stock of ISx. However, after an evaluation of the acquisition agreement and the requirements of FIN 46R, we determined that ISx was a Variable Interest Entity, and that because we had the right to rescind the acquisition, we were not the primary beneficiary of ISx until December 30, 2005 when the rescission right expired. For the period from April 15, 2005 to December 29, 2005, we accounted for its acquisition of ISx under the equity method of accounting, after which we began consolidating ISx's financial results.

        Upon our acquisition of the interest in ISx, we recorded the fair value of the rescission right of $3.3 million. On December 30, 2005, we reached an agreement with Spencer Trask Intellectual Capital Company, LLC, which we refer to as STICC, one of the former owners of ISx, pursuant to which we agreed not to exercise our right to rescind the acquisition. In exchange, the holder of an ISx promissory note, a party related to STICC, in the face amount of approximately $9.1 million, agreed to modifications to this promissory note. We accounted for this modification as an exchange of the right to rescind the ISx acquisition for the reduction in the recorded amount of the debt to its fair value of $7.6 million, plus the impact of the $1.0 million fair value of 200,000 shares of the Series 1 Convertible Preferred Stock issued to a related entity to STICC in connection with the transaction. We recorded a loss on the rescission right of $2.8 million, which is recorded in other expenses.

Results of Operations

        The following table sets forth, for the periods indicated, our selected unaudited consolidated statements of operations data expressed in thousands, with percentages expressed as a percentage of total revenues for the periods presented:

	Year ended December 31,						Three Months Ended March 31,
	2005		2006		2007		2007		2008
							(unaudited)
Revenues:
Media technology solutions	$6,893	81%	$24,949	70%	$25,841	73%	$6,420	72%	$5,246	68%
Media publishing	1,584	19%	10,804	30%	9,653	27%	2,502	28%	2,519	32%

Total revenues	8,477	100%	35,753	100%	35,494	100%	8,922	100%	7,765	100%
Cost of revenues:
Media Technology Solutions	2,681	32%	9,059	25%	9,421	27%	1,886	21%	2,168	28%
Media Publishing	603	32%	5,189	15%	5,652	16%	1,638	18%	1,717	22%

Total cost of revenues	3,284	39%	14,248	40%	15,073	42%	3,524	39%	3,885	50%

Gross profit	5,193	61%	21,505	60%	20,421	58%	5,398	61%	3,880	50%
Operating expenses:
Sales and marketing	3,668	43%	6,159	17%	3,863	11%	1,101	12%	927	12%
Product development and support	3,357	40%	7,688	22%	7,471	21%	2,053	23%	2,090	27%
General and administrative	3,098	37%	11,393	32%	7,060	20%	1,649	18%	1,665	21%
Impairment of Goodwill	—	0%	1,932	5%	—	0%	—	0%	—	0%
Amortization of intangible assets	2,751	32%	6,379	18%	6,282	18%	1,495	17%	1,158	15%

Total operating expenses	12,874	152%	33,551	94%	24,676	70%	6,298	71%	5,840	75%

Loss from operations	(7,681)	(91)%	(12,046)	(34)%	(4,255)	(12)%	(900)	(10)%	(1,960)	(25)%
Interest expense	628	7%	4,082	11%	3,409	10%	418	5%	1,113	14%
Other (income) expense	2,875	34%	(132)	0%	(610)	(2)%	5	0%	(26)	0%
(Gain) loss on fair value of warrants	—	—	(651)	(2)%	(950)	(3)%	(191)	(2)%	(244)	(3)%
Equity in the loss of ISx, net of tax	7,384	87%	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	941	3%	—	0%	—	0%	—	0%

Net loss	$(18,568)	(219)%	$(16,286)	(46)%	$(6,104)	(17)%	$(1,132)	(13)%	$(2,803)	(36)%

Three Months ended March 31, 2007 and 2008.

Revenues by Segment

        We have three reportable segments: Media Technology Solutions, Voice Services and Media Publishing. The following table represents our revenues by segment for the three months ended March 31, 2007 and 2008, in thousands.

	Three Months ended March 31,
	2007		2008
	Revenue	As a % of total revenues	Revenue	As a % of total revenues
Media Technology Solutions	$3,422	38%	$3,191	41%
Voice Services	2,998	34%	2,055	27%
Media Publishing	2,502	28%	2,519	32%

Total revenues	$8,922	100%	$7,765	100%

        Segment operating income (loss) for the three months ended March 31, 2007 and 2008, in thousands, was as follows:

	Three Months ended March 31,
	2007	2008
Media Technology Solutions	$221	$(281)
Voice Services	89	(716)
Media Publishing	(1,210)	(963)

Consolidated loss from operations	$(900)	$(1,960)

        With the projected acquisition of Mobile People, we anticipate an increase in revenue as well as cost of sales going forward. As a percentage of sales, we anticipate that gross margins will remain consistent with prior years. We expect product development and support costs to increase during the remainder of 2008, but we anticipate other operating expenses to remain stable or decrease as a percentage of total revenue.

Revenues

        Our total revenues decreased $1.2 million from $8.9 million for the three months ended March 31, 2007 to $7.8 million for the three months ended March 31, 2008. Revenue decreased in both the Media Technology Solutions and Voice Services divisions and remained relatively consistent in the Media Publishing division from the three months ended March 31, 2007 to the three months ended March 31, 2008. During the three months ended March 31, 2008, we generated revenues of $2.1 million from our internet yellow pages directory platform, $1.0 million from the sale of our Local Mosaic platform and services, $2.5 million from Media Publishing and $2.1 million from Voice Services. This represented decreases from 2007 of $0.2 million from our Media Technology Solutions platform and $0.9 million from Voice Services. for a net decrease of $1.2 million overall. Although we expect a decrease in revenues during the remainder of 2008 from our Internet Yellow Pages platform as we migrate customers to our Local Mosaic platform, we expect revenues to increase in both our Media Technology Solutions and Media Publishing segments, while we anticipate revenues from Voice Services to remain consistent with prior years. In addition, we may offer our Media Technology Platform on a revenue sharing basis in the future, but we cannot predict what effect, if any, this change may have on our revenues in future periods.

Cost of Revenues

        For the three months ended March 31, 2008, compared to the three months ended March 31, 2007, our total cost of revenue increased by $0.4 million, from $3.5 million to $3.9 million. Of this increase, approximately $0.3 million resulted from increased costs associated with delivering our Media Technology Solutions platforms, $0.1 million resulted from increased costs associated with delivering our Media Publishing platform and the costs associated with delivering our Voice Services stayed constant. As a percentage of total revenue, total cost of revenue increased from 39.5% for the three months ended March 31, 2007 to 50.0% for the three months ended March 31, 2008. This increase is attributable to higher margin revenue recognized in January 2007, along with higher Media Services costs and employment costs in the three months ended March 31, 2008.

Operating Expenses

        Sales and marketing.    Our total sales and marketing expenses decreased $0.2 million, from $1.1 million in the three months ended March 31, 2007, to $0.9 million for the three months ended March 31, 2008. The reduction in the use of outside consultants resulted in a decrease of $0.1 million and the increased usage of marketing staff to perform direct customer work also resulted in a decrease of $0.1 million.

        Product development and support.    Product development and support expenses remained consistent at $2.1 million for the three months ended March 31, 2007 and 2008.

        General and administrative.    Our total general and administrative expenses remained relatively consistent for the three months ended March 31, 2007 and 2008 at $1.6 million and $1.7 million, respectively.

        Impairment of goodwill.    There were no goodwill impairments indicated for any of our reporting units for the three months ended March 31, 2007 or 2008.

        Amortization of intangible assets.    For the three months ended March 31, 2007, compared to the three months ended March 31, 2008, our total amortization expense related to intangible assets decreased by $0.3 million and was 15% of total revenue for the three months ended March 31, 2008 compared to 17% of total revenue for the three months ended March 31, 2007. This decline in dollars is attributable to customer contracts in the Media Technology Solutions segment being nearly fully amortized. In conjunction with the planned acquisition of Mobile People, future amortization expense of intangible assets is expected to increase.

Other Expenses

        Interest expense.    Our total net interest expense increased $0.7 million for the three months ended March 31, 2007 compared to the three months ended March 31, 2008. This is primarily attributable to the gain recognized by the Company on the modification of debt during the three months ended March 31, 2007.

        Gain on fair value of warrants and cumulative effect of change of accounting principle.    During 2006, we adopted Financial Accounting Standards Board Staff Position No. 150-5, Issuer's Accounting Under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable , which we refer to as FSP 150-5, an interpretation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Pursuant to FSP 150-5, freestanding warrants for shares that are redeemable are classified as liabilities on the consolidated balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income or expense.

        During the three months ended March 31, 2007 and 2008, we recorded gains of approximately $0.2 million and $0.2 million respectively to reflect the decrease in fair value of the outstanding warrants to purchase our preferred stock.

        Other expense/(income).    For the three months ended March 31, 2007, compared to the three months ended March 31, 2008, total other expense (income) remained relatively consistent.

Years Ended December 31, 2006 and 2007

Revenues by Segment

        As a result of our acquisitions of ISx and MAG in 2005, we have three reportable segments: Media Technology Solutions, Voice Services and Media Publishing. The following table represents our revenues by segment for the years ended December 31, 2006 and 2007, in thousands.

	2006		2007
	Revenue	As a % of total revenues	Revenue	As a % of total revenues
Media Technology Solutions	$13,362	37%	$14,740	42%
Voice Services	11,587	33	11,101	31
Media Publishing	10,804	30	9,653	27

Total revenues	$35,753	100%	$35,494	100%

        Segment profit or loss for the years to date ended December 31, 2006 and 2007, in thousands, was as follows:

	2006	2007
Media Technology Solutions	$(8,362)	$1,064
Voice Services	(2,536)	(1,560)
Media Publishing	(1,148)	(3,759)

Consolidated loss from operations	$(12,046)	$(4,255)

        With the projected acquisition of Mobile People, we anticipate an increase in revenue as well as cost of sales going forward. As a percentage of sales, we anticipate that gross margins will remain consistent with prior years. We expect product development and support costs to increase in 2008, but we anticipate other operating expenses to remain stable or decrease as a percentage of total revenue.

Revenues

        Our total revenues decreased $0.3 million, from $35.8 million for 2006 to $35.5 million for 2007. This decrease resulted from a decrease in revenue in both the Media Publishing and Voice Services segments year over year, which was partially offset by an increase in revenue in Media Technology Solutions. During the year ended December 31, 2007, we generated revenues of $5.2 million from our Internet Yellow Pages Directory platform, $9.5 million from the sale of our Local Mosaic platform and services, $9.7 million from our Media Publishing solutions and $11.1 million from our Voice Services. This represented an increase over 2006 of $1.4 million from our Media Technology Solutions segment, and decreases of $1.2 million from Media Publishing and $0.5 million from Voice Services, for a net decrease of $0.3 million overall.

        Although we expect a decrease in revenues in 2008 from our Internet Yellow Pages platform as we migrate customers to our Local Mosaic platform, we expect revenues to increase in both our Internet local search and Media Publishing segments, while we anticipate revenues from Voice Services to remain consistent with prior years. Dex Media, Inc., our largest client, recently extended our agreement through the end of 2008. There can be no assurance that we will maintain this client beyond that date. We expect this client to account for approximately 10% of our revenues for 2008. The loss of this client would cause a reduction in our Media Technology Solutions revenues. In addition, we may offer our Media Technology Platform on a revenue sharing basis in the future, but we cannot predict what effect, if any, this change may have on our revenues in future periods.

Cost of Revenues

        Our total cost of revenues increased $0.8 million, from $14.2 million for 2006 to $15.1 million for 2007. Of this increase, approximately $0.6 million resulted from increased costs associated with delivering our Media Technology Solutions platform, $0.5 million resulted from increased costs associated with delivering our Media Publishing platform and $0.2 million from decreased costs associated with delivering our Voice Services. As a percentage of revenues, cost of revenues increased from 40% during the 2006 period to 42% for the 2007 period. As a percentage of total revenue, cost of revenues are not projected to materially change in 2008.

Operating Expenses

        Sales and marketing.    Our total sales and marketing expenses decreased $2.3 million, from $6.2 million for 2006 to $3.9 million for 2007. This decrease in sales and marketing expenses was the result of $1.5 million in headcount reductions and a re-alignment of personnel, $0.2 million in travel expenses, and $0.5 million in marketing consulting expenses.

        Product development and support.    Our total product development and support expenses decreased $0.2 million, from $7.7 million for 2006 to $7.5 million for 2007. The decrease was the result of a slight decline in compensation and employee costs due to reductions in staffing during 2007. Product development and support expenses are expected to increase in 2008 driven primarily by the addition of employee costs necessary to facilitate development of new technologies and continued innovation and development activities.

        General and administrative.    Our total general and administrative expenses decreased $4.3 million, from $11.4 million for 2006 to $7.1 million for 2007. This decrease was primarily the result of expenses incurred in 2006 for the preparation for an initial public offering of approximately $2.7 million. Additionally we incurred other non-recurring integration related expenses during 2006 totaling $1.0 million. Other savings of $0.6 million resulted from lower facility, operating and employee costs during 2007.

        Impairment of goodwill.    In 2006, we recognized an impairment charge of $1.9 million for our Voice Services segment. There were no goodwill impairments indicated for any of our reporting units during 2007.

        Amortization of intangible assets.    Our total amortization expenses related to intangible assets remained consistent from 2006 to 2007 at 18% of revenue. As certain of our existing intangible assets reach their useful life and become fully amortized, we expect amortization expense from these assets as a percentage of revenue to decrease. However, assuming we complete our proposed acquisition of Mobile People, we expect these amortization expenses to increase following that acquisition.

Other Expenses

        Interest expense.    Our total interest expense decreased $0.7 million, from $4.1 million for 2006 to $3.4 million for 2007. This decrease was primarily the result of a gain recognized by the Company on the modification of debt during 2007, which was included in interest expense for the year ended December 31, 2007.

        Gain on fair value of warrants and cumulative effect of change of accounting principle.    During 2006, we adopted Financial Accounting Standards Board Staff Position No. 150-5, Issuer's Accounting Under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, which we refer to as FSP 150-5, an interpretation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Pursuant to FSP 150-5, freestanding warrants for shares that are redeemable are classified as liabilities on the consolidated balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income or expense.

        At December 31, 2005, warrants to purchase our Series 1 and Series 3 preferred stock were classified as liabilities. Upon adoption of FSP 150-5, we reclassified our warrants to purchase shares of our Series 2 Preferred Stock to a liability and recorded a cumulative effect charge of approximately $0.9 million. During 2006 and 2007, we recorded gains of approximately $0.7 million and $1.0 million respectively to reflect the decrease in fair value of the outstanding warrants to purchase our preferred stock.

        Other expense.    Other income consists primarily of interest income on cash and cash equivalent balances and was consistent at $0.1 million for the two twelve month periods. In addition, during 2007, we recognized a gain of $0.4 million from the reversal of assumed payables that were incurred prior to 2002 and for which the legal statute of limitations related to the liabilities had expired.

Years Ended December 31, 2005 and 2006

Revenues by Segment

        The following table represents our revenues by segment for 2005 and 2006, in thousands.

	2005		2006
	Revenue	As a % of total revenues	Revenue	As a % of total revenues
Media Technology Solutions	$6,893	81%	$13,362	37%
Voice Services	—	0	11,587	33
Media Publishing	1,584	19	10,804	30

Total revenues	$8,477	100%	$35,753	100%

        Segment loss for 2005 and 2006, in thousands, is as follows:

	2005	2006
Media Technology Solutions	$(7,650)	$(8,362)
Voice Services	—	(2,536)
Media Publishing	(31)	(1,148)

Consolidated loss	$(7,681)	$(12,046)

        We have consolidated the financial results of MAG since we acquired MAG in October 2005. Before October 2005, we had no Media Publishing revenue. We have consolidated the financial results of ISx since December 30, 2005. Before that date, we had no Voice Services revenue. Under the terms of our acquisition agreement with ISx, we had the right to rescind that acquisition until December 31, 2005, if we had not completed an initial public offering by that date. Because we retained this right during 2005, and as a result were not primarily at risk for the losses of ISx, we did not consolidate ISx's financial statements with ours until December 30, 2005. We have accounted for the acquisition of ISx for the period from the acquisition date through December 29, 2005 under the equity method of accounting. Under the equity method of accounting, we reported 100% of ISx's net loss in 2005 as a separate line item in our consolidated statement of operations rather than consolidating its financial statements with ours. From April 14, 2005 to December 29, 2005, ISx had revenues of $4.3 million, all of which were from the sale of Voice Services.

Revenues

        Our total revenues increased $27.3 million, from $8.5 million for 2005 to $35.8 million for 2006. This increase resulted from our acquisition of YPS, which provided us with our Internet Yellow Pages directory platform, from our acquisition of MAG, which provided us with Media Publishing revenues, from our acquisition of ISx, which provided us with our Voice Services platform and from growth in revenues from sales of our Local Mosaic platform and content transformation services. During the year ended December 31, 2006, we generated revenues of $6.2 million from our Internet Yellow Pages directory platform, $10.8 million from our Media Publishing solutions, $11.6 million from our Voice Services and $7.2 million from the sale of our Local Mosaic platform and content transformation services. This represented increases over 2005 of $6.5 million from our Internet local search, $9.2 million from our Media Publishing solutions, and $11.6 million from the acquisition of our Voice Services platform.

Cost of Revenues

        Our total cost of revenues increased $11.0 million, from $3.3 million for 2005 to $14.2 million for 2006. Of this increase, approximately $1.2 million resulted from increased costs associated with delivering our Internet local search, $4.6 million resulted from increased costs associated with delivering our Media Publishing platform and $5.1 million from increased costs associated with delivering our Voice Services all of which were primarily drawn from the 2005 acquisitions. As a percentage of revenues, cost of revenues increased from 39% during the 2005 period to 40% for the 2006 period.

Operating Expenses

        Sales and marketing.    Our total sales and marketing expenses increased $2.5 million, from $3.7 million for 2005 to $6.2 million for 2006. This increase in sales and marketing expenses was the result of an increase in departmental headcount and related employee expenses of $2.5 million as a result of acquisitions, the marketing and sales of our Local Mosaic platform and overall corporate marketing initiatives, an increase in travel expenses of $0.2 million and an increase in facility expenses of $0.1 million partially offset by a decrease of a consulting expense of $0.3 million.

        Product development and support.    Our total product development and support expenses increased $4.3 million, from $3.4 million for 2005 to $7.7 million for 2006. The increase was the result of a $2.9 million increase in compensation and employee costs due to additional product development and support personnel and a $0.5 million increase in consulting expenses. Our headcount increased during 2006 as a result of our acquisitions of YPS, ISx and MAG, and growth in the number of personnel associated with the development of our Local Mosaic platform. In addition, facility expenses increased $0.8 million as a result of our acquisitions and travel expenses increased $0.1 million.

        General and administrative.    Our total general and administrative expenses increased $8.3 million, from $3.1 million for 2005 to $11.4 million for 2006. This increase was primarily the result of increases in administrative employee-related expenses of $2.4 million, and increases of $5.0 million in both professional fees and facility expenses during 2006 in connection with our acquisitions and as we prepared for this offering in 2006. In addition, depreciation expense increased $0.6 million, state franchise taxes increased $0.2 million and travel expenses increased $0.1 million.

        Impairment of goodwill.    In 2006, we recognized an impairment charge of $1.9 million for our Voice Services reporting unit. No impairment of goodwill was recorded during 2005.

        Amortization of intangible assets.    Our total amortization expenses related to intangible assets increased $6.2 million from $3.2 million in 2005 to $9.4 million in 2006. The increase relates to the a full year of amortization of intangible assets related to the acquisitions of YPS, ISx and MAG. Of these amounts, $0.5 million and $3.0 million was included in cost of revenue as amortization of capitalized core technology in 2005 and 2006, respectively.

Other Expenses

        Interest expense.    Our total interest expense increased $3.5 million, from $0.6 million for 2005 to $4.1 million for 2006. This increase was primarily the result of a full year's interest on debt associated with our acquisitions of YPS, ISx and MAG. In addition, we incurred an additional $6.0 million in debt from our shareholders in the fourth quarter of 2006.

        Gain on fair value of warrants and cumulative effect of change of accounting principle.    During 2006, we adopted Financial Accounting Standards Board Staff Position No. 150-5, Issuer's Accounting Under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, which we refer to as FSP 150-5, an interpretation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Pursuant to FSP 150-5, freestanding warrants for shares that are redeemable are classified as liabilities on the consolidated balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income or expense.

        At December 31, 2005, warrants to purchase our Series 1 and Series 3 preferred stock were classified as liabilities. Upon adoption of FSP 150-5, we reclassified our warrants to purchase shares of our Series 2 Preferred Stock to a liability and recorded a cumulative effect charge of approximately $0.9 million. During 2006, we recorded a gain of approximately $0.7 million to reflect the decrease in fair value of the outstanding warrants to purchase our preferred stock between January 1, 2006 and December 31, 2006.

        Other expense.    Other expense on 2005 includes $2.8 million for the loss on impairment of the rescission right in connection with the restructuring of the terms of our acquisition of ISx. See "—Critical Accounting Policies and Estimates—Accounting Treatment of our Acquisition of ISx."

        Equity in the losses of ISx, net of tax.    Between April 14, 2005 and December 29, 2005, we accounted for our ownership of all outstanding common stock of ISx under the equity method of accounting. The following table sets forth, for the period from April 14, 2005 through December 29, 2005, selected statement of operations data for ISx, in thousands:

April 14, 2005 to December 29, 2005
Revenues	$4,311
Cost of revenues	1,271

Gross profit	3,040

Net loss	$(7,384)

        We recognized 100% of the losses of ISx during this period. This loss reflects purchase price adjustments, including the reduction of deferred revenue and the amortization of ISx's identifiable intangible assets.

Liquidity and Capital Resources

        Historically, we have funded our operations primarily through the proceeds of financing activities. Since January 1, 2002, we have raised gross proceeds of $46.3 million from the sale of preferred equity securities and $9.4 million from the sale of debt securities. We issued an additional $14.9 million in preferred equity securities and $22.6 million in debt securities as consideration for acquisitions in 2005. Our principal historical liquidity requirements have consisted of working capital, acquisitions, capital expenditures and general corporate purposes. As of March 31, 2008, we had $2.3 million of cash and cash equivalents and a working capital deficit of $0.8 million, which included deferred revenue of $5.4 million.

Sources of Liquidity

        Since January 1, 2002, we have funded a portion of our operations through the proceeds of sales of preferred stock and the issuance of debt. All shares of our preferred stock will convert into or be exchanged for shares of our common stock upon the consummation of this offering.

Equity Issuances

        The table below summarizes our issuances of preferred stock from January 1, 2003 to March 31, 2008:

Series	Dates of Issuance	Approximate Gross Cash Proceeds
B	December 2003 and February 2004	$5.0 million(1)
1	April 2005 and June 2007	Not applicable(2)
2	April 2005	$15.0 million
3	October 2005, November 2005, February 2006 and January 2007	$25.0 million(3)

    (1)
    We also issued shares of series B preferred stock upon the conversion of outstanding series B promissory notes upon our reincorporation into Delaware in December 2003. The cash proceeds listed in the table above do not reflect proceeds received upon issuance or conversion of these promissory notes, which are described below.

    (2)
    Shares of series 1 preferred stock were issued upon conversion of outstanding shares of series A preferred stock and series B preferred stock in a recapitalization that occurred simultaneously with our issuance of shares of series 2 preferred stock in April 2005. Additional shares of series 1 were issued upon the conversion of a portion of a promissory note in December 2006 and June 2007.

    (3)
    Shares of series 3 preferred stock were issued in February 2006 on partial settlement of a $1.5 million liability related to the acquisition of MAG and upon conversion of approximately $3.6 million of promissory notes we issued in connection with our acquisition of MAG, including accrued interest, in January 2007.

        In addition, we received an aggregate of approximately $139,000 in proceeds from exercises of options to purchase common stock from January 1, 2002 to March 31, 2008.

Debt Issuances

  •
  Series A promissory notes. Between March 2002 and July 2003, we issued series A promissory notes in an aggregate principal amount of approximately $1.9 million. Of this amount, approximately $0.3 million in aggregate principal amount, plus accrued interest, was converted into shares of series A preferred stock upon our reincorporation in Delaware in December 2003, and $0.3 million, plus accrued interest, was repaid in cash. In January and February 2004, $0.2 million in aggregate principal amount, plus accrued interest, was converted into shares of series A preferred stock and $0.2 million was repaid in cash. In April 2005, approximately $0.9 million in aggregate principal amount, plus accrued interest, was converted into shares of series A preferred stock immediately prior to our recapitalization in April 2005.

  •
  Series B promissory notes. In October 2003, we issued series B promissory notes in an aggregate principal amount of approximately $0.4 million, the entire outstanding principal amounts of which were converted into shares of series B preferred stock in December 2003.

  •
  YPS note. In connection with our acquisition of the assets of YPS in April 2005, we issued a convertible secured promissory note in a principal amount of $10.0 million. The face amount of the note was subject to reduction if the business associated with YPS' assets failed to meet certain specified earnings targets during 2005. As a result, the principal amount of the note was reduced to $6.1 million. We subsequently restructured this promissory note to eliminate its conversion feature and establish a fixed payment schedule. Approximately $2.3 million in principal amount remains outstanding on this note. We expect to use $1.4 million of the proceeds of this offering to repay a portion of this note along with accrued interest.

  •
  MAG notes. In connection with our acquisition of MAG in October 2005, we issued secured promissory notes with an aggregate principal amount of $16.5 million. Initially, these notes were structured such that $7.0 million would have been automatically converted into shares of common stock upon completion of this offering, and $9.5 million would have been repaid in cash upon completion of this offering. We subsequently restructured these notes to eliminate the conversion feature and establish a fixed payment schedule. As of December 31, 2007 approximately $10.5 million in principal amount remains outstanding on these notes. Under certain circumstances, the fixed repayment schedule we have agreed upon would be increased based on the financial performance of our local Media Publishing unit. We expect to use $6.5 million of the proceeds of this offering to repay a portion of these notes along with accrued interest.

  •
  Sandler notes. In October 2006, we issued promissory notes in the amount of $6.0 million to certain of our existing stockholders, including affiliates of Michael Marocco, a member of our board of directors. We have entered into an agreement with the holders of these notes whereby the holders have agreed to accrue all interest otherwise earned from the issuance date through December 31, 2007 to principal, with monthly payments beginning in January 2008. The agreement further permits partial repayments of these notes upon the closing of this offering. We expect to use $7.0 million of the proceeds of this offering to repay a portion of these notes along with accrued and pre-payment interest.

Cash Flows

        The following table sets forth the components of our cash flows for the following periods, in thousands:

	Year ended December 31,			Three Months ended March 31,
	2005	2006	2007	2007	2008
Net cash provided by (used in) operating activities	$(5,092)	$(2,562)	$3,821	$1,318	$(197)
Net cash provided by (used in) investing activities	(25,598)	(2,964)	(188)	(94)	(701)
Net cash provided by (used in) financing activities	36,096	1,015	(1,512)	(115)	(788)

        Operating activities.    Cash used in operating activities for 2005 was primarily attributable to net loss of $18.6 million, offset by equity in the losses of ISx of $7.4 million, depreciation and amortization expense of $3.5 million and charge of $2.8 million in connection with the restructuring of our acquisition of ISx. Cash used in operating activities for 2006 was primarily attributable to net loss of $16.3 million, offset by depreciation and amortization of $10.3 million, stock based compensation of $1.0 million amortization of debt discounts and issuance costs of $2.1 million and goodwill impairment of $1.9 million. Cash used in operating activities December 31, 2006 was $2.6 million. Cash provided by operating activities December 31, 2007 was $3.8 million. The $6.4 million increase in cash provided by operating activities was primarily due to a decrease in net loss net of non-cash items of $3.8 million. Cash used in operations during the first quarter of 2008 was $0.2 million. The $1.5 million decrease from the first quarter of 2007 was primarily due to higher interest expenses and an increase in the operating loss.

        Investing activities.    Cash used in investing activities included capital expenditures of $0.5 million for 2005, $0.5 million for 2006, and $0.2 million for 2007. Cash used in investing activities for 2005 also included payments for the acquisition of YPS, net of cash acquired, of $10.2 million, expenses associated with the acquisition of our interest in ISx on April 14, 2005 net of cash acquired on

December 30, 2005 of $0.6 million, and payments for the acquisition of MAG, net of cash acquired of $15.3 million. In 2006, an additional $1.9 million was used in association with the acquisition of MAG. Cash used in investing activities was $3.0 million in 2006. Cash used in investing activities was $0.2 million in 2007. The $2.8 million decrease in cash used in investing activities was primarily due to a $1.9 million decrease in acquisition costs of MAG recognized in 2006 and $0.9 million decrease due to a reduction in the capitalized software development costs and property and equipment expenditures in 2007. Cash used investing activities increased during the first quarter of 2008 due to the $0.6 million in funding provided to Mobile People under a loan facility.

        Financing activities.    Cash provided by financing activities for 2005 was attributable to the issuance of 15.0 million shares of Series 2 preferred stock and the issuance of 6.3 million shares of Series 3 preferred stock for proceeds net of issuance costs of $13.0 million and $23.2 million, respectively. Cash provided by financing activities in 2006 was attributable to the issuance of $6.0 million in debt offset by $5.1 million in debt payments. In 2007, cash used in financing activities was $1.5 million and was primarily the result of debt principal payments. During the first quarter of 2008 cash used in financing activities was $0.8 million due to the principal payments on outstanding debt.

Funding Requirements

        Short-term funding requirements.    Given our cash and cash equivalents, including the net proceeds of this offering, and our expectation of annual positive cash flows from operations in future periods, we believe that we will have sufficient liquidity to fund our business and meet our contractual obligations over a period beyond the next 12 months. We expect to use an aggregate of $15.0 million of the proceeds of this offering to repay a portion of the outstanding indebtedness, along with accrued interest as described below. We intend to use the balance of the net proceeds of this offering for general corporate purposes, including working capital.

        Following the consummation of this offering, our principal short-term funding requirements will be as follows:

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  Debt service obligations of up to $0.8 million over the next 12 months in respect of indebtedness that we expect to remain outstanding following the consummation of this offering.

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  Payments relating to the contractual obligations described in the table below.

        Long-term funding requirements.    We expect to fund the growth of our business through cash flow from operations and through issuances of common stock, promissory notes or other securities. We expect to assess our financing alternatives periodically and access the capital markets from time to time when we believe it is in our stockholders' best interest. If our existing resources are insufficient to satisfy our liquidity requirements, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in dilution to our stockholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our research and development activities, which could harm the growth of our business.

        We expect to devote substantial resources to our product development and support efforts and to our sales and marketing efforts associated with the development and commercialization of our local search solutions. Our funding requirements will depend on numerous factors including:

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  the extent to which our local search solutions, including our Local Mosaic platform and Voice Services, gain increased market share and are commercially successful in the United States and internationally;

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  the level of profitability of our Media Technology Solutions and Media Publishing solutions;

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  the progress, level and timing of our product development and support activities related to our local search solutions;

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  unforeseen costs, delays and problems;

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  the cost and effectiveness of our sales and marketing programs;

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  the timing of any conversion of our outstanding promissory notes into shares of our common stock;

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  the status of competing products;

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  the establishment of additional strategic or licensing arrangements with other companies, or acquisitions; and

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  the level of costs associated with building and maintaining public company systems and infrastructure.

        We do not currently have any arrangements or credit facilities in place as a source of funds for these requirements.

Contractual Obligations

        The chart below summarizes our contractual obligations as of December 31, 2007, in thousands.

	To be automatically converted into common stock on the closing of this offering
		To be settled in cash on the closing of this offering	Payments due by period
			2008	2009 and 2010	2011 and 2012	Thereafter	Total
Operating lease obligations	$—	$—	$858	$1,010	$—	$—	$1,868
Notes payable and capital lease obligations	$5,689	$13,033	$1,636	$6,621	$—	$—	$26,979

        The amounts listed for notes payable consist of the following amounts outstanding:

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  $6.1 million in principal amount outstanding under a promissory note issued in connection with our acquisition of YPS in April 2005. In July 2007, we restructured the payment of the YPS note to eliminate the conversion feature, make monthly payments and extend the terms. Approximately $2.9 million in principal amount remains outstanding on this note, as restructured. We expect to use $1.4 million of the proceeds of this offering to repay a portion of principal and interest on this note.

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  $5.7 million in principal amount outstanding under a convertible promissory note initially issued to Kevin Kimberlin Partners, L.P., or KKP, which is an affiliate of Kevin Kimberlin, one of our directors. This note will automatically convert into shares of our common stock upon the consummation of this offering.

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  $10.5 million in principal amount outstanding under promissory notes we issued in connection with our acquisition of MAG in October 2005. We restructured these notes in 2007 to eliminate the conversion feature and establish a fixed payment schedule. Under certain circumstances, the fixed repayment schedule we have agreed upon would be increased based on the financial performance of our local Media Publishing unit. We expect to use $6.5 million of the proceeds of this offering to repay a portion of principal and interest on these notes.

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  $6.0 million in principal amount of promissory notes we issued to certain of our existing stockholders, including affiliates of Michael Marocco, a member of our board of directors, in October 2006. We expect to use $7.0 million of the proceeds of this offering to repay a portion of principal and interest on these notes. We have entered into an agreement with the holders of these notes whereby the holders have agreed to accrue all interest otherwise earned from the issuance date through December 31, 2007 to principal. We began to make monthly payments in January 2008, of which 50% is paid in cash and the other 50% is accrued to principal. As a result, $1.8 million of accrued interest is included in the contractual obligations above.

Off-Balance Sheet Arrangements

        FASB Interpretation No. 46(R), or FIN 46R, Consolidation of Variable Interest Entities clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        In accordance with an agreement with the sellers of ISx, we had the right to rescind the acquisition of ISx until December 31, 2005, if we had not completed an initial public offering by that date. Upon acquiring our interest in ISx, we recorded the fair value of the rescission right of $3.3 million. This fair value was determined using a Black Scholes valuation model with the assistance of third-party valuation specialists and considers our combined right to put the outstanding stock of ISx back to the former owners of ISx and call the series 1 preferred stock issued from those former owners in the transaction. The significant assumptions utilized in determining the fair value of this right included an estimate of volatility, the fair values of ISx and our series 1 preferred stock, and an assessment of the probability of completing an initial public offering by December 31, 2005.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk

        In 2007, approximately 66% of our total revenues were comprised of sales to clients in the United States, and 34% were comprised of sales to clients outside the United States. Of our revenues received in 2007 from clients outside of the United States, 15% were paid in currencies other than U.S. dollars. Therefore, our results could be negatively affected by such factors as changes in foreign currency exchange rates, trade protection measures and changes in regional or worldwide economic or political conditions. A 10% change in the value of the U.S. dollar relative to each of the foreign currencies in which our revenues are denominated would not have resulted in a material change to our results.

        Historically, we have not tried to reduce our exposure to exchange rate fluctuations by engaging in hedging activities.

Interest Rate Risk

        At December 31, 2006, we had unrestricted cash and cash equivalents totaling $1.8 million, and at December 31, 2007 we had unrestricted cash and cash equivalents totaling $3.9 million. These amounts were invested primarily in money market funds. The unrestricted cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income.

        The interest rates on our $22.6 million of outstanding promissory notes at December 31, 2007 are fixed. If market interest rates increase, the fair value of our promissory notes would decrease.

Recent Accounting Pronouncements

        In September 2006, the FASB issued statement No. 157, "Fair Value Measurements", ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. There was no material impact of this statement on our financial condition and results of operations.

        In February 2007, the FASB issued statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115," or SFAS 159. SFAS 159 provides reporting entities an option to report selected financial assets at fair value. SFAS 159 is effective as of January 1, 2008. The Company did not elect the fair value option.

        In December 2007, the FASB issued SFAS No. 141(R), which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective as of January 1, 2009 and is to be applied prospectively.

BUSINESS

Company History

        We were incorporated in California in 1994 as Nextron Communications, Inc. In 2002, we changed our name to Aptas, Inc. and began providing services that converted the local business information aggregated by Yellow Pages publishers into searchable databases. In 2003, we reincorporated in Delaware under the Delaware General Corporation Law. In 2005, we changed our name to Local Matters, Inc. In 2005, we also made the following acquisitions

        In April 2005, we acquired substantially all of the assets of YP Web Partners, LLC, which we refer to as YPS. This acquisition provided us with an increased presence in the Internet Yellow Pages publishing sector.

        Also in April 2005, we acquired all of the outstanding stock of Information Services Extended, Inc., which we refer to as ISx, from a related party. We renamed ISx "Local Matters Voice and Wireless Division, Inc." in April 2006 but, for purposes of clarity, continue to refer to it as ISx in this prospectus. This acquisition provided us with our Voice Services platform.

        In October 2005, we acquired all of the outstanding stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to collectively as MAG. We renamed each of the companies comprising MAG "Local Matters Media Division, Inc." in May 2006 but, for purposes of clarity, continue to refer to these companies as MAG in this prospectus. This acquisition provided us with our local Media Publishing platform.

        Our principal executive offices are located at 1221 Auraria Parkway, Denver, Colorado 80204. Our telephone number is (303) 572-1122.

Company Overview

        We are a Media Technology Solutions provider and a specialized online media publisher, focused on the local search industry. We offer solutions that enable consumers to search for local content on the Internet and through voice-based directory assistance. We deliver our Media Technology Solutions to 22 Yellow Pages publishers in 14 countries and 26 directory assistance service providers in 12 countries. Our Media Publishing solutions business is comprised of a network of thousands of locally oriented websites with content directed at consumers seeking rich information about specific local shopping or planning activities.

        Our Media Technology Solutions enable Yellow Pages publishers and voice-based search services providers, such as directory assistance providers, wireless carriers and telecommunications companies, which we refer to as voice service providers, to expand their traditional service offerings and capitalize on emerging opportunities in the local search market. These solutions extend the distribution reach of local advertisers and enable the delivery of relevant local content from media publishers to consumers using the Internet as well as voice and wireless data networks. Our Media Publishing business owns and operates specialized websites that drive traffic to our clients' Internet media properties.

        As Internet, voice and mobile services converge and grow, we believe that the Yellow Pages industry will expand from a focus on print publishing to a multi-media sales channel serving millions of local advertisers through emerging local search solutions. We believe we are well-positioned to benefit from the associated market dynamics driving the evolution and growth of local search.

Recent Events

        In March 2008, we entered into an agreement to acquire Mobile People a/s of Copenhagen, Denmark. Our companies began a business partnership in September 2006 designed to leverage our combined competencies in Internet, voice-based and mobile local search. Since that time, we have engaged in joint sales, cooperative product development and have engaged with three international clients on projects that involve technology from both companies.

        Mobile People provides private label mobile local search and advertising solutions for several international Yellow Pages and local media publishing companies in 12 countries, including the Yell Group plc in England, Yellow Pages Group Co. in New Zealand, Schibsted ASA in Norway and Sensis Pty Ltd in Australia. Mobile People a/s was incorporated in Denmark in 2002 and employs approximately 50 people in Copenhagen, London and Melbourne. Additionally, Mobile People has operated a US office in our Denver facility.

        Our acquisition of Mobile People is intended to create a foundation for accelerated growth in Mobile Local Search, to expand our global client base and extend our foundation for growth in the European market, and to further differentiate our Media Technology Solutions to include Internet, voice and mobile technologies. With Mobile People, we can bring a fully functional solution for mobile search services, which can operate on a stand-alone basis, or be integrated with Internet or voice-based search and advertising.

Media Technology Solutions

        Our Media Technology Solutions business is comprised of our Internet local search business and our Voice Services business. We provide these Media Technology Solutions and Voice Services to Yellow Pages publishers and voice service providers. Our proposed acquisition of Mobile People will allow us to extend these offerings to include Mobile search services.

  Internet Local Search

        Our Internet local search solutions enable Yellow Pages publishers to leverage their full print advertising content into online directories and to deliver tools for comparative shopping, ratings and reviews, personalization, mapping and itinerary planning. These solutions are designed to broaden Yellow Pages publishers' revenue opportunities and to power online directory search and shopping applications.

        We offer our Internet local search through our Internet Yellow Pages platform and our Local Mosaic™ platform. Our Internet Yellow Pages directory platform enables us to create and host Internet directories for our clients that display local business information in a list format or an enhanced format that replicates the look of printed directories. Our Local Mosaic platform provides a more advanced offering that includes an array of consumer shopping and planning tools.

        By using a range of modular technologies, solutions and system integration services, Yellow Pages publishers can:

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  deliver improved online local search and shopping services to consumers,

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  drive advertising sales growth through the provision of packaged advertising services that leverage traffic on search engines and other local directories for their small business advertisers, and

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  participate in the emerging opportunity for enhanced voice- and mobile-based services.

  Mobile Local Search

        Mobile People provides outsourced development, delivery and enhancement of mobile local search services for Yellow Pages publishers and other media companies. Their Liquid™ search platform provides components to manage mobile search for local directory and advertising content, with a robust suite of capabilities, including advanced mobile mapping.

        Mobile People generally customizes their platform for the brand, content and local specifications of each publisher and charges professional services fees for this customization. The Liquid platform is licensed to the publisher based on usage or search volumes.

  Voice Services Solutions

        Our Voice Services solutions are comprised of a platform known as FlexiQ™ that enables directory assistance service providers to conduct local business information queries quickly and efficiently and provide this information to consumers through voice and mobile messaging services. Our Voice Services solutions also enable the delivery of enhanced content to mobile devices through short messaging service, or SMS.

        We generally license our Media Technology Solutions platform to our Yellow Pages and voice service clients. These clients can license customized online media solutions ranging from individual technology components to full outsourcing of a Yellow Pages publisher's online product operations. Our licenses are generally structured on a recurring revenue model and are complemented by specialized professional services for customization and systems integration.

Media Publishing

        We build and operate specialized online media properties designed to provide new methods of advertising distribution for local advertisers. Our Media Publishing properties, including our AreaGuides.net brand, drive traffic to our Yellow Pages clients and other advertisers. We operate a network of AreaGuides.net websites centered on integrating Yellow Pages content with dozens of other local content sources into portals that provide comprehensive local search solutions for consumers during important local life events such as travel and relocation. Our AreaGuides.net network of locally-focused Internet sites received, in the aggregate, an average of approximately 3.8 million unique visitors per month in the past 12 months. In May 2007, we introduced an experimental version of an additional new online site network, LocalGuides.com, focused on the emerging trends of vertical and social search, and in October 2007 we launched our first FaceBook consumer application that is intended to further demonstrate the interaction between local search applications and emerging online social networks of consumers.

        Yellow pages publishers and other media partners pay us for the search traffic and sales leads generated by our network of websites, typically on a per-search or per-click-through basis.

        Our Media Technology Solutions and our Media Publishing units share a common modular technology platform, which we believe allows us to maintain a strong return on research and development investment and minimize customization required for customer deployment.

Industry Overview

        Based on our market research, we estimate that the online segment of the worldwide market for local search in the areas that we serve, Internet Yellow Pages and local search advertising, will grow from $5.8 billion in 2007 to approximately $15.8 billion in 2012, a 22.3% compound annual growth rate. In addition, we estimate that the United States mobile search advertising revenues will grow from approximately $33.2 million in 2007 to $1.4 billion in 2012, a 112% compound annual growth rate. According to our research, almost 30% of global Yellow Pages revenue will be generated online by 2011, as compared to 12.4% in 2006.

        Consumers have traditionally relied on printed Yellow Pages directories and voice-based directory assistance services to search for local businesses. Yellow Pages directory advertising is often the primary form of paid advertising used by local businesses. We believe that local advertisers value the broad distribution and usage, brand recognition and relatively low cost of Yellow Pages advertising. While usage of print Yellow Pages and fixed line directory assistance remains flat or declining, they remain the dominant sources of customer leads for millions of small businesses, and they remain central to the local shopping and information habits of billions of consumers.

        Based on our market research and analysis, we estimate that in 2006, 3.5 million small- and medium-sized businesses in the United States advertise in the Yellow Pages, and that the print Yellow Pages industry in 2007 was a $14.5 billion advertising market in the United States and a $27.5 billion advertising market worldwide. In addition, based on our market research and analysis, we estimate that total directory assistance revenues in North America will grow from $10.0 billion during 2007 to over $12.0 billion in 2010. Finally, based on research by The Kelsey Group, the global Yellow Pages industry employed over 74,000 people in 2006, more than 41,000 of whom worked in sales or sales management.

Industry Dynamics

        We believe the Local Search industry is subject to the following key trends:

Emerging Local Business Advertising Demand on the Internet

        We believe that consumers are increasingly turning to the Internet to search for local business information. As a result, the Internet is gaining value as a local advertising medium. Despite the growth of Internet advertising and e-commerce, many local businesses are not equipped to reach consumers through the Internet. Based on our market research and analysis, we estimate that in 2006 less than 58% of small- and medium-sized businesses in the United States had a website presence.

        Predominant methods of Internet advertising, such as purchasing keywords on major Internet search portals, may not be cost-effective or practical for millions of local businesses. Local businesses commonly lack the required level of technical expertise to use these advertising methods effectively and lack the time and knowledge to assess and manage multiple media advertising programs targeted at online and mobile media. As a result, we believe that there is significant demand for simple and effective Internet advertising channels for local businesses.

Emergence of Online Local Search

        Consumers have traditionally relied upon printed Yellow Pages and DA calls for conducting local searches. While these remain the dominant media for local search and advertising today, both consumers and advertisers are increasingly using online search portals.

        As search portals become the primary resource for online consumer searches, we believe this increases the opportunity for local online shopping and advertising. Search portals are not designed to facilitate active shopping, but rather to direct the searcher to information pages and destination sites that convert the initial search into active shopping and interaction with local businesses.

        While search portals continue to extend their local search functionality, most of this functionality to date has centered on enhanced mapping and indexing of content that continues to facilitate increasing the overall opportunity. We believe that consumers will continue to rely on specialized local shopping websites to extend initial research into purchase behavior. We believe the value of advertising increases as the consumer compares, selects and interacts with local businesses.

Risk of Disintermediation to Traditional Local Search Providers

        We believe that consumers' migration from printed Yellow Pages to Internet-based local search will compel Yellow Pages publishers to develop differentiated Internet offerings. Unless Yellow Pages publishers can develop and improve their Internet offerings quickly and cost-effectively, they risk losing local advertising market share to Internet search portals. They also risk failing to capitalize on a significant opportunity to expand their advertising revenues.

        Similarly, we believe that the migration from DA calls to mobile data services will compel DA service providers to develop enhanced services that meet the evolving needs of consumers. Unless DA service providers can provide enhanced content and mobile functionality or shift to a fee model that is based on advertising revenue, they risk price erosion and loss of market share.

        Incumbent local media publishers' experience with online technologies and online consumer behavior is at its beginning stages. Yellow Pages publishers, in particular, have enjoyed a near monopoly position with an advertising product that rarely changes in any material way. As a result of the competitive dynamics and technical complexity of the online advertising space, the change management needs of the traditional media industry are substantial.

Traditional Local Search Providers Evolving Into Local Multi-Media Advertising Channel

        As consumers increasingly use the Internet to conduct local searches, Yellow Pages publishers have an opportunity to expand their businesses. We believe that local businesses prefer to buy Internet advertising services from a trusted supplier with which they have an existing advertising relationship. Yellow Pages publishers maintain relationships with millions of small local advertisers. This provides Yellow Pages publishers a decided market advantage and positions them as the largest and broadest channel for the delivery of local Internet search-based advertising.

        We believe Yellow Pages publishers are expanding their business focus to become the key integrators of multiple local advertising options for millions of local businesses by moving towards covering print, online, voice and mobile local search offerings. By building on their local content and brand recognition, Yellow Pages publishers can offer local Internet search services that address the evolving needs of consumers and local advertisers. This convergence of factors compels Yellow Pages publishers to develop differentiated Internet offerings.

Emerging Mobile Local Search Technologies and Consumer Behaviors

        With the proliferation and added functionality of mobile voice and data communication devices, we believe that consumers will increasingly rely on these devices to conduct local searches. The integration of location-aware technologies in mobile phones and other mobile devices and the advancements in network infrastructure enable the continued improvement of convenience and functionality of mobile local search services.

        We believe that the directory assistance, or DA, services market is shifting towards enhanced services that integrate DA with mobile data services and local search, and shifting from consumer-paid services to advertiser-funded services that are free of charge to the consumer. Traditional DA services fail to address the evolving consumer needs because these services typically provide only the telephone number and address of the specific local business identified by the consumer. As consumers increasingly turn to their mobile devices to search for local business information, we believe they will want to conduct more complex searches that incorporate key information, such as type of product or services, hours of operation, product specialties, and location.

        Current mobile local search typically involves the use of cellular mobile technologies for voice prompted SMS applications. We believe that with increasing availability of bandwidth cellular networks, increasing functionality of the wireless devices, and other emerging mobile networking technologies, current mobile and internet local search usage models will converge.

        Mobile device-based local search services are at the very early stages of development and usage. We believe that the continued evolution of these services will lead to significant increases in volume of local search queries.

Emerging Online Consumer Shopping Behaviors

        We believe that consumers are increasingly looking to the Internet to permit them to facilitate their decisions on shopping, comparisons and itinerary planning. We believe that online social networks of friends, neighbors, and similar consumers will impact how consumers locate, compare, and choose among local products and services. Further, as the number and capabilities of mobile devices and the speed of mobile networks continue to advance, we believe we will be well positioned to capitalize on the expansion of search volumes and advertising revenues of mobile local search.

Benefits of our Media Technology Solutions

        Our Media Technology Solutions are designed to expand advertising and other revenue opportunities for our clients, Yellow Pages publishers and DA service providers, by enabling them to deliver improved Internet- and voice-based local search content and services to consumers.

Benefits to Consumers

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  Expanded local content and increased relevancy. Our Media Technology Solutions leverage what we believe to be the most comprehensive source of information on local businesses: the data aggregated by Yellow Pages publishers for print advertising. In designing a directory site, we transform and structure this data to enable consumers to obtain highly relevant search results. Unlike current search technology used by traditional Internet search portals, our search technology organizes our clients' Yellow Pages content by linking it to a broad array of consumer-oriented concepts. We enable consumers to search based on multiple parameters, such as location, hours of operation, product or service specialties, payment methods accepted or brand certifications. As examples, a consumer searching for "pet vaccinations" through a search portal powered by our technology may be directed to veterinarians as well as pharmaceutical suppliers, and a consumer searching for "car alignment" may be directed to tire retailers in addition to automobile repair shops.

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  Enhanced shopping experience. The search portals we design include support tools that enable consumers searching for local goods and services to make informed purchase decisions. We design search portals to include a user-friendly format for comparing the product or service offerings and relative convenience of local businesses. For example, in addition to search parameters such as proximity to a specified location and brand offerings, consumers can create comparative searches to assess a group of businesses side by side. The search portals that we design can also include features to make local shopping more efficient, such as interactive destination lists, maps and driving directions consumers can use to plan their shopping trips.

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  Improved Mobile Search Capabilities. We believe the growth in consumer usage of mobile devices, coupled with the advances in location based devices and services and the increase in network capabilities, will drive new consumer local search requirements. Our mobile local search platform will allow advertisers to respond with specialized local media technologies for publishing, search and advertising. These services can be customized for the unique publishing environment mobile devices call for, and will be designed to help solve these evolving consumer needs.

Benefits to Local Advertisers

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  Qualified local leads. Consumers using Internet Yellow Pages sites are inherently qualified as local shopping consumers. Our research indicates that consumers enter these sites with highly qualified purchase intent, and our technology ensures that advertisers are only positioned to consumers searching for their products or services in the appropriate geographical area.

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  Integrated, simplified advertising process. By integrating the process of creating online content with print advertising content, we simplify the collection of this information and allow the advertiser a more efficient process. We further extend this with ways for those same advertising products to be used for search engine marketing programs, thereby giving the advertiser maximum distribution with minimum effort.

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  Cross-marketing potential. With the advanced content knowledge developed in our Media Technology Solutions, we can provide enhanced cross-marketing opportunities for advertisers to connect with consumers based on their general intent. For instance, we can position auto insurance and used car advertisers alongside consumer search results for driving schools.

Benefits to Yellow Pages Publishers

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  Drive revenue growth and maintain market position. By offering compelling Internet advertising opportunities to their advertising customers, our Yellow Pages clients have the opportunity to cultivate a new category of revenue by capitalizing on their brand recognition and established relationships with local businesses. Furthermore, Yellow Pages publishers may prevent their customers from migrating to Internet advertising channels offered by competitors, such as traditional Internet search portals. We believe that our Media Technology Solutions help our Yellow Pages clients establish a meaningful and sustainable role in the emerging local search market.

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  Overcome technical barriers to entry. We provide Yellow Pages publishers with the software and services necessary to deploy search portals. Our solutions can help our clients overcome the technical barriers to offering technologically advanced, content- and feature-rich local search services to consumers and compelling Internet advertising options to local businesses. In addition, our ongoing investment in the latest technologies and functionality allows us to help our clients keep pace with industry advances.

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  Limit expense and time associated with meeting market opportunities. By spreading the cost of research and development over multiple clients, we enable Yellow Pages publishers to establish compelling Internet local search services without incurring the costs associated with doing so in-house or retaining third-party service providers to build proprietary solutions. We believe that replicating our technology infrastructure would require a significant amount of time and access to a limited universe of qualified experts. We believe that Yellow Pages publishers are able to shorten their time-to-market and lower their total technology costs by using our solutions.

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  Capitalize on additional Internet advertising distribution channels. In addition to Internet Yellow Pages directories and traditional search portals, consumers seeking information on local businesses often use specialized geographically targeted search sites, such as our AreaGuides.net network of websites. Because Internet sites that provide deep subject-specific content together with search services are attractive to both consumers and advertisers, we believe that such sites will be an increasingly important advertising distribution channel for Yellow Pages publishers.

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  Participate in Voice and Mobile services distribution. As voice-based directory assistance providers are pressured to shift to advertising-based services, integrated with content delivery to mobile devices, the Yellow Pages industry is positioned to participate as a key sales and content partner. We believe our international client base of voice service providers provides a bridge to this opportunity.

Benefits to Voice Service Providers

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  Quick and accurate search technology. Our Voice Services enable directory assistance providers to quickly and accurately search directory databases in response to consumer queries, to automate consumer interactions and to respond to consumer queries via Mobile messaging. These technologies can be purchased separately or as a bundled solution. As a result, directory assistance providers can reduce the number of operators necessary to service their customers.

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  An effective path to enhanced and ad-based services. With our Local Mosaic technology platform and understanding of the Yellow Pages business and technology, we can power the development of enhanced Voice Services that incorporate expanded content and advertising integration with Yellow Page publishers.

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  Expansion into enhanced Voice Services. Mobile service providers have expanded the scope and value of their directory assistance services. Traditionally, DA has been limited to business name, phone number and address. Our DA solutions platform, when connected with our local mosaic platform, can be used to deliver enhanced content, including movie time and ticket information, restaurants, event ticketing, traffic information, mapping and driving directions.

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  Free Voice Services. Over the past two years, a number of providers have begun to offer advertiser-sponsored Voice Services. These services rely on audio advertising and short message service, or SMS, advertising to provide consumers with the benefit of free mobile DA. Because of our relationship with Yellow Pages publishers and Voice Services, we believe we are well positioned to capitalize on this trend.

Our Strategy

        Our goal is to be the leading provider of Media Technology Solutions that empower our clients to play a leading role in the evolving local search market. We intend to build on the success of our Media Publishing business by continuing to develop the specialized media properties related to key local life events, activities and projects. Through our proposed acquisition of Mobile People, we intend to continue to develop enhanced mobile services in order to drive cooperative relationships between Yellow Pages publishers and voice service providers.

        To achieve these goals, we are pursuing the following strategies:

Further our position as an innovator of Media Technology Solutions.

        We provide innovative solutions that enable Yellow Pages publishers to take advantage of Media Technology Solutions market opportunities.

        To further our position as an innovator of Media Technology Solutions, we intend to:

  •
  continue to create new applications, including enhanced shopping services and opinion-based content;

  •
  aggregate and deliver additional reference and multi-media content; and

  •
  extend our platform into new ways for publishers to acquire traffic from their search engine portals on behalf of their advertisers.

        In addition, we intend to invest in product development and support relating to the integration of our Media Technology Solutions and Voice Services platform to enable mobile local search capabilities.

Drive the evolution and growth of enhanced mobile local search services.

        We believe mobile local search represents the most significant long-term opportunity for growth in the local search market, as these services will provide the highest convenience and value to consumers, and the most accurate customer targeting value to advertisers. We believe that mobile local search also presents the greatest local search opportunity for intermediaries, such as Yellow Pages and other local media publishers, and that these media providers will seek high quality outsourced solutions to effectively address the opportunity and remain competitive.

        By combining our Internet local search and Voice Services solutions with Mobile People's technology platforms, we believe we are uniquely positioned to enable the continued evolution and growth of mobile local search services to include voice-based, mobile data-based, and Internet-based benefits.

Continue to cultivate our client relationships.

        Because we work with more than 40 Yellow Pages publishers and voice service providers, we believe that we are well-positioned to increase our revenues by providing additional services to our current clients. Our clients often engage us initially to provide specific components of our solutions, such as our content transformation services. As our clients' Internet strategies mature, they tend to increase their investment in related software and services.

Leverage our technology to expand our Media Publishing opportunities.

        We believe that consumers will increasingly turn to the Internet to seek local information and shopping assistance during major life events, activities, projects and local personal and professional activities. Our technology is designed to create rich interactive shopping experiences built around such events and we are investing in the infrastructure to increase our publishing position into several of these "local-vertical" niches. We believe this approach is highly complementary to the desire of Yellow Pages publishers to extend their advertising distribution, and we believe these types of websites will emerge as logical destinations towards which search engines will direct users.

Products, Services and Technology

        We provide Media Technology Solutions to Yellow Pages publishers and voice-based Media Technology Solutions to Voice service providers, and we employ a common media technology platform for developing our own specialized local media properties. Our Internet publishing platform, which we refer to as "Local Mosaic," includes an array of tools for integrating numerous types and sources of local content into integrated search portals, and enhanced consumer shopping and planning functions. For Voice Service providers, we provide a software platform that allows operators to quickly and efficiently locate local business information and, increasingly, to provide enhanced Voice Services, such as movie time and ticket information, restaurants, event ticketing, and traffic information.

Media Technology Solutions

  Internet Local Search Platform

        Our Internet local search solutions assist Yellow Pages publishers in establishing content and feature-rich local search sites that are expanded with shopping, activity planning and consumer interaction functionality. This componentized solution can be purchased in individual units, or combined into a fully outsourced website operation.

        Our platform has been designed to operate in a manner which integrates well within the "search ecosystem" that is forming around major search portals. Traditional internet search portals center on matching the consumer's inquiry to suggested sources for fulfilling their query. Traditional Internet portals drive consumers to other sites from their results pages. As more and more initial searches center on these portals, the pressure to extend the shopping and interaction value of Yellow Pages sites increases. With a well-structured database of local content and an array of consumer shopping and planning tools, Local Mosaic is designed to maximize the decision support value of local consumer shopping and maximize the advertising opportunities.

        Our Local Mosaic platform consists of the following components:

  •
  Content transformation services. We help Yellow Pages publishers create a searchable database of local business information from their print advertising, advertiser records, and several other information sources using our content transformation services. Our content transformation process typically involves collecting content from various sources, extracting key information associated with that content and organizing that information for later access. This process is based on our proprietary directory knowledge base, which is a large and regularly updated ontological structure that links consumer-oriented concepts to local content through our transformation process. We believe that our directory knowledge base, which contains detailed structured information on several thousand unique local business types, gives us a competitive advantage in providing rich and meaningful consumer search and enhanced local marketing products.

  •
  Search application. Our search application provides several ways of searching, displaying and browsing content about local businesses. In addition to providing an enhanced user experience for consumers, our search application enables our Yellow Pages clients to offer local businesses targeted advertising opportunities. We have engineered our search application to apply our proprietary ontology, which we believe improves search quality and navigation of related information.

  •
  Content aggregation. Our Local Mosaic platform is designed to aggregate and present a range of local content sources from a wide variety of third party sources and to allow our publishing customers to blend these sources together into richer consumer search portals.

  •
  Comparison shopping application. We have developed an enhanced shopping application that forms a foundation for comparison shopping, shopping activity planning and personalized searching. Users are able to select individual businesses for a comparative tabular presentation and, from this comparison page, gain access to enhanced content, connect to business websites and send emails to businesses. In addition, a consumer can save lists of searched businesses, thereby facilitating list sharing and consumer research.

  •
  Interactive mapping and itinerary planning. We have developed a number of user features and functions designed to improve the usability and value of mapping for local shopping uses, such as seamless panning and zooming. In addition, we offer technology that can generate a customized shopping itinerary based on search results selected by a consumer. This itinerary can include a map showing the location of the selected businesses and round-trip driving directions among several selected businesses.

  •
  Consumer personalization, comments, ratings and reviews. We have developed an integrated system for collecting, tracking and managing user-generated content which is designed to encourage buyer-seller interaction and empower our customers to drive interaction amongst online consumers.

  •
  SEM landing pages. We have extended the advertiser pages of our platform to operate as effective landing pages for traffic directed from online search engines.

Voice Services Solutions

        Our Voice Services solutions employ our proprietary FlexiQ™ platform, a search infrastructure that enables directory assistance service providers to provide voice- and SMS-based voice services. We integrate our Voice Services solutions with the content aggregation capabilities of Local Mosaic to provide enhanced voice services including Yellow Pages based directory assistance and SMS-based delivery.

        Our FlexiQ platform consists of the following components:

  •
  FlexiStation™. FlexiStation is a flexible, feature-rich Voice Services operator workstation that serves as the integration point for all FlexiQ Voice Services.

  •
  FlexiSearch™. FlexiSearch is a directory data search engine that enables Voice service providers to aggregate, manage and search both traditional and enhanced directory data from multiple sources. The application includes a variety of features designed to optimize high-speed, high-volume environments and support enhanced Voice Services, such as integrated listing and proximity data, driving directions, traffic conditions and maps. With FlexiSearch, we believe that Voice service providers will be able to quickly and cost-effectively provide enhanced Voice Services as consumer demand for mobile content services grows.

  •
  FlexiCall™. FlexiCall is an automated Voice Services application that supports varying levels of automation, from simple city/state recognition to automation of frequently requested listings to full automation. FlexiCall improves customer service by freeing operators to handle complex calls, increases call handling capacity at a low cost and enables rapid introduction of new automated services for enhanced information.

  •
  FlexiMessage™. FlexiMessage integrates wireless messaging into the FlexiQ platform, enabling Voice service providers to deliver listing details directly to a wireless device. FlexiMessage also enables Voice service providers to deliver advertising content, such as hours of operation and payment methods similar to those found in printed Yellow Pages to wireless devices. FlexiMessage benefits consumers by providing a low-cost directory solution that allows them to receive results via SMS.

Mobile Local Search Solutions

        We have entered into a Share Purchase Agreement to acquire all of the outstanding capital stock of Mobile People a/s, of Copenhagen, Denmark. Mobile People offers a broad suite of products, consisting of its Mobile Presence and Mobile Commercialization products.

Mobile Presence Products

  •
  liquid LOCAL™. liquid LOCAL is a product for directory publishers and DA providers. It enables their users to search and access directory data on their mobile devices by way of a WAP 2.0 browser or a Java-based application.

  •
  liquid LOCAL+™. liquid LOCAL+ is a product for directory publishers and DA providers. It enables users to search and access directory data and other content on their mobiles on a browser (WAP 2.0) or a Java based application. The integration of different content sources increases traffic and improves the user experience of the service.

  •
  liquid MAPs™. liquid MAPs differ from many other mobile mapping solutions currently on the market in that it uses Scaleable Vector Graphics, or SVG, embedded in a Java environment. This means that mobile interactive maps are now available to the mass market as Java runs on the vast majority of handsets currently in use. The solution is 10 times faster and results in 10 times less data traffic compared to conventional tiled raster maps. It also provides a better defined map for the consumer, while there are enhanced opportunities for monetization, due to integrated advertising, for the publisher. liquid MAPs comes as a stand-alone mobile map Java application (like Google maps on mobile) or it can be integrated in Mobile People's white label liquid LOCAL or liquid LOCAL+ search solution. liquid MAPS can also integrate aerial and satellite images within its SVG technology.

Mobile Commercialization Products

        Advertising in the context of mobile searches allows businesses to reach potential consumers who are looking for contextually relevant content and services anywhere and anytime they are using their mobile device. Mobile search is driven by a combination of what we refer to as "infotainment"—for example, news, sport, music, pictures, games, and news, and "local content"—for example, retail, shopping, phone numbers, and utility. Compared to the Internet search functions offered by online search engines, we believe mobile search needs to offer users direct answers and actionable results, as opposed to links to more searching. Based on these market requirements, Mobile People provides the following commercialization products:

  •
  liquid ADSITE BUILDER™. The liquid ADSITE BUILDER enables directory publishers and DA providers to easily create specific mobile landing pages for their advertisers. These include standardized templates like sweepstakes, competitions or vouchers. All mobile pages created in the liquid ADSITE BUILDER use the liquid technology, including automatic handset recognition, and use the robust device database, formatting of content, rich media delivery and detailed reporting.

  •
  liquid AD SERVER™. Mobile People offers the liquid AD SERVER to serve text links and display advertising into mobile Yellow Pages and third party mobile portals. Via a web-based interface, an ad campaign manager can create mobile campaigns, define insertion points, start and end date, frequency of insertion and other parameters. Detailed reporting allows for tracking the campaign performance in real time.

  •
  liquid SMS LINKS™. This product is specifically targeted towards DA providers to monetize the short message service, or SMS, traffic following a call. Links or texts are dynamically inserted at the end of the SMS based on business rules, time, keywords and ontologies. We believe the integration with other liquid products, such as liquid LOCAL, liquid MAPS, and liquid ADSITE BUILDER, allows for a significant commercialization opportunity of DA generated SMS traffic.

Media Publishing

        Using our Local Mosaic platform, we operate a network of websites, under the brand name AreaGuides, that integrate a variety of local information for the activity planning of travelers, new movers and regional users in unfamiliar areas. AreaGuides.net websites provide consumers with local reference content that is organized into tens of thousands of city or town-based localized information portals throughout the United States and Canada, as well as a small number of international destinations.

        Consumers visiting the AreaGuides.net portal have access to broad local information. They can easily find businesses and service providers, ranging from hotels and restaurants to realtors, insurance agents and home renovation specialists. In addition, AreaGuides.net is a source of local information such as maps, weather and local news. The websites also typically offer transactional services such as hotel reservations and movie ticketing.

        For advertisers, AreaGuides.net provides an Internet distribution channel to targeted groups of likely customers, including travelers and new residents that prefer to begin their local searching at comprehensive, targeted local portal sites. Advertisers such as Orbitz.com and Apartments.com display advertisements on the AreaGuides.net websites and serve as a direct source of pay-per-click revenue for us. We believe that the AreaGuides.net websites are attractive to both consumers and advertisers, and will therefore be an increasingly important distribution channel for Yellow Pages publishers. We enable our Yellow Pages clients to incorporate their Internet local search offerings into the relevant AreaGuides.net portal. This drives Internet traffic to their Internet Yellow Pages directories and Local Mosaic portals and enables them to offer an additional advertising channel to their customers.

        The consumer traffic to our AreaGuides portals comes through a variety of consumer traffic generating techniques, including search engine optimization, or SEO, search engine marketing, or SEM, and a range of cooperative distribution techniques, including affiliate marketing. We often contract with Internet domain owners, such as California.com and Arizona.com, to provide outsourced content for their domains and we share in the resulting advertising and lead-based revenues.

        In May 2007, we extended our network of websites, with the beta launch of guidespot.com, as a new network of consumer-oriented websites aimed at expanding our reach and focus in local publishing. LocalGuides websites are designed to extend into two key trends in consumer search behavior: consumer opinion gathering and enhanced shopping uses for a variety of local life events and home or personal projects. The site is under development.

        In October 2007, we launched our first FaceBook application, branded "GoWhere!" to gain early understanding of how to best participate with the large base of consumers and anchor a position in location-based uses of FaceBook as the social network evolves.

Product Development and Support

        We employ a wide range of professionals in our product development and support department. This personnel includes product managers, marketing analysts, designers, information architects, requirement analysts, development engineers, quality assurance engineers, ontologists, technical writers and technical support staff. These professionals are organized in teams that collaborate across product lines to help ensure that product evolution reflects developments in the marketplace and trends in our clients' requirements.

        Our product development and support department is involved in a range of activities, including:

  •
  performing consumer research regarding the design of user interfaces for our Media Technology Solutions, search behaviors, shopping behaviors, list management and map usage;

  •
  identifying new tools and technologies to improve software development efficiency and enhance the consumer experience; and

  •
  developing and enhancing our ontology, performing quality assurance activities and ensuring the compatibility of our products with third-party hardware and software products.

        Our product development and support expenses were $3.4 million in 2005, $7.7 million in 2006, $7.5 million in 2007 and $2.1 million in the first quarter of 2008. We intend to continue to invest in product development to expand the functionality of our Local Mosaic platform, including applications for enhanced shopping services and opinion-based content. We also intend to invest in developing enhanced directory assistance and mobile services in order to improve our ability to deliver enhanced content through mobile devices.

Clients

        As of March 31, 2008, we had a base of over 50 clients using our software or services. Our clients include Yellow Pages publishers, voice service providers and Internet advertisers in more than 22 countries worldwide. We consider as clients those businesses that we have billed for software or services during the 12 months ended March 31, 2008.

        Our Yellow Pages clients include 22 Yellow Pages publishers worldwide, including three of the largest Yellow Pages publishers in the United States by revenue in 2007 and two of the largest 10 Yellow Pages publishers abroad by revenue in 2007. Our voice services clients include 26 worldwide voice service providers. Please see note 2 to our consolidated financial statements for a geographical breakdown of our revenues for 2005, 2006 and 2007.

        In addition, Mobile People provides software and services to seven Yellow Pages and other publishers operating in 12 countries.

Sales and Marketing

        We sell our solutions to both new and existing clients primarily through our direct sales force. As of March 31, 2008, we had 10 direct sales and business development representatives, including five representatives outside the United States. For Yellow Pages clients, our sales force targets both independent and large national Yellow Pages publishers. For sales of our Voice Services, our sales force also targets large DA and directory assistance service providers and wireless carriers, predominately in North America, Europe and Asia.

Intellectual Property

        Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark and other common laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We currently have one pending patent application.

        We believe that the following factors are essential to establishing and maintaining a competitive advantage:

  •
  the technological skills of our research and development personnel;

  •
  the domain expertise of our ontologists and service professionals;

  •
  frequent enhancements to our solutions; and

  •
  high levels of client service.

        Others may develop products that are similar to our technology. We generally enter into confidentiality and other written agreements with our employees and partners. Through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our software or services based on our intellectual property rights or technology or otherwise develop a product with the same functionality as our software. Policing unauthorized use of our software and intellectual property rights is nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property rights, particularly in foreign countries where we do business or where our software is sold or used, where the laws may not protect proprietary rights as fully as do the laws of the United States or where enforcement of such laws is not common or effective.

        Local Mosaic, liquid Local, liquid Local+, liquid MAPs, liquid ADSITE BUILDER, liquid AD SERVER and liquid SMS LINKS, and Mobile People's name and logo, are Mobile People's trademarks. FlexiQ, FlexiStation, FlexiCall, FlexiMessage, FlexiSearch, Boss and Local Matters' name and logo are our trademarks. All other trade names and trademarks or service marks appearing in this prospectus are the property of their respective holders.

Competition

        We have experienced, and expect to continue to experience, competition from a number of companies.

Media Technology Solutions

        Our Local Mosaic platform faces competition from a small number of specialized technology companies such as Innovectra and Intelligenx. Our primary competition comes from Yellow Pages publishers that choose to employ a combination of commercial component technologies, which individually do not compete directly with us, but can form systems when customized by in-house resources. We believe Yellow Pages publishers continue to struggle with the pace of change, the integration challenges and the leverage of these internally developed systems. We believe our integrated Local Mosaic platform will provide an increasingly compelling choice as the pace of innovation and change continues in the search industry.

        Although it does not currently offer directly competitive services, Amdocs Limited represents a potential competitive threat because of its established position as a leader in enterprise back-office systems and information technology outsourcing services to Yellow Pages publishers. A number of the traditional Internet search portals, including Yahoo! Inc., Google and Microsoft Corporation's MSN.com, have already entered the local search market by extending their internet search services with interactive mapping and enhanced local searching. While this impacts the market and product strategies of some of our customers, we believe this trend increases the overall market size. In order to support our customer's ability to adapt to this growing market, we will need to continue to progress our value-added services for local advertising and consumer shopping.

        In the Voice Services market, two key competitors, Varetis AG and Volt Information Sciences, Inc. which does business as Volt Delta, combined operations in 2006 and acquired LSSI Corporation in 2007. We do not know what effect these business combinations will have on the ability of this combined company to compete with us. Current U.S.-based competition for DA search solutions also includes BTSLogic, a subsidiary of LogicTree Corporation which was recently acquired by Call Genie, Inc. We believe that the industry is relatively stable because the complexity and the costs associated with Voice Service operations create a barrier to entry.

        Because the market for mobile local search services is relatively new, the competitive landscape in this market is new and rapidly evolving. Because major search engines, location based services and content providers have selected this market for investment, we believe this will create a highly competitive environment. Mobile People today competes with a range of small European suppliers, and United States -based companies such as JumpTap, Inc. and Medio Systems, Inc. We believe Mobile People's experience in the specialized field of local directory search, combined with its experienced team positions it well to continue to grow.

Media Publishing

        AreaGuides.net competes with locally-focused Internet portals as well as specialized services, The locally-focused Internet portal market is fragmented. Larger vendors include Citysearch.com and Marchex, Inc., a provider of performance-based advertising and SEM services. These vendors operate a network of zip-code domain name websites and local.com, an independent online yellow pages publisher. Switchboard.com, which was recently acquired by Idearc (formerly Verizon Superpages) from Infospace, previously represented a competitor. We feel this type of consolidation continues to improve the attractiveness of our position in this market for developing online distribution for local advertising channels, as experienced and capable Media Publishing businesses diminish in number.

Competitive Factors

        We believe that we compete in the local search market on the basis of the following factors:

  •
  solution breadth and functionality;

  •
  ease of deployment, integration and configuration;

  •
  domain expertise;

  •
  service support;

  •
  solution price;

  •
  breadth of sales infrastructure;

  •
  breadth of client support; and

  •
  time to market.

        We believe that we compete favorably with our competitors on the basis of our solutions' breadth and functionality, our domain expertise, and our service support. We also believe that our ability to enable Yellow Pages directories to migrate directly to market makes our solutions appealing to Yellow Pages publishers. However, some of our competitors may be able to devote greater resources to the development, promotion and sale of their products and services than we can to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs. In particular, our competitors may have broader sales infrastructures and in some cases may have larger technology infrastructures that could ease deployment, integration and configuration. In some cases, our solutions may not be as attractively priced as those offered by our competitors, potentially putting us at a competitive disadvantage. Our ability to remain competitive will depend to a great extent upon our ongoing performance in the areas of product development and customer support.

Employees

        As of March 31, 2008, we had 170 full-time and part-time employees and consultants consisting of 31 employees in sales and marketing, 120 in product development and support, and 19 in general and administrative and other positions. None of our employees is represented by a union. We consider our relationship with our employees to be good. We have not experienced any interruptions to our operations as a result of labor disagreements.

        In addition, Mobile People has approximately 50 employees.

Facilities

        We lease our headquarters in Denver, Colorado, which consists of approximately 23,660 square feet, under a lease that expires on August 31, 2010. We also lease office space in the following locations:

City and State	Approximate Square Footage	Expiration of Lease Term	Primary Use
Fort Lauderdale, Florida	19,822	June 30, 2009	Voice Services
Metairie, Louisiana	6,570	May 31, 2010	Media Technology Solutions
St. George, Utah	4,000	Month-to-month	Media Publishing

        In addition, Mobile People occupies approximately 9,720 square feet in Copenhagen, Denmark, under a lease that expires on May 31, 2010.

        We believe that each of our facilities is in good operating condition and will adequately serve our needs for at least the next 12 months. We also anticipate that, if required, suitable additional or alternative space would be available on commercially reasonable terms to accommodate expansion of our operations.

Legal Proceedings

        As of the date of this prospectus, we are not a party to or aware of any legal proceedings that individually, or in the aggregate, would have a material adverse effects on our business, financial position or results of operation.

MANAGEMENT

Executive Officers and Directors

        The following table sets out the names, municipalities of residence, ages, as of March 31, 2008, positions held with us and principal occupations of our directors and executive officers and, if a director, the year in which the person became a director. For when the terms of office for the directors will expire, see "Board Composition" below.

Name and Municipality of Residence	Age	Position with Our Company	Principal Occupation	Director Since
Perry R. Evans Littleton, Colorado	48	President, Chief Executive Officer and Director	President and Chief Executive Officer of our Company	October 2001
Curtis H. Fletcher Evergreen, Colorado	44	Chief Financial Officer, Secretary and Treasurer	Chief Financial Officer, Secretary and Treasurer of our Company	N/A
Susan F. Dalton Englewood, Colorado	52	Executive Vice President, Internet Technologies and Operations	Executive Vice President, Internet Technologies and Operations of our Company	N/A
Alison Kane Centennial, Colorado	45	Executive Vice President, Online Media	Executive Vice President, Online Media of our Company	N/A
John H. Kemp Ft. Lauderdale, Florida	55	Executive Vice President, Voice and Wireless Solutions	Executive Vice President, Voice and Wireless Solutions of our Company	N/A
David De Leeuw(1) New York, New York	64	Director	Managing Director, Lion Chemical Capital	December 2003
Nancy K. Hamilton(1)(2) Westminster, Colorado	55	Director	Chief Financial Officer, Southwest Windpower, Inc.	December 2005
Kevin B. Kimberlin Greenwich, Connecticut	55	Director	Chairman, Spencer Trask & Co.	March 2005
Michael J. Marocco(2) New York, New York	49	Director	Managing Director, Sandler Capital Management	October 2005
David J. Moore(2)(3) New York, New York	55	Director and Chairman	Chairman and Chief Executive Officer, 24/7 Real Media Inc.	March 2004
Matthew J. Stover(1)(3) Chester, New Hampshire	53	Director	Chairman, LKM Ventures, LLC	December 2005

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

        As a group, prior to the offering, the directors and senior officers beneficially own, directly or indirectly, or exercise control or direction over an aggregate of 11,491,019 shares of common stock, representing 77.7% of our issued and outstanding common stock. See "Principal Stockholders."

Executive Officers

        Perry R. Evans has served as our Chief Executive Officer and President and as a director since our acquisition in October 2001 of the AccelX division of Webb Interactive Services, Inc., a portal and directory software solutions company, where he was the President and Chief Executive Officer from February 1999 to October 2001. Mr. Evans served as our Chairman from November 2001 to October 2003. In March 2000, Mr. Evans founded Jabber, Inc., an advanced XML-based messaging company co-owned by France Telecom and Intel Capital. He served as the Chairman of the board of directors of Jabber, Inc. until January 2003. Mr. Evans founded the MapQuest Publishing Group, a business unit of GeoSystems Global Corp., in 1994 and served as its President from 1995 to 1997. In 1998, he founded netIgnite, Inc., a company engaged in XML-based website services, which was acquired by Webb Interactive in 1999. From 1993 to 1995, Mr. Evans served in various management capacities in the new media development group of RR Donnelley & Sons Company, a print and publisher services firm, related to their interactive Yellow Pages, travel and real estate products. Mr. Evans holds an M.B.A. degree from York University in Toronto, Canada and a B.A. degree from Mount Allison University in Sackville, New Brunswick, Canada. He is entitled to serve on the board so long as he is Chief Executive Officer pursuant to an investor rights agreement.

        Susan F. Dalton has served as our Executive Vice President, Internet Technologies and Operations since May 2006, and served as our Vice President of Engineering and Operations from January 2003 to May 2006. Ms. Dalton has more than 20 years of experience in software development and operations management. From January 2001 to April 2002, she served as Senior Vice President of Technology at AccelX, a division of Webb Interactive Services, Inc., a portal and directory software solutions company. From 1999 to 2000, Ms. Dalton served as Vice President, Engineering and Operations at Affinia, Inc., an Internet startup engaged in the development of contextual merchandising services, where she managed the software development, operations, quality assurance, account management and customer service organizations. From 1995 to 1998, Ms. Dalton was Vice President of the Customer Service and Support Practice at SSDS, Inc., a network systems consulting firm. At SSDS, Ms. Dalton was involved in strategy, account development and lead project management for a number of customer service engagements. Prior to 1995, she held positions at Wellswood Consulting Company, CSC Intelicom, Inc. and New England Telephone and Telegraph Company. Ms. Dalton holds B.S. and M.B.A. degrees from Babson College.

        Curtis H. Fletcher has served as our Chief Financial Officer since September 2007. Previously, Mr. Fletcher served as our Senior Vice President, Finance, Secretary and Treasurer from May 2006 to September 2007, and as our Vice President of Finance and Controller from January 2003 to May 2006. From January 2001 to December 2002, Mr. Fletcher was Director of Finance at Tian Software Inc., a company engaged in software development and sales, where he was responsible for managing accounting, finance, human resource, and administrative functions. He has also served as Controller at Productbuzz, Inc., an Internet business-to-business publisher serving the healthcare industry, from January 2000 to December 2000. Mr. Fletcher was a senior accountant with Arthur Andersen LLP from 1994 to 1999 and worked with private and public companies in the areas of financial and SEC reporting and equity offerings. Mr. Fletcher is a Certified Public Accountant and holds a B.A. from Wake Forest University and a Masters in Accounting and Finance from the University of Alabama.

        Alison Kane has served as our Executive Vice President, Online Media since January 2008. Ms. Kane has over twenty years of strategic marketing, technology and operational expertise with a particular emphasis in technology-based products and services within the e-commerce and digital media arena. From February 2005 to December 2007, Ms. Kane was Vice President and General Manager of

Atlas Search, a business unit of aQuantive, which was acquired by Microsoft in August 2007. During 2004, Ms. Kane provided consulting services to Pinnacle Ventures. From October 2001 to August 2003 Ms. Kane was the Vice President and Chief Operating Officer of The Fidelis Group, a marketing technology company offering customer acquisition and retention solutions. From July 1999 through April 2001, Ms. Kane was the chief product and operations executive at TRIP.com, an online travel site which was acquired in 2000 by Galileo International. From July 1988 through March 1999, Ms. Kane held various senior leadership positions at Galileo International. Ms. Kane began her career at Electronic Data Systems (EDS) as a Systems Engineer. She holds an M.S. Management degree from Purdue University, an M.B.A. from the Budapest University in Economic Sciences and a B.B.A. from the University of Denver.

        John H. Kemp has served as our Executive Vice President, Voice and Wireless Solutions since January 2006. Mr. Kemp served as our Vice President and General Manager of Europe, Asia-Pacific, Middle East and Africa for ISx from December 2000 to December 2005. From September 1998 to December 2000, Mr. Kemp held business development and sales executive positions in IBM's telecomunications division. Mr. Kemp has also held several executive positions in the publishing, advertising and information services markets with The Thomson Corporation, an integrated information supplier, U.S. West, Inc., a U.S.-based telecommunications company, and Volt Information Sciences, a DA-service software provider. Mr. Kemp spent more than 20 years with The Thomson Corporation, attaining board-level responsibility for sales, marketing and publishing and information technology in the Yellow Pages sector. Mr. Kemp attended INSEAD and Henley Management College.

Directors

        David De Leeuw has served as a director since December 2003. In July 2005, Mr. De Leeuw co-founded Lion Cao Asset Management LLC, an alternative asset management company, for which he serves as chairman. He co-founded Lion Chemical Capital, a private equity firm investing in chemical and affiliated industries, in September 2002 and has been the managing director of its general partner since that time. Mr. De Leeuw was a founding partner at McCown De Leeuw & Co., a private equity firm focusing on leveraged buyouts, in 1984. Mr. De Leeuw previously was a vice-president at Citibank, a financial services firm, and has held positions at W.R. Grace & Co., a chemical and industrial supply company, and PaineWebber, Inc., an investment bank, in New York and Tokyo. He has served as a director of Excel Polymers LLC, a chemical and rubber company, since August 2004, and of Lion Copolymers LLC, a synthetic rubber producer, since November 2005. Mr. De Leeuw holds an A.B. degree from Lafayette College and an M.B.A. degree from Columbia University, and has been an active alumnus serving on several committees for both of those institutions. He serves on our board of directors as the designee of Software Seed Capital Partners.

        Nancy K. Hamilton has served as a director since December 2005. Ms. Hamilton is the Chief Financial Officer of Southwest Windpower, Inc., a manufacturer of small wind generators. From February 2005 to January 2006, Ms. Hamilton served as Chief Financial Officer of Roving Planet, Inc., a provider of network access solutions. She served as the Chief Operating Officer of Roving Planet from January 2006 to December 2006, and served as its acting Chief Executive Officer from May 2005 to October 2005. Ms. Hamilton left Roving Planet in December 2006. From June 1999 until April 2004, Ms. Hamilton served as Vice President of Finance and Administration, Chief Financial Officer and Secretary of SpectraLink Corporation, which designs, manufactures and markets wireless telephone systems. From November 1993 to May 1999, Ms. Hamilton served as the Chief Financial Officer and Senior Vice President for Intrado Inc. Ms. Hamilton holds a B.S. degree from Regis University.

        Kevin B. Kimberlin has served as a director since March 2005. In 1993, Mr. Kimberlin co-founded Ciena Corporation, an optical systems company. In 1992, he co-founded Myriad Genetics, Inc., a company developing genome-based diagnostics and therapeutics. In 1986, he co-founded Orchestra Therapeutics (formerly known as The Immune Response Corporation), a developer of vaccines where he has been a director since 1986. From January 1998 until its initial public offering in November 1999, Mr. Kimberlin was the general partner of Next Level Communications LP, a broadband equipment company. Mr. Kimberlin has also been a director of Health Dialog Services Corporation, a disease management services provider, since January 2004, a director of Aperture Technologies, Inc., a data center management software company, from March 1998 through its sale to Emerson Electric in 2008, a director of Yaddo Corporation, a company established for artists in Saratoga Springs, New York, since 1998. Mr. Kimberlin has been Chairman of Spencer Trask & Co., a venture capital firm, since June 1992. Mr. Kimberlin holds a B.S. degree from Indiana University and an M.B.A. degree from Harvard Business School. He serves on our board of directors as the designee of Spencer Trask Ventures, Inc., our principal stockholder.

        Michael J. Marocco has served as a director since October 2005. Mr. Marocco has been a managing director of Sandler Capital Management, a registered investment adviser managing both private equity funds and hedge funds, since 1989. Prior to joining Sandler Capital, Mr. Marocco was a vice president at Morgan Stanley & Co. from 1984 to 1989, where his responsibilities included corporate finance and merger and acquisition coverage of media and entertainment companies. Mr. Marocco has served as a director of MortgageIT Holdings, Inc. since May 1999 and is a member of its audit committee. Mr. Marocco also serves currently as the Managing Director of Diamond Point Capital Management. He has over 20 years of experience in the investment banking and corporate finance industry. Mr. Marocco is a Certified Public Accountant. He holds a B.S. degree from the University of Southern Maine and an M.B.A. degree from New York University. He serves on our board of directors as the designee of Sandler Capital Management, our principal stockholder.

        David J. Moore has served as a director since March 2004 and has been our Chairman since March 2006. In 1995, Mr. Moore co-founded Petry Interactive, which became 24/7 Media in 1998, and later was renamed 24/7 Real Media, Inc. Mr. Moore has served as the Chairman and Chief Executive Officer of 24/7 Real Media, Inc., an interactive marketing and advertising company, and its predecessors since 1995. Mr. Moore also serves on the boards of Our Stage, an early stage internet company, the Advertising Education Foundation and Auditude, a technology company focused on syndicated user data. In 1982, Mr. Moore joined Viacom as its Vice President of Market Development and Sales and helped launch the Cable Health Network, which eventually became Lifetime Television, a women's cable channel. Mr. Moore held positions with Lifetime Television from 1984 to 1993, where he developed and ran Medical Television, which targeted physicians. He also developed HealthLink Television, a waiting room service for patients, which was later sold to Whittle Communications. Mr. Moore holds a B.A. degree from Northern Illinois University.

        Matthew J. Stover has served as a director since December 2005. Mr. Stover has been Chairman of LKM Ventures, LLC, a firm that invests in, advises and participates in the management of growing businesses, since January 2000. From November 2005 until March 2008, he also served as Chairman and Chief Executive Officer of ypOne Publishing, LP, a closely held company that publishes print and online yellow pages directories in the United States and Canada. From January 1994 to December 1999, Mr. Stover served as Group President of Bell Atlantic Directory Group and its predecessor, NYNEX Information Resources Company. From 2000 until its acquisition by Ace*Comm Corporation in December 2004, Mr. Stover was a director of i3 Mobile, Inc., a publicly traded provider of wireless information services, and was a member of its audit and compensation committees. Since January 2005, Mr. Stover has been a director of Ace*Comm Corporation, a publicly traded provider of telemanagement products and services, where he serves as a member of the board's audit, compensation and nominating committees. Since 2001, Mr. Stover has been a director of Telmetrics, Inc., a privately held Canadian marketing services firm. He also is vice chairman of the Board of Trustees of Chester College of New England and a trustee of the Committee for Economic Development. He is a past chairman and director of the Yellow Pages Publishers Association. Mr. Stover holds a B.A. degree from Yale University and is a graduate of The Executive Program of the Darden Graduate School of Business at the University of Virginia.

Corporate Cease Trade Orders or Bankruptcies

        None of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our company, is, or within the ten years prior to the date of this prospectus has been, a director or officer of any other issuer that, while that person was acting in the capacity of a director or officer of that issuer, was the subject of a cease trade order or similar order, or any order that denied the issuer access to any statutory exemptions under securities legislation for a period of more than 30 consecutive days, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that issuer.

Penalties or Sanctions

        To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

        To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our company, nor any personal holding company of any such person has, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Conflicts of Interest

        To the best of our knowledge, there are no known existing or potential conflicts of interest among our company, its directors, or officers as a result of their outside business interests except that certain of our non-executive directors serve as directors of other companies, and therefore it is possible that a conflict may arise between their duties to our company and their duties as directors of other such companies. In addition, certain of our non-executive directors serve as principals of entities which are significant stockholders and creditors of our company. Mr. Kimberlin serves as principal of the Spencer Trask Ventures entities, Mr. De Leeuw serves as the managing member of Technology Seed Capital Partners, LLC, the general partner of Software Seed Capital Partners, and Mr. Marocco serves as managing director of Sandler Capital Partners. See "Related Party Transactions."

Indebtedness of Directors and Executive Officers

        As of the date of this prospectus, no amount is owed to us or any of our subsidiaries by any director or executive officer.

CORPORATE GOVERNANCE

Board Composition

        Our board of directors currently consists of seven members. Messrs. De Leeuw, Evans, Kimberlin and Marocco serve as directors pursuant to an investor rights agreement. The board designation rights under this investor rights agreement will terminate upon the consummation of this offering.

        Our board has determined that five of our seven directors, Messrs. De Leeuw, Marocco, Moore and Stover and Ms. Hamilton are independent directors, as defined by Rule 4200(a)15 of the Financial

Industry Regulatory Authority, or FINRA. We believe we are compliant with the independence criteria for boards of directors under applicable laws and regulations, including Rule 4200(a)(15) of the FINRA and applicable Canadian securities laws. We will continue to evaluate our compliance with these criteria over time. To the extent we determine necessary, we will seek to appoint additional independent directors. The board may meet independently of management as required. Although they are permitted to do so, the independent directors have not held regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

        Effective upon the completion of this offering, we will divide our board of directors into three classes, as follows:

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  Class 1, which will consist of Messrs. Moore and Kimbelin, and whose term will expire at our annual meeting of stockholders to be held in 2009;

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  Class 2, which will consist of Ms. Hamilton and Mr. De Leeuw, and whose term will expire at our annual meeting of stockholders to be held in 2010; and

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  Class 3, which will consist of Messrs. Evans, Marocco and Stover, and whose term will expire at our annual meeting of stockholders to be held in 2011.

        At each annual meeting of stockholders to be held after the initial classification, stockholders will elect a class of directors for a three-year term to succeed the directors of the same class whose terms are then expiring. Our restated certificate of incorporation will provide that the authorized number of directors shall be fixed by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Board Committees

        Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors. Our committee charters will be available on our website following the consummation of this offering.

Audit Committee

        Our audit committee consists of Messrs. De Leeuw and Stover and Ms. Hamilton. The functions of this committee include, among other things:

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  evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

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  determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

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  reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

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  reviewing and discussing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting;

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  reviewing and discussing with our independent registered public accounting firm and management guidelines and policies with respect to risk assessment and risk management; and

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  establishing procedures for the anonymous receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the submission by employees of concerns regarding questionable accounting or auditing matters.

        A copy of our audit committee charter is attached hereto as    •    .

        Our board of directors has determined that Ms. Hamilton qualifies as an audit committee financial expert within the meaning of SEC regulations and applicable Canadian securities laws. In making this determination, our board considered the nature and scope of experience Ms. Hamilton has previously had with reporting companies. Both our independent registered public accounting firm and management periodically meet privately with our audit committee. Each member of the audit committee is financially literate (within the meaning of applicable Canadian securities laws) as each has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements.

  External Auditor Service Fees

        In 2006 and 2007, the Company incurred fees to its external auditors, Ernst & Young LLP as follows:

Description	2007(1)	2006(1)
Audit Fees	$779,508	$385,750
Audit-Related Fees	—	—
Tax Fees	26,919	58,900
All Other Fees	—	—

Notes:

(1)
Fees were payable to Ernst & Young LLP.

(a)
"Audit Fees" means the aggregate fees billed by our external auditor for the last fiscal year for audit services.

(b)
"Audit-Related Fees" means the aggregate fees billed for the last fiscal year for assurance and related services by our external auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported under clause (a) above.

(c)
"Tax Fees" means the aggregate fees billed in the last fiscal year for professional services rendered by our external auditor for tax compliance, tax advice and tax planning.

(d)
"All Other Fees" means the aggregate fees billed in the last fiscal year for products and services provided by our external auditor, other than the services reported under clauses (a), (b) and (c), above.

Compensation Committee

        Our compensation committee consists of Messrs. Marocco and Moore and Ms. Hamilton. The functions of this committee include, among other things:

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  determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

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  recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

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  evaluating and recommending to our board of directors the compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

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  establishing policies with respect to equity compensation arrangements;

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  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers; and

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  evaluating the overall efficacy of our compensation policy and strategy in achieving expected benefits to the company.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of Messrs. Moore and Stover. The functions of this committee include, among other things:

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  reviewing, discussing and assessing the performance of the board, including committees of the board;

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  identifying, reviewing and evaluating candidates to serve on our board and recommending to the board for selection candidates to the board;

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  considering recommendations for board nominees and proposals submitted by stockholders;

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  overseeing and reviewing the processes and procedures used by us to provide information to the board and its committees;

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  reviewing company policy statements to determine their adherence to our code of business conduct and ethics; and

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  reviewing the compensation paid to non-employee directors.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our executive officers.

Director Compensation

        Directors who are employees receive no additional compensation for their service as directors. In October 2005, our board of directors adopted a compensation program for directors who are not employees and are not affiliated with a beneficial owner of more than 10% of our outstanding capital stock. Pursuant to this program, each eligible director will receive the following cash compensation for board service, as applicable:

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  $20,000 per year for service as a board member and $30,000 per year for service as our chairman;

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  an additional $8,000 per year for service as the chairperson of our compensation committee;

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  an additional $23,000 per year for service as the chairperson of our audit committee;

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  $1,500 for each board meeting; and

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  $1,000 for each committee meeting attended.

        In addition, each eligible director will receive:

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  an initial grant of restricted stock having a fair market value as of the date of grant of $100,000 for board members and $200,000 for our chairman; and

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  an annual grant of restricted stock, made approximately one year following the date the director joined our board, having a fair market value as of the date of grant of $25,000.

        In 2007, eligible directors earned in the aggregate $188,500 pursuant to the program. We made quarterly payments during 2007 and paid those amounts earned in the fourth quarter of 2007 in March 2008. We did not grant any shares of restricted stock in 2007 but plan to do so following the consummation of this offering. We intend to grant all of the restricted stock bonuses described above from our 2008 plan, and they will generally vest over two years. For a more detailed description our 2008 equity incentive plan, see "Employee Benefit Plans."

        We also reimburse our directors for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and its committees.

        For 2006 only, we provided equity grants outside of the compensation program to each of Messrs. De Leeuw, Moore and Stover and Ms. Hamilton in the form of options to purchase 26,932 shares of our common stock at an exercise price of $14.85 per share. In March 2006, upon election as chairman of the board of directors, Mr. Moore was granted an additional option to purchase 6,733 shares of common stock at an exercise price of $14.85 per share.

        In 2005, we granted Mr. De Leeuw a warrant to purchase 7,115 shares of our common stock at an exercise price of $3.98 per share, and Mr. Moore an option to purchase 3,870 shares of our common stock at an exercise price of $3.98 per share, as compensation for their service on the special committee of our board that we established to facilitate our acquisitions of ISx, YPS and MAG.

Position Descriptions

        We do not currently have written position descriptions for the chairman of the board, or for the chair of each of the proposed board committees. Following the closing of this offering, we intend to propose to the board the adoption of written position descriptions for the chairman of the board and the chair of each board committee.

Orientation and Continuing Education

        We intend to propose that nominating and corporate governance committee develop a comprehensive orientation program for our directors to assist new directors with understanding the role of the board and its committees, the contribution that directors are expected to make to the board and the nature and operation of our business. We also intend to propose that the nominating and corporate governance committee develop a continuing education program for all directors to enable directors to maintain or enhance their skills and abilities as directors and ensure that their knowledge and understanding of our business remains current.

Ethical Business Conduct

        We have adopted a written code of business conduct and ethics for our directors, officers and employees. The code constitutes written standards that are designed to deter wrongdoing and promote: honest and ethical conduct, including the handling of actual or apparent conflicts of interest between personal and professional relationships; avoidance of conflicts of interest, including disclosure to a director or officer of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the securities regulatory authorities and in other public communications made by us; compliance with applicable governmental laws, rules and regulations; the prompt reporting to a director or officer of violations of the code of conduct; and accountability and responsibility by all directors, officers and employees for adherence to the code of conduct.

Executive Compensation—Compensation Discussion and Analysis

Overview

        This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative primarily for the last completed fiscal year, but also describes compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

        Our executive compensation structure not only aims to be competitive in our industry, but also to be fair relative to compensation paid to other professionals within our company. However, we do exercise discretion in establishing compensation packages for executive officers at the time of hire based on an individual's unique qualifications and prior experiences. We seek to provide total compensation packages that are not only competitive in terms of total potential value to our executives, but that are tailored to the unique characteristics of our company in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. Our compensation committee has not yet established any policies or guidelines with respect to the mix of base salary, bonus and equity awards to be paid or awarded to our executive officers. We believe that a significant percentage of the compensation should be performance based. Our goal is to create a performance-oriented culture, where individual performance is aligned with organizational objectives and officers are compensated fairly relative to other executive management.

        Our compensation arrangements with those persons who served as our executive officers for all or part of 2007 reflect the individual circumstances surrounding the applicable executive officer's hiring or appointment. For example, we hired Perry Evans, our chief executive officer, in October 2001 in connection with our acquisition of the AccelX division of Webb Interactive Services, Inc., a portal and directory software solutions company, where he was president and chief executive officer from February 1999 to October 2001. Prior to that time, among other things, Mr. Evans founded Jabber, Inc., the MapQuest Publishing Group and netIgnite, Inc. Based on this experience, at the time of hiring Mr. Evans, our goal was to provide a compensation package commensurate with his breadth of experience and one that would attract him to our company and retain his services. In addition, because we were hiring Mr. Evans in connection with our acquisition of the AccelX division of Webb Interactive Services, Inc., we sought to provide a compensation package that would accurately reflect the importance of a seamless transition to our then current business practice.

        Curtis Fletcher and Susan Dalton were each promoted during 2006, which resulted in increases to their base salaries and granting of additional stock options. Mr. Fletcher served as our vice president of finance and controller from January 2003 to May 2006, and in May 2006 was appointed our senior vice president, finance, treasurer and secretary. In September 2007, Mr. Fletcher was appointed our chief financial officer.

        Ms. Dalton served as our senior vice president of engineering and operations from January 2003 to May 2006, and in May 2006 was appointed our executive vice president, Internet technologies and operations.

        In March 2006, Jeannette McClennan was converted from a consultant to a full time permanent employee in the position of president, media services and chief marketing officer. Ms. McClennan left our company in March 2007. In January 2008, we appointed Alison Kane to serve as our executive vice president, online media. These promotions and hires reflect our emphasis on retaining and hiring an experienced management team, one that is familiar with various aspects of our business and familiar with working with one another.

        The foregoing information is intended to provide context for the discussion that follows regarding our existing compensation arrangements with those persons who served as our executive officers for all or part of 2007.

The Objectives of Our Executive Compensation Program

        Our compensation committee is responsible for establishing and administering our policies governing the compensation of our executive officers. The compensation committee is composed entirely of non-employee directors. See "Management—Board Committees—Compensation Committee."

        Our executive compensation program is designed to achieve the following objectives:

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  attract and retain talented and experienced executives;

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  motivate and reward executives whose knowledge, skills and performance are critical to our success;

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  align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

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  provide a competitive compensation package which is weighted towards pay-for-performance, and in which total compensation is determined in part by the company's and the individual's achievement of results and the creation of stockholder value;

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  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

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  foster a shared commitment among executives by aligning the company's and their individual goals; and

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  compensate our executives to manage our business to meet our long-term objectives.

Principal Components of Compensation of Our Executive Officers

        The principal components of the compensation we have historically paid to our executive officers have consisted of:

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  base salary;

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  retention bonuses, paid in cash; and

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  equity compensation, generally in the form of grants of stock options.

Allocation of Compensation Among Principal Components

        Our chief executive officer has historically played a significant role in the determination of the amounts of base salary, retention bonuses and other forms of cash and equity-based compensation to be paid to other members of senior management. We expect that the compensation committee of our board will continue to solicit input from our chief executive officer with respect to compensation decisions affecting other members of our senior management.

        As noted above, our compensation committee has not yet established any policies or guidelines with respect to the mix of base salary, bonus and equity awards to be paid or awarded to our executive officers. We have no specific parameters as to what proportion of a named executive officer's compensation is base salary and what proportion is performance based. Our compensation committee relies on judgment and not upon rigid guidelines or formulas in determining the amount or mix of compensation elements for each executive officer. Base salaries, severance protection and change-in-control benefits are all primarily intended to attract and retain qualified executives. The value of these components in any given year is not dependent on performance unless determined by reference to base salary, which may increase depending on performance. We believe we need to provide executives with a level of predictable compensation in order to attract and retain top-caliber executives and reward their continued services. Our compensation committee's general philosophy is that discretionary bonuses and long-term incentive compensation should fluctuate with our success in achieving financial and other goals, and that we should continue to use long-term compensation such as stock options and restricted stock to align stockholder and executives' interests. Following the completion of our initial public offering, our compensation committee anticipates adopting more formal and structured compensation policies and programs. Our compensation committee will endeavor to implement policies designed to attract, retain and motivate individuals with the skills and experience necessary for us to achieve our business objectives.

Annual Cash Compensation—Base Salary

        Our primary goals in determining the base salaries for our named executive officers are to keep our annual compensation competitive with the market for skills and experience and to retain talented executives. We determine our executive salaries based on job responsibilities and individual experience. We review base salaries for our named executive officers periodically and increases are based on our performance and individual performance. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. However, we believe that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of many factors that we consider in assessing the reasonableness of compensation. Accordingly, although our compensation committee has not retained a compensation consultant to review our policies and procedures with respect to executive compensation, the committee conducts benchmarking reviews of the base salaries of our executive officers. These reviews are based on independent executive compensation studies as well as internally generated studies of peer companies including 24/7 Real Media, Inc., Website Pros, Inc. and Intermap Technologies. We consider the compensation of executive officers of these peer companies, among other factors, when determining the annual compensation for our executive officers. Our purpose for considering the compensation levels of these peer companies is to help ensure that our compensation practices are competitive and reasonable. We do not establish specific compensation targets based on these comparisons. When establishing the base salaries for our named executive officers, we have historically focused primarily on the individual circumstances of the officer at the time of hire and have based any salary increases on such officer's level of productivity and success in his or her position compared against our level of growth.

  Our Chief Executive Officer

        We appointed Perry Evans as our chief executive officer in October 2001. As discussed previously, Mr. Evans had a level of expertise in the Internet search industry that we needed for this position. The base salary for Mr. Evans at the time of hiring was $250,000 per year. In June 2005, we entered into an amended and restated employment agreement with Mr. Evans. Pursuant to the terms of this agreement, in June 2006, Mr. Evans' base salary was increased to $290,000 per year and such salary increase was made retroactive to January 1, 2005. In May 2008, we entered into an amended and restated employment agreement with Mr. Evans whereby his base salary was increased to $310,000. These salary increases were based on Mr. Evans' leadership, vision and ability to close key business deals, as well as to reward him for his tenure with our company.

  Our Former Chief Financial Officer

        We hired Michael D. Dingman Jr. in June 2006. Pursuant to Mr. Dingman's employment agreement, his annual base salary at the time of hire was $275,000 per year. This salary was based in part on Mr. Dingman's prior experiences, the salary previously paid to other individuals serving in this position and Mr. Dingman's previous salary. Mr. Dingman left our company in June 2007.

  Our Current Chief Financial Officer

        Curtis Fletcher served as our senior vice president finance, treasurer and secretary from May 2006 until September 2007. Pursuant to Mr. Fletcher's employment agreement for this position, his base salary was $190,000 per year. In September 2007, Mr. Fletcher was appointed our chief financial officer. Due to this promotion, Mr. Fletcher's base salary was increased to $205,000 per year. The decision to promote Mr. Fletcher to this position was the result of his skill as a financial officer and his extensive familiarity with our business and acquisition history. In March 2008, Mr. Fletcher's base salary was raised to $215,000. This salary increase was based on Mr. Fletcher's skill as a financial officer and to reward his tenure with our company.

  Our Executive Vice President, Voice and Wireless Division

        John Kemp has served as our executive vice president, voice and wireless division, since January 2006. Mr. Kemp is an employee of Information Services Extended Limited, the British subsidiary of ISx. Mr. Kemp entered into an employment agreement with Information Services Extended Limited in April 200l to serve as that company's vice president and general manager of Europe, the Middle East and Asia. Under the agreement, Mr. Kemp received an initial annual salary of $179,287.

        In March 2006, we entered into an outsourcing agreement with Mr. Kemp pursuant to which Mr. Kemp was assigned by the British subsidiary of ISx to work for ISx and us in the United States. Under this agreement, in lieu of any salary or bonus from Information Services Extended Limited, we pay Mr. Kemp a salary of $205,000 per year. This salary is paid by us monthly in British pounds using a negotiated fixed conversion rate of 1.6 U.S. dollars. The actual amount paid by us in 2007 for Mr. Kemp's salary was $235,564 using an exchange rate as of a recent practicable date. In determining Mr. Kemp's salary, we put particular emphasis on the importance of our relationship with ISx and Mr. Kemp's individual successes at ISx. This increase was due to Mr. Kemp's expanded role as the executive vice president and general manager of the voice and wireless division with full responsibility for profit and loss.

  Our Executive Vice President, Internet Technologies and Operations

        Susan Dalton has served as our executive vice president, Internet technologies and operations since May 2006. Previously, she had been senior vice president of engineering and operations. We entered into an employment agreement with Ms. Dalton in May 2006 which provided for an annual base salary of $225,000.

  Our Executive Vice President, Online Media

        We appointed Alison Kane as our executive vice president, online media in January 2008. We plan to enter into an employment agreement with Ms. Kane in May 2008 which will provide for an annual salary of $260,000.

  Our Former President, Media Services and Chief Marketing Officer

        We appointed Jeannette McClennan as our president, media services and chief marketing officer in March 2006. Previously, she had served as our chief marketing and products officer from January 2004 to February 2006. Prior to when we hired Ms. McClennan as an employee, we had in place a consulting agreement with her pursuant to which she was paid $1,250 per day worked. When we hired Ms. McClennan as our chief marketing officer, we executed an employment agreement whereby she received an annual base salary of $275,000. Ms. McClennan left our company in March 2007.

Bonus Compensation

        We have not historically paid any guaranteed bonuses to our executive officers nor have we historically provided any signing or retention bonuses in connection with our initial hiring or appointing of an executive officer with the exception of Jeannette McClennan and John Kemp. Ms. McClennan received a $35,000 sign-on bonus. Mr. Kemp received a $30,000 guaranteed bonus for 2006 in consideration for his move to United States. Our employment agreements with our named executive officers have customarily provided for annual cash bonus awards in the event that certain company or individual performance milestones are achieved. Our philosophy behind tying bonus awards to particular obtainable goals is to motivate and reward our named executive officers for over-performing which we believe in turn builds allegiance and commitment to our future success.

        In our amended and restated employment agreement with Mr. Evans, our board has the discretion to award bonus compensation to Mr. Evans of up to 50% of his annual base salary. Mr. Evans is eligible for this bonus if we meet our annual plan, including our approved operating budgets for sales bookings, revenue, gross margins and expenses. Our board approved in March 2008 an additional bonus of $300,000 for Mr. Evans payable in 2008. We believe that the performance of our chief executive officer is directly related to our financial results and therefore it is appropriate to condition any bonus award given to our chief executive officer on such results. In addition, given our compensation philosophy that strong performance should be rewarded, we believe that providing the opportunity for our chief executive officer to receive a bonus award up to the amount of his annual base salary promotes this concept.

        For all other named executive officers, bonus compensation is awarded depending on whether such officers meet certain individual performance milestones and objectives. We develop individual performance goals through discussions between our compensation committee, our chief executive officer and the respective executive officer. The individual performance goals generally are not shared amongst employees and are designed to be individually specific and detailed, thereby encouraging the individual to strive to achieve challenging goals such as specific quarterly and annual revenue, sales goals, profitability targets, marketing goals, product development goals and financial and efficiency goals. Goals vary from year to year and from business unit to business unit and usually include both quantitative and qualitative factors. When determining actual amounts to be paid, the compensation committee assessess the extent to which these goals were achieved and awards bonus compensation based on a percentage range set forth in the executive officer's employment agreement. For example, the board has the discretion to award bonus compensation to Mr. Fletcher of up to 25% of his annual base salary. Similarly, the board can award Ms. Dalton a bonus of up to 40% of her annual base salary, Mr. Kemp a bonus of up to 20% of his annual base salary and Ms. Kane a bonus of up to 40% of her annual base salary. At the time Ms. McClennan was employed by us, the board had the discretion to award Ms. McClennan a bonus award of up to 75% of her annual base salary. Our practice is to determine these bonus percentages at the time we enter into the employment agreement with the particular executive officer. The resulting percentages are based on, among other determinants, the particular position to be held by the officer, his or her level of expertise, any extenuating circumstances such as competing job opportunities, and the historical working relationship, if any, between us and the officer.

        In March 2008, our board approved an additional bonus of $100,000 for Mr. Fletcher payable in 2008, and an additional bonus of $75,000 for Ms. Dalton payable in 2008.

        In 2007, Messrs. Evans, Fletcher, Kemp and Dingman received bonuses of $45,000, $30,000, $35,000 and $22,500, respectively, and Ms. Dalton received a bonus of $60,000. Mr. Kemp is also entitled to additional sales commissions.

Long-term Equity Incentive Compensation

        Our long-term equity incentive compensation is primarily in the form of options to acquire our common stock which are awarded to executive officers, including the named executive officers, as part of our total compensation package. Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price for a period of up to ten years under our 2004 Equity Incentive Plan. Stock options are earned on a basis of continued service to us and generally vest monthly over a three-year period.

        These stock option awards are consistent with our pay for performance principles, align the interest of the executive officers to the interests of our stockholders, and help retain, motivate and reward our employees by encouraging their ownership of any equity interest in us. In addition, these awards are less costly to us than cash compensation. Historically, our board has granted awards of stock options to our executive officers upon their appointment as executive officers, with our obligation to grant the options typically memorialized in the offer letter or employment agreement. Our board of directors makes equity award determinations based primarily on an individual's employee category, his or her level of experience and the circumstances surrounding the hiring. We exercise discretion in granting supplemental equity awards after an officer's initial hiring based on whether we believe the complete compensation package is sufficient to retain, motivate and adequately reward the particular executive. We do not have any formal policy for deciding the amount of equity awards to be granted to a particular executive. However, we do consider awards granted to other officers and seek to be fair relative to what all executive officers receive within our company.

        We granted Mr. Evans options to purchase 52,444 shares of our common stock in stock option grants dated December 2004 and March 2005. At the time of execution of his amended and restated employment agreement in June 2005, we granted him additional options to purchase 130,090 shares of our common stock. These options granted in June 2005 vest monthly over a three-year period. In January 2008, Mr. Evans was granted 226,244 shares of restricted stock, fifty percent of which will vest nine months following the completion of this offering with the remaining shares vesting twenty-four months following the completion of this offering. Upon consummation of this offering, we plan to issue Mr. Evans an option to purchase an additional 408,779 shares of our common stock at the price per share in this offering.

        We granted Mr. Fletcher options to purchase 28,864 shares of our common stock in stock option grants dated December 2004, March 2005 and March 2006. The options granted in March 2006 vest monthly over a three-year period. In January 2008, Mr. Fletcher was granted 16,968 shares of restricted stock and options to purchase 16,968 shares of our common stock. Fifty percent of the restricted stock grants and option grants will vest nine months following the completion of this offering, with the remaining shares vesting twenty-four months following the completion of this offering. In addition, in January 2008, Mr. Fletcher was granted options to purchase 6,787 shares of our common stock that are fully vested as of the date of grant. Upon consummation of this offering, we plan to issue Mr. Fletcher an option to purchase an additional 69,589 shares of our common stock at the price per share in this offering.

        We granted Ms. Dalton options to purchase 60,707 shares of our common stock in December 2004, March 2005 and March 2006. The options granted in March 2006 vest monthly over a three-year period. In January 2008, Ms. Dalton was granted 33,936 shares of restricted stock and options to purchase 33,936 shares of our common stock. Fifty percent of the restricted stock grants and option grants will vest nine months following the completion of this offering with the remaining shares vesting in December 2008. Upon consummation of this offering, we plan to issue Ms. Dalton an option to purchase an additional 128,582 shares of our common stock at the price per share in this offering.

        We granted Ms. McClennan options to purchase 33,389 shares of our common stock in December 2004 and March 2005. At the time of execution of her employment agreement in

March 2006, we granted her additional options to purchase 28,280 shares of our common stock. The options granted in March 2006 vested monthly over a three-year period. Ms. McClennan left our company in March 2007 and all options were terminated unexercised.

        At the time of execution of Mr. Kemp's outsourcing agreement in March 2006, we granted him options to purchase 8,679 shares of our common stock that vest monthly over a three-year period. We granted him additional options to purchase 10,941 shares of our common stock in March 2006 that vest monthly over a two-year period. In January 2008, we granted Mr. Kemp 8,484 shares of restricted stock and options to purchase 8,484 shares of our common stock. Fifty percent of the restricted stock grants and option grants will vest at the completion of this offering, with the remaining shares vesting in December 2008. Upon consummation of this offering, we plan to issue Mr. Kemp an option to purchase an additional 56,191 shares of our common stock at the price per share in this offering.

        Our board of directors approved a grant to Ms. Kane in May 2008 of 56,561 shares of restricted stock. One third of these shares will vest one year from the date of grant with the remaining shares vesting monthly over a two-year period. Ms. Kane is eligible to earn up to 67,873 shares of common stock depending on her achievement of certain performance related goals.

        Although Mr. Dingman is no longer employed by us, at the time of execution of his employment agreement in June 2006, we agreed to grant him 67,873 shares of restricted stock, 45,249 shares of which would have vested monthly over a three-year period and 22,624 shares of which would have vested based on Mr. Dingman achieving certain performance targets mutually agreed upon by Mr. Dingman, our chief executive officer and our compensation committee of our board. Although our typical practice is to grant stock options, in the case of Mr. Dingman, it was a negotiated term in his employment contract to grant restricted stock instead of stock options. Mr. Dingman terminated his employment with our company before any of these shares were granted or vested.

        With the exception of Mr. Dingman, the stock option awards to Messrs. Evans, Fletcher and Kemp and Mmes. Dalton and McClennan reflect our philosophy that our compensation packages for our executive officers should be consistent and should ensure fairness among the management team.

        We do not have any program, plan or practice that requires us to grant equity-based awards on specified dates and, because we have not been a public company, we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. It is possible that we will establish programs or policies regarding the timing of equity-based awards in the future. Authority to make equity-based awards to executive officers rests with our board of directors, which considers the recommendations of our chief executive officer and other executive officers. The exercise price of each stock option granted in 2005 and 2006 was based on the fair market value of our common stock on the grant date. The exercise price of stock options granted during this time was determined by our board of directors based on a valuation we performed. In January 2008, our board of directors approved the re-pricing of all stock options granted in March 2006 that had an exercise price of $14.85 to $5.70 per share. This decision was made to accurately reflect the exercise price of previously granted options based on the current fair value of the Company's common stock. Following our initial public offering, all options will continue to be granted with an exercise price equal to the fair market value of our common stock on the date of grant, but fair market value will be defined as the closing market price of our common stock on the date of grant. We do not have any program, plan or practice of setting the exercise price based on a date other than the fair market value of our common stock on the grant date.

Impact on Compensation Design of Tax and Accounting Considerations

        All equity-based awards have been reflected in our consolidated financial statements, based upon the applicable accounting guidance. Prior to January 1, 2006, we accounted for equity compensation paid to our employees and directors using the intrinsic value method under APB Opinion No. 25 and

FASB Financial Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25." Under the intrinsic value method, no stock-based compensation was recognized in our consolidated statements of operations for options granted to our directors, employees, consultants and others because the exercise price of such stock options equaled or exceeded the fair value of the underlying stock on the dates of grant. Effective January 1, 2006, we adopted FAS 123R using the prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption of FAS 123R. FAS 123R requires us to estimate and record an expense over the service period of the stock-based award. In 2006, our compensation committee, conscious of the less favorable accounting treatment for stock options resulting from adoption of FAS 123R, took a more deliberate approach to the granting of awards of stock options.

        We structure cash incentive compensation so that it is taxable to our executive officers at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity-based awards, while any gain recognized by our executive officers and other employees from non-qualified stock options should be deductible, to the extent that in the future we grant incentive stock options, any gain recognized by the optionee related to such options will not be deductible by us unless there is a disqualifying disposition by the optionee. In addition, our grant of shares of restricted stock or restricted stock units that are not subject to performance vesting provisions may not be fully deductible by us at the time the grant is otherwise taxable to the grantee.

Severance and Change of Control Payments

        Our board of directors believes that companies should provide reasonable severance benefits to employees as an incentive to join and remain with our company. Our typical practice is to include any severance terms in the employment agreements with our named executive officers. Therefore, these terms are generally negotiated at the time of hire or promotion. We believe that our severance provisions are competitive with other companies in the industry. Our philosophy behind granting competitive severance provisions stems from our desire to attract and retain an appropriate caliber of talent for each position.

        Mr. Fletcher and Ms. Dalton are each entitled to six months of their annual salary if we terminate their employment without cause. Mr. Evans, our chief executive officer, is entitled to twelve months of his annual salary upon termination by us without cause as well as 100% of his target bonus for the year in which the termination occurs, to be paid at the end of the 12-month period. We believe it is reasonable and consistent with our philosophy of retaining qualified executives to afford our chief executive officer a more beneficial severance package.

        In addition, the employment agreements for Mr. Fletcher and Ms. Dalton provide that in the event of a change of control, if they are terminated by us within 12 months from the date of such change of control, they are entitled to six months of severance pay and all unvested options shall immediately vest.

        Ms. McClennan left our company in March 2007. Pursuant to the terms of her employment agreement, in the event she was terminated by us without cause, she would be entitled to six months of severance pay. As a result of these terms, Ms. McClennan received severance payments from us in 2007 totaling $137,501.

        Pursuant to Mr. Kemp's employment agreement with Information Services Extended Limited, he is entitled to six months severance pay if we terminate his employment without cause. In addition, the outsourcing agreement between us and Mr. Kemp provides that in the event of a change of control, if he is terminated by us within 12 months from the date of such change in control, all of his unvested options shall immediately vest.

Other Benefits

        We believe establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. While our 401(k) plan does permit us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule, during fiscal years 2005, 2006 and 2007 we did not make any discretionary or matching contributions to the plan on behalf of participating employees.

Perquisites

        In general, we do not provide significant perquisites to our employees. As a result, the cost to us of any perquisites is minimal.

        Mr. Kemp's employment relationship is unique in that we entered into an outsourcing agreement with him whereby he agreed to work for ISx and us in the United States until December 31, 2008. Therefore, he agreed to move from the United Kingdom to the United States for this period of time. We initially agreed to pay Mr. Kemp a monthly housing allowance of $3,700 and a monthly car allowance of $500. In November 2007, the monthly housing allowance was reduced to $3,100 at which time we also agreed to pay Mr. Kemp an additional $900 a month for one year. The monthly housing allowance of $3,100 is paid directly by us in the form of rent and the monthly car allowance of $500 is paid by us through payroll in U.S. dollars. We also have agreed to reimburse Mr. Kemp for the cost of airfare for three round-trip coach class visits to London for Mr. Kemp each year through 2008.

Summary Compensation Table

        The following table provides information regarding the compensation earned during 2007 and 2006 by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Perry R. Evans President and Chief Executive Officer	2007 2006	$290,000 290,000	(2)	$45,000 72,500	(3)		$—		$335,000 362,500
Susan F. Dalton(4) Executive Vice President, Internet Technologies and Operations	2007 2006	225,000 195,416		60,000 50,000	(5)	73,573	— —		285,000 318,989
Curtis H. Fletcher(6) Senior Vice President, Finance, Treasurer and Secretary	2007 2006	194,335 180,417	(7)	30,000 25,000	(8)	24,520	—		224,335 229,937
John H. Kemp(9) Executive Vice President, Voice and Wireless Solutions	2007 2006	235,564 245,862		35,000 30,000		96,256	50,400 37,800	(10) (11)	320,964 409,918
Jeannette J. McClennan(12) President, Media Services and Chief Marketing Officer	2007 2006	61,322 251,458		— 35,000		61,310	152,707	(13)	214,029 347,768
Michael Dingman(14) Former Chief Financial Officer	2007 2006	122,796 153,189		22,500			12,693	(15)	157,989 153,189

(1)
The amounts reflect the aggregate compensation cost for the year ended December 31, 2006 of stock options granted during the year and in each case calculated in accordance with SFAS 123(R) using a Black-Scholes valuation model. See note 2 to our consolidated financial statements for a discussion of assumptions we made in determining the grant date fair value and compensation cost of our equity awards.

(2)
In March 2008, Mr. Evans' base salary was increased to $310,000.

(3)
In March 2008, our board approved an additional bonus of $300,000 for Mr. Evans payable in 2008.

(4)
Ms. Dalton served as our Senior Vice President of Engineering and Operations from January 2003 to May 2006. In May 2006, Ms. Dalton became our Executive Vice President, Internet Technologies and Operations.

(5)
In March 2008, our board approved an additional bonus of $75,000 for Ms. Dalton payable in 2008.

(6)
Mr. Fletcher became our Chief Financial Officer in September 2007 and at such time his salary was increased to $205,000.

(7)
In March 2008, Mr. Fletcher's base salary was increased to $215,000.

(8)
In March 2008, our board approved an additional bonus of $100,000 for Mr. Fletcher payable in 2008.

(9)
Mr. Kemp became our Executive Vice President, Voice and Wireless Solutions in January 2006. Pursuant to the outsourcing agreement between us and Mr. Kemp, we pay him an annual salary of $205,000 which is paid monthly in British pounds using a negotiated fixed conversion rate of 1.6 U.S. dollars per British pound. The amount reflected in this table is the actual amount paid by us in 2007 in U.S. dollars using an exchange rate as of a recent practicable date.

(10)
During 2007, we paid Mr. Kemp a monthly housing allowance which totaled $44,400 for the year and a monthly car allowance which totaled $6,000 for the year.

(11)
During 2006, we paid Mr. Kemp a monthly housing allowance of $3,700 and a monthly car allowance of $507 over a nine-month period.

(12)
Ms. McClennan left our company in March 2007.

(13)
Ms. McClennan received severance pay totaling $137,501 and a payout for unutilized paid time off totaling $15,206.

(14)
Mr. Dingman left our company in June 2007.

(15)
Mr. Dingman received a payout for unutilized paid time off totaling $12,693.

Outstanding Equity Awards at Fiscal year-end.

        The following table shows certain information regarding outstanding equity awards as of December 31, 2007 for our named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Dates
Perry R. Evans	160,852	21,682		3.78-7.29	12/31/2011-6/14/2015
Susan F. Dalton	46,567	14,140	(2)	3.98-14.85	11/29/2012-3/15/2016
Curtis H. Fletcher	24,151	4,713	(3)	3.98-14.85	11/29/2012-3/15/2016
John H. Kemp	26,526	12,645	(4)	14.85	3/15/2016
Jeannette J. McClennan	—	61,669	(5)	3.98-14.85	12/31/2007
Michael Dingman

(1)
We granted stock options and restricted stock to certain of our named executive officers in January 2008. We granted Mr. Evans 226,244 shares of restricted stock, 50% of which will vest nine months following the completion of this offering with the remaining shares vesting twenty-four months following the completion of this offering. We granted Mr. Fletcher 16,968 shares of restricted stock and options to purchase 16,968 shares of our common stock. Fifty percent of the restricted stock grants and option grants will vest nine months after the completion of this offering, with the remaining shares vesting twenty-four months following the completion of this offering. In addition, Mr. Fletcher was granted options to purchase 6,787 shares of our common stock that are fully vested as of the date of grant. Ms. Dalton was granted 33,936 shares of restricted stock and options to purchase 33,936 shares of our common stock. Fifty percent of the restricted stock grants and option grants will vest nine months following the completion of this offering with the remaining shares vesting on December 2008. We granted Mr. Kemp 8,484 shares of restricted stock and options to purchase 8,484 shares of our common stock. Fifty percent of the restricted stock grants and option grants will vest nine months following the completion of this offering with the remaining shares vesting on December 2008.

(2)
These options have a vesting commencement date of December 1, 2005 and vest monthly over a three-year period.

(3)
These options have a vesting commencement date of March 16, 2006 and vest monthly over a three-year period.

(4)
We awarded Mr. Kemp two option grants in March 2006. The options granted in March 2006 for 28,280 shares of common stock have a vesting commencement date of January 1, 2006 and vest monthly over a three-year period. The options granted in March 2006 for 10,941 shares of common stock have a vesting commencement date of February 12, 2006 and vest monthly over a two-year period.

(5)
These options had a vesting commencement date of March 16, 2006 and vested monthly over a three-year period. Per a separation agreement we entered into with Ms. McClennan, she had until the end of fiscal year 2007 to exercise any vested options. Ms. McClennan left our company in March 2007 and all options were terminated unexercised.

        All options granted to our named executive officers are intended to qualify as incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended. We have historically granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our board of directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, our board determined the fair value of our common stock by considering a number of objective and subjective factors, including:

  •
  our operating and financial performance;

  •
  the prices at which we issued shares of convertible preferred stock in connection with acquisitions or in private placement transactions;

  •
  the superior rights and preferences of securities senior to our common stock at the time of each grant;

  •
  the non-liquid nature of our common stock;

  •
  business risks we faced and key company milestones;

  •
  comparable company and industry analysis; and

  •
  anticipated initial public offering price per share and the timing of this offering.

        In January 2008, our board of directors approved the re-pricing of all stock options granted in March 2006 that had an exercise price of $14.85 to $5.70 per share. This decision was made to accurately reflect the exercise price of previously granted options based on the current fair value of the company's common stock.

Director Compensation

        The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)
David De Leeuw	43,000
Nancy K. Hamilton	55,000
Kevin B. Kimberlin	—
Michael J. Marocco	—
David J. Moore	47,500
Matthew J. Stover	43,000

(1)
These fees are paid pursuant to our compensation program. See "Management—Director Compensation."

        In October 2005, we adopted a compensation program for directors who are not employees and are not affiliated with a beneficial owner of more than 10% of our outstanding capital stock. See "Management—Director Compensation." In 2007, eligible directors earned in the aggregate $188,500 pursuant to the program. We made quarterly payments during 2007 and paid those amounts earned in the fourth quarter of 2007 in March 2008. We did not grant any shares of restricted stock in 2007 pursuant to the program but plan to do so following the consummation of this offering.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Agreements

Perry R. Evans

        We entered into an amended and restated employment agreement with Mr. Evans on May 6, 2008, which sets forth, among other things, his position, duties, base salary and benefits. Under this agreement, Mr. Evans is entitled to receive an annual salary of $310,000. In addition, our board has the discretion to award bonus compensation to Mr. Evans of up to 50% of his annual salary. Mr. Evans is eligible for this bonus if he meets certain objectives as agreed upon by Mr. Evans and our board of directors. Furthermore, our board recently approved an additional bonus of $300,000 for Mr. Evans payable in 2008. In January 2008, we granted Mr. Evans 226,244 shares of our restricted stock, fifty percent of which will vest nine months following the completion of this offering with the remaining shares vesting twenty-four months following the completion of this offering. Mr. Evans' employment is on an "at-will" basis and can be terminated by us or Mr. Evans at any time, with or without cause, upon 30 days prior written notice. However, if we terminate Mr. Evans' employment without cause, or if Mr. Evans terminates his employment for good reason, Mr. Evans is entitled to salary continuation for a period of 12 months from the date of termination and all stock options and restricted stock grants will vest immediately. In the event of a change of control, all of Mr. Evans' stock options will vest immediately.

Michael D. Dingman

        We entered into an employment agreement with Mr. Dingman on June 12, 2006 which set forth, among other things, his position, duties, base salary and benefits. Under this agreement, Mr. Dingman was entitled to receive an annual salary of $275,000. In addition, our board had discretion to award bonus compensation to Mr. Dingman of up to 75% of his annual salary. Mr. Dingman was entitled to receive this bonus if he achieved his performance targets, which were established by our board. We also granted Mr. Dingman 67,873 shares of restricted stock, 45,249 shares of which were to vest monthly over a three-year period and 22,624 shares of which were to vest based on Mr. Dingman achieving certain performance targets mutually agreed upon by Mr. Dingman, our chief executive officer and our compensation committee. Mr. Dingman's employment was on an "at-will" basis and could be terminated by us or Mr. Dingman at any time, without cause, upon 30 days prior written notice. Under the terms of his employment agreement, if we terminated Mr. Dingman's employment without cause, or if Mr. Dingman terminated his employment for good reason, he would have been entitled to salary continuation for a period of six months from the date of termination as well as a lump sum payment equal to 37.5% of his annual salary then in effect. In addition, 50% of Mr. Dingman's unvested shares of restricted stock would have been automatically vested. In the event of a change of control, if we terminated Mr. Dingman within 13 months of such change of control without cause, or if Mr. Dingman terminated his employment for good reason, Mr. Dingman would have been entitled to salary continuation for a period of 12 months from the date of termination and a lump sum payment equal to 75% of his annual salary then in effect. In addition, upon such change of control, all of Mr. Dingman's unvested shares would have immediately vested. Mr. Dingman left our company in June 2007 to pursue other interests.

Curtis H. Fletcher

        We entered into an employment agreement with Mr. Fletcher on June 7, 2006 which sets forth, among other things, his position, duties, base salary and benefits. Under this agreement, Mr. Fletcher is entitled to receive an annual salary of $190,000. In addition, we have the discretion to award bonus compensation to Mr. Fletcher of up to 25% of his annual salary. Mr. Fletcher is entitled to receive this bonus if he achieves certain milestones and performance objectives established by us. We determine the extent to which Mr. Fletcher achieves these milestones and objectives and the amount of bonus, if any, he will receive. Mr. Fletcher's employment is on an "at-will" basis and can be terminated by us or Mr. Fletcher at any time, with or without cause or notice. However, if we terminate Mr. Fletcher's employment without cause, he is entitled to receive salary continuation for a period of six months from the date of termination. In the event of a change of control, if we terminate Mr. Fletcher within 12 months of such change in control without cause or if Mr. Fletcher terminates his employment for good reason, in addition to receiving six months of his annual salary then in effect, all of Mr. Fletcher's stock options will immediately vest. Mr. Fletcher was promoted to our chief financial officer in September 2007 and his salary was increased to $205,000. In March 2008, Mr. Fletcher's base salary was increased to $215,000. Furthermore, in March 2008, our board approved an additional bonus of $100,000 for Mr. Fletcher payable in 2008.

Susan F. Dalton

        We entered into an employment agreement with Ms. Dalton on May 25, 2006 which sets forth, among other things, her position, duties, base salary and benefits. Under this agreement, Ms. Dalton is entitled to receive an annual salary of $225,000. In addition, our board has discretion to award bonus compensation to Ms. Dalton of up to 40% of her annual salary. Ms. Dalton is entitled to receive this bonus if she achieves certain milestones and performance objectives established by us. We determine the extent to which Ms. Dalton achieves these milestones and objectives and the amount of bonus, if any, she will receive. We also granted Ms. Dalton an option to purchase 60,707 shares of our common stock vesting monthly over a three-year period. Ms. Dalton's employment is on an "at-will" basis and can be terminated by us or Ms. Dalton at any time, with or without cause or notice. However, if we terminate Ms. Dalton's employment without cause, she is entitled to receive salary continuation for a period of six months from the date of termination. In the event of a change of control, if we terminate Ms. Dalton within 12 months of such change of control without cause or if Ms. Dalton terminates her employment for good reason, in addition to receiving six months of her annual salary then in effect, all of Ms. Dalton's stock options will immediately vest. In March 2008, our board approved an additional bonus of $75,000 for Ms. Dalton payable in 2008.

John H. Kemp

        Mr. Kemp is an employee of Information Services Extended Limited, the British subsidiary of ISx. Mr. Kemp entered into an employment agreement with Information Services Extended Limited in April 200l, to serve as our Vice President and General Manager of Europe, the Middle East and Asia. Under the agreement, Mr. Kemp is entitled to receive an initial annual salary of $179,287. In addition, Mr. Kemp is entitled to receive an annual bonus of up to 27.5% of his annual salary based on his personal and business performance. Mr. Kemp also is entitled to an annual car allowance of $18,687, payable in equal monthly installments. The agreement provides that Mr. Kemp will receive stock options to purchase 8,679 shares of ISx common stock, vesting annually in five equal installments of 1,734 shares. We may terminate Mr. Kemp's employment for any reason on six months notice. If we terminate Mr. Kemp's employment without cause, he is entitled to his salary and benefits over the six-month notice period. In February 2005, Mr. Kemp entered into a letter agreement with ISx pursuant to which he agreed to accept a retention payment of $25,000 in consideration for his remaining with the company following our acquisition of ISx. Mr. Kemp's salary compensation and car allowance are denominated in British pounds and have been converted to U.S. dollars using a recent exchange rate.

        In March 2006, we entered into an outsourcing agreement with Mr. Kemp pursuant to which Mr. Kemp was assigned by the British subsidiary of ISx to work for ISx and us in the United States until approximately December 31, 2008, after which we expect Mr. Kemp to return to the United Kingdom. Mr. Kemp's employment under the outsourcing agreement is "at will" and can be terminated by us or by Mr. Kemp at any time, with our without cause or advance notice. Under this agreement, in lieu of any salary or bonus from Information Services Extended, Limited, we pay Mr. Kemp a salary of approximately $205,000 per year. This salary is paid monthly to Mr. Kemp in British pounds using a negotiated fixed conversion rate of 1.6 U.S. dollars. In 2007, the actual amount paid by us in salary to Mr. Kemp was $235,564 using an exchange rate as of a recent practicable date. We also agreed to grant him an option to purchase 39,221 shares of our common stock. In addition, we pay Mr. Kemp a monthly housing allowance of $3,700 and a monthly car allowance of $500. In November 2007, the monthly housing allowance was reduced to $3,100 at which time we also agreed to pay Mr. Kemp an additional $900 a month for one year. We also have agreed to reimburse Mr. Kemp for the cost of airfare for three round-trip coach class visits to London for Mr. Kemp and each member of his immediate family each year through 2008.

Jeannette J. McClennan

        Under Ms. McClennan's consulting agreement in effect during 2005, we paid her $1,250 per day worked and reimbursed her for her reasonable expenses while she was traveling on business for us. We entered into an employment agreement with Ms. McClennan in March 2006 which set forth, among other things, her position, duties, base salary and benefits. Under this agreement, Ms. McClennan was entitled to receive an annual salary of $275,000. In addition, our board had the discretion to award bonus compensation to Ms. McClennan of up to 75% of her annual salary based upon her achievement of certain milestones and performance objectives established by us. We had sole discretion in determining the extent to which Ms. McClennan had achieved the performance objectives upon which her bonus was based and the amount of bonus compensation, if any, she would have received. In accordance with the 2006 employment agreement, we also granted Ms. McClennan an option to purchase 19,054 shares of our common stock, vesting monthly over a three-year period. Ms. McClennan's employment was on an "at will" basis and could have been terminated by us or Ms. McClennan at any time, with or without cause. However, if we would have terminated Ms. McClennan's employment without cause, she would have been entitled to salary continuation for a period of six months from the date of termination. In the event of a change of control, if we would have terminated Ms. McClennan's employment without cause or if she voluntarily terminated her employment for good reason, Ms. McClennan would have been entitled to salary continuation for a period of six months from the date of termination and her stock options which would have vested over the subsequent six months would have vested immediately. Ms. McClennan left our company in March 2006.

Confidential Information and Inventions Agreement

        Each of our named executive officers has entered into a standard form agreement with respect to confidential information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of each of their employment.

Employee Benefit Plans

2001 ISx Stock Plan

        In connection with our acquisition of ISx, we assumed the Information Services Extended, Inc. 2001 stock plan, which we refer to as the ISx plan. All options to purchase shares of ISx common stock that were outstanding under the ISx plan became options to purchase shares of our common stock. As of March 31, 2008, these options were exercisable for an aggregate of 115,065 shares of our common stock. The ISx plan will terminate on February 5, 2011, unless our board terminates it sooner.

        Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's service relationship with us, or any of our affiliates, ceases due to termination for cause or voluntary resignation, all options granted to the optionee pursuant to the ISx plan will terminate immediately. If an optionee's relationship with us, or any of our affiliates, ceases for any reason other than termination for cause, voluntary resignation or disability or death, the optionee may exercise any vested options for a period of 90 days from cessation of service, unless the terms of the stock option agreement provide for a longer or shorter exercise period. In no event, however, may an optionee exercise an option beyond the expiration of its term.

        A participant in the ISx plan may not transfer rights granted under the ISx plan other than by will, the laws of descent and distribution or as otherwise provided under the ISx plan. Our board may not amend, modify or terminate the ISx plan if the amendment, modification or termination would impair the rights of an optionee, unless our board receives the prior written consent of the adversely affected optionee.

        After the consummation of this offering, we do not intend to grant any additional stock options under the ISx plan. We intend to make all option grants under our 2008 equity incentive plan, which is described below. Options granted under the ISx plan will continue to be governed by its terms and by the terms of the individual stock option agreements evidencing the grants under the ISx plan.

2004 Equity Incentive Plan

        Our board adopted our 2004 equity incentive plan, which we refer to as the 2004 plan, and our stockholders approved its adoption in December 2004. We amended the 2004 plan in April 2005 to increase the number of shares available for grant under the plan. The 2004 plan provides for both the direct issuance of shares of common stock and the grant of options to purchase shares.

        Share reserve.    As of March 31, 2008, we had issued 49,444 shares of our common stock upon the exercise of options granted under the 2004 plan, options to purchase 748,775 shares of common stock had been issued and were outstanding under the 2004 plan and 2,078,087 options to purchase shares of common stock remained available for issuance under the 2004 plan. In general, if options or shares of common stock awarded under the 2004 plan are forfeited, repurchased or otherwise terminated, the shares underlying the option will again become available for grant or award. Upon the consummation of this offering, all shares of common stock available for issuance under the 2004 plan will become available for issuance under our 2008 plan and no further options will be issued under our 2004 plan.

        Administration.    Our board administers the 2004 plan. Our board, however, may delegate this authority to a committee of one or more directors.

        Eligibility.    Only our employees, non-employee directors and consultants are eligible to participate in our 2004 plan. We may grant incentive stock options only to employees. We are not permitted to grant any stock option, award or purchase right to any person who, at the time of the grant, owns or is deemed to own stock representing more than 10% of our total combined voting power or that of any of our affiliates unless the following conditions are satisfied:

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  in the case of an option, the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant,

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  in the case of a purchase right, the purchase price is at least 100% of fair market value of a share, and

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  in the case of an incentive stock option, the term does not exceed five years from the date of grant.

        Stock purchase awards or sales.    We make any stock purchase awards or sales under the 2004 plan pursuant to stock purchase agreements. The purchase price for stock purchase awards or sales must be at least 85% of fair market value of a share. Shares of common stock acquired under a stock purchase award may be subject to forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as determined by our board of directors and as set forth in the stock purchase agreement. In the case of a purchaser who is not an officer, non-employee director or consultant of ours, any right that we have to repurchase the purchaser's shares at the original purchase price upon termination of the purchaser's service must lapse at a minimum rate of 20% per year over the five years, commencing on the date of award or sale. We may only exercise any repurchase right that we may have within 90 days of the termination of the purchaser's services.

        Stock options.    We grant incentive and nonstatutory stock options under the 2004 plan pursuant to incentive and nonstatutory stock option agreements. Our board of directors determines the exercise price for a stock option, consistent with the terms and conditions of the 2004 plan and applicable law. The exercise price of any stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2004 plan vest at the rate determined by our board and specified in each stock option agreement. Incentive stock options must vest at a minimum rate of 20% per year over a five year period, commencing on the date of grant.

        Our board of directors determines the term of stock options granted under the 2004 plan, which can be up to ten years, except in the case of certain incentive stock options, which may have a term of up to five years. Unless an optionee's stock option agreement provides otherwise, if an optionee's continuous service to us, or any of our affiliates, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options for a period of six months, in the event of disability, or 12 months, in the event of death, after the date the continuous service ends. If an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of 90 days from cessation of service, unless the terms of the stock option agreement provide for a shorter or longer exercise period. An optionee may not exercise an option beyond the expiration of its term.

        Our board of directors determines acceptable consideration for the purchase of common stock issued upon the exercise of a stock option. This may include cash or cash equivalents, common stock previously owned by the optionee, services rendered, a full recourse promissory note and, if our stock is publicly traded, a broker-assisted cashless exercise.

        An optionee may not transfer a stock option granted under the 2004 plan other than by will or the laws of descent and distribution. Shares issued upon exercise of an option may be subject to forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as determined by our board and as set forth in the stock option agreement. In the case of an optionee who is not an officer, non-employee director or consultant of our company, any right that we have to repurchase the optionee's shares at the original exercise price upon termination of the optionee's service must lapse at a minimum rate of 20% per year over the five years commencing on the date of grant. We may only exercise any repurchase right that we may have within 90 days of termination of the optionee's services.

        Adjustment of shares.    In the event that we have a specified type of change in our capital structure, such as a dividend, a stock split, stock dividend, recapitalization, spin-off, reclassification or similar occurrence, then the board must appropriately adjust the number of shares reserved under the 2004 plan, as well as the numbers of shares covered by each outstanding award and the exercise prices or purchase prices, if applicable, of all outstanding stock awards.

        If we undergo a merger or consolidation, the surviving or acquiring entity or its parent company may assume, continue or substitute for all outstanding stock awards, including options to purchase shares, under the 2004 plan. If the surviving or acquiring entity, or its parent company, elects not to assume, continue or substitute for such stock awards, then each outstanding award will be cancelled after payment to the recipient of a cash amount equal to the market value of the shares subject to the award at the time of the merger or consolidation or the preference amount for the stock issuable upon the exercise of the award, whichever is greater, minus the exercise or purchase price of the shares subject to the award.

        After the consummation of this offering, we do not intend to grant any additional stock options under the 2004 plan. We intend to make all option grants under our 2008 equity incentive plan, which is described below. Options granted under the 2004 plan will continue to be governed by its terms and by the terms of the individual stock option agreements evidencing the grants under the 2004 plan.

2008 Equity Incentive Plan

        Our board of directors adopted our 2008 equity incentive plan, which we refer to as the 2008 plan, and our stockholders will approve its adoption prior to the consummation of this offering. The 2008 plan will become effective immediately upon the signing of the underwriting agreement for this offering, and will terminate ten years later, unless sooner terminated by our board of directors. The 2008 plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards, performance stock awards and other forms of equity compensation. We may grant these awards, referred to as equity awards, to employees, including officers, and to non-employee directors and consultants.

        Share reserve.    Upon the consummation of this offering, all shares of common stock available for issuance under the 2004 plan will become available for issuance under our 2008 plan. We currently expect approximately 2,078,087 shares will be available for issuance under this plan. In addition to the limitation on the number of shares of common stock reserved for issuance under the 2008 plan,

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  the number of shares of common stock reserved for issuance at any time to insiders pursuant to all security-based compensation arrangements shall not exceed 10% of our outstanding common stock;

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  no one individual shall receive equity awards that, when combined with any other security-based compensation arrangement, will entitle such individual to purchase more than 5% of our outstanding common stock;

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  there shall not be issued to insiders, within a one-year period, a number of shares of common stock that, when combined with all security-based compensation arrangements, will exceed 10% of our outstanding common stock; and

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  there shall not be issued to any one insider and such insiders' associates, within a one-year period, a number of shares of common stock that, when combined with all security-based compensation arrangements, will exceed 5% of our outstanding common stock.

        We may not grant any person appreciation-only stock awards covering more than            shares of our common stock under the 2008 plan during any calendar year. An appreciation-only stock award is an equity award whose value is determined based on an increase of the fair market value of the common stock on the date of grant. A stock option with an exercise price equal to the fair market value of the common stock on the date of grant is an example of an appreciation-only stock award. This limitation is designed to ensure that any deductions to which we would otherwise be entitled upon the exercise of an appreciation-only stock award or upon the subsequent sale of shares purchased under such a stock award will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Internal Revenue Code. In addition, the maximum benefit to be received by any individual in any calendar year attributable to stock awards granted, vested or exercised based upon service conditions or upon reaching certain goals during a performance period, or both, may not exceed the value of            shares of our common stock.

        Shares of our common stock issued under the 2008 plan may again become available for the grant of new equity awards under the 2008 plan if they are:

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  forfeited to or repurchased by us prior to becoming fully vested;

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  withheld to satisfy income and employment withholding taxes;

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  used to pay the exercise price of an option in a net exercise arrangement; or

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  tendered to us to pay the exercise price of an option.

        In addition, if an equity award granted under the 2008 plan expires or otherwise terminates without being exercised in full, the shares of our common stock not acquired under the award will again become available for issuance under the 2008 plan. Shares issued under the 2008 plan may be previously unissued shares or shares reacquired by us, either in the open market or otherwise.

        Administration.    Subject to the terms of the 2008 plan, our board of directors, or an authorized committee of our board, referred to as the plan administrator, determines the recipients, grant dates, numbers and types of equity awards and the terms and conditions of those equity awards. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the purchase price of stock purchase awards and, if applicable, stock units, and the strike price for stock appreciation rights.

        The plan administrator, with the consent of any adversely affected optionee, has the authority to:

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  reduce the exercise price of any outstanding equity award;

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  cancel any outstanding equity award and grant in exchange for one or more of the following:

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  new options covering the same or a different number of shares of common stock;

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  new stock awards;

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  cash; and

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  other valuable consideration; and

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  engage in any action that is treated as a repricing under generally accepted accounting principles.

        Stock options.    We grant incentive and nonstatutory stock options under the 2008 plan pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, consistent with the terms and conditions of the 2008 plan and applicable law. The exercise price of an incentive stock option or a nonstatutory stock option cannot be less than 100% of the fair market value of our common stock on the date of grant, unless the grant is in connection with a merger or acquisition. Options granted under the 2008 plan will vest at the rate specified by the plan administrator.

        The plan administrator determines the term of stock options granted under the 2008 plan, which can be up to ten years, except in the case of certain incentive stock options, which may have a term of up to five years. Unless an optionee's stock option agreement provides otherwise, if an optionee's service relationship with us or any of our affiliates ceases due to disability or death, or an optionee dies within a specified period following termination of service, the optionee or his or her beneficiary may exercise any vested options for a period of 12 months, or 18 months in the event of death, after the date the service relationship ends or the date of death, as applicable. If an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months from cessation of service, unless the terms of the stock option agreement provide for a longer or shorter exercise period. An optionee may not exercise an option beyond the expiration of its term.

        The plan administrator will determine acceptable consideration for the purchase of common stock issued upon the exercise of a stock option. This may include cash, common stock previously owned by the optionee, deferred payments, a broker-assisted cashless exercise, a net exercise of the option and other legal consideration approved by the plan administrator.

        Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution or domestic relations order unless the stock option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

        Tax limitations on incentive stock option grants.    We may grant incentive stock options only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. We may not grant an incentive stock option to any person who, at the time of the grant, owns or is deemed to own stock representing more than 10% of our total combined voting power or that of any of our affiliates unless the following conditions are satisfied:

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  the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and

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  the term of the incentive stock option does not exceed five years from the date of grant.

        Stock purchase awards.    We make stock purchase awards under the 2008 plan pursuant to stock purchase award agreements. The purchase price for stock purchase awards must be at least the par value of our common stock. The purchase price for a stock purchase award may be paid in cash or the recipient's past services performed for us, or may be paid pursuant to a deferred payment or similar arrangement or in any other form of legal consideration. Shares of common stock acquired under a stock purchase award may be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a stock purchase award may be transferred only upon the terms and conditions set forth in the stock purchase award agreements.

        Stock bonus awards.    We grant any stock bonus awards under the 2008 plan pursuant to stock bonus award agreements. We may grant stock bonus awards in consideration for the recipient's past services performed for us or our affiliates or for any other form of legal consideration acceptable to our plan administrator. Shares of common stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. A recipient may transfer rights to acquire shares under a stock bonus award only upon the terms and conditions set forth in the stock bonus award agreement.

        Stock appreciation rights.    We grant stock appreciation rights under the 2008 plan pursuant to stock appreciation rights agreements. The plan administrator determines the strike price for a stock appreciation right. Upon the exercise of a stock appreciation right, we will pay the participant an amount not greater than the product of the difference between the per share fair market value of the common stock on the date of exercise and the exercise price and the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2008 plan vests at the rate specified in the stock appreciation right agreement by the plan administrator.

        The plan administrator determines the term of stock appreciation rights granted under the 2008 plan. If a participant's service relationship with us, or any of our affiliates, ceases, then the participant, or his or her beneficiary, may exercise any vested stock appreciation right for three months, or such longer or shorter period specified in the stock appreciation right agreement, after the date the service relationship ends. The holder of a stock appreciation right may not exercise that right beyond the expiration of its term.

        Stock unit awards.    We grant stock unit awards under the 2008 plan pursuant to stock unit award agreements. A recipient may pay the purchase price in any form permitted under applicable law. We will settle a payment due to a recipient of a stock unit award in cash, by delivery of shares of common stock, or by a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration determined by the plan administrator and set forth in the stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a stock unit award. Except as otherwise provided in the applicable award agreement, a recipient will forfeit stock units that have not vested upon the participant's termination of continuous service for any reason.

        Performance stock awards.    We are permitted to grant performance stock awards under the 2008 plan. Performance stock awards may be granted, may vest, or may be exercised based upon service conditions, the attainment during a performance period of certain performance goals, or both. The plan administrator may determine the length of any performance period, the performance goals to be achieved during this period, and the measure of whether such performance goals have been attained. The maximum benefit we are permitted to issue to any individual in any calendar year attributable to performance stock awards will not exceed the value of             shares of common stock.

        Other equity awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with those awards, and all other terms and conditions of such other awards.

        Changes to capital structure.    In the event that we have a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split, the plan administrator will appropriately adjust the number of shares reserved under the 2008 plan and the numbers of shares and exercise prices or strike prices, if applicable, of all outstanding stock awards.

        Corporate transactions.    In the event of certain significant corporate transactions, the surviving or acquiring entity may assume, continue or substitute all outstanding stock awards under the 2008 plan. If the surviving or acquiring entity, or its parent company, elects not to assume, continue or substitute for these stock awards, then, with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions of the stock awards will be accelerated in full and the awards will be terminated if not exercised prior to the effective date of the corporate transaction. With respect to all other outstanding stock awards, such awards will not be accelerated and will terminate if not exercised prior to the effective date of the corporate transaction. Other stock awards, such as stock purchase awards, may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity, or its parent company, in the corporate transaction.

        Changes in control.    Our plan administrator has the discretion to provide that a stock award under the 2008 plan will immediately vest as to all or any portion of the shares subject to the stock award immediately upon the occurrence of certain specified change in control transactions, whether or not the stock award is assumed, continued or substituted for by a surviving or acquiring entity in the transaction. In addition, the plan administrator has the discretion to provide that a stock award will immediately vest in the event a participant's service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2008 plan will not vest on such an accelerated basis unless specifically provided by the participant's applicable award agreement or by other written agreement between the participant and us or one of our affiliates.

401(k) Plan

        We maintain a defined contribution employee retirement plan for our employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to 15% of his or her pre-tax compensation, up to a statutory limit, which is $15,500 for calendar year 2007. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2007 may be up to an additional $5,000 above the statutory limit. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. During 2005, 2006 and 2007, we did not make any discretionary or matching contributions to the plan on behalf of participating employees.

        In connection with the acquisition of ISx, we assumed the Information Services Extended 401(k) plan, referred to as the ISx 401(k) plan. The ISx 401(k) plan is a defined contribution employee retirement plan for ISx employees. The ISx 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The ISx 401(k) plan provides that each participant may contribute up to 80% of his or her pre-tax compensation, up to the applicable statutory limit, which is $15,500 for calendar year 2007. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2006 may be up to an additional $5,000 above the statutory limit. Under the ISx 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The ISx 401(k) plan also permits ISx to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. During 2005, 2006 and 2007, neither we nor ISx made any discretionary or matching contributions to the ISx 401(k) plan on behalf of participating employees.

Limitation of Liability and Indemnification

        Our restated certificate of incorporation, which will become effective upon the completion of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

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  breach of their duty of loyalty to us or our stockholders;

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  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or redemption of shares; or

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  transaction from which the directors derived an improper personal benefit.

        These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated bylaws, which will become effective upon the completion of this offering, provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent who we indemnify in accordance with our amended and restated bylaws. We have obtained a policy of directors' and officers' liability insurance.

        We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as directors or executive officers of us, or any of our subsidiaries, or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

        Since January 1, 2005, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under "Management." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Transactions Involving Spencer Trask

        Spencer Trask Ventures, Inc., together with its related entities, holds a significant amount of our common stock. Kevin Kimberlin, one of our directors, is a principal of Spencer Trask Ventures entities. In this capacity, Mr. Kimberlin generally exercises managerial control over Spencer Trask Ventures and its related entities, either directly or as managing member of the entity exercising managerial control over the respective Spencer Trask entity. Mr. Kimberlin thus holds voting or dispositive control over these entities' holdings. In addition, Mr. Kimberlin holds an unspecified economic interest in the respective Spencer Trask entities.

April 2005 Private Placement

        Immediately prior to the recapitalization that we completed in connection with our April 2005 private placement, we offered Spencer Trask Ventures along with all other holders of warrants to purchase shares of our Series B preferred stock, the right to convert this warrant to purchase 1,175,500 shares of series B preferred stock into a number of shares of series B preferred stock equal to approximately 66.7% of the original number of shares of series B preferred stock that would have been issuable upon the exercise of the warrant. Spencer Trask Ventures elected to participate in this conversion, and this warrant was converted into 784,058 shares of series B preferred stock. Upon the recapitalization that we completed in connection with our April 2005 private placement, these shares were converted into 195,435 shares of series 1 preferred stock. Upon the consummation of this offering, these shares will convert into 44,214 shares of our common stock.

        Upon our recapitalization in April 2005, all outstanding shares of series A preferred stock and series B preferred stock were converted into shares of our series 1 preferred stock, and the outstanding warrants to purchase shares of series A preferred stock and series B preferred stock became warrants to purchase shares of series 1 preferred stock.

        A party related to Spencer Trask Ventures serves as the manager of Yelo Partners I, LLC and Yelo Partners II, LLC, which purchased the majority of the shares of series 2 preferred stock in our April 2005 preferred stock financing. Spencer Trask Ventures has voting and dispositive power over all shares of series 2 preferred stock acquired by these entities. In addition, other private investment funds managed by parties related to Spencer Trask Ventures purchased shares of series 2 preferred stock. As of December 31, 2007, parties related to Spencer Trask Ventures hold approximately $14.0 million, or 93%, of our series 2 preferred stock, which will convert into 3,287,609 shares of our common stock upon the consummation of this offering.

        In consideration for its services as placement agent in our April 2005 preferred stock financing, we issued to Spencer Trask Ventures a warrant to purchase an aggregate of 2,840,000 shares of series 2 preferred stock, at a per share purchase price of $1.00. Spencer Trask subsequently transferred warrants to purchase an aggregate of 1,703,316 shares of series 2 preferred stock. Upon completion of this offering, their remaining warrants will become exercisable for 267,883 shares of common stock at an exercise price of $4.24 per share.

October 2005 and November 2005 Private Placements

        In consideration for its services in assisting Cowen and Company, LLC, which acted as placement agent for our issuance of series 3 preferred stock in October and November 2005, we paid Spencer Trask Ventures, Inc. a fee of $300,000.

ISx Acquisition

        Spencer Trask Intellectual Capital Company LLC, which we refer to as STICC, a party related to Spencer Trask Ventures and Kevin Kimberlin, owned approximately 95% of the outstanding capital stock of ISx. Of the 4,097,801 shares of our series 1 preferred stock that we issued in our acquisition of ISx, we issued 3,887,685 shares to STICC. In connection with the acquisition of ISx, STICC agreed that, under specified circumstances and subject to specified conditions, if ISx required additional working capital for the conduct of its business during the period from April 2005 to December 31, 2005, STICC would contribute up to $1.0 million to ISx to provide such working capital. This obligation initially expired on December 31, 2005. In December 2005, we agreed not to exercise our right to rescind our acquisition of ISx. As partial consideration for this agreement, STICC extended its contribution obligation until June 30, 2006, and Kevin Kimberlin Partners, L.P. further restructured the promissory note retained by it, as discussed more fully below.

        Under the terms of our acquisition of ISx, ISx and Kevin Kimberlin Partners, L.P., which we refer to as KKP, agreed to restructure the terms of an outstanding convertible promissory note issued by ISx and held by KKP, a party related to Kevin Kimberlin, one of our directors. We refer to this note, which had an original principal amount of $14.7 million, as the ISx note. In connection with the restructuring of the ISx note, we issued to KKP a warrant to purchase 440,700 shares of our series 1 preferred stock at a per share price of $0.49. KKP assigned a portion of this warrant, representing the right to purchase approximately 63,000 shares of series 1 preferred stock, to former executives of ISx. The holders of these warrants have certain registration rights pursuant to our third amended and restated investor rights agreement with respect to the shares of common stock issuable upon conversion of the series 1 preferred stock issuable upon its exercise.

        In accordance with the terms of the ISx note, KKP assigned a portion of the ISx note in three separate notes with a total principal amount of $5.7 million, and a portion of its warrant, representing the right to purchase 268,636 shares of series 1 preferred stock, to Search Mezzanine Investors LLC, a party related to Spencer Trask Ventures and Kevin Kimberlin. These notes bear interest at 6% per year, payable in cash semi-annually. KKP retained the balance of the ISx note in the principal amount of $9.1 million and retained the balance of the warrant, representing the right to purchase 82,201 shares of series 1 preferred stock. This note bore interest at 5% per year, payable in cash semi-annually. In June 2007, Search Mezzanine Investors agreed to defer the July 1, 2007 interest payment on these notes until December 2007. For a description of the note held by Search Mezzanine Investors, see "Description of Capital Stock—Convertible Notes—ISx Notes."

        In December 2005, in connection with our agreement not to exercise our right to rescind our acquisition of ISx, we agreed to amend the terms of the portion of the ISx note retained by KKP. Under the revised terms, all interest accrued in 2005 was added to the principal balance of the note, and no interest accrued or was payable in 2006. In addition, if we had not effected a public offering by December 31, 2006, the ISx note retained by KKP would automatically have $5.0 million of principal forgiven, and the balance would convert into shares of our series 1 preferred stock at a conversion rate of $2.74. Because we had not effected a public offering as of December 31, 2006, $5.0 million of unpaid principal of this note was forgiven and as of September 30, 2007, the remaining $4.1 million in unpaid principal of this note was converted into 1,599,188 shares of series 1 preferred stock.

        Pursuant to an agreement entered into in April 2001, ISx owed Spencer Trask Ventures a fee for its services in introducing ISx to us. In connection with our acquisition of ISx, Spencer Trask Ventures agreed to defer receipt of this fee, in the amount of $1.0 million, until the termination, without exercise, of our right to rescind the acquisition of ISx. By agreement entered into in December 2005, Spencer Trask Ventures agreed to accept 200,000 shares of our series 1 preferred stock in full satisfaction of this fee.

2008 Warrant Issuance

        As a partial inducement to certain holders of our Series 2 preferred stock to consent to an amendment to our certificate of incorporation to change the conversion and exchange ratios of our series 2 and series 3 preferred stock, we agreed to issue warrants to purchase an aggregate of 1,225,565 shares of common stock at a purchase price of $7.80 per share upon the closing of this offering to holders of our series 1 preferred stock. Upon this issuance, Spencer Trask entities will receive warrants to purchase approximately 868,707 shares of our common stock.

Software Seed and David De Leeuw

        Software Seed Capital Partners, together with its related entities, is a significant stockholder of ours. David De Leeuw, one of our directors, is a principal of Software Seed.

        From September 2002 to July 2003, Software Seed loaned us approximately $0.6 million. In consideration for this loan, we issued to Software Seed promissory notes in the aggregate principal amount of approximately $0.6 million. In January 2004, we repaid a portion of the promissory notes held by Software Seed in the aggregate face amount of $0.3 million, together with accrued interest, by paying $0.2 million in cash and issuing 170,210 shares of our series A preferred stock. In April 2005, the remaining $0.2 million in outstanding notes were converted, together with accrued interest, into 269,219 shares of series A preferred stock. Upon our recapitalization in April 2005 these shares of our series A preferred stock were converted into 145,989 shares of our series 1 preferred stock. In connection with the issuance of the notes, we issued Software Seed warrants to purchase up to 1,918,332 shares of our series A preferred stock. Immediately prior to our reincorporation in December 2003, we offered Software Seed, along with all other holders of warrants to purchase shares of our series A preferred stock, the right to convert these warrants into a number of shares of series A preferred stock equal to approximately 66.7% of the number of shares of our series A preferred stock that would have been issuable upon their exercise. Software Seed elected to participate in this conversion with respect to warrants to purchase 1,064,863 shares of series A preferred stock, and this portion of the warrants was converted into 709,896 shares of our series A preferred stock which, upon our recapitalization in April 2005, converted into 235,849 shares of our series 1 preferred stock. Immediately prior to our recapitalization in April 2005, we offered Software Seed, along with all other holders of warrants to purchase series A preferred stock, the right to convert their remaining outstanding warrants into a number of shares of our series A preferred stock equal to approximately 66.7% of the number of shares of series A preferred stock that would have been issuable upon their exercise. Software Seed elected to participate in this conversion with respect to their remaining outstanding warrants, and the warrants were converted into 978,887 shares of series A preferred stock which, upon our recapitalization in April 2005, converted into 325,211 shares of our series 1 preferred stock. Upon the consummation of this offering, the 707,049 shares series 1 preferred stock will convert into 159,964 shares of our common stock.

        In our April 2005 private placement, we sold 800,000 shares of our series 2 preferred stock to Software Seed Capital III for a purchase price of $0.8 million. Upon the consummation of this offering, these shares will convert into 188,536 shares of our common stock. During 2005, we issued a warrant representing the right to acquire 7,115 shares of common stock to Mr. De Leeuw for services provided to us as a member of a special committee of our board of directors established to assist in the negotiation of our acquisitions of ISx, YPS and MAG.

2008 Warrant Issuance

        As a partial inducement to certain holders of our Series 2 preferred stock to consent to an amendment to our certificate of incorporation to change the conversion and exchange ratios of our series 2 and series 3 preferred stock, we agreed to issue warrants to purchase an aggregate of 1,225,565 shares of common stock at a purchase price of $7.80 per share upon the closing of this offering to holders of our Series 1 preferred stock. Upon this issuance, Software Seed entities will receive warrants to purchase approximately 101,389 shares of our common stock.

Sandler Capital Partners and Michael Marocco

        Sandler Capital Partners, together with its related entities, is a significant stockholder of ours. Michael Marocco, one of our directors, is a principal of Sandler Capital Partners.

2005 and 2006 Private Placements

        In our April 2005 private placement, we sold 250,000 shares of our series 2 preferred stock to Sandler Co-Investment Partners, L.P. for a purchase price of $0.3 million. Upon the consummation of this offering, these shares will convert into 58,917 shares of our common stock. In our October 2005 private placement, we sold an aggregate of 5,000,000 shares of our series 3 preferred stock to Sandler Capital Partners V, L.P. and its affiliates for an aggregate purchase price of $20.0 million. Upon the consummation of this offering, these shares will be exchanged for 5,656,107 shares of our common stock.

Debt Issuance

        In October 2006, we issued promissory notes and warrants to certain investors, including Sandler Capital Partners. In this transaction, Sandler Capital purchased $4.0 million of promissory notes and was issued warrants to purchase 491,833 shares of common stock at a per share purchase price of $4.07. These notes bear interest at 25% per year, payable semi-annually, with 50% of such amount paid in cash and 50% accrued to principal. Initially, these notes were payable in full upon the closing of an initial public offering, in the amount equal to all unpaid principal, plus all accrued and unpaid interest thereon, plus all interest that would have accrued and been payable between the date of repayment and the maturity date of October 19, 2009. We have entered into an agreement with Sandler Capital whereby Sandler Capital has agreed to accrue all interest otherwise earned from the issuance date through December 31, 2007 to principal. We began to make monthly payments in January 2008, of which fifty percent of the monthly payments will be paid in cash and fifty percent will be accrued to principal. The agreement further permits partial repayments of these notes upon the closing of this offering. The full principal amount and all accrued and unpaid interest will be due and payable on October 19, 2009. In connection with this financing, we granted the lenders, including Sandler Capital, a security interest on all of our unencumbered assets.

Perry Evans

2008 Warrant Issuance

        As a partial inducement to certain holders of our Series 2 preferred stock to consent to an amendment to our certificate of incorporation to change the conversion and exchange ratios of our series 2 and series 3 preferred stock, we agreed to issue warrants to purchase an aggregate of 1,225,565 shares of common stock at a purchase price of $7.80 per share upon the closing of this offering to holders of our Series 1 preferred stock. Upon this issuance, Mr. Evans will receive warrants to purchase approximately 30,648 shares of our common stock.

Stock Issuances

        The participants in the preferred stock financings described above included the following directors, executive officers and holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings and does not give effect to the conversion or exchange of our preferred stock into shares of common stock in connection with this offering. Upon the consummation of this offering, each share of series 1 preferred stock will automatically convert into approximately 0.226 shares of common stock, each share of series 2 preferred stock will automatically convert into approximately 0.235 shares of common stock, and each share of series 3 preferred stock will automatically be exchanged for 1.13 shares of our common stock based on an assumed initial public offering price of $6.00.

Participants(1)	Series 1 Preferred Stock	Series 2 Preferred Stock	Series 3 Preferred Stock
Directors
David De Leeuw(2)	896,282	800,000	—
Michael J. Marocco(3)	24,937	250,000	5,000,000
Kevin B. Kimberlin(4)	7,679,370	13,950,000	—
Executive Officers
Perry R. Evans	270,931	—	—
5% or Greater Stockholders
Kings Road Investments, Ltd.	—	—	1,250,000
Sandler Capital Partners V, L.P. and its affiliates(3)	—	250,000	5,000,000
Spencer Trask Ventures, Inc. and its affiliates(4)	7,679,370	13,950,000	—

(1)
Additional detail regarding these stockholders and their equity holdings is provided in "Principal Stockholders."

(2)
Mr. De Leeuw is a managing member of Technology Seed Capital Partners, LLC, the general partner of the Software Seed funds described in "Principal Stockholders." Mr. De Leeuw disclaims beneficial ownership of shares held by the Software Seed funds except to the extent of his pecuniary interest in those entities.

(3)
Mr. Marocco is a managing director of Sandler Capital Management, the general partner of Sandler Investment Partners, L.P., and the general partner of Sandler funds described in "Principal Stockholders." Mr. Marocco disclaims beneficial ownership of shares held by the Sandler funds except to the extent of his pecuniary interest in these entities.

(4)
Mr. Kimberlin is a principal of the Spencer Trask funds described in "Principal Stockholders." Mr. Kimberlin disclaims beneficial ownership of shares held by the Spencer Trask funds except to the extent of his pecuniary interest in these entities.

        In each of these preferred stock financings, we entered into or amended an investor rights agreement with the holders of our common stock and preferred stock relating to voting rights, information rights, and registration rights, among other things.

        These stockholder agreements will terminate upon the completion of this offering, except for the registration rights granted therein, as more fully described in "Description of Capital Stock—Registration Rights."

Registration Rights Agreements

        We have entered into registration rights agreements with the holders of 16,040,446 shares of our series 1, series 2 and series 3 preferred stock, as well as holders of certain warrants to purchase            shares of our common stock, series 1, series 2 and series 3 preferred stock. See "Description of Capital Stock—Registration Rights" for a description of these agreements.

Stock and Stock Option Issuances

        From January 1, 2002 to December 31, 2007, we granted options to purchase an aggregate of 429,488 shares of common stock to our current directors and executive officers, with exercise prices ranging from $2.17 to $14.85 per share.

        In January 2008, our board of directors approved the re-pricing of all stock options granted in March 2006 that had an exercise price of $14.85. This decrease was made to accurately reflect the exercise price of previously granted options based on the current fair value of our common stock.

        In January 2008, we granted to our current directors and executive officers an aggregate of 285,632 shares of restricted stock and options to purchase an aggregate of 66,175 shares of common stock at an exercise price of $5.70 per share.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers, as described in "Management—Limitation of Liability and Indemnification."

Related-Person Transactions Policy

        Our audit committee charter provides that the audit committee will review and approve related-person transactions. In addition, pursuant to our Code of Business Conduct and Ethics, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees are required to disclose any potential or actual conflicts with supervisors or our compliance officer. Officers and directors are required to disclose any potential or actual conflicts with our corporate governance committee.

        Our board of directors reviews and approves transactions with directors, officers, and holders of five percent or more of our voting securities and their affiliates, or each, a related party. Prior to this offering, prior to our board of directors' consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction are disclosed to our board of directors, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party's relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

        All future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including any forgiveness of loans, will require prior approval by a majority of the members of our board who do not have an interest in the transaction who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested independent directors or disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The percentage of shares beneficially owned before the offering is based on 15,748,420 shares of our common stock outstanding as of March 31, 2008, after giving effect to the automatic conversion of all shares of series 1 preferred stock and series 2 preferred stock into 5,986,351 shares of common stock, the automatic exchange of all shares of series 3 preferred stock into 8,342,754 shares of common stock and the automatic conversion of convertible promissory notes payable outstanding, including accrued interest, into approximately 957,610 shares of common stock based on an assumed initial public offering price of $6.00. Percentage of shares beneficially owned after the offering is based on 23,635,994 shares of our common stock outstanding, including the 6,666,667 shares of common stock to be issued in this offering and approximately 1,220,907 shares issued in connection with our acquisition of Mobile People. The percentage ownership information assumes no exercise of the underwriters' overallotment option.

        Each individual or entity shown in the table has furnished information with respect to beneficial ownership. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable on or before May 30, 2008, which is 60 days after March 31, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible promissory notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for each person or entity listed in the table is c/o Local Matters, Inc., 1221 Auraria Parkway, Denver, Colorado 80204.

		Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before Offering	After Offering
Spencer Trask Ventures, Inc. and its affiliates(1) 535 Madison Avenue, 18th Floor New York, New York 10022	6,342,624	39.4%	26.4%
Sandler Capital Partners V, L.P. and its affiliates(2) 711 5th Avenue, 15th Floor New York, New York 10022	6,206,857	38.2	25.7

Kings Road Investments Ltd(3) c/o Polygon Investment Partners LP 399 Park Avenue, 22nd Floor New York, New York 10022	1,659,944	10.4	6.9
Software Seed Capital Partners II, L.P. and its affiliates(4) 535 Madison Avenue, 4th Floor New York, New York 10022	391,312	2.5	1.7
Perry R. Evans(5)	466,458	2.9	2.0
Susan F. Dalton(6)	88,046	*	*
Michael D. Dingman	—	*	*
Curtis H. Fletcher(7)	49,478	*	*
John H. Kemp(8)	50,101	*	*
Jeannette J. McClennan	—	*	*
David De Leeuw(9)	411,055	2.6	1.7
Nancy K. Hamilton(10)	6,733	*	*
Kevin B. Kimberlin(11)	6,342,624	39.4	26.4
Michael J. Marocco(12)	6,206,857	38.2	25.7
David J. Moore(13)	21,723	*	*
Matthew J. Stover(14)	6,733	*	*
All directors and executive officers as a group (11 persons)(15)	13,649,809	80.5%	55.0%

* Represents beneficial ownership of less than 1%.

(1)
Includes 1,365,285 shares held by Spencer Trask Enterprise Portfolio, LLC, 85,702 shares held by Spencer Trask Ventures Inc., 81,043 shares held by Spencer Trask Illumination Fund LLC, 37,194 shares held by Spencer Trask Private Equity Accredited Fund III LLC, 55,560 shares held by Spencer Trask Private Equity Fund I L.P., 27,779 shares held by Spencer Trask Private Equity Fund II, L.P., 226,244 shares held by Spencer Trask Intellectual Capital Company, LLC, 12,744 shares held by Spencer Trask Software & Information Services Group, LLC, 85,702 shares held by Spencer Trask Ventues, Inc., 2,503,564 shares held by Yelo Partners I LLC and 642,645 shares held by Yelo Partners II LLC. Includes shares issuable upon exercise of warrants to purchase 60,776 shares and conversion of a note payable and accrued interest into approximately 957,610 shares held by Search Mezzanine Investors LLC, a warrant to purchase 18,597 shares held by Kevin Kimberlin Partners, LP and warrants to purchase 267,883 shares held by Spencer Trask & Co. We refer to these entities collectively as the Spencer Trask funds.

(2)
Includes 3,843,800 shares and a warrant to purchase 334,243 shares held by Sandler Capital Partners V, L.P., 1,642,669 shares and a warrant to purchase 142,840 shares held by Sandler Capital Partners V FTE, L.P., 169,638 shares and a warrant to purchase 14,750 shares held by Sandler Capital Partners V Germany, L.P. and 58,917 shares held by Sandler Co-Investment Partners, L.P. We refer to these entities collectively as the Sandler funds.

(3)
Includes warrant to purchase 245,917 shares of common stock. Kings Road Investments Ltd. ("Kings Road") is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (the

  "Master Fund"). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the "Investment Managers"), Polygon Investments Ltd. (the "Manager"), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting or dispositive power of the securities held by Kings Road. Kings Road, the Master Fund, the Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear and certain other affiliates of Kings Road are beneficial owners of more than 5% of our outstanding common stock.

(4)
Includes 159,964 shares held by Software Seed Capital Partners II L.P., 188,536 shares held by Software Seed Capital Partners III, L.P. and 42,812 shares held by Software Seed Capital Partners, L.P. We refer to these entities collectively as the Software Seed funds.

(5)
Includes 178,921 shares subject to options exercisable within 60 days of March 31, 2008 and 226,244 unvested shares which are subject to forfeiture until vested.

(6)
Includes 54,110 shares subject to options exercisable within 60 days of March 31, 2008 and 33,936 unvested shares which are subject to forfeiture until vested.

(7)
Includes 32,510 shares subject to options exercisable within 60 days of March 31, 2008 and 16,968 unvested shares which are subject to forfeiture until vested.

(8)
Includes 41,617 shares subject to options exercisable within 60 days of March 31, 2008 and 8,484 unvested shares which are subject to forfeiture until vested.

(9)
Includes 12,628 shares subject to options exercisable within 60 days of March 31, 2008 and 7,115 shares subject to the exercise of a warrant. Also includes 391,312 shares held by the Software Seed funds. Mr. De Leeuw is a managing member of Technology Seed Capital Partners, LLC, the general partner of the Software Seed funds. Mr. De Leeuw disclaims beneficial ownership of the shares held by the Software Seed funds except to the extent of his pecuniary interest in these entities.

(10)
Includes 6,733 shares subject to options exercisable within 60 days of March 31, 2008.

(11)
Includes 6,356,734 shares held by the Spencer Trask funds described in footnote 1 above.

(12)
Includes 5,715,024 shares and warrants to purchase an aggregate of 491,833 shares held by the Sandler Funds. Mr. Marocco is a managing director of Sandler Capital Management, the general partner of Sandler Investment Partners, L.P. and the general partner of Sandler Funds. Mr. Marocco disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(13)
Includes 21,723 shares subject to options exercisable within 60 days of March 31, 2008.

(14)
Includes 6,733 shares subject to options exercisable within 60 days of March 31, 2008.

(15)
Includes shares described in notes (1), (2) and (4) through (14) above that are beneficially owned by our directors and executive officers. Includes an aggregate of 354,976 shares subject to options and 846,204 shares subject to warrants, each exercisable within 60 days of March 31, 2008 and approximately 957,610 shares that will be issued upon the automatic conversion of outstanding convertible promissory notes.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering and the filing of our restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share.

        The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

        Outstanding shares.    As of March 31, 2008, we had issued and outstanding:

  •
  461,705 shares of common stock held by approximately 109 stockholders of record;

  •
  10,835,386 shares of series 1 preferred stock;

  •
  15,000,000 shares of series 2 preferred stock; and

  •
  7,375,000 shares of series 3 preferred stock.

        As of March 31, 2008, we also had outstanding:

  •
  $5.7 million of our convertible promissory notes payable, plus $0.1 million in accrued interest;

  •
  warrants to purchase 762,813 shares of our common stock;

  •
  warrants to purchase 680,254 shares of our series 1 preferred stock;

  •
  warrants to purchase 2,840,000 shares of our series 2 preferred stock; and

  •
  warrants to purchase 125,000 shares of our series 3 preferred stock.

        Upon completion of this offering, based upon an assumed initial public offering price of $6.00 per share, all of the outstanding shares of our preferred stock will automatically convert into a total of 14,329,105 shares of our common stock and $5.7 million of our convertible promissory notes payable, along with accrued interest will automatically convert into approximately 957,610 shares of common stock. In addition, upon completion of this offering, warrants to purchase shares of our preferred stock will become exercisable for 964,555 shares of common stock. As of March 31, 2008, assuming conversion of all outstanding preferred stock and the automatic conversion of convertible promissory notes payable outstanding, including accrued interest, into common stock and the issuance of approximately 1,220,907 shares of common stock in connection with our acquisition of Mobile People, upon the closing of the offering there were 23,635,994 shares of our common stock outstanding and held of record by approximately 110 stockholders. As of March 31, 2008, there were 748,775 shares of common stock subject to outstanding options under our 2004 equity incentive plan. Based on 461,705 shares of common stock outstanding as of March 31, 2008, the conversion or exchange of shares of our preferred stock into 14,329,105 shares of common stock, the conversion of convertible promissory notes payable outstanding plus accrued interest into approximately 957,610 shares of common stock, the issuance of approximately 1,220,907 shares of common stock in connection with our acquisition of Mobile People, the issuance of 6,666,667 shares of common stock in this offering and no exercise of options or warrants, there will be 23,635,994 shares of common stock outstanding upon completion of this offering.

        Voting rights.    Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

        Rights and preferences.    Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

        Fully paid and nonassessable.    All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Stock Options

        Options to purchase shares of our common stock were exercisable at a weighted average exercise price of $5.79 per share, see "Management—Employee Benefit Plans."

Warrants

        As of March 31, 2008, warrants to purchase a total of 762,813 shares of our common stock with a weighted average exercise price of $7.71 per share were outstanding. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

        As of March 31, 2008, warrants to purchase a total of 680,254 shares of our series 1 preferred stock with a weighted average exercise price of $1.73 per share were outstanding. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the closing of this offering, these warrants will be exercisable for a total of 153,891 shares of our common stock at a weighted average exercise price of $7.65 per share.

        Warrants to purchase 440,700 shares of series 1 preferred stock (which will convert into 99,694 shares of common stock) will expire on April 14, 2015.

        A warrant to purchase 239,554 shares of series 1 preferred stock (which will convert into 54,197 shares of common stock) will expire upon the earliest of September 8, 2012, the third anniversary of the closing of this offering or a change of control. This warrant has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price. The holders of these warrants are entitled to registration rights under our third amended and restated investor rights agreement, as described in "Registration Rights" below.

        As of March 31, 2008, warrants to purchase a total of 2,840,000 shares of our series 2 preferred stock with an exercise price of $1.00 per share were outstanding. These warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the closing of this offering, these warrants will be exercisable for a total of 669,262 shares of our common stock at an exercise price of $4.24 per share. These warrants will expire upon the earliest of April 14, 2010 or a change of control. These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The holders of these warrants are entitled to registration rights under our third amended and restated investor rights agreement, as described in "Registration Rights."

        As of March 31, 2008, warrants to purchase a total of 125,000 shares of our series 3 preferred stock with an exercise price of $4.00 per share were outstanding. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the closing of this offering, these warrants will be exercisable for a total of 141,402 shares of our common stock at an exercise price of $3.54 per share. These warrants will expire upon the earliest of October 14, 2010, the third anniversary of the closing of this offering or a change of control.

Convertible Notes

        ISx notes.    In connection with our acquisition of ISx, we assumed the liability associated with a convertible promissory note with an original face amount of $14.7 million held by Kevin Kimberlin Partners, L.P., a Delaware limited partnership, referred to as KKP. Following the closing of the acquisition of ISx, KKP assigned a portion of this note to Search Mezzanine Investors LLC, an affiliate of KKP and Kevin Kimberlin, in three separate notes, with an aggregate face amount of $5.7 million, which amount included accrued interest on the notes. KKP retained a promissory note in the face amount of $9.1 million. The terms of the promissory notes assigned to Search Mezzanine Investors differ from the original note, and these assigned notes automatically convert in full into shares of our common stock upon the closing of this offering at a conversion price equal to the public offering price. We expect these promissory notes, along with accrued interest to convert into approximately 957,610 shares of our common stock upon the consummation of this offering.

        Pursuant to an agreement we reached with KKP in December 2005, interest on the note held by KKP accrued as of December 31, 2005 was capitalized, and no interest accrued or was payable during 2006. In addition, because we did not effect a public offering by December 31, 2006, $5.0 million of the principal amount of this note was automatically forgiven, and the remaining principal and all accrued interest was converted into shares of our series 1 preferred stock at a price of $2.74 per share.

Registration Rights

Third Amended and Restated Investor Rights Agreement

        Under our third amended and restated investor rights agreement, as amended by the first amendment to the third amended and restated investor rights agreement, following the completion of this offering, holders of our common stock issued upon the conversion of our series 1 preferred stock and series 2 preferred stock and exchange of our series 3 preferred stock, and holders of common stock issuable upon exercise of warrants issued to Kevin Kimberlin Partners, L.P. and Spencer Trask Ventures, Inc., have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in any registration statement we file.

        Demand registration rights.    At any time beginning at least 180 days after the completion of this offering, the holders of at least a majority of the shares having registration rights have the right to demand that we file two registration statements, subject to specified exceptions. The holders of at least a majority of the shares of common stock issuable upon exchange of our series 3 preferred stock have the right to demand that we file one registration statement, subject to specified exceptions.

        Form S-3 registration rights.    If we are eligible to file a registration statement on Form S-3, holders of at least 30% of the shares of common stock having registration rights, or at least a majority of the shares of common stock issuable upon exchange of our series 3 preferred stock, have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1.0 million, subject to specified exceptions.

        "Piggyback" registration rights.    If we register any securities for public sale, other than in connection with an initial public offering such as this offering and subject to other specified exceptions, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

        Expenses of registration.    We will pay all expenses, other than underwriting discounts and commissions, relating to: two demand registrations requested by holders of at least a majority of the shares having registration rights; one demand registration requested by the holders of at least a majority of the shares of common stock issuable upon exchange of our series 3 preferred stock; two Form S-3 registrations; and all piggyback registrations.

        Expiration of registration rights.    The registration rights described above will expire no later than five years after the completion of this offering.

Registration Rights Agreement with Dex Media, Inc.

        Following the completion of this offering, Dex Media, Inc. has the right under a registration rights agreement to require us to register under the Securities Act the shares issuable upon exercise of a warrant we issued to it in September 2005. Dex Media also has a right to include its shares in any registration statement we file.

        Form S-3 registration rights.    If we are eligible to file a registration statement on Form S-3, Dex Media has the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1.0 million, subject to specified exceptions.

        "Piggyback" registration rights.    If we register any securities for public sale, other than in connection with an initial public offering such as this offering and subject to other specified exceptions, Dex Media will have the right to include its shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

        Expenses of registration.    We will pay all expenses relating to two Form S-3 registrations and all piggyback registrations, other than underwriting discounts and commissions.

        Expiration of registration rights.    The registration rights described above will expire no later than five years after the completion of this offering.

Registration Rights Granted in Connection with the Acquisition of ISx

        In a letter agreement we entered into in connection with our acquisition of ISx, we agreed to register on Form S-8 shares of our common stock issuable upon exercise of options outstanding under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx.

Registration Rights Granted in Connection with our 2006 Debt Financing

        Following the completion of this offering, the holders of warrants to purchase shares of our common stock issued in connection with our 2006 debt financing have the right under a registration rights agreement to require us to register under the Securities Act the shares of our common stock issuable upon exercise of these warrants. The holders also has a right to include these shares in any registration statement we file.

        Form S-3 registration rights.    If we are eligible to file a registration statement on Form S-3, holders of these warrants have the right to demand that we file a registration statement on Form S-3 with respect to shares of our common stock issuable upon exercise of these warrants so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1.0 million, subject to specified exceptions.

        "Piggyback" registration rights.    If we register any securities for public sale, other than in connection with an initial public offering such as this offering and subject to other specified exceptions, these holders will have the right to include their shares of our common stock in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

        Expenses of registration.    We will pay all expenses relating to two Form S-3 registrations and all piggyback registrations, other than underwriting discounts and commissions.

        Expiration of registration rights.    The registration rights described above will expire no later than five years after the completion of this offering.

Delaware Anti-Takeover Law and Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it satisfies one of the following conditions:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

            A "business combination" includes:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        Restated certificate of incorporation and amended and restated bylaws.    Provisions of our restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares and transactions that our stockholders might otherwise deem to be in their best interests. As a result, these provisions could adversely affect the price of our common stock. Our restated certificate of incorporation permits our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control. In addition, our restated certificate of incorporation and amended and restated bylaws:

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a quorum;

  •
  divide our board of directors into three classes;

  •
  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting of stockholders and not by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  •
  do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

  •
  provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding capital stock.

Toronto Stock Exchange Listing

        We intend to apply for the listing of our common stock on the Toronto Stock Exchange under the symbol "        ". Listing will be subject to fulfilling all of the listing requirements of the Toronto Stock Exchange, including the distribution of our common stock to a minimum number of public shareholders.

Auditors, Transfer Agent and Registrar

        Our auditors are Ernst & Young LLP at 370 17th Street, Suite 3300, Denver, Colorado, 80202.

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. at its principal offices located in Golden, Colorado and the co-agent is Computershare Investor Services, Inc. at its offices in Toronto, Ontario.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the market price for our common stock as well as our ability to raise equity capital in the future. We cannot assure you that there will be an active public market for our common stock.

        Based on the number of shares of common stock outstanding as of March 31, 2008, upon completion of this offering, we will have 23,635,994 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option, no exercise of options or warrants and no further conversion of convertible promissory notes. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below. Except as described below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

  •
  restricted shares will be eligible for immediate sale upon the completion of this offering;

  •
  restricted shares will be eligible for sale 90 days after the completion of this offering;

  •
  restricted shares will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this prospectus; and

  •
  the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holder exercises any available registration rights.

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 236,360 shares immediately after this offering; or

  •
  The average weekly trading volume of the common stock on the Toronto Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Rule 701 under the Securities Act, as currently in effect, permits the resale of shares in reliance on Rule 144 without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors and consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 provided that they wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" and will become eligible for sale upon the expiration of those agreements.

Lock-Up Agreements

        We, along with our directors and executive officers, and stockholders, optionholders, convertible noteholders and warrantholders who collectively represent approximately      % of our outstanding shares of common stock, have agreed with the underwriters not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of 180 days following the date of this prospectus. Canaccord Capital Corporation (an affiliate of Canaccord Adams Inc.) may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. We have been advised by Canaccord Capital Corporation that, in considering any request to release shares subject to a lock-up agreement, it will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. There are no agreements between Canaccord Capital Corporation and any of our stockholders, optionholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period. Notwithstanding the foregoing, for the purposes of allowing the underwriters to comply with FINRA Rule 2711(f)(4), if, under certain circumstances during the 16-day period beginning on the last day of the lock-up period, we release earnings results or publicly announce other material news or a material event relating to us is publicly announced, the 180 day lock-up period will be extended until 18 days following the date of release of the earnings results or the announcement of the material news or material event, as applicable. In addition, holders of approximately 1,395,658 shares of our common stock to be issued in connection with our purchase of Mobile People a/s have agreed with the underwriters not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of 12 months following the date of this prospectus.

Registration Rights

        Upon completion of this offering, the holders of 14,329,105 shares of our common stock, warrants to purchase up to 1,711,341 shares of our common stock and convertible promissory notes convertible into approximately 957,610 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock—Registration Rights."

Equity Incentive Plans

        We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 2004 equity incentive plan and our 2008 equity incentive plan, as well as ISx's 2001 equity incentive plan. We expect the registration statement to be filed and become effective as soon as practicable after the completion of this offering. Shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the 180-day lock-up arrangement described above, if applicable.

UNDERWRITING

        Canaccord Capital Corporation and CIBC World Markets Inc. are acting as co-lead managers of the offering and are acting as the representatives of the underwriters named below. Canaccord Capital Corporation is acting as sole book-runner. Subject to the terms and conditions contained in the underwriting agreement dated                        , 2008, between us and the underwriters named below, each underwriter has severally agreed to purchase from us, on a firm commitment basis, and we have agreed to sell, the number of shares of common stock indicated opposite the underwriter's name set forth below:

Underwriters	Number of Shares
Canaccord Capital Corporation
CIBC World Markets Inc.
GMP Securities L.P.
Macquarie Capital Markets Canada Ltd.
Total	6,666,667

        The offering is being made in the United States. The shares of common stock will be offered in the United States through those underwriters who are registered to offer the shares for sale in the United States, either directly or indirectly through their U.S. broker-dealer agent affiliates, or such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters may offer the shares of common stock outside of the United States.

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to certain conditions precedent, including the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors and certain other conditions. The obligations of the underwriters under the terms of the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of any material adverse change in our business or the state of the financial markets and may also be terminated on the occurrence of certain other stated events. The underwriters are, however, severally obligated to take up and pay for all of the shares of common stock that they have agreed to purchase, if any shares of common stock are purchased under the underwriting agreement. The underwriters are not required to take up or pay for the shares covered by the underwriting over-allotment option, as described below.

Over-allotment option

        We have granted the underwriters an over-allotment option, exercisable in whole or in part at any time for a period of 30 days from the date of the closing of this offering, to purchase an aggregate number of additional shares of common stock up to the lesser of the underwriters' over-allocation position determined as of the time of closing of the offering and 1,000,000 shares of common stock (being 15% of the number of shares offered by us under this prospectus), solely to cover over-allotments, if any, and for market stabilization purposes. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the closing of the offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the preceding table.

Commissions and Expenses

        The following table shows the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions equal     % of the public offering price. We intend to

apply for the listing of our common stock on the Toronto Stock Exchange under the symbol "        ". Listing will be subject to fulfilling all of the listing requirements of the Toronto Stock Exchange, including the distribution of our common stock to a minimum number of public shareholders.

	Per Share	Without Exercise of Over-Allotment	With Exercise of Over-Allotment
Public offering price	$	$	$
Underwriting commissions paid by us	$	$	$
Proceeds before expenses to us	$	$	$

        The underwriters initially propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $                  per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $                  per share to brokers and dealers. After the underwriters have made a reasonable effort to sell all of the shares at the initial offering price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price disclosed in the prospectus, and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the shares is less than the gross proceeds paid by the underwriters to us.

        We estimate that our total expenses of the offering, excluding underwriting commissions, will be approximately $1.5 million and are payable by us. We will pay all these expenses from the proceeds of the offering. We will also reimburse the underwriters for all of their expenses including all of the fees owed by them to their legal counsel.

Lock-Up Agreements

        We, and each director, officer and stockholder holding more than        % of our outstanding common stock (of securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis has agreed that, without the prior written consent of Canaccord Capital Corporation (an affiliate of Canaccord Adams Inc.) on behalf of the underwriters, neither we nor they will during the period ending 180 days after the date of the final prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or file any prospectus in Canada or registration statement relating to the offering of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

        In addition to the foregoing, each director, officer and stockholder holding more than        % of our outstanding common stock (of securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis, has further agreed that, for an additional period of 180 days following the expiry date ending 180 days after the date of the final prospectus, any and all trades in our outstanding common stock (of securities exercisable, exchangeable or convertible for common stock), will be executed exclusively through Canaccord Capital Corporation on behalf of the underwriters.

        The 180 day restrictions described in the immediately preceding paragraphs do not apply to: (a) the sale of shares of common stock to the underwriters; (b) the issuance by us of shares of common stock upon the exercise of options or the exercise of securities outstanding on the date of the final prospectus and disclosed in the final prospectus; (c) transactions by stockholders not deemed to be our affiliates relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; (d) grants by us of options to purchase shares of common stock pursuant to employee or management stock option, incentive or other plans or arrangements described in this prospectus; (e) transfers of shares of common stock or any security exercisable for shares of common stock as a bona fide gift or gifts; (f) distributions of shares of common stock or any security exercisable for shares of common stock to corporations, partnerships, limited liability companies or other entities to the extent that such entities are wholly-owned by the stockholder that agrees to be bound by the restrictions described in the preceding paragraphs; (g) tenders of shares of common stock made in response to a bona fide third party take-over bid made to all holders of shares of common stock or similar acquisition transaction; (h) any transfer to an immediate family member or an entity of which the transferor or an immediate family member of the transferor is the sole beneficiary; or (i) a pledge of shares of common stock or any security exercisable for shares of common stock to a bank or other financial institution for the purpose of giving collateral for a debt made in good faith; provided, that in the case of any transfer, distribution or pledge pursuant to clause (e), (f), (h) or (i), each donee, distributee, transferee or pledgee agrees in writing to be bound by the transfer restrictions described in the preceding paragraphs and no filing by any party under the U.S. Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with subsequent sales of shares of common stock or other securities acquired in such transfer or distribution.

        The 180 day restricted period beginning from the date of the final prospectus will be extended if:

  •
  during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day restricted period,

in which case the restrictions described above will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In addition, holders of approximately 1,220,907 shares of our common stock to be issued in connection with our purchase of Mobile People a/s have agreed with the underwriters not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of 12 months following the date of this prospectus.

Registration Rights

        In addition, upon completion of this offering, the holders of 14,329,105 shares of our common stock, warrants to purchase up to 1,711,341 shares of our common stock and convertible promissory notes convertible into approximately 957,610 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock—Registration Rights" and "Shares Eligible for Future Sale—Registration Rights."

Offering Price Determination

        Prior to the offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

        An active trading market for our common stock may not develop. It is also possible that after the offering, the shares of common stock will not trade in the public market at or above the initial public offering price. Any of the underwriting activities mentioned in this section may have the effect of preventing or retarding a decline in the market price of the common stock. The underwriters may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Toronto Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, United States Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters' representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common stock in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus), the underwriters' representatives may reduce that short position by purchasing shares in the open market. The underwriters' representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

        The underwriters' representatives may also impose a penalty bid on underwriters and selling group members. This means that if the underwriters' representatives purchase shares of common stock in the open market to reduce the underwriter's short position or to stabilize the price of such shares of common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of common stock. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters' representatives or lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities relating to the offering, including without restriction liabilities under the Securities Act of 1933, and securities laws in the applicable provinces of Canada and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

        Certain matters regarding U.S. law and the validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley Godward Kronish LLP, Broomfield, Colorado. Certain matters regarding Canadian law will be passed upon for us by Wildeboer Dellelce LLP, Toronto, Ontario. Matters regarding Canadian law will be passed upon for the underwriters by Stikeman Elliott LLP, Toronto, Ontario and certain U.S. legal matters will be passed upon by Hodgson Russ LLP, Toronto, Ontario.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited (i) our consolidated financial statements as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007; (ii) the financial statements of ISx as of December 31, 2003 and 2004 and for each of the years then ended, and for the period from April 14, 2005 through December 29, 2005; and (iii) the financial statements of YPS as of December 31, 2003 and 2004 and for each of the years then ended as set forth in their reports thereon accompanying such financial statements included in this prospectus and in this registration statement. We have included these financial statements in this prospectus and in the registration statement in reliance on Ernst & Young LLP's reports, given on the authority of such firm as experts in accounting and auditing.

        Ernst & Young, independent auditors, has audited the financial statements of Mobile People a/s at December 31, 2007, and for the year ended December 31, 2007, as set forth in their report thereon accompanying such financial statements included in this prospectus and in this registration statement. We have included these financial statements in this prospectus and in the registration statement in reliance on Ernst & Young's report, given on the authority of such firm as experts in accounting and auditing.

        Grant Thornton LLP, an independent registered public accounting firm, has audited the combined financial statements of MyAreaGuide.com, Inc. and Online Web Marketing, Inc. as of December 31, 2003 and 2004 and for each of the two years in the period ended December 31, 2004, as set forth in their report thereon. These financial statements and schedules included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of such firm, upon the authority of said firm as experts in giving said report.

        As of the date hereof, the partners, counsel and associates of each of Cooley Godward Kronish LLP and Wildeboer Dellelce LLP beneficially own directly or indirectly, respectively, less than 1% of our common stock or any common stock of any of our affiliates or associates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our common stock offered by this prospectus, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You may read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, you may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and website of the SEC referred to above. We also maintain a website at www.LocalMatters.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, connected to or that can be accessed through our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

LOCAL MATTERS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Local Matters, Inc.

        We have audited the accompanying consolidated balance sheets of Local Matters, Inc. (the Company) as of December 31, 2006 and 2007, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Local Matters, Inc., at December 31, 2006 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. accounting principles.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Standards No. 123 (R), Share-Based Payment and Financial Accounting Standards Board Staff Position No. 150-5, Issuers Accounting Under Statement 150 for Free Standing Warrants and Other Similar Instruments on Shares that are Redeemable.

                      Ernst & Young LLP

Denver, Colorado
March 20, 2008, except as to paragraph 6 of Note 1, as to which the date is June     , 2008

        The foregoing report is in the form that it will be signed upon completion of the reverse common stock split described in paragraph 6 of Note 1 to the consolidated financial statements.

                      /s/ Ernst & Young LLP

Denver, Colorado
May 26, 2008

Local Matters, Inc.

Consolidated Balance Sheets

				Pro Forma Stockholders' Equity as of March 31, 2008
	December 31,
			March 31, 2008
	2006	2007
	(in thousands, except per share data)
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,827	$3,945	$2,263
Restricted cash	310	335	335
Accounts receivable, net of allowance of $253, $55 and $25, respectively	6,349	6,198	5,727
Prepaid expenses and other current assets	578	439	565
Deferred contract costs	506	672	1,663

Total current assets	9,570	11,589	10,553
Note receivable	—	150	750
Property and equipment, net	1,244	660	623
Software development costs, net	383	180	135
Intangible assets, net	30,166	21,157	19,322
Goodwill	33,316	33,316	33,316
Other assets, net	166	651	883

Total Assets	$74,845	$67,703	$65,582

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,141	$1,526	$1,119
Accrued liabilities	2,720	3,563	1,764
Deferred revenue	5,021	4,217	5,442
Capital lease and notes payable—current portion	62	60	56
Related party notes payable—current portion, net of discount of $0, $40 and $30, respectively	2,048	3,554	2,967

Total current liabilities	11,992	12,920	11,348
Capital lease and notes payable	77	17	5
Related party notes payable, net of discount of $2,279, $1,923 and $1,684, respectively	11,686	13,892	15,995
Convertible related party notes payable, net of discount of $593, $498 and $475, respectively	15,054	5,191	5,215
Warrants and other non-current liabilities	3,821	3,060	2,741

Total liabilities	42,630	35,080	35,304

Commitments and contingencies
Convertible preferred stock:
Series 1 convertible ($.001 par value, 11,625,000 shares authorized, 10,000,000, 10,835,386 and 10,835,386 shares issued and outstanding, liquidation preference of $32,750, $35,487 and $35,487, respectively; no shares issued and outstanding pro forma (unaudited))	36,274	38,532	38,607
Series 2 convertible ($.001 par value, 18 million shares authorized, 15 million shares issued and outstanding, liquidation preference of $15,000; no shares issued and outstanding pro forma (unaudited))	13,978	13,978	13,978
Series 3 convertible ($.001 par value, 7.5 million shares authorized, 6,463,500, 7,375,000 and 7,375,000 shares issued and outstanding, liquidation preference of $34,192, $44,866 and $44,866, respectively; no shares issued and outstanding pro forma (unaudited))	23,760	27,406	27,406

Total convertible preferred stock	74,012	79,916	79,991

Stockholders' equity (deficit):
Common stock ($.001 par value, 101,625,000 shares authorized, 135,091, 72,110 and 461,705 shares issued and outstanding, respectively; 15,748,420 shares issued and outstanding pro forma (unaudited))	—	—	—	16
Additional paid-in capital	64,411	65,022	65,401	196,541
Accumulated other comprehensive income (loss)	(8)	(11)	(7)	(7)
Accumulated deficit	(106,200)	(112,304)	(115,107)	(158,260)

Total stockholders' equity (deficit)	(41,797)	(47,293)	(49,713)	38,290

Total liabilities and stockholders' deficit	$74,845	$67,703	$65,582

See accompanying notes.

Local Matters, Inc.

Consolidated Statements of Operations

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
	(In thousands, except per share data)			(unaudited)
Media technology solutions revenue	$6,893	$24,949	$25,841	$6,420	$5,246
Media publishing revenue	1,584	10,804	9,653	2,502	2,519

Total revenue	8,477	35,753	35,494	8,922	7,765
Media technology solutions cost of revenue	2,681	9,059	9,421	1,886	2,168
Media publishing cost of revenue	603	5,189	5,652	1,638	1,717

Total cost of revenue	3,284	14,248	15,073	3,524	3,885

Gross profit	5,193	21,505	20,421	5,398	3,880

Sales and marketing	3,668	6,159	3,863	1,101	927
Product development and support	3,357	7,688	7,471	2,053	2,090
General and administrative	3,098	11,393	7,060	1,649	1,665
Impairment of goodwill	—	1,932	—	—	—
Amortization of intangible assets	2,751	6,379	6,282	1,495	1,158

Total operating expenses	12,874	33,551	24,676	6,298	5,840

Loss from operations	(7,681)	(12,046)	(4,255)	(900)	(1,960)
Interest expense, net	628	4,082	3,409	418	1,113
Gain on fair value of warrants	—	(651)	(950)	(191)	(244)
Other expense/(income)	2,875	(132)	(610)	5	(26)

Loss before equity in the losses of ISx and cumulative effect of change in accounting principle	(11,184)	(15,345)	(6,104)	(1,132)	(2,803)
Equity in the losses of ISx, net of tax	7,384	—	—	—	—

Loss before cumulative effect of change in accounting principle	(18,568)	(15,345)	(6,104)	(1,132)	(2,803)
Cumulative effect of change in accounting principle	—	941	—	—	—

Net loss	$(18,568)	$(16,286)	$(6,104)	$(1,132)	$(2,803)

Preferred stock deemed dividend	(126)	—	—	—	—

Net loss attributable to common stockholders	$(18,694)	$(16,286)	$(6,104)	$(1,132)	$(2,803)

Basic and diluted net loss per common share attributable to common stockholders:
Before cumulative effect of change in accounting principle	$(744.28)	$(248.76)	$(87.73)	$(16.84)	$(11.60)
Cumulative effect of change in accounting principle	—	(15.25)	—	—	—

Net loss	$(744.28)	$(264.01)	$(87.73)	$(16.84)	$(11.60)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	25,117	61,687	69,577	67,218	241,715
Unaudited proforma basic and diluted net loss attributable to common stockholders per common share (Note 2)			$(3.24)		$(2.96)
Shares used in computing unaudited proforma basic and diluted net loss attributable to common stockholders per common share (Note 2)			15,221,699		15,522,125

See accompanying notes.

Local Matters, Inc.

Consolidated Statements of Cash Flow

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
	(In thousands)			(unaudited)
Cash flows from operating activities
Net loss	$(18,568)	$(16,286)	$(6,104)	$(1,132)	$(2,803)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation & amortization	3,523	10,339	9,959	2,412	2,018
Stock-based compensation	98	1,044	596	256	378
Loss from investment in ISx	7,384	—	—	—	—
Impairment of goodwill	—	1,932	—	—	—
Loss on write-off of rescission right related to ISx acquisition	2,836	—	—	—	—
Amortization of warrants issued to customer	189	172	158	41	1
Change in fair value of warrants	—	(651)	(950)	(191)	(244)
Cumulative effect of change in accounting principle	—	941	—	—	—
Gain on modification of debt	—	—	(653)	(493)	—
Amortization of debt discount and issuance costs	14	2,073	1,064	256	263
Bad debt expense (recovery)	384	(18)	117	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,623)	1,398	(116)	(471)	471
Prepaid expenses and other assets	(642)	412	(346)	147	(358)
Accounts payable	447	99	(615)	(879)	(407)
Accrued liabilities	(854)	(986)	1,681	2	250
Deferred revenue and contract costs	1,720	(3,031)	(970)	1,370	234

Net cash provided by (used in) operating activities	(5,092)	(2,562)	3,821	1,318	(197)

Cash flows from investing activities
Purchases of property and equipment	(507)	(517)	(163)	(69)	(101)
Advances made on note receivable	—	—	—	—	(600)
Cash acquired upon consolidation of Isx, net of transaction costs	616	—	—	—	—
Acquisitions of businesses, net of cash acquired	(25,522)	(1,905)	—	—	—
Capitalization of software development costs	—	(417)	—	—	—
Increase in restricted cash	(185)	(125)	(25)	(25)	—

Net cash used in investing activities	(25,598)	(2,964)	(188)	(94)	(701)

Cash flows from financing activities
Net proceeds from issuance of Series 1 and 2 convertible preferred stock	13,004	—	—	—	—
Net proceeds (expenses) from issuance of Series 3 convertible preferred stock	23,179	(6)	—	—	—
Net proceeds from issuance of related party notes payable	—	6,000	—	—	—
Exercise of options to purchase common stock	50	78	11	—	—
Payment of notes payable and capital leases	(137)	(5,057)	(1,523)	(115)	(788)

Net cash provided by (used in) financing activities	36,096	1,015	(1,512)	(115)	(788)
Effect of exchange rate	—	(9)	(3)	(3)	4

Net increase (decrease) in cash and cash equivalents	5,406	(4,520)	2,118	1,106	(1,682)
Cash and cash equivalents, beginning of period	941	6,347	1,827	6,347	3,945

Cash and cash equivalents, end of period	$6,347	$1,827	$3,945	$7,453	$2,263

See accompanying notes.

Local Matters, Inc.

Consolidated Statements of Cash Flow (Continued)

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
	(In thousands)			(unaudited)
Supplemental cash flow information
Cash paid for interest	$18	$1,729	$1,179	$257	$450
Non-cash investing and financing activities
Warrants issued in connection with notes	$1,063	$2,439	$—	$—	$—
Purchase of fixed assets with capital lease	38	138	—	—	—
Convertible notes and accrued interest converted to Series 1 convertible preferred stock	—	7,091	2,290	—	—
Convertible notes, common stock options and convertible preferred stock issued in conjunction with the acquisition of businesses and equity investment in ISx	39,242	854	—	—	—
Convertible notes and accrued interest converted to Series A convertible preferred stock	1,097	—	—	—	—
Shareholder payment to employees of ISx	304	—	—	—	—
Warrants issued to employees of ISx	630	—	—	—	—
Convertible notes and accrued interest converted to Series 3 convertible preferred stock	—	—	3,646	3,646	—
Accrued interest converted to related party notes payable	—	—	—	—	2,047

See accompanying notes.

Local Matters, Inc.

Consolidated Statements of Stockholders' Deficit

(in thousands)

	Convertible Preferred Stock		Common Stock
					Additional Paid-In Capital	Deferred Compensation	Other Comprehensive Income (Loss)	Accumulated Deficit
	Shares	Amount	Shares	Amount					Total
Balances, January 1, 2005	13,196	$10,820	22	$—	$60,059	$—	$—	$(71,346)	$(11,287)
Issuance of Series A convertible preferred stock for conversion of notes and accrued interest	1,097	1,097	—	—	—	—	—	—	—
Issuance of Series A and Series B convertible preferred stock in exchange of warrants	2,129	—	—	—	—	—	—	—	—
Deemed dividend for beneficial conversion of warrants to Series A and Series B convertible preferred stock	—	126	—	—	(126)	—	—	—	(126)
Conversion of Series A and Series B convertible preferred stock to Series 1 convertible preferred stock	(11,484)	—	—	—	—	—	—	—	—
Issuance of Series 1 and Series 2 convertible preferred stock in connection with acquisition of ISx and cash of $15.0 million, net of offering expenses	19,098	31,286	—	—	—	—	—	—	—
Issuance of stock options in connection with acquisition of ISx	—	—	—	—	476	—	—	—	476
Fair value of warrants issued in connection with renegotiation of debt of ISx	—	1,063	—	—	—	—	—	—	—
Fair value of warrants issued to employees of ISx	—	630	—	—	—	—	—	—	—
Paid in capital recognized for shareholder payment to employees of ISx	—	—	—	—	304	—	—	—	304
Issuance of Series 3 convertible preferred stock for cash, net of issuance costs	6,250	23,179	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	98	(19)	—	—	79
Common stock issued for exercise of options	—	—	13	—	50	—	—	—	50
Fair value of warrants issued to customer	—	185	—	—	4	—	—	—	4
Issuance of Series 1 convertible preferred stock as payment of fee	200	1,050	—	—	—	—	—	—	—
Reclassification of fair value of warrants to liability	—	(1,939)	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—					1	—	1
Net loss	—	—	—	—	—	—	—	(18,568)	(18,568)

Total comprehensive loss									(18,567)

Balances, December 31, 2005	30,486	67,497	35	—	60,865	(19)	1	(89,914)	(29,067)
Issuance of Series 3 convertible preferred stock as payment of liability related to the MAG acquisition	214	854	—	—	—	—	—	—	—
Reclassification of fair value of warrants to liability	—	(1,592)	—	—	—	—	—	—	—
Fair value of warrants issued to customer	—	168	—	—	4	—	—	—	4
Stock compensation expense	—	—	—	—	1,044	—	—	—	1,044
Common stock issued for exercise of options	—	—	32	—	78	—	—	—	78
Issuance of common stock for restricted stock grant	—	—	68	—	—	—	—	—	—
Reclassification upon adoption of SFAS 123R	—	—	—	—	(19)	19	—	—	—
Additional costs related to the issuance of Series 3 convertible preferred stock	—	(6)	—	—	—	—	—	—	—
Issuance of Series 1 convertible preferred stock for conversion of notes	764	7,091	—	—	—	—	—	—	—
Fair value of warrants issued with related party debt	—	—	—	—	2,439	—	—	—	2,439
Foreign currency translation adjustment	—	—	—	—	—	—	(9)	—	(9)
Net loss	—	—	—	—	—	—	—	(16,286)	(16,286)

Total comprehensive loss									(16,295)

Balances, December 31, 2006	31,464	74,012	135	—	64,411	—	(8)	(106,200)	(41,797)
Fair value of warrants issued to customer	—	154	—	—	4	—	—	—	4
Conversion of MAG Notes and accrued interest to Series 3 convertible preferred stock	911	3,646	—	—	—	—	—	—	—
Issuance of Series 1 convertible preferred stock for conversion of notes	835	2,290	—	—	—	—	—	—	—
Reclassification of fair value of warrants to liability	—	(186)	—	—	—	—	—	—	—
Forfeiture of restricted stock grant	—	—	(68)	—	—	—	—	—	—
Common stock issued for exercise of options	—	—	5	—	11	—	—	—	11
Stock compensation expense	—	—	—	—	596	—	—	—	596
Foreign currency translation adjustment	—	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	—	(6,104)	(6,104)

Total comprehensive loss									(6,107)

Balances, December 31, 2007	33,210	$79,916	72	$—	$65,022	$—	$(11)	$(112,304)	$(47,293)
Fair value of warrants issued to customer (unaudited)	—	—	—	—	1	—	—	—	1
Reclassification of fair value of expired warrants from liability (unaudited)	—	75	—	—	—	—	—	—	—
Issuance of common stock for restricted stock grant (unaudited)	—	—	390	—	—	—	—	—	—
Stock compensation expense (unaudited)	—	—	—	—	378	—	—	—	378
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	4	—	4
Net loss (unaudited)	—	—	—	—	—	—	—	(2,803)	(2,803)

Total comprehensive loss (unaudited)									(2,799)

Balances, March 31, 2008 (unaudited)	33,210	$79,991	462	$—	$65,401	$—	$(7)	$(115,107)	$(49,713)

See accompanying notes.

Local Matters, Inc.

Notes to Consolidated Financial Statements

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

1. Description of Business

Organization

        Local Matters, Inc., and its subsidiaries (collectively, the Company), provide technology solutions and online Media Publishing services, that are designed to enable Yellow Pages publishers and 411 service providers to capitalize on emerging opportunities in the local search market. The Company's solutions enable consumers to search for local content on the Internet and through voice-based directory assistance. These solutions extend the distribution reach of local advertisers and enable the delivery of relevant local content from media publishers to consumers using the Internet as well as voice and wireless data networks. The Company's online Media Publishing business owns and operates specialized media properties that drive traffic to clients' Internet media properties.

        The Company's Internet local search solutions enable Yellow Pages publishers to leverage their full print advertising content into online directories and to deliver tools for comparative shopping, ratings and reviews, personalization, mapping and itinerary planning. These Internet local search solutions are sold as component technologies or as an outsourced Yellow Pages platform offering. These solutions are designed to broaden Yellow Pages publishers' revenue opportunities and to power online directory search and shopping applications.

        The Company's products and services are sold domestically and internationally, with international sales concentrated in Europe, Australia and Canada.

        Through its acquisition of Information Services Extended, Inc. (ISx), completed in December 2005, the Company provides a software platform to 411 service providers that allows operators to conduct queries quickly and efficiently to locate local businesses, and increasingly, to provide enhanced 411 services. In addition, subsequent to the acquisition of MyAreaGuide.com, Inc., and Online Web Marketing, Inc. (collectively, MAG) on October 14, 2005, the Company operates a group of Internet sites under the brand name AreaGuides.net, which can be marketed by Yellow Pages publishers to their advertising clients as additional Internet distribution channels. In March of 2008, the Company entered into a Share Purchase Agreement to acquire the operations of Mobile People a/s of Copenhagen, Denmark. Mobile People is a developer of mobile local search and advertising solutions for directory publishers, media publishers and 411 service providers. The acquisition, which is contingent on the completion of an initial public offering of the Company's common stock, and will close at that time, has an initial purchase price consideration of approximately $15.2 million, including $5.0 million in cash, $7.3 million of our common stock, the assumption of $1.9 million in debt and estimated transaction costs and forgiven accounts receivable of $1.0 million. Based upon the financial performance of Mobile People a/s in 2008 and 2009, the total consideration paid could increase to $20.2 million, with the incremental amount paid in shares of our common stock. The number of shares of common stock to be issued, if any, will be based on the price that shares are sold in this offering.

        As of December 31, 2006 and 2007, no one party owned more than 50% of the Company's voting stock.

        On April 21, 2008, the Company's board of directors approved a 4.42 to one reverse common stock split which will be effected immediately prior to the effective date of the Company's Registration

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

1. Description of Business (Continued)

Statement for its initial public offering of common stock. The accompanying consolidated financial statements give retroactive effect as though the 4.42 to one reverse common stock split occurred for all periods presented.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

        The unaudited interim financial statements of the Company as of March 31, 2008 and for the three months ended March 31, 2007 and 2008 and the related notes included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 2008 and the results of its operations and its cash flows for the three months ended March 31, 2007 and 2008.

Principles of Consolidation

        The consolidated financial statements include all accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated. From April 14, 2005 through December 29, 2005, the Company's investment in ISx was accounted for under the equity method (see Note 4).

Liquidity and Capital Resources

        The Company has generated net losses of $6.1 million, $16.3 million and $18.6 million for the years ended December 31, 2007, 2006 and 2005, respectively, and has an accumulated deficit of $112.3 million at December 31, 2007. The Company generated (used) cash from operating activities of $3.8 million, $(2.6) million and $(5.1) million for the years ended December 31, 2007, 2006, and 2005, respectively. The Company has total cash and cash equivalents of $3.9 million at December 31, 2007. Based on the Company's current operating plan, management believes existing cash and cash equivalents and cash forecasted to be generated by operations will be sufficient to meet the Company's working capital and capital requirements through at least December 31, 2008. However, if events or circumstances occur such that the Company does not meet its operating plan as expected, the Company may be required to seek additional capital and/or reduce discretionary spending, which could have a material adverse effect on the Company's ability to achieve its intended business objectives.

Revenue Recognition

        The Company generates revenue, in part, from the sale of software licenses and services as part of its Media Technology Solutions. The Company recognizes revenue pursuant to American Institute of

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Certified Public Accountants Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended (SOP 97-2). For all of the Company's software arrangements, the Company recognizes revenue when the following four criteria have been met: management determines that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is deemed to be probable.

        Software arrangements typically contain multiple revenue elements, including perpetual or term licenses, professional services, and maintenance. For arrangements that involve customization or implementation services that are essential to the functionality of the software, the Company recognizes revenue pursuant to SOP No. 81-1, Accounting for Performance of Construction-Type Contracts and Certain Production-Type Contracts (SOP 81-1). SOP 97-2 requires the separation of multiple revenue elements based on Vendor Specific Objective Evidence (VSOE) of fair value. If VSOE of fair value does not exist, all revenue is required to be recorded as the last element is delivered. Because pricing between customers varies significantly based on the level of services provided, the Company has determined that VSOE of fair value does not exist for maintenance or professional services. As a result, in multiple-element arrangements that include maintenance, the Company defers all license and professional services revenue until all of the criteria for the recognition of revenue have been met, including delivery and acceptance of the software and services. Subsequently, revenue is recognized for the entire arrangement ratably over the maintenance period.

        Revenue from media services principally consists of pay-per-click, cost-per-action, and other fees paid by customers, search engine marketing and search engine optimization fees, and custom Web site development fees.

        The Company recognizes revenues derived from content transformation services, hosted product services, and other services when the four criteria for revenue recognition have been met. When an output measure is determinable, revenues are recognized in proportion to the services provided. When an adequate output measure is not determinable, services are recognized ratably over the term of the arrangement. The Company defers recognition of up-front fees received in service arrangements and recognizes these revenues ratably over the term of the customer arrangement.

        For pay-per-click services, revenue is recognized when the four criteria for the recognition of revenue have been met. Revenue is generally recognized upon delivery of qualified and reported clicks to third-party Web sites, which occurs when an online user clicks on advertisements. In general, for purposes of revenue recognition, the Company regards each click on an advertisement as a completed transaction. For cost-per-action services, revenue is recognized when the online user is redirected from a Company Web site to a third-party Web site and completes the specified action.

        Deferred revenue includes amounts that have been billed but not yet recognized. Deferred revenue relates primarily to cash received for maintenance contracts and professional services fees in advance of services performed. This revenue is recognized ratably upon the delivery and acceptance of the applicable services. In instances where customer acceptance of software and related professional services is required, revenue recognition is deferred until the Company receives notification of acceptance from the customer. Direct and incremental costs incurred related to deferred revenue for

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

customization and/or implementation services related to revenue arrangements are reflected as deferred contract costs. These costs are recognized in a manner consistent with the related revenue.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents.

        Restricted cash consists of a certificate of deposit securing a letter of credit for an operating lease facility and a money market fund securing the Company's purchase card program.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense recognized for the years ended December 31, 2005, 2006 and 2007, was $118,000, $145,000 and $47,000, respectively, and $19,000 and $9,000 for the three months ended March 31, 2007 and 2008, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management's best estimate of probable losses in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

        As of December 31, 2006, accounts receivable from R.H. Donnelley and Telus Communications, Inc., represented 40% and 15%, respectively, of the total accounts receivable and as of December 31, 2007, accounts receivable from R.H. Donnelley, World Directories, Yellowpages.com and Telus Communications, Inc. represented 26%, 15%, 12% and 11%, respectively, of the total accounts receivable. As of March 31, 2008, accounts receivable from R.H. Donnelley and Yellowpages.com represented 20% and 20%, respectively, of the total accounts receivable. There were no other customer amounts due as of December 31, 2006, December 31, 2007 or March 31, 2008, that were greater than 10% of the total accounts receivable.

Concentrations of Credit Risk

        Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable. The Company generally does not require collateral from its customers.

Significant Customers and Revenue Concentrations

        Revenue attributable to one significant customer, R.H. Donnelley, (as a percentage of total revenue) was 60%, 25% and 30% for the years ended December 31, 2005, 2006 and 2007, respectively. Revenue attributable to R.H. Donnelley (as a percentage of total revenue) was 31% and 26% for the three months ended March 31, 2007 and 2008, respectively. Revenue attributable to Yellowpages.com

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

(as a percentage of total revenue) was 15% for the three months ended March 31, 2008. No other customers accounted for more than 10% of revenue during those periods.

        In 2006, Dex Media, Inc., was acquired by R.H. Donnelley and the revenues have been combined for all years noted above.

        The geographic components of revenue were as follows:

	Years Ended December 31			Three Months Ended March 31,
	2005	2006	2007	2007	2008
United States	88%	66%	66%	68%	66%
Australia & New Zealand	5	12	10	7%	11%
Other Foreign	7	22	24	25%	23%

	100%	100%	100%	100%	100%

Property and Equipment

        Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and the related gain or loss is reflected in earnings.

Leasehold improvements	3-5 years
Furniture and fixtures	5-7 years
Office equipment	3-5 years
Computer software and hardware	3 years

Goodwill and Other Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the estimated fair value assigned to the net assets acquired. Goodwill is reviewed for impairment in the fourth quarter of each year or more frequently if indicators of possible impairment arise. Goodwill is not amortized. The impairment review is performed at the reporting unit level. Potential impairment is indicated when the book value of a reporting unit, including goodwill, exceeds its fair value. If potential impairment exists, the fair value of the reporting unit is compared to the fair value of its assets and liabilities, excluding goodwill, to estimate the implied value of the reporting unit's goodwill. An impairment loss is recognized for any excess of the book value of a reporting unit's goodwill over the implied fair value.

        In 2006, a potential impairment was indicated for two of the Company's reporting units, Media Publishing and Voice Services. An impairment loss of $1.9 million was recognized for the Voice Services reporting unit (see Note 3).

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

        Other intangible assets arise from business combinations and consist of trade and domain names, customer contracts and relationships, core technology, affiliate networks, and noncompetition agreements that are initially recorded at fair value, then amortized on a straight-line basis over a period of up to ten years (see Note 7).

Long-Lived Assets (Excluding Goodwill)

        Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires the Company to evaluate the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the estimated cost to sell the asset.

Capitalized Software

        Product development costs for software to be sold to third parties are expensed as incurred or capitalized in accordance with FASB Statement No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, which requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability for general release to customers. During the years ended December 31, 2005, 2006, and 2007, the Company capitalized $0, $417,000, and $0 of development costs, respectively, and the amortization of capitalized costs totaled approximately $0, $34,000, and $139,000, respectively. During the year ended December 31, 2007, it was determined that there was no future market for a portion of the capitalized software and approximately $65,000 was written off. The Company did not capitalize any development costs during the three months ended March 31, 2007 and 2008 and the amortization of capitalized costs totaled approximately $35,000 and $45,000, respectively.

Stock-Based Compensation

        Effective January 1, 2006, the Company adopted the revised SFAS No. 123, Share-Based Payment (SFAS No. 123R), using the prospective transition method and accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123R. Under SFAS No. 123R, nonpublic entities continue to account for any portion of awards outstanding at the date of initial application using the accounting principals originally applied to those awards. For awards granted on or after January 1, 2006, stock-based compensation is expensed over the requisite service period.

        The adoption of SFAS No. 123R resulted in additional stock-based compensation expense of approximately $805,000 and $726,000 and $13.04 and $10.43 per share for the years ended

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

December 31, 2006 and 2007, respectively, and $163,000 and $296,000 and $2.42 and $1.22 per share for the three months ended March 31, 2007 and 2008, respectively.

        The fair value of the Company's share-based awards is determined using the Black-Scholes option pricing model which requires the use of estimates and assumptions. The Company estimates volatility using a composite of historical volatilities for similar companies. The risk-free rate is determined using the U.S. Treasury rate for the nearest period that coincides with the expected term. The expected term is based on the short-cut method as permissible in accordance with the provisions of Staff Accounting Bulletin No. 107 (SAB 107). The short-cut method enabled the Company to calculate the expected term of the options that were granted subsequent to the adoption of SFAS No. 123R as the midpoint between the vesting date and the contractual term of the option.

        Prior to the adoption of SFAS No. 123R, the Company accounted for stock-based compensation using the intrinsic value method under the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—an interpretation of APB Opinion No. 25, and complied with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, under the minimum value method. Under APB Opinion No. 25, stock-based compensation is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the amount an employee must pay to acquire the common stock.

Income Taxes

        The current provision for income taxes, if any, represents actual or estimated amounts payable on tax return filings each year. Deferred income tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities, and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's net deferred tax assets have been completely reduced by a valuation allowance, as management does not believe realization of the deferred tax asset is more likely than not to occur. (see Note 12)

Comprehensive Loss

        Comprehensive loss includes net loss and other changes to stockholders' deficit not reflected in net loss attributable to common stockholders, and includes currency translation adjustments from the Company's foreign subsidiaries.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        The Company believes the carrying amount of financial instruments, including cash, accounts receivable, accounts payable, and long-term debt, approximate fair value. Warrants to purchase shares of each of the Company's series of preferred stock are recorded at fair value.

Pro Forma Stockholders' Equity (unaudited) and Pro Forma Net Loss Attributable to Common Stockholders Per Share (unaudited)

        Immediately prior to the effective date of an initial public offering, all of the outstanding shares of preferred stock will automatically convert into or be exchanged for shares of common stock and the warrants to purchase shares of preferred stock will be converted into warrants to purchase shares of common stock. The liability recorded for the fair value of warrants to purchase preferred stock will be reclassified to stockholders' equity. The outstanding shares of Series 1, Series 2, and Series 3 preferred stock will convert into 2,451,289, 3,535,754, and 8,342,754 shares of common stock, respectively. The conversion ratio of the $5.7 million of convertible notes which automatically convert into common stock in the event of an initial public offering is based on the price at which the common stock is offered to the public. The Company has estimated the public offering price of its common stock to be $6.00 per share based on the mid-point of a range of $5.40 to $6.60 per share provided to potential investors. The pro forma effects of these transactions are unaudited and are reflected in the unaudited pro forma stockholders' equity column as of March 31, 2008 on the accompanying consolidated balance sheets. Unaudited pro forma net loss per share for the year ended December 31, 2007 and the three months ended March 31, 2008, is computed using the weighted average number of common shares outstanding, including the pro forma effects of conversion of all outstanding convertible preferred stock and the $5.7 million of the convertible notes, plus accrued interest, which automatically convert into 14,329,105 and 976,938 shares, respectively, at December 31, 2007 and 14,329,105 and 957,610, respectively, at March 31, 2008 of the Company's common stock as of the beginning of the period or the date of issuance, if later. The pro forma stockholders' equity and pro forma net loss attributable to common stockholders per share as of March 31, 2008 and for the three months then ended and for the year ended December 31, 2007 also includes additional interest of $0.5 million related to the acceleration of a debt discount and a $42.7 million deemed dividend on beneficial conversion of the series 2 and series 3 preferred stock for a pro forma net loss attributable to common stockholders of $49.3 million for the year ended December 31, 2007 and $46.0 million for the three months ended March 31, 2008. The Company intends to grant warrants to purchase common stock to existing holders of the Company's series 1 convertible preferred stock prior to the effective date of the initial public offering. An additional deemed dividend will be reflected in the pro forma stockholder's equity and pro forma net loss attributable to common stockholders when the warrants are approved by the Company's board of directors.

Net Loss per Share

        Basic net loss per share is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential incremental common shares outstanding during the period, if their effect is dilutive. Potential incremental common shares include shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of Convertible Preferred Stock and convertible notes outstanding during the period. All potential incremental common shares were anti-dilutive as the Company incurred losses in each of the three years of the period ended December 31, 2007. The following potential incremental common stock shares could result if the following instruments were exercised or converted as of December 31, 2005, 2006, and 2007 and March 31, 2008 (in thousands):

	2005	2006	2007	2008
Common stock warrants	32	769	763	763
Series 1 Convertible Preferred Stock	2,089	2,262	2,451	2,451
Series 2 Convertible Preferred Stock	3,394	3,394	3,394	3,394
Series 1 warrants	173	173	154	154
Series 2 warrants	642	642	642	642
Common stock options	629	774	645	749

        The potential incremental common shares exclude securities of the Company's Series 3 Convertible Preferred Stock that are contingently convertible only in the event of an initial public offering.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cumulative Effect of Change in Accounting Principle

        Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Staff Position (FSP) No. 150-5, Issuer's Accounting Under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (FSP 150-5), an interpretation of FSAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). Pursuant to FSP 150-5, freestanding warrants for shares that are redeemable are classified as liabilities on the consolidated balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income (expense), net.

        Upon adoption of FSP 150-5, the Company reclassified the fair value of its warrants to purchase shares of its Series 2 Preferred Stock from equity to a liability and recorded a cumulative effect charge of approximately $941,000 for the change in accounting principle. As noted above, the fair value of the

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Company's warrants to purchase shares of its Series 1 and Series 3 Preferred Stock were recorded as liabilities as of December 31, 2005, and did not impact the cumulative effect of the change in accounting principle upon adoption of FSP No. 150-5. The Company recorded gains of approximately $651,000, $950,000, $191,000 and $244,000 to reflect the net decrease in fair value of the outstanding warrants to purchase the Company's preferred stock for the years ended December 31, 2006 and 2007 and the three months ended March 31, 2007 and 2008, respectively. The Company will continue to adjust the liabilities for changes in fair value until the earlier of the exercise of the warrants to purchase shares of preferred stock or the expiration of the contractual term of the warrants.

New Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. On February 12, 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (the FSP). The FSP amends SFAS No. 157 to delay the effective date of Statement 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually). For items within its scope, the FSP defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The partial adoption of SFAS 157 did not have a material impact on the consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 provides reporting entities an option to report selected financial assets and liabilities at fair value. SFAS No. 159 is effective as of January 1, 2008. The Company did not elect the fair value option.

        In December 2007, the FASB issued SFAS No. 141(R), which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective as of January 1, 2009 and is to be applied prospectively.

3. Impairment of Goodwill

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets with indefinite lives are tested for impairment annually and when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. In performing this assessment, the carrying value of the reporting units was compared to their fair value. During the year ended December 31, 2006, the Company recorded a noncash impairment charge of $1.9 million to reduce the carrying value of goodwill to its implied fair value.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

3. Impairment of Goodwill (Continued)

        The fair value estimate used in the initial goodwill impairment test was based on the present value of future cash flows. These tests are performed for each of the Company's reporting units. These tests indicated that in 2006 the carrying amounts of the Voice Services and Media Publishing assets exceeded their fair value, and led us to conclude that goodwill might be impaired. As part of the required two-step analysis, the implied fair value of goodwill was determined through the allocation of the fair value of each reporting unit to its underlying assets and liabilities other than goodwill. Based on this second step of the analysis, it was determined that there was no impairment of the Media Publishing Division's goodwill, but the Voice Services Division's goodwill was impaired by the $1.9 million noted above. After this impairment charge, the Voice Services Division had a goodwill carrying value of approximately $10.6 million.

        The analysis of the Media Publishing Division also indicated a potential impairment of finite-lived intangible assets, however, because the estimated future undiscounted cash flows attributed to the assets exceeded the carrying value, an impairment charge was not required, nor permitted in accordance with SFAS No. 144.

        The Company continues to evaluate its remaining other long lived assets, goodwill, and indefinite lived intangible assets for indicators of impairment and, if at anytime, indicators of impairment are present an impairment assessment will be performed in accordance with the provisions of SFAS No. 144 and SFAS No. 142. Should the Company's business prospects change, and expectations of acquired business be further reduced, or other circumstances that affect the Company's business dictate, the Company may be required to recognize additional impairment charges.

4. Equity Method Investment in ISx

        FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R), clarifies the application of ARB No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, or VIEs, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        In April 2005, the Company acquired all of the outstanding stock of ISx. However, after an evaluation of the acquisition agreement and the requirements of FIN 46R, the Company determined that ISx was a VIE and that because the Company had the right to rescind the acquisition, the Company was not the primary beneficiary of ISx until December 30, 2005 when the rescission right expired. For the period from April 15, 2005 to December 29, 2005, the Company accounted for its acquisition of ISx under the equity method of accounting, after which the Company began consolidating ISx's financial results.

        Upon acquisition of the interest in ISx, the Company recorded the fair value of the rescission right of $3.3 million. On December 30, 2005, the Company reached an agreement with Spencer Trask Intellectual Capital Company, LLC ("STICC"), one of the former owners of ISx, pursuant to which the

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

4. Equity Method Investment in ISx (Continued)

Company agreed not to exercise its right to rescind the acquisition of the outstanding stock of ISx. In exchange, the holder of an ISx promissory note, a party related to STICC, in the face amount of approximately $9.1 million, agreed to modifications to such promissory note. The Company accounted for this modification as an exchange of the right to rescind the ISx acquisition for the reduction in the recorded amount of the debt to its fair value of $7.6 million, plus the impact of the $1.0 million fair value of 200,000 shares of the Series 1 Convertible Preferred Stock issued to a related entity to STICC in connection with the transaction. The Company recorded a loss on the rescission right of $2.8 million, which is recorded in other expenses.

        Reflecting purchase price allocation adjustments, the results of operations for ISx for the period from April 14, 2005 through December 29, 2005, were as follows (in thousands):

Revenue	$4,311
Cost of revenue	1,271

Gross profit	$3,040

Net loss	$(7,384)

        Included in the revenues of ISx for the period from April 14, 2005 to December 29, 2005, are revenues from three customers representing approximately 54% of total revenues.

5. Acquisitions

        As set forth below, the Company has acquired certain businesses that have been accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition, except for ISx, for which the consolidated financial statements reflect the Company's equity in the losses of ISx until December 31, 2005, after which the results of the operations of ISx were consolidated.

        On April 14, 2005, the Company acquired substantially all of the assets and assumed substantially all liabilities of YPS. The total consideration paid was approximately $16.4 million, consisting of $10.0 million in cash, the issuance of a secured convertible promissory note in the final adjusted amount of $6.1 million, approximately $100,000 in debt forgiveness, and approximately $200,000 in transaction costs. The purchase price was allocated to $6.0 million of goodwill, $10.1 million of intangible assets, and $0.3 million of net tangible assets.

        On April 14, 2005, the Company acquired all of the outstanding stock of ISx. The Company issued 4,097,801 shares of Series 1 Convertible Preferred Stock and 15.0 million shares of Series 2 Convertible Preferred Stock to Spencer Trask, a related party, and its affiliates in exchange for the outstanding stock of ISx, $15.0 million in cash, and the right to rescind the acquisition of the outstanding stock of ISx. The portion of this transaction that related to the acquisition of the outstanding stock of ISx was determined based on a fair value of $14.9 million. In addition, the Company issued options to purchase 219,498 shares of Company common stock with a fair value of $476,000 upon the assumption of ISx's stock option plan. In connection with the acquisition of the outstanding stock of ISx, and the

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

5. Acquisitions (Continued)

renegotiation of the outstanding debt of ISx of $15.1 million as of April 14, 2005, the Company issued a warrant to purchase 440,700 shares of Series 1 Convertible Preferred Stock at a per share price of $0.49. The fair value of these warrants of approximately $1.1 million was recorded as a capital contribution to ISx and is included in the purchase price and opening balance sheet as a debt discount. The total purchase price of $16.9 million included transaction costs of approximately $0.4 million. The purchase price was allocated to $12.5 million of goodwill, $15.3 million of intangible assets, $13.7 million of debt and $2.7 million of other net tangible assets.

        On October 14, 2005, the Company acquired the outstanding stock of MyAreaGuide.com and Online Web Marketing, Inc. (collectively MAG) for total consideration of $35.9 million, consisting of approximately $17.6 million in cash, $16.5 million in notes payable, an earnout of $1.5 million, and transaction costs of approximately $327,000. The purchase price was allocated to $16.7 million of goodwill, $18.5 million of intangible assets, and $0.7 million of net tangible assets. Upon the attainment of specified operating results in 2005 and 2006, the former owners of MAG had the ability to earn additional consideration of up to $5.0 million. Of this amount, $1.5 million was earned, which was recorded as an increase to the purchase price in the period during which the contingent consideration was earned. The Company has considered the factors outlined in Emerging Issues Task Force Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, and concluded that this additional contingent consideration is noncompensatory in nature and was payable to the former owners even if they cease employment with the Company.

6. Property and Equipment

        Property and equipment consisted of the following (in thousands):

	December 31
			March 31, 2008
	2006	2007
Computer software, hardware, and office equipment	$2,590	$2,749	$2,851
Furniture and fixtures	169	171	171
Leasehold improvements	113	113	113

	2,872	3,033	3,135
Less accumulated depreciation and amortization	(1,628)	(2,373)	(2,512)

	$1,244	$660	$623

        Depreciation and amortization expense was approximately $319,000, $859,000, and $745,000 $201,000 and $139,000 for the years ended December 31, 2005, 2006, and 2007 and the three months ended March 31, 2007 and 2008, respectively. Included in depreciation expense is amortization on assets purchased under a capital lease.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

7. Intangible Assets

        Amortizable intangible assets recognized in acquisitions are amortized over their estimated lives, which range from one to ten years. Amortization expense for the years ended December 31, 2005, 2006, and 2007 and the three months ended March 31, 2007 and 2008 was approximately $3.2 million, $9.4 million, $9.0 million, $2.2 million and $1.8 million, respectively.

        The following table provides information relating to the Company's intangible assets as of December 31, 2006 and 2007 and March 31, 2008 (in thousands):

December 31, 2006	Purchase Value	Accumulated Amortization	Net Book Value	Weighted- Average Remaining Life (in years)
Customer contracts	$11,134	$(4,823)	$6,311	6
Domain name portfolio	10,470	(1,291)	9,179	9
Acquired technology	10,909	(3,707)	7,202	2
Customer relationships	6,805	(2,391)	4,414	3
Affiliate network	3,418	(880)	2,538	4
Trade name	795	(273)	522	3

	$43,531	$(13,365)	$30,166

December 31, 2007	Purchase Value	Accumulated Amortization	Net Book Value	Weighted- Average Remaining Life (in years)
Customer contracts	$11,134	$(7,418)	$3,716	7
Domain name portfolio	10,470	(2,341)	8,129	8
Acquired technology	10,909	(6,435)	4,474	1
Customer relationships	6,805	(4,184)	2,621	2
Affiliate network	3,418	(1,563)	1,855	3
Trade name	795	(433)	362	2

	$43,531	$(22,374)	$21,157

March 31, 2008	Purchase Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Life (in years)
Customer contracts	$11,134	$(7,655)	$3,479	7
Domain name portfolio	10,470	(2,598)	7,872	8
Acquired technology	10,909	(7,116)	3,793	1
Customer relationships	6,805	(4,633)	2,172	2
Affiliate network	3,418	(1,734)	1,684	3
Trade name	795	(473)	322	2

	$43,531	$(24,209)	$19,322

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

7. Intangible Assets (Continued)

        Amortization of intangible assets for each of the five fiscal years ending in fiscal 2012 is as follows (in thousands):

Fiscal Year	Amortization Expense
Remaining 2008	$5,646
2009	4,220
2010	2,324
2011	1,539
2012	1,539

8. Accrued Liabilities

        Accrued liabilities consisted of the following (in thousands):

	December 31
			March 31, 2008
	2006	2007
Accrued accounting and legal fees	$271	$413	$231
Accrued interest	1,012	1,976	57
Accrued payroll related	544	485	569
Customer deposits	185	—	—
Accrued taxes	273	238	205
Other accrued liabilities	435	451	702

	$2,720	$3,563	$1,764

9. Notes Payable

        Notes payable consist of the following (in thousands):

	December 31
			March 31, 2008
	2006	2007
Convertible notes payable to former owners of YPS, net of $0, $40 and $30 discounts, respectively	$4,097	$2,834	$2,207
Convertible note payable to Kevin Kimberlin Partners, L.P. (KKP)	2,290	—	—
Convertible note payable to Search Mezzanine Investors, LLC, net of $593, $498 and $475 discounts, respectively	5,096	5,191	5,215
Notes payable to former owners of MAG, net of $0, $451 and $412 discounts, respectively	7,965	10,084	9,980
Convertible notes payable to former owners of MAG	5,619	—	—
Notes payable to stockholders, net of $2,279, $1,472 and $1,272 discounts, respectively	3,721	4,528	6,775
Other notes payable and capital leases	139	77	61

	28,927	22,714	24,238
Less current portion, net of discount	(2,110)	(3,614)	(3,023)

Long-term portion, net of discount	$26,817	$19,100	$21,215

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

9. Notes Payable (Continued)

        Effective January 1, 2008, approximately $1.8 million of accrued interest payable on the Sandler Capital note was converted to principal. In accordance with the terms of the agreement as discussed below, an additional $243,000 of accrued interest was converted to principal during the three month period ended March 31, 2008. The scheduled maturities on debt outstanding as of December 31, 2007 and March 31, 2008 are inclusive of these amounts in the table below (in thousands):

	As of December 31, 2007	As of March 31, 2008
Due in
Remainder of 2008	$3,654	$2,820
2009	8,563	8,563
2010	9,073	9,355
2011	—	—
2012	—	—
Thereafter	5,689	5,689

	26,979	26,427
Less unaccreted discount	2,461	2,189
Less accrued interest converted to principal effective January 1, 2008	1,804	—

Total debt as of December 31, 2007	$22,714	$24,238

        In October 2006, the Company issued $6 million of notes payable to Sandler Capital and its affiliates. The notes bear interest at 25% per year with 50% of the accrued interest due semi-annually and all unpaid interest and principal due on the maturity date in October 2009. Subsequent to December 31, 2006, the Company and Sandler Capital entered into an agreement whereby Sandler Capital has agreed to accrue all interest otherwise earned from the issuance date though December 31, 2007 to principal, with monthly payments beginning in January 2008. Fifty percent of the monthly payments will be paid in cash and fifty percent will be accrued to principal. The agreement further permits partial repayment upon the closing of an initial public offering. The notes held by Sandler Capital and its affiliates are secured by substantially all of the assets of the Company. In addition, the Company issued warrants to the holders of the notes to purchase 0.7 million shares of the Company's common stock. The fair value of the warrants was determined to be $2.4 million and was recorded as a discount to the notes and is being amortized over the life of the notes on an effective interest rate basis. The warrants were valued using the Black-Scholes option pricing model, utilizing a risk-free rate of approximately 4.75%, expected life of three and a half years, and a volatility of 64.42%.

        In April 2005, in connection with the acquisition of YPS (see Note 5), the Company issued a convertible secured promissory note (the YPS Note) with a face amount of $10.0 million subject to adjustment based upon the achievement of a specified earnings target for 2005. The failure to achieve this earnings target resulted in a reduction to the face amount of the YPS Note to approximately $6.1 million. Interest payments accrued, which were based on the $10.0 million original principal

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

9. Notes Payable (Continued)

balance and an annual rate of 8%, were recalculated based on the adjusted balance. Previously recorded interest expense of approximately $213,000 was reversed.

        The YPS Note is secured by the YPS assets. Certain employees of the Company hold ownership interests in the entity, which holds the YPS Note. The principal amount and all accrued but unpaid interest on the YPS Note, as adjusted in the manner described above, was subject to equal annual principal payments over a three year term in May 2006, 2007 and 2008. At the time of each of the principal payment maturity dates, the holders could elect to receive shares of common stock, based on the original principal balance converted at the price at which the Company's shares are offered in an initial public offering. In May 2006, the former owners of YPS elected to receive the May 2006 payment in cash which was paid in two installments during 2006. In July 2007, the Company renegotiated the payment of YPS note to eliminate the conversion feature, make monthly payments and extend the terms. The Company paid $1.0 million at renegotiation with remaining payments due in monthly installments of principal and interest of $100,000 through December 31, 2007 and in monthly installments ranging from $206,000 to $219,000 through November 2008 with final maturity on December 31, 2008.

        In connection with the Company's decision not to rescind the April 2005 acquisition of ISx, the Company renegotiated an ISx convertible promissory note held by KKP, a related party to a shareholder and director of the Company, with an original face amount of approximately $9.1 million (the ISx Note). Accrued interest at December 30, 2005 was incorporated into the principal balance of the ISx Note for a revised principal balance of $9.4 million and no interest was accrued or paid in 2006. As described in Note 4, the carrying value of the ISx Note was reduced to its fair value of $7.6 million at December 30, 2005. The carrying value was accreted to the outstanding principal balance of $9.4 million through December 31, 2006, the remaining term of the ISx Note resulting in additional interest expense. Since the Company did not complete an initial public offering of its common stock by December 31, 2006, $5.0 million of the principal balance of the ISx Note was forgiven, with the remainder converted into shares of the Company's Series 1 Convertible Preferred Stock at a conversion price of $2.74 per share. At December 31, 2006, $5.0 million of the forgiven portion of the note was recorded as a contribution of capital and approximately $2.1 million of the remaining $4.4 million of debt outstanding on the ISx Note was converted into approximately 764,000 shares of the Company's Series 1 Convertible Preferred Stock. The remaining balance of $2.3 million was converted into the Company's Series 1 Convertible Preferred Stock during 2007, upon the authorization of additional shares.

        ISx also has a convertible promissory note outstanding held by Search Mezzanine Investors, LLC, an affiliate of KKP and Kevin Kimberlin, a director of the Company, with an aggregate face amount of approximately $5.7 million (the Assigned Note). The Assigned Note was originally held by KKP and was subsequently assigned to Search Mezzanine Investors. The Assigned Note automatically converts in full into shares of Company common stock upon the closing of the Company's initial public offering of common stock at a conversion price equal to the price at which the Company's shares are offered. The Assigned Note accrues interest at an annual rate of 6% and principal payments are due based on an annual calculation of available cash flows, with final maturity in March 2013. The carrying value of the Assigned Note is net of an original issue discount of approximately $755,000, which is being amortized

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

9. Notes Payable (Continued)

over the remaining term of the note. The notes held by Search Mezzanine Investors, LLC, are secured by all of the assets of ISx.

        On October 14, 2005, coinciding with the acquisition of MAG (see Note 5), the Company issued $16.5 million of notes payable. Substantially, all of the notes are held by the former stockholders of MAG. The MAG notes are secured by assets of MAG. The notes carry a 6% interest rate and included $10 million payable in installments based on available cash flow and $6.5 million, 80% of which was automatically convertible on October 14, 2006, with the remainder due in cash.

        In 2006, $2.9 million was paid in cash and in January 2007, the terms of the notes were amended with approximately $3.6 million of the note converted into 911,523 shares of the Company's Series 3 preferred stock and the remaining principal and accrued interest balance of $10.3 million was due in minimum annual principal and interest payments of $1,000,000 on October 31, 2007, $1,250,000 on October 31, 2008, $1,500,000 on October 31, 2009 with final maturity on October 31, 2010. The renegotiated debt is considered substantially different than the original debt under EITF 96-19, "Accounting for a Modification or Exchange of Debt Instrument", (EITF 96-19). Under EITF 96-19 the old debt is derecognized and the new debt is recorded at fair value with the difference is recognized as a gain on extinguishment of debt. The Company recognized a gain on extinguishment of debt of approximately $600,000, which is included in interest expense for the year ended December 31, 2007, and recorded a related discount on the debt of the same amount which is being amortized as additional interest expense over the remaining term of the note. In September 2007, the Company renegotiated the terms of the notes again with the remaining principal and accrued interest due in monthly principal and interest installments of $100,000 through December 2007. During 2008, principal of $60,000 plus accrued interest will be a paid monthly and beginning in 2009, monthly principal and interest payments of $125,000 will be paid through the final maturity date of October 12, 2010 at which time all unpaid principal and interest are due. Beginning October 2007, there will be an annual calculation of available cash and any excess over the minimum payments will be paid to the note holders.

        In April 2005, in conjunction with the recapitalization of the Company, $925,000 of Series A Notes, plus accrued interest of approximately $172,000, converted into approximately 1,097,000 shares of Series A Convertible Preferred Stock.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

10. Stockholders' Deficit and Temporary Equity

Convertible Preferred Stock

	Convertible Preferred Stock				Series 1		Series 2 Convertible		Series 3		Convertible Preferred Stock
	Series A	Amount	Series B	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, January 1, 2005	7,804	$6,353	5,392	$4,467	—	$—	—	$—	—	$—	13,196	$10,820
Issuance of Series A convertible preferred stock for conversion of notes and accrued interest	1,097	1,097	—	—	—	—	—	—	—	—	1,097	1,097
Issuance of Series A and Series B convertible preferred stock in exchange of warrants	1,279	—	850	—	—	—	—	—	—	—	2,129	—
Deemed dividend for beneficial conversion of warrants to Series A and Series B convertible preferred stock	—	—	—	—	—	126	—	—	—	—	—	126
Conversion of Series A and Series B convertible preferred stock to Series 1 convertible preferred stock	(10,180)	(7,450)	(6,242)	(4,467)	4,938	11,917	—	—	—	—	(11,484)	—
Issuance of Series 1 and Series 2 convertible preferred stock in connection with acquisition of ISx and cash of $15.0 million, net of offering expenses	—	—	—	—	4,098	15,716	15,000	15,570	—	—	19,098	31,286
Fair value of warrants issued in connection with renegotiation of debt of ISx	—	—	—	—	—	1,063	—	—	—	—	—	1,063
Fair value of warrants issued to employees of ISx	—	—	—	—	—	630	—	—	—	—	—	630
Issuance of Series 3 convertible preferred stock for cash, net of issuance costs	—	—	—	—	—	—	—	—	6,250	23,179	6,250	23,179
Fair value of warrants issued to customer	—	—	—	—	—	185	—	—	—	—	—	185
Issuance of Series 1 convertible preferred stock as payment of fee	—	—	—	—	200	1,050	—	—	—	—	200	1,050
Reclassification of fair value of warrants to liability	—	—	—	—	—	(1,672)	—	—	—	(267)	—	(1,939)

Balances, December 31, 2005	—	—	—	—	9,236	29,015	15,000	15,570	6,250	22,912	30,486	67,497
Issuance of Series 3 convertible preferred stock as payment of liability related to the MAG acquisition	—	—	—	—	—	—	—	—	214	854	214	854
Reclassification of fair value of warrants to liability	—	—	—	—	—	—	—	(1,592)	—	—	—	(1,592)
Fair value of warrants issued to customer	—	—	—	—	—	168	—	—	—	—	—	168
Additional costs related to the issuance of Series 3 convertible preferred stock	—	—	—	—	—	—	—	—	—	(6)	—	(6)
Issuance of Series 1 convertible preferred stock for conversion of notes	—	—	—	—	764	7,091	—	—	—	—	764	7,091

Balances, December 31, 2006	—	—	—	—	10,000	36,274	15,000	13,978	6,464	23,760	31,464	74,012
Fair value of warrants issued to customer for services	—	—	—	—	—	154	—	—	—	—	—	154
Conversion of MAG Notes and accrued interest to Series 3 convertible preferred stock	—	—	—	—	—	—	—	—	911	3,646	911	3,646
Issuance of Series 1 convertible preferred stock for conversion of notes	—	—	—	—	835	2,290	—	—	—	—	836	2,290
Reclassification of fair value of warrants to liability	—	—	—	—	—	(186)					—	(186)

Balances, December 31, 2007	—	$—	—	$—	10,835	$38,532	15,000	$13,978	7,375	$27,406	33,211	$79,916
Reclassification of fair value of expired warrants from liability (unaudited)	—	—	—	—	—	75	—	—	—	—	—	75

Balances, March 31, 2008 (unaudited)	—	$—	—	$—	10,836	$38,607	15,000	$13,978	7,375	$27,406	33,211	$79,991

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

10. Stockholders' Deficit and Temporary Equity (Continued)

        Each of Series 1, Series 2, and Series 3 of the Company's Convertible Preferred Stock (the Series 1, Series 2, and Series 3, respectively) of Convertible Preferred Stock accrues dividends at an annual rate of 6%. Such dividends are noncumulative and are payable only when and if declared by the Company's Board of Directors in preference to any dividend on common stock. In the event of a liquidation of the Company, preference will be given to Series 3, then to Series 1 and 2, all in preference to common stock. As of December 31, 2007, the liquidation price of Series 1, 2, and 3 was $3.28, $1.00, and $6.08, respectively. The Series 3 liquidation price compounds annually on December 31 of each year at a rate of 15%. In addition to a liquidation of the Company, the liquidation preferences are also triggered upon a change in control of the Company, and as a result, all of the outstanding shares of Convertible Preferred Stock have been classified as mezzanine or temporary equity.

        Each series of Convertible Preferred Stock has voting rights equal to the number of shares of common stock to which the preferred stock can be converted, and the preferred stockholders have certain other special voting rights, including the election of representatives to the board of directors and approval of certain transactions.

        In April 2005, the Company completed a recapitalization of its outstanding stock. All outstanding shares of its Series A Convertible Preferred Stock (the Series A) and Series B Convertible Preferred Stock (the Series B) were exchanged for shares of the newly issued Series 1. Prior to this exchange, holders of warrants to purchase Series A and B were allowed to exchange their warrants for shares of Series A and B, respectively. Holders of warrants to purchase 1,917,948 and 1,275,500 shares of Series A and B, respectively, exchanged their warrants and received 1,278,632 and 849,150 shares of Series A and B, respectively. These shares of Series A and Series B stock were subsequently converted to newly issued shares Series 1 as discussed above. The Company determined the fair value of the warrants as of the exchange date utilizing the Black-Scholes option pricing model, utilizing a risk-free rate of approximately 4.0%, a remaining expected life of three years, and a volatility of 100%. The excess of the value of the Series A and B over the fair value of the warrants exchanged was recorded in the financial statements as a deemed Convertible Preferred Stock dividend of approximately $126,000, increasing net loss attributable to common shareholders. Holders of Series A and B warrants who elected not to exchange their warrants for shares received warrants to purchase 95,034 shares of Series 1.

        On the same date in April 2005, the Company issued 15,000,000 shares of Series 2 and 4,097,801 shares of Series 1 in exchange for gross proceeds of $15.0 million, all of the outstanding stock of ISx, and a right to rescind the acquisition of ISx. Expenses associated with the transaction of approximately $2.0 million were recorded as a reduction in proceeds from the sale. The Company also issued warrants to purchase 2,840,000 shares of Series 2 with an exercise price of $1.00 per share to a related-party placement agent in connection with the transaction.

        In October and November 2005, the Company issued 6,250,000 shares of its Series 3 in exchange for gross proceeds of $25.0 million. Expenses associated with the transaction of approximately $1.8 million were recorded as a reduction in proceeds from the sale. In addition, warrants to purchase

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

10. Stockholders' Deficit and Temporary Equity (Continued)

125,000 shares of Series 3 with an exercise price of $4.00 per share were issued to a related-party placement agent.

        In December 2005, the Company issued 200,000 shares of Series 1 to Spencer Trask Ventures, Inc., to satisfy a fee due for services rendered in introducing ISx to the Company. These shares were issued at the termination of the rescission period and represented the estimated fair value of the shares.

        In February 2006, the Company issued 213,980 shares of Series 3, valued at $854,000, to the former owners of MAG in partial satisfaction of a liability related to the acquisition (see Note 5).

        In October 2006, the Company issued 764,000 shares of Series 1 to Kevin Kimberlin for the partial conversion of his debt to Convertible Preferred Stock.

        In January 2007, the Company issued 911,000 shares of Series 3 to the former owners of MAG to partially convert notes payable and accrued interest due to them.

        In February 2007, the Company authorized an additional 1,625,000 shares of Series 1 and then in June 2007 issued 835,000 shares to Kevin Kimberlin for the remaining conversion of the outstanding debt to convertible preferred stock.

        The Series 1 is currently convertible into Company common stock upon the election of a majority of its holders based on a conversion price of $14.48 per share and will automatically convert in the event of a public offering of the Company's common stock, which raises in excess of $25.0 million.

        The Series 2 was convertible after March 31, 2006, at a conversion price of $4.42 per share, and in the event of a public offering of the Company's common stock, at a price equal to 50% of the price at which the shares were offered to the public. The Series 2 will automatically convert into shares of Company common stock upon an initial public offering, which will raise in excess of $25.0 million. The holders of the Series 2 shares elected to fix their conversion rate to $4.24 if the initial public offering occurs prior to June 30, 2008.

        The Series 3 will be exchanged immediately before the effective date of an initial public offering of the Company's shares which will raise in excess of $25.0 million, at a conversion price of the lesser of $17.68 or 50% of the price at which the shares are offered to the public. The $17.68 exchange price reduced to $12.11 at December 31, 2006, and continues to reduce at successive dates thereafter, including $10.52 and $9.11 at December 31, 2007 and 2008, respectively. The holders of the Series 3 shares elected to fix their conversion rate to $3.54 if the initial public offering occurs prior to June 30, 2008.

Warrants

        In 2005, the Company issued to a customer warrants to purchase 239,554 shares of Series 1, of which 191,643 were immediately exercisable. The remaining 47,911 warrants vest on a contingent basis and are subject to variable accounting on each reporting date until the warrants fully vested in the third quarter of 2007. The warrants are exercisable at a price of $4.01 per share. The warrants were initially valued using the Black-Scholes option pricing model, utilizing a risk free rate of approximately 4.0%, a remaining expected life of three years, and a volatility of 100%. During 2006 and 2007, the unvested

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

10. Stockholders' Deficit and Temporary Equity (Continued)

portion of these warrants continued to be valued using the Black-Scholes option pricing model utilizing a risk-free rate of 4.6% and 3.1%, a remaining expected life of 3 years and 2 years, and a volatility of 64.42% and 64.42%, respectively. The Company recorded the fair value of the warrants as a reduction of revenue over the term of the customer agreement. This resulted in a reduction of revenues for the fiscal year ended December 31, 2005, 2006 and 2007 and for the three months ended March 31, 2007 of approximately $185,000, $168,000, $154,000 and $40,000, respectively. The warrants fully vested at December 31, 2007, therefore no additional reduction of revenue occurred in the three months ended March 31, 2008.

        Also in 2005, the Company issued warrants to purchase 63,000 shares of Series 1 to employees of ISx, then an equity method investee, exercisable after December 31, 2005, at a price of $0.49 per share and a KKP guaranteed value of $10 per share. The warrants were valued at the guaranteed value of $10 per share, which exceed the value using the Black-Scholes option pricing model, utilizing a risk-free rate of approximately 4.0%, a remaining expected life of five years, and a volatility of 100%. The fair value of the warrants of $630,000 was recorded as a capital contribution to ISx and is included in the equity in the losses of ISx.

        In October 2006, the Company issued warrants to Sandler Capital and its affiliates to purchase 0.7 million shares of the Company's common stock (see Note 9).

        As of December 31, 2005, the Company did not have enough shares authorized to convert the outstanding Series 1 and 3 warrants if they were exercised and also settle other obligations including convertible debt. Therefore the Company calculated the fair value of Series 1 and 3 warrants at $3.12 and $2.14, respectively, using the Black-Scholes option pricing model, utilizing a risk free rate of 4.6%, expected life of 4.5 to 5 years, and volatility of 61.02%. The Company recorded a liability of approximately $1.9 million in other noncurrent liabilities at December 31, 2005. As further described in Note 2, on the adoption of FSP 150-5 on January 1, 2006, the Company recorded the fair value of the outstanding warrants to purchase its Series 2 Preferred Stock of $2.5 million or $0.89 per share, as a liability. At December 31, 2006, the Company recalculated the fair value of the Series 1, 2, and 3 warrants at $1.54, $0.90, and $3.48 per share, respectively, using the Black-Scholes option pricing model, utilizing a risk-free rate of 4.36%, expected life of 3.5 to 4 years, and volatility of 64.42%. As a result the Company reduced its liability to approximately $3.8 million and recognized approximately $651,000 in other income during the year ended December 31, 2006. At December 31, 2007, the Company recalculated the fair value of the Series 1, 2, and 3 warrants at $0.78, $0.71, and $3.52 per share, respectively, using the Black-Scholes option pricing model, utilizing a risk-free rate of 3.07%, expected life of 2.5 to 3 years, and volatility of 64.42%. As a result the Company reduced its liability to approximately $3.1 million and recognized approximately $950,000 in other income during the year ended December 31, 2007. At March 31, 2007, the Company recalculated the fair value of the Series 1, 2, and 3 warrants at $1.54, $0.84, and $3.37 per share, respectively, using the Black-Scholes option pricing model, utilizing a risk-free rate of 4.54%, expected life of 3.25 to 3.75 years and volatility of 64.42%. The Company recognized approximately $191,000 in other income related to the change in the fair value of the warrants during the three months ended March 31, 2007. At March 31, 2008, the Company recalculated the fair value of the Series 1, 2, and 3 warrants at $0.72, $0.65, and $3.32 per share, respectively, using the Black-Scholes option pricing model, utilizing a risk-free rate of 1.79%,

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

10. Stockholders' Deficit and Temporary Equity (Continued)

expected life of 2.25 to 2.75 years, and volatility of 54.47%. As a result the Company reduced its liability to approximately $2.8 million and recognized approximately $244,000 in other income during the three months ended March 31, 2008.

        Subsequent to December 31, 2006, the Company remedied the deficiency in the Series 1 and Series 3 shares outstanding. In January 2007, the Company renegotiated the terms of a convertible debt arrangement for its Series 3 Preferred Common Stock (Note 9) and subsequently there were sufficient shares available to convert the Series 3 warrants. In June 2007, the stockholders approved an increase to the authorized shares of Series 1 Convertible Preferred Stock and subsequently there were sufficient shares available to convert the Series 1 warrants. The warrants will continue to be classified as liabilities under FSP 150-5.

        Warrants were outstanding and exercisable as follows:

	December 31, 2006		December 31, 2007		March 31, 2008
	Number of Shares	Weighted-Average Exercise Price	Number of Shares	Weighted-Average Exercise Price	Number of Shares	Weighted-Average Exercise Price
Series 1	772,523	$1.89	680,254	$1.73	680,254	$1.73
Series 2	2,840,000	$1.00	2,840,000	$1.00	2,840,000	$1.00
Series 3	125,000	$4.00	125,000	$4.00	125,000	$4.00
Common stock	769,219	$8.18	762,813	$7.71	762,813	$7.71

11. Share-Based Compensation

Stock Option Plan

        The Company's 2004 Equity Incentive Plan (the 2004 Plan) provides for the granting of stock options to employees and other key individuals who perform services for the Company. The Company initially authorized 217,697 shares of its common stock for issuance upon exercise of options granted under the 2004 Plan, which was increased to 1,052,036 and 1,233,031 at December 31, 2006 and 2007, respectively. In the first quarter of 2008 the authorized shares were increased to 3,289,685. Options under the 2004 Plan may be designated as incentive stock options or nonstatutory stock options. Only employees are eligible for the grant of incentive stock options. Options granted pursuant to the 2004 Plan generally vest over three years and expire ten years from the date of grant. The exercise price of an incentive stock option is not to be less than 100% of the fair market value of a share of the Company's common stock on the date of grant and the exercise price of a nonstatutory option is not to be less than 85% of the fair market value of a share of the Company's common stock on the date of grant. On December 31, 2006 and 2007 and March 31, 2008, there were 233,186, 538,354 and 2,078,087 options, respectively, to purchase common stock available for future grant under the 2004 Plan.

        Options granted to employees prior to 2004 were granted pursuant to the 1999 Equity Incentive Plan (the 1999 Plan). Stock options granted generally vested over a period of four years and had an expiration period of ten years from the date of grant. There are no options available for future grant under the 1999 Plan.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

11. Share-Based Compensation (Continued)

        Effective January 1, 2006, the Company adopted SFAS No. 123R, using the prospective transition method and therefore has not restated prior period results. Under the fair value recognition provisions of SFAS No. 123R, the Company recognizes stock-based compensation net of an estimated forfeiture rate, and therefore only recognizes stock-based compensation cost for those shares expected to vest over the requisite service period of the award. Prior to the adoption of SFAS No. 123R, the Company accounted for awards using the intrinsic value method under APB Opinion No. 25 and FIN 44, and accordingly, no employee share-based compensation was recognized in the Statement of Operations for the year ended December 31, 2005, as all options granted under the above noted plans had an exercise price equal to the fair value of the underlying common stock on the date of grant.

        There were no stock options granted during the year ended December 31, 2007. The fair value of stock options granted during the year ended December 31, 2006 and the three months ended March 31, 2008, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31 2006	Three Months Ended March 31, 2008
Risk-free interest rate	4.60%	3.16%
Dividend yield	0.00%	0.00%
Volatility	61.02%	54.47%
Expected term (in years)	5.9	6.0
Fair value	$2.03	$0.70

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

11. Share-Based Compensation (Continued)

        The following table summarizes the option activity:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding January 1, 2005	200,740	$8.04
Granted	231,315	6.67
Issued in acquisition	219,498	2.21
Forfeited or canceled	(9,855)	158.99
Exercised	(12,721)	3.98

Outstanding December 31, 2005	628,977	5.22
Granted	299,988	14.85
Forfeited or canceled	(122,836)	6.63
Exercised	(31,831)	2.43

Outstanding December 31, 2006	774,298	8.84
Granted	—	—
Forfeited or canceled	(123,963)	10.03
Exercised	(4,892)	2.17

Outstanding at December 31, 2007	645,443	$8.64

Granted	138,079	5.70
Cancelled	(10,235)	5.24
Expired	(24,300)	2.17
Exercised	—	—

Balance March 31, 2008	748,987	$5.79	6.4

Vested and Expected to Vest at December 31, 2007	637,318	$8.62	5.6

Vested at December 31, 2007	564,180	$8.05	5.3

Vested and Expected to Vest at March 31, 2008	733,216	$5.79	6.3

Vested at March 31, 2008	591,251	$5.79	5.6

        Options granted in 2005 include options to purchase 219,498 shares issued in connection with the acquisition of the outstanding stock of ISx (see Note 4).

        The total intrinsic value of options exercised during the years ended December 31, 2006 and 2007, was approximately $290,000 and $36,000, respectively. No shares were exercised during the three months ended March 31, 2008.

        In January 2008, the Company repriced 178,102 of its options with an exercise price of $14.85 to $5.70, keeping their original vesting period. The Company recognized an additional $179,000 in stock-based compensation cost in the three months ended March 31, 2008 related to this repricing.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

11. Share-Based Compensation (Continued)

        As of December 31, 2007 and March 31, 2008, there was $452,000 and $665,152, respectively of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2004 Plan. That cost is expected to be recognized over a weighted-average period of 1 year and 1.4 years, respectively.

Restricted Stock

        During the year ended December 31, 2006, the Company granted 67,873 shares of restricted stock with a weighted average grant date fair value of $14.85 to one employee under the 2004 Plan. 45,249 shares were scheduled to vest over 3 years while the remaining 22,624 shares were performance-based. The employee forfeited all the shares in the second quarter of 2007; therefore, no compensation cost has been recognized for this grant.

        In January 2008, the Company issued 389,595 shares of restricted stock to substantially all of the employees of the Company. The vesting of 340,621 shares of the restricted stock is contingent on the Company completing an initial public offering prior to December 31, 2008. Upon the completion of an initial public offering, the restricted stock will vest over a two to three year period. If the initial public offering has not occurred by that time, all of the restricted shares will be forfeited. There will be no compensation expense recorded in the Company's operating results until an initial public offering is completed at which time there will be a cumulative catch-up for shares vested with the unvested portion recognized over the remaining service period. The remaining 48,974 shares vest over three years and the Company recognized approximately $82,000 in compensation expense in the three months ended March 31, 2008.

Options Issued to Consultants

        As of December 31, 2006 and 2007, the Company had outstanding options to purchase 39,381 shares of common stock issued to consultants with a weighted-average exercise price of $17.77. These options were granted in exchange for consulting services and vested over periods of up to three years. In 2005 and 2006, the Company recorded charges to operations for stock options granted to consultants of approximately $58,000 and $86,000, respectively. The options were fully vested as of December 31, 2006.

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

12. Income Taxes

        As a result of the Company's history of operating losses, there is no provision for income taxes. The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the years ended December 31, 2005, 2006, and 2007:

	2005	2006	2007
Federal taxes at statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	3.5	4.4	5.3
Permanent items	(8.8)	(2.6)	4.0
Difference in foreign vs. US income tax rates	—	—	(0.3)
Valuation allowance	(29.7)	(36.8)	(44.0)

Effective income tax rate	0.0%	(0.0)%	(0.0)%

        Temporary differences between the financial reporting and tax basis of assets and liabilities at December 31, 2006 and 2007, are as follows (in thousands):

	2006	2007
Deferred tax assets:
Allowance for bad debt	$101	$22
Deferred revenue	1,970	1,659
Net operating loss	9,185	10,859
Fixed assets	160	237
Reserves and other accruals	1,425	933
Stock option expense	354	403
Intangibles	727	2,896

Gross deferred tax assets	13,922	17,009
Deferred tax liabilities:
Other	(610)	(610)

Gross deferred tax liabilities	(610)	(610)
Net deferred tax assets before valuation allowance	13,312	16,399

Valuation allowance	(13,312)	(16,399)

Deferred tax assets (liabilities), net	$—	$—

        The Company has determined that the deferred tax assets as of December 31, 2006 and 2007, did not satisfy the realization criteria set forth in SFAS No. 109, Accounting for Income Taxes, primarily due to the Company's operating losses since inception. Accordingly, a valuation allowance was recorded against the entire deferred tax asset. During the year ended December 31, 2007, the valuation allowance increased by approximately $3.1 million. Should management conclude that the deferred tax assets were, at least in part, realizable, the valuation allowance will be reversed to the extent of such realizability. When the valuation allowance is subsequently reversed, $4.9 million of the valuation

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

12. Income Taxes (Continued)

allowance relating to acquisitions will first be recognized as a reduction to goodwill, followed by reductions to other intangible assets. At the time of reversal, any remaining valuation allowance will be a reduction to the future period's income tax expense.

        At December 31, 2007, approximately $28.8 million of net operating loss carryforwards for federal income tax purposes, and approximately $11.0 million of net operating losses for state income tax purposes, were available to offset future taxable income through the year 2025, as adjusted for the provisions of Internal Revenue Code section 382 (see below); these loss carryforwards will begin to expire in 2011. Included in these amounts are approximately $8.4 million of federal and $4.8 million of state net operating losses obtained through the acquisition of ISx.

        The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code. An analysis was performed by the Company through December 31, 2006 and it was determined that a significant amount of net operating losses and credits would not be utilizable and the affect of those limitations have been incorporated in the net deferred tax assets. There could be similar reductions in the future if additional ownership changes have occurred since December 31, 2006 or occur in the future.

        United States income taxes were not provided for on undistributed earnings of non-U.S. subsidiaries, as the Company intends to reinvest these earnings indefinitely in operations outside the United States.

13. Commitments and Contingencies

        The Company leases its administrative offices under a noncancelable operating lease agreement with other facilities leased on a month to month basis. Rent expense for the years ended December 31, 2005, 2006, and 2007 and the three months ended March 31, 2007 and 2008, totaled approximately $316,000, $1,096,000, $911,000 and $236,000 and $237,000, respectively. Future minimum payments under operating leases are as follows (in thousands):

Due in	March 31, 2008
Remaining 2008	$858
2009	688
2010	322

$1,868

        The Company issues warranties to customers for product performance in accordance with specifications that are short term in nature and service agreements that provide warranty-like coverage for the duration of the service relationship. The Company's obligations under these warranties have not been significant and are generally covered under customer maintenance agreements. The Company also

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

13. Commitments and Contingencies (Continued)

indemnifies customers against patent infringement claims. As of December 31, 2006 and 2007, there were no liabilities recorded in the financial statements related to indemnifications or warranties.

        The Company has entered into agreements with its preferred stockholders and certain other parties providing these parties with common stock registration rights.

14. Business Segments

        Segment information has been prepared in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company defines operating segments as components of an enterprise for which discrete financial information is available and is reviewed regularly by the chief operating decision maker or decision-making group to evaluate performance and make operating decisions. A breakout of assets and capital expenditures by segment is not provided to the chief operating decision maker. Accounting policies of the segments are the same as those described in the summary of significant accounting policies.

        The Company classifies its business into three fundamental segments: Media Technology Solutions, Media Publishing and Voice Services. Senior management evaluates and makes operating decisions

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

14. Business Segments (Continued)

about each of these operating segments based on a number of factors. Operating results for each of the three business segments for the fiscal year ended December 31, 2005, are as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)
Media Technology Solutions
Revenue	$6,893	$13,362	$14,740	$3,422	$3,191
Cost of sales	2,681	3,919	4,518	971	1,222

Gross Profit	4,212	9,443	10,222	2,451	1,969
Segment operating expenses	11,862	17,805	9,158	2,230	2,250

Segment operating income (loss)	$(7,650)	$(8,362)	$1,064	$221	$(281)

Media Publishing
Revenue	$1,584	$10,804	$9,653	$2,502	$2,519
Cost of sales	603	5,189	5,652	1,638	1,717

Gross Profit	981	5,615	4,001	864	802
Segment operating expenses	1,012	6,763	7,760	2,074	1,765

Segment operating loss	$(31)	$(1,148)	$(3,759)	$(1,210)	$(963)

Voice Services
Revenue	$—	$11,587	$11,101	$2,998	$2,055
Cost of sales	—	5,140	4,903	915	946

Gross Profit	—	6,447	6,198	2,083	1,109
Segment operating expenses	—	8,983	7,758	1,994	1,825

Segment operating income (loss)	$—	$(2,536)	$(1,560)	$89	$(716)

Combined
Operating loss	(7,681)	(12,046)	(4,255)	(900)	(1,960)
Interest expense	628	4,082	3,409	418	1,113
Gain on fair value of warrants	—	(651)	(950)	(191)	(244)
Other expense/(income)	2,875	(132)	(610)	5	(26)
Loss on investment in ISx	7,384	—	—	—	—
Cummulative effect of change in accounting principle	—	941	—	—	—

Net loss	$(18,568)	$(16,286)	$(6,104)	$(1,132)	$(2,803)

Local Matters, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

(information as of March 31, 2008 and
the three months ended March 31, 2007 and 2008 is unaudited)

14. Business Segments (Continued)

        Goodwill recorded in each of the business segments was as follows (in thousands):

	Media Technology Solutions	Media Publishing	Voice Services
December 31, 2005	$5,440	$13,241	$13,309
Additional acquisition costs	26	11	96
Adjustment to fair value of identifiable intangible assets acquired	517	3,457	(849)
Goodwill impairment	—	—	(1,932)

December 31, 2006	$5,983	$16,709	$10,624

        No changes to the Company's goodwill balances were recorded between December 31, 2006 and December 31, 2007 and March 31, 2008.

        Total assets, by segment, reconciled to consolidated amounts were (in thousands):

Year Ended	Media Technology Solutions	Media Publishing	Voice Services	Combined
December 31, 2006	$16,699	$32,773	$25,373	$74,845

December 31, 2007	$16,615	$29,490	$21,598	$67,703

March 31, 2008	$15,704	$29,425	$20,453	$65,582

Report of Independent Auditors

Board of Directors and Stockholder
Information Services Extended, Inc.

        We have audited the accompanying consolidated statements of operations and cash flows of Information Services Extended, Inc. for the period from April 14, 2005 through December 29, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Information Services Extended, Inc. for the period from April 14, 2005 through December 29, 2005 in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

Denver, Colorado
March 20, 2006

Information Services Extended, Inc.
Consolidated Statement of Operations
(in thousands)

For the Period from April 14 to December 29, 2005
Revenue:
Maintenance	$4,392
Software license	2,209
Other services	907

Total revenue	7,508

Cost of revenue:
Maintenance	729
Software license	1,439
Other services	683

Total cost of revenue	2,851

Gross profit	4,657
Operating expenses:
Research and development	256
Selling, general and administrative	7,413
Depreciation and amortization	806

Total operating expenses	8,475

Operating loss	(3,818)
Interest expense, net	(616)

Loss before income taxes	(4,434)
Income taxes	88

Net loss	$(4,522)

Information Services Extended, Inc.
Consolidated Statement of Cash Flow
(in thousands)

For the Period April 14 to December 29, 2005
Operating activities
Net loss	$(4,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,496
Amortization of debt discount	99
Stock-based compensation expense	647
Interest refinanced into principal of note payable	307
Expenses paid by shareholder	321
Provision for doubtful accounts	191
Changes in operating assets and liabilities:
Accounts receivable-third party, net	(610)
Accounts receivable-related party, net	(137)
Prepaid expenses and other assets	(52)
Accounts payable	112
Accrued expenses and other current liabilities	566
Deferred revenue	1,075

Net cash used in operating activities	(507)
Investing activities
Capitalization of software development costs	(755)
Purchase of property and equipment, net	(113)

Net cash used in investing activities	(868)
Financing activities
Net cash (used) in financing activities	—
Effect of exchange rate changes on cash	1
Net decrease in cash	(1,374)
Cash at beginning of period	2,312

Cash at end of period	$938

Supplemental cash flow information
Cash paid for interest	$91

Information Services Extended, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business

        Information Services Extended, Inc. (the "Company" or "ISx") was incorporated in the State of Delaware on September 6, 2000 and serves a global customer base of telecommunication companies primarily located in North America and Europe. ISx is headquartered in Fort Lauderdale, Florida and owns 100% of three foreign subsidiaries located in Belgium, Finland and the United Kingdom. The Company features a suite of telecommunications applications and products that support accurate delivery of directory listings and other information services by operators, voice-over IP and new wireless devices. Until April 14, 2005, Spencer Trask Intellectual Capital Company ("STICC") owned 95% of the Company. IBM owned the remaining 5%.

        On April 14, 2005, the Company was acquired by Aptas, Inc., a Delaware corporation, now known as Local Matters, Inc. ("LMI"), through a share exchange (the "Acquisition"), pursuant to which the Company became a wholly owned subsidiary of LMI. STICC and IBM sold all of their respective shares of ISx common stock to LMI in consideration of shares of LMI Preferred Stock.

        For the period from April 14, 2005 to December 29, 2005, LMI did not consolidate the financial results of the Company. These financial statements and notes thereto reflect the financial results for that period and do not include adjustments to allocate the purchase price paid by LMI to the shareholders of the Company for its assets and liabilities.

2. Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which are approximately three years for equipment and computer hardware and software, five years for telephone/security equipment, and seven years for furniture and fixtures. Leasehold improvements are amortized over the lesser of the lease term or the useful life. Depreciation expense for the period was $270,000.

  Research and Development Costs

        Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, additional development costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Computer Software to be Sold, Leased, or Otherwise Marketed. Interest is capitalized for software development in accordance with SFAS No. 34, Capitalization of Interest Costs. Interest capitalized during the period was $49,900. The related amortization of software development costs is recorded as cost of revenues and totaled $307,700 for the period. Capitalized software development costs are amortized on a straight-line basis commencing as of the date the related software becomes available for sale. Capitalized costs are amortized over a range of twenty-four to sixty months based on the nature of the development project.

        The Company purchases maintenance contracts for software licenses used for development. Maintenance contracts for software licenses that are renewed annually are classified as software development costs on the balance sheet and generally amortized over a one-year period. The related amortization expense is recorded as cost of revenues and totaled $46,000 for the period. Long-term maintenance contracts for software licenses are amortized over a three-year period. The related amortization expense is recorded as cost of revenues and totaled $382,500 for the period.

  Intangible Assets

        Intangible assets consist of goodwill and other identifiable intangible assets. Identifiable intangible assets are recorded at fair value and consist of customer lists, licensed software, and trademarks. Amortization of these assets is computed using the straight-line method over the estimated periods of benefit of five years for licensed software and customer lists and twenty years for trademarks. Amortization expense during the period was $536,000.

        Estimated future annual amortization expense is $53,028 each year between 2006 and 2010. The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and certain intangible assets are not amortized, but are subject to an annual impairment test. In testing for impairment, the Company estimates the fair value of the Company and compares the fair value with the carrying value. If the fair value is less than the carrying value, then the Company would determine the fair value of the goodwill. If the fair value of the goodwill were less than its carrying value, an impairment charge would be recorded to earnings in the Company's consolidated statement of operations. The Company incurred no impairment of goodwill as a result of its goodwill impairment test during the period.

  Revenue Recognition

        The Company generates revenue from the licensing of its directory assistance software, installation and training services, and post-contract customer support. The Company's software licenses are generally perpetual, and are delivered electronically or by packaged product. The Company's revenue recognition policies are in compliance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, as amended by SOP 98-4 and SOP 98-9, Software Revenue Recognition, and related interpretations. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of the arrangement exists, delivery has occurred and the Company has no remaining obligations, the fee is fixed or determinable, and collectibility is probable.

        In arrangements that include perpetual software licenses and maintenance and/or services (multiple elements), revenue is required to be allocated and deferred for the undelivered items based on vendor-specific objective evidence ("VSOE") of fair value of the undelivered elements if VSOE can be established. The difference between the total arrangement fee and the amount allocated to the

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

undelivered items is required to be recognized as revenue upon delivery if VSOE can be established. Since the Company has a limited number of customers and revenue-generating transactions, VSOE of the undelivered elements cannot be established; therefore, if the only undelivered element is maintenance, the Company recognizes revenue for the total arrangement ratably over the maintenance period.

        When software is sold with other elements that include services to provide significant production, modification or customization of software, the Company recognizes revenue in accordance with Accounting Research Bulletin No. 45, Long-Term Construction Type Contracts and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In instances where customer acceptance is uncertain, and not merely perfunctory, the Company recognizes revenue using the completed contract method for these types of arrangements. Revenue billed and related contract costs are deferred and are recognized ratably over the remaining maintenance period once the contract is completed and the software accepted.

        Revenue related to training and post-contract customer services, when not sold with other elements, is recognized as the service is provided.

        Amounts related to those revenues that have been billed but not yet recognized are included in deferred revenue. Deferred costs associated with contracts accounted for using the completed contract method are netted against deferred revenue.

  Stock-Based Compensation

        The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However to the extent that its shareholder, LMI, grants options to employees of the Company to purchase shares of LMI stock, these options are required to be accounted for at fair value.

        SFAS No. 123, Accounting for Stock-Based Compensation, defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company's stockholder LMI has granted options and warrants to purchase its common stock and convertible preferred stock, respectively, to the Company's employees which were required to be recorded at their fair value of $1.1 million. Compensation expense recorded based on the vesting period during the period was $647,367.

        In order to determine the fair value of the options and warrants the following assumptions were utilized in a Black-Scholes option pricing model: risk-free interest rate of 4.0%; no expected dividends; a volatility of 100% and an expected life of 0.83 to five years.

  Long-Lived Assets

        The Company accounts for long-lived assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's management reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is determined by a comparison of

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

the carrying amounts of the assets to future undiscounted net cash flows expected to be generated by the assets. Impairment, if any, is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets, as measured by future discounted cash flows. There were no impairment charges recorded during the period.

  Advertising Costs

        Advertising and promotional costs are expensed as incurred. Total advertising expense during the period charged to operations was $50,000.

  Foreign Currency Transactions

        Foreign currency transaction gains (losses) totaled approximately $52,000.

  Income Taxes

        The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

  Concentrations of Credit Risk

        Concentrations of credit risk consist primarily of cash and accounts receivable. Management believes the use of high credit-quality financial institutions minimizes the risk of loss associated with cash. Accounts receivable primarily represent amounts due under the Company's contracts with its customers. The Company generally does not require collateral from its customers and establishes allowances for bad debts on a specific identification basis, based upon review of its accounts receivable. Historical write-offs have not been significant.

  Significant Customers and Revenue Concentrations

        For the period ended December 29, 2005, the Company had three customers, all in the telecommunications industry, which together represented approximately 66% of revenues. In addition, IBM represented approximately 7.5% of revenues for the period. The loss of any of these customers could have a material adverse impact on the Company's results of operations and cash flows. No other single customer accounted for more than 10% of revenues for the period. During the period, 50% of revenue originated in the United States.

  Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. SFAS 123R requires the Company to adopt the fair value method of accounting for all share-based payments, on a prospective basis beginning January 1, 2006.

3. Income Taxes

        The United States and foreign components of income (loss) before income taxes are as follows (in thousands):

United States	$(4,740)
Foreign	306

Total	$(4,434)

        The components of the provision for income taxes as of December 29, 2005 are as follows (in thousands):

Current:
Federal	$—
Foreign	85
State	3

Total current	88
Deferred	—

Total provision for income taxes	$88

        The Company has incurred net losses since inception. At December 29, 2005, the Company had approximately $8,356,000 in net operating loss carryforwards for U.S. federal income tax purposes that expire in various amounts through 2024. Beginning April 14, 2005, the Company will file a consolidated United States Federal tax return with LMI. The use by LMI of the Company's loss carryforwards may be limited under IRC Section 382c. In accordance with SFAS No. 109, it is more likely than not that the resulting deferred tax assets, and the Company's other net deferred tax assets, will not be realized; therefore, a full valuation allowance has been provided.

        A reconciliation of the Company's effective tax rate to the statutory federal rate for the period is as follows:

Tax at U.S. federal statutory rate	35.0%
State taxes, net of federal benefit	4.7
Non-deductible items	(1.8)
Change in valuation allowance	(39.9)

(2.0)%

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Stock Compensation

        In February 2001, the Company adopted the 2001 Stock Plan (the "Plan"), to provide for the granting of up to 14,000,000 stock options to employees, directors, and consultants of the Company. Options granted under the Plan may be incentive stock options or non-statutory stock options as determined by the Company at the time of grant. The options to purchase shares of common stock generally vest over a period of three to four years and expire five to seven years from the date of grant. The Plan provides that the number of options and the option exercise price are to be fixed by the board of directors, but the exercise price may not be lower than the fair market value per share of the underlying shares of common stock on the date of grant. Under certain circumstances, the Company's board of directors has the right to accelerate the vesting date for any options granted. Option holders received options to purchase 970,180 shares of LMI common stock with a weighted average exercise price of $0.50 per share in exchange for Company options upon the Acquisition. Concurrent with the Acquisition no additional shares were available for grant under the Plan.

5. Commitments and Contingencies

        The Company leases certain office space and vehicles under various operating leases. In addition to rent, the leases require the Company to pay for taxes, insurance, maintenance, and other operating expenses.

        Effective July 1, 2001, the Company entered into a lease agreement for its office facilities under a noncancelable lease. The lease expires on June 30, 2006, but does provide for renewal options. This lease requires the payment of related executory costs, which include payment of taxes, maintenance and insurance. Total rent expense for period was approximately $273,000.

6. Related Party Transactions

        During the period, the Company had $14.8 million of long term debt outstanding (the "Note") to Kevin Kimberlin Partners, L.P. ("KKP") an affiliate of STICC and Kevin Kimberlin, a member of the board of directors of LMI. The Note bore interest at a rate of 5% with a final maturity of March 2013. During the period, $5.7 million of the Note was assigned by KKP to Search Mezzanine Investors LLC, an entity affiliated with KKP and Kevin Kimberlin. The assigned portion of the Note bears interest at a rate of 6% with a final maturity of March 2013. In connection with the Acquisition, KKP was issued 377,700 warrants to purchase LMI preferred stock. The warrants were recorded at a fair value of $1,063,000 as a debt discount and are being amortized over the term of the Notes. Also during the period, LMI and an affiliate of STICC paid $320,722 of compensation and insurance expense on behalf of the Company.

7. Employee Benefits

        The Company offers eligible employees medical benefits and life insurance plans. The costs of the medical benefit plans are shared with employees, while the cost of the life insurance plan is paid by the Company. The Company also maintains a 401(k) benefit plan allowing eligible U.S.-based employees to contribute.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Shareholder's Deficit

        During the period from April 14, 2005 to December 29, 2005, the Company had one shareholder and no changes in the 40 million shares of common stock outstanding. The changes in shareholder's deficit during this period are as follows (in thousands):

Balance at April 14, 2005	$(13,357)
Net loss	(4,522)
Expenses paid by shareholder on Company's behalf	321
Stock-based compensation expense	647
Foreign currency translation adjustment	1
Warrants to purchase LMI stock issued to debt holder	1,063

Balance at December 29, 2005	$(15,847)

Report of Independent Auditors

Board of Directors and Stockholders
Information Services Extended, Inc.

        We have audited the accompanying consolidated balance sheets of Information Services Extended, Inc. ("ISx" or the "Company") as of December 31, 2003 (as restated) and 2004, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2003 (as restated) and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ISx at December 31, 2003 (as restated) and 2004, and the consolidated results of its operations and its cash flows for the years ended December 31, 2003 (as restated) and 2004 in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2003.

/s/ Ernst & Young LLP Certified Public Accountants

Fort Lauderdale, Florida
March 20, 2006

Information Services Extended, Inc.

Consolidated Balance Sheets

	December 31, 2003	December 31, 2004	March 31, 2005
	(Restated)		(unaudited)
Assets
Current assets:
Cash	$619,873	$3,501,797	$2,616,857
Accounts receivable—third party, net of allowances of $114,155 in 2003 and $0 in 2004 and 2005	2,956,800	2,028,047	1,656,003
Accounts receivable—related party	1,128,161	1,086,247	179,347
Prepaid expenses and other current assets	234,394	331,164	265,415

Total current assets	4,939,228	6,947,255	4,717,622
Property and equipment, net	545,386	640,564	721,532
Software development costs, net	1,543,876	2,223,511	2,444,179
Goodwill	1,112,937	1,112,937	1,112,937
Intangible assets—customer relations, net	1,414,085	707,043	530,282
Intangible assets—licensed software, net	1,084,131	542,066	406,549
Intangible assets—trademarks, net	901,480	848,451	835,195
Other assets	455,805	88,431	88,214

Total assets	$11,996,928	$13,110,258	$10,856,510

Liabilities and shareholders' deficit
Current liabilities:
Accounts payable	$92,162	$128,852	$284,712
Accrued expenses	886,923	2,065,975	1,410,600
Deferred revenue	4,572,061	6,502,347	6,893,910
Related-party line of credit borrowings	15,130,421	366,136	—
Other current liabilities	26,731	27,713	21,917

Total current liabilities	20,708,298	9,091,023	8,611,139
Related-party line of credit borrowings refinanced on a long-term basis	—	14,764,285	14,000,000
Put/call rights	1,000,000	1,000,000	1,000,000
Shareholders' deficit:
Series A preferred stock, $.001 par value—10,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $.001 par value—100,000,000 shares authorized, 40,000,000 shares issued and outstanding	40,000	40,000	40,000
Additional paid-in capital	824,340	824,340	944,340
Accumulated other comprehensive loss	(10,619)	(15,681)	(19,307)
Accumulated deficit	(10,565,091)	(12,593,709)	(13,719,662)

Total shareholders' deficit	(9,711,370)	(11,745,050)	(12,754,629)

Total liabilities and shareholders' deficit	$11,996,928	$13,110,258	$10,856,510

See accompanying notes.

Information Services Extended, Inc.

Consolidated Statements of Operations

	Year ended		Three months ended
	December 31, 2003	December 31, 2004	March 31, 2004	March 31, 2005
	(Restated)		(unaudited)	(unaudited)
Revenue
Maintenance	$8,224,906	$7,679,939	$2,071,675	$1,624,603
Software licenses	1,062,669	1,574,551	285,139	287,561

Total revenue	9,287,575	9,254,490	2,356,814	1,912,164
Cost of Revenue
Maintenance	846,891	1,290,210	257,356	302,448
Software licenses	1,064,670	1,407,655	294,037	250,276

Total cost of revenue	1,911,561	2,697,865	551,393	552,724

Gross margin	7,376,014	6,556,625	1,805,421	1,359,440
Operating expenses:
Research and development	374,083	92,233	1,135	—
Selling, general and administrative	6,324,176	6,777,373	1,558,530	2,046,235
Depreciation	348,802	293,880	72,701	96,106
Amortization of intangibles	760,071	760,071	190,018	190,018

Total operating expenses	7,807,132	7,923,557	1,822,384	2,332,359

Operating loss	(431,118)	(1,366,932)	(16,963)	(972,919)
Interest expense, net	(580,641)	(558,373)	(137,968)	(135,534)

Loss before income taxes	(1,011,759)	(1,925,305)	(154,931)	(1,108,453)
Income taxes	(84,905)	(103,313)	4,697	(17,500)

Net loss	$(1,096,664)	$(2,028,618)	$(150,234)	$(1,125,953)

Loss per common share:
Basic and diluted loss per share	$(0.03)	$(0.05)	$(0.00)	$(0.03)
Weighted average shares outstanding	40,000,000	40,000,000	40,000,000	40,000,000

See accompanying notes.

Information Services Extended, Inc.

Consolidated Statements of Shareholders' Deficit

	Common Stock			Accumulated Other Comprehensive Loss
			Additional Paid-In Capital		Accumulated Deficit	Total Shareholders' Deficit	Total Comprehensive Loss
	Shares	Amount
Balance at December 31, 2002	40,000,000	$40,000	$226,005	$(4,104)	$(9,468,427)	$(9,206,526)
Foreign currency translation adjustment	—	—	—	(6,515)	—	(6,515)	$(6,515)
Forgiven interest on line of credit	—	—	598,335	—	—	598,335
Net loss (Restated)	—	—	—	—	(1,096,664)	(1,096,664)	(1,096,664)

Total comprehensive loss (Restated)							$(1,103,179)

Balance at December 31, 2003 (Restated)	40,000,000	40,000	824,340	(10,619)	(10,565,091)	(9,711,370)
Foreign currency translation adjustment	—	—	—	(5,062)	—	(5,062)	(5,062)
Net loss	—	—	—	—	(2,028,618)	(2,028,618)	(2,028,618)

Total comprehensive loss							$(2,033,680)

Balance at December 31, 2004	40,000,000	$40,000	$824,340	(15,681)	(12,593,709)	$(11,745,050)
Foreign currency translation adjustment (unaudited)	—	—	—	(3,626)	—	(3,626)	(3,626)
Executive bonus paid by KKP (unaudited)	—	—	120,000	—	—	120,000
Net loss (unaudited)	—	—	—	—	(1,125,953)	(1,125,953)	(1,125,953)

Total comprehensive loss (unaudited)							$(1,129,579)

Balance at March 31, 2005 (unaudited)	40,000,000	$40,000	$944,340	$(19,307)	$(13,719,662)	$(12,754,629)

See accompanying notes.

Information Services Extended, Inc.

Consolidated Statements of Cash Flows

	Year ended		Three months ended
	December 31, 2003	December 31, 2004	March 31, 2004	March 31, 2005
	(Restated)		(unaudited)	(unaudited)
Operating activities
Net income (loss)	$(1,096,664)	$(2,028,618)	$(150,234)	$(1,125,953)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of software development costs	261,824	223,307	36,636	109,011
Impairment of software development costs	216,914	113,610	—	—
Amortization of intangible assets	1,302,136	1,302,136	325,534	325,534
Depreciation and amortization of property and equipment	348,803	293,881	72,702	96,106
Amortization of debt discount	12,122	—	—	—
Forgiven interest on related-party line of credit	598,335	—	—	—
Executive bonus paid by KKP	—	—	—	120,000
(Recovery of) provision for bad debts	(17,054)	(114,155)	—	—
Changes in operating assets and liabilities:
Accounts receivable third-party	(853,186)	1,042,908	1,854,648	372,045
Accounts receivable related-party	(577,244)	41,914	807,833	906,900
Prepaid expenses and other current assets	(42,240)	(96,770)	72,486	65,749
Other assets	(685)	367,374	84,464	217
Accounts payable	(75,776)	36,690	10,614	155,860
Accrued expenses and other current liabilities	441,205	1,180,034	(186,664)	(661,171)
Deferred revenue	42,548	1,930,286	(316,529)	391,563

Net cash provided by operating activities	561,038	4,292,597	2,611,490	755,861
Investing activities
Capitalization of software development costs	(915,930)	(1,016,552)	(269,767)	(329,679)
Purchases of property and equipment, net	(111,112)	(389,059)	(17,698)	(177,074)

Net cash used in investing activities	(1,027,042)	(1,405,611)	(287,465)	(506,753)
Financing activities
Debt borrowings from related-parties	2,775,000	—	—	—
Debt repayments to related-parties	(2,275,000)	—	—	(1,130,422)

Net cash provided by (used in) financing activities	500,000	—	—	(1,130,422)
Effect of exchange rate changes on cash	(6,515)	(5,062)	(3,618)	(3,626)

Increase (decrease) in cash	27,481	2,881,924	2,320,407	(884,940)
Cash at beginning of period	592,392	619,873	619,873	3,501,797

Cash at end of period	$619,873	$3,501,797	$2,940,280	$2,616,857

Supplemental cash flow information:
Interest paid to related parties	$—	$3,305	$3,305	$—

Income taxes paid	$29,843	$90,087	$39,167	$33,376

See accompanying notes.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business

        Information Services Extended, Inc. (the "Company" or "ISx") was incorporated in the State of Delaware on September 6, 2000 and serves a global customer base of telecommunications companies, primarily located in North America and Europe. ISx is headquartered in Fort Lauderdale, Florida and owns 100% of three foreign subsidiaries located in Belgium, Finland and the United Kingdom. The Company features a suite of telecommunications applications and products that support delivery of directory listings and other information services by operators, voice-over IP and new wireless devices.

2. Restatement of Financial Information

        The financial results as of and for the year ended December 31, 2003 have been restated to properly account for one transaction that was previously inaccurately reflected in the Company's historical financial results. The restatement also increased deferred revenue by approximately $119,000 as of December 31, 2003. The cumulative effect of these restated financial statements increased the previously reported net loss by approximately $119,000 for the year ended December 31, 2003. This inaccuracy overstated software license revenue due to the timing of delivery of a specified upgrade for a product to one customer.

        A detailed summary of the restatement is set forth below.

	2003 As Previously Reported	Restatement Adjustments	2003 As Restated
License revenue	$1,062,669	$—	$1,062,669
Maintenance & technical services revenue	8,343,867	(118,961)	8,224,906

Total revenue	9,406,536	(118,961)	9,287,575

Net income (loss)	$(977,703)	$(118,961)	$(1,096,664)

Earnings (loss) per common share:
Basic and diluted earnings (loss) per share	$(0.02)		$(0.03)

3. Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

  Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which are approximately three years for equipment, computer hardware and software, five years for telephone/security equipment, and seven years for furniture and fixtures. Leasehold improvements are amortized over the lesser of the lease term or the useful life.

  Research and Development and Software Development Costs

        Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, additional development costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. The amount capitalized as software development costs in the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005 was $915,930, $1,016,552, $269,767 (unaudited), and $329,679 (unaudited), respectively, and consisted primarily of labor costs. Interest is capitalized for software development in accordance with SFAS No. 34, Capitalization of Interest Costs. Interest capitalized for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005 was $35,251, $47,294, $12,482 (unaudited), and $4,561 (unaudited), respectively. The related amortization is recorded as cost of revenues and totaled $204,867, $212,681, $30,770 (unaudited), and $109,011 (unaudited), for years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively. Capitalized software development costs are amortized on a straight-line basis, commencing as of the date the related software becomes available for sale. Capitalized costs are amortized over a range of 24 to 60 months, based on the nature of the development project.

        The Company purchases maintenance contracts for software licenses used for development. Maintenance contracts for software licenses that are renewed annually are classified as software development costs on the balance sheet and generally amortized over a one-year period. The related amortization expense is recorded as cost of revenues and totaled $34,143, $41,835, $9,075 (unaudited), $14,053 (unaudited), for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively. Long-term maintenance contracts for licenses are amortized over a three-year period. The related amortization expense is recorded as cost of revenues and totaled $56,957, $10,626, $5,866 (unaudited) and $(0) (unaudited) for the years December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively.

        Write-downs of software development costs to net realizable value totaled $216,914 and $113,610, $0 (unaudited), $0 (unaudited), for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively.

  Intangible Assets

        Intangible assets in the accompanying consolidated balance sheets arose from the IBM acquisition (see Note 6) and consist of the cost of the acquired business in excess of the fair value of the net assets acquired and other intangible assets. Identifiable other intangible assets arising from this acquisition were recorded at fair value and consist of customer lists, licensed software and trademarks.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Amortization of these assets is computed using the straight-line method over the estimated periods of benefit of five years for licensed software and customer lists and twenty years for trademarks.

        Intangible assets other than goodwill consist of the following:

	December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Total
Customer lists	$3,535,212	$2,121,126	$1,414,086
Licensed software	2,710,329	1,626,198	1,084,131
Trademarks	1,060,563	159,084	901,479

	$7,306,104	$3,906,408	$3,399,696

	December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Total
Customer lists	$3,535,212	$2,828,169	$707,043
Licensed software	2,710,329	2,168,263	542,066
Trademarks	1,060,563	212,112	848,451

	$7,306,104	$5,208,544	$2,097,560

	March 31, 2005
	(unaudited)
	Gross Carrying Amount	Accumulated Amortization	Total
Customer lists	$3,535,212	$3,004,930	$530,282
Licensed software	2,710,329	2,303,780	406,549
Trademarks	1,060,563	225,368	835,195

	$7,306,104	$5,534,078	$1,772,026

        Estimated future annual amortization expense is as follows:

Year ending December 31, 2005	$1,302,136
Year ending December 31, 2006	53,028
Year ending December 31, 2007	53,028
Year ending December 31, 2008	53,028
Year ending December 31, 2009	53,028

        The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and certain intangible assets are not amortized, but are subject to an annual impairment test. In testing for impairment, the Company estimates the fair value of the Company and compares the fair value with the carrying value. If the fair value is less than the carrying value, then the Company would determine the fair value of the goodwill.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

If the fair value of the goodwill were less than its carrying value, an impairment charge would be recorded to earnings in the Company's consolidated statement of operations. At December 31, 2003 and 2004, March 31, 2005, the Company had $1,112,937 of goodwill. The Company incurred no impairment of goodwill as a result of its goodwill impairment test in 2004.

  Accrued Liabilities

        A summary of accrued liabilities is as follows:

	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Accrued interest—related party	$—	$602,746	$742,865
Accrued bonus	349,561	558,994	129,606
Other	537,362	904,235	538,129

	$886,923	$2,065,975	$1,410,600

  Revenue Recognition

        The Company generates revenue from the licensing of its directory assistance software, installation and training services, and post-contract customer support. The Company's software licenses are generally perpetual, and are delivered electronically or by packaged product. The Company's revenue recognition policies are in compliance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, as amended by SOP 98-4 and SOP 98-9, Software Revenue Recognition, and related interpretations. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of the arrangement exists; delivery has occurred and the Company has no remaining obligations; the fee is fixed or determinable; and collectibility is probable.

        In arrangements that include perpetual software licenses and maintenance and/or services (multiple elements), revenue is required to be allocated and deferred for the undelivered items based on vendor-specific objective evidence ("VSOE") of fair value of the undelivered elements if VSOE can be established. The difference between the total arrangement fee and the amount allocated to the undelivered items is required to be recognized as revenue upon delivery if VSOE can be established. Since the Company has a limited number of customers and revenue-generating transactions, VSOE of the undelivered elements cannot be established; therefore, if the only undelivered element is maintenance, the Company recognizes revenue for the total arrangement ratably over the maintenance period.

        When software is sold with other elements that include services to provide significant production, modification or customization of software, the Company recognizes revenue in accordance with Accounting Research Bulletin No. 45, Long-Term Construction Type Contracts and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In instances where customer acceptance is uncertain, and not merely perfunctory, the Company recognizes revenue using the completed contract method for these types of arrangements. Revenue billed and related contract costs are deferred and are recognized ratably over the remaining maintenance period once the contract is completed and the software accepted.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        Revenue related to training and post-contract customer services, when not sold with other elements, is recognized as the service is provided.

        Amounts related to those revenues that have been billed but not yet recognized are included in deferred revenue in the accompanying consolidated balance sheets. Deferred costs associated with contracts accounted for using the completed contract method are netted against deferred revenue, and totaled $1,307,384, $2,508,820, $1,788,910 (unaudited), and $2,754,450 (unaudited) at December 31, 2003 and 2004, and March 31, 2004 and 2005, respectively.

  Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair-value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), but are required to disclose pro forma net income and per share amounts as if the Company had applied the methods prescribed by SFAS 123.

        The Company accounts for employee stock-based compensation under APB 25 and calculates the pro forma net loss under the disclosure requirements of SFAS 123, as amended by SFAS No. 148. Pro forma information regarding net loss is determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair market value of options granted was estimated at the date of grant using the minimum value method with the following assumptions: range of risk-free interest rates of 2.72% to 5.34%; no expected dividends; and an expected life equal to the contractual life (five to seven years). The Company's net income or loss for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005 and would not be significantly affected had the Company accounted for its stock options using the fair value method of SFAS 123.

  Long-Lived Assets

        The Company accounts for long-lived assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's management reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is determined by a comparison of the carrying amounts of the assets to future undiscounted net cash flows expected to be generated by the assets. Impairment, if any, is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets, as measured by future discounted cash flows.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

  Advertising Costs

        Advertising and promotional costs are expensed as incurred. Total advertising expense charged to operations was $183,596, $242,437, $65,362 (unaudited), and $54,269 (unaudited) for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively.

  Foreign Currency Transactions

        Foreign currency transaction gains (losses) included in results of operations for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005 totaled approximately, $109,000, $14,000, $(20,000) (unaudited), and $(21,000) (unaudited), respectively.

  Income Taxes

        The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

  Fair Value of Financial Instruments

        The carrying amounts of cash, receivables, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amount of the Company's line of credit borrowings approximates fair value, as the fixed interest rate of the debt approximates market rates at March 31, 2005.

  Concentrations of Credit Risk

        Concentrations of credit risk consist primarily of cash and accounts receivable. Management believes the use of credit-quality financial institutions minimizes the risk of loss associated with cash. Accounts receivable primarily represent amounts due under the Company's contracts with its customers. The Company generally does not require collateral from its customers and establishes allowances for bad debts on a specific identification basis, based upon review of its accounts receivable. Historical write-offs have not been significant.

  Significant Customers and Revenue Concentrations

        For the three months ended March 31, 2005, the Company had three customers, all in the telecommunications industry, which together represented approximately 53% (unaudited) of revenues, and two customers, each in the telecommunications industry, which together represented approximately 51% (unaudited) of revenues for the three months ended March 31, 2004. For the year ended December 31, 2004, the Company had two customers, each in the telecommunications industry, which together represented approximately 49% of revenues, and four customers, each in the telecommunications industry, which represented approximately 57% of revenues for the year ended December 31, 2003. In addition, International Business Machines Corporation ("IBM") represented approximately 25%, 13%, 16% (unaudited), and 12% (unaudited), of revenues for the years ended

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005 respectively (see Note 11). The loss of any of these customers could have a material adverse impact on the Company's financial position, results of operations and cash flows. No other single customer accounted for more than 10% of revenues for the three months ended March 31, 2005 and 2004 and years ended December 31, 2004 and 2003.

        In 2003, 50% of revenue originated in the United States, and 14% of revenue originated in Australia. In 2004, 62% of revenue originated in the United States. For the three months ended March 31, 2004, 63% (unaudited) of revenue originated in the United States. For the three months ended March 31, 2005, 60% (unaudited) of revenue originated in the United States and 10% of revenue (unaudited) originated in Belgium.

4. Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123R must be adopted no later than January 1, 2006. The Company expects to adopt SFAS 123R on January 1, 2006.

        SFAS 123R permits companies to adopt its requirements using one of two methods:

  1.
  A "modified-prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

  2.
  A "modified-retrospective" method which includes the requirements of the modified-prospective method described above, but also permits entities to restate, based on the amounts previously reflected in their SFAS 123 pro forma disclosures, either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        If it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity's share price, SFAS 123R allows a nonpublic company to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector instead of the expected volatility of such company's share price. The Company is currently in the process of determining the effects of SFAS 123R on its financial position, results of operations and cash flows.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Liquidity

        The accompanying consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses of $13,719,662 for the period from inception through March 31, 2005, and has a working capital deficit at March 31, 2005. As of April 14, 2005, and in connection with the acquisition of the Company by Aptas, Inc., the Company's demand promissory note was converted to a secured convertible promissory note due in 2013 (see Notes 9 and 14).

        The Company's continued existence is dependent upon its ability to raise capital and to market and sell its services successfully. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

6. Acquisition

        On September 30, 2000, IBM entered into a purchase agreement (the "IBM Acquisition") to sell its information services directory assistance solution division to the Company's parent, Spencer Trask Intellectual Capital Company, LLC ("STICC"). At the time, STICC owned 100% of the Company, which was newly formed. The IBM Acquisition was consummated on December 29, 2000 for an aggregate purchase price of approximately $9.0 million, including acquisition costs of approximately $306,000. The Company financed the acquisition through notes payable of $8,150,000 (see Note 8), $500,000 in cash and 2,000,000 shares of common stock of the Company with a fair value of $66,000 issued to IBM. The IBM Acquisition was accounted for as a purchase transaction and "pushed down" to the Company. The purchase price allocation to the tangible and intangible assets acquired was based upon estimates of their fair value. Subsequent to the IBM Acquisition, STICC held 95% ownership in the Company, while the remaining 5% was held by IBM. Pursuant to the IBM Acquisition, IBM had the right, for a period of two months following the second anniversary of the IBM Acquisition, to cause STICC to purchase all of its 2,000,000 shares of common stock in the Company for an aggregate purchase price of $1.0 million. Likewise, during the same time period, STICC had the right to cause IBM to sell all 2,000,000 of its shares of common stock in the Company for $1.0 million. To record the impact of this put/call agreement, the rights were recorded as temporary equity at their present value, initially $700,000, and have been accreted up to their fair value through the most likely date that the rights would be exercised, which was determined to be November 2002. Accretion was recorded against additional paid-in capital due to the Company's lack of retained earnings. As a result of the put/call rights, the value of the shares of common stock of the Company issued to IBM was also recorded as temporary equity.

        IBM has attempted to exercise its put right against STICC with respect to IBM's stock ownership in ISx. Following discussions between STICC and IBM, the parties decided that IBM's shareholder position in ISx will be maintained at present (see Note 14).

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Property and Equipment

  Property and equipment consists of the following:

	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Computer software and hardware	$1,173,086	$1,238,659	$1,411,766
Furniture and fixtures	142,088	142,088	142,088
Telephone/security equipment	198,583	198,583	198,583
Leasehold improvements	327,768	327,768	327,768

	1,841,525	1,907,098	2,080,205
Less accumulated depreciation and amortization	(1,296,139)	(1,266,534)	(1,358,673)

	$545,386	$640,564	$721,532

8. Income Taxes

        The United States and foreign components of income (loss) before income taxes are as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
United States	$(1,121,481)	$(2,063,522)	$(40,958)	$(919,246)
Foreign	109,722	138,217	(113,973)	(189,207)

Total	$(1,011,759)	$(1,925,305)	$(154,931)	$(1,108,453)

        The components of the provision for income taxes are as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Current:
Federal	$20,000	$59,000	$5,000	$11,000
Foreign	56,070	35,671	(10,952)	—
State	8,835	8,642	1,255	6,500

Total current	84,905	103,313	(4,697)	17,500
Deferred	—	—		—

Total provision for income taxes	$84,905	$103,313	$(4,697)	$17,500

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of the assets and liabilities for financial purposes and the amounts used for income tax purposes. The significant components of the Company's net deferred income taxes are as follows:

	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Deferred tax assets:
Intangible assets	$1,287,695	$1,693,078	$1,915,244
Allowance for bad debts	42,957	—	—
Accrued liabilities	66,873	227,841	41,753
Deferred revenue	445,749	1,230,922	1,626,484
Net operating loss carry-forwards	2,622,502	2,509,023	2,265,609

Deferred tax assets	4,465,776	5,660,864	5,849,090
Less: valuation allowance	(3,970,939)	(4,742,466)	(5,076,872)

Total deferred tax assets	494,837	918,398	772,218
Deferred tax liabilities:
Fixed assets	494,837	918,398	772,218

Total net deferred income taxes	$—	$—	$—

        The Company has incurred net losses since its inception. At March 31, 2005, the Company had approximately $6,021,000 in net operating loss carry-forwards for U.S. federal income tax purposes that expire in various amounts through 2025. In accordance with SFAS No. 109, it is more likely than not that the resulting deferred tax assets, and the Company's other net deferred tax assets, will not be realized; therefore, a full valuation allowance has been provided.

        The change in the valuation allowance for the three months ended March 31, 2005 was an increase of approximately $334,000 (unaudited). For the years ended December 31, 2003 and 2004, the change in the valuation allowance was an increase of approximately $382,000 and $772,000, respectively, resulting primarily from net operating losses generated during the periods. The difference between the provision for income taxes and the amount which results from applying the federal statutory rate of 34% for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 is primarily due to the increase in the valuation allowance, resulting in no tax benefit reported in any of those periods.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

        A reconciliation of the Company's effective tax rate to the statutory federal rate for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005 is as follows:

	Year ended December 31,
			Three Months ended March 31, 2005
	2003	2004
			(unaudited)
Tax at U.S. federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	3.2	3.5	3.2
Non-deductible items	(3.8)	(1.0)	(3.7)
Other	(4.0)	(1.8)	(5.2)
Change in valuation allowance	(37.8)	(40.1)	(29.9)

	(8.4)%	(5.4)%	(1.6)%

9. Long-Term Debt

  Notes Payable

        In connection with the IBM Acquisition, the Company entered into a series of notes payable with IBM totaling $8,150,000 which were due in installments as follows (as adjusted by amendment dated February 14, 2002): $4,000,000 due and paid in December 2000, $1,400,000 due and paid in March 2001, $1,375,000 due and paid in June 2002, and $1,375,000 due and paid in June 2003. No interest rate was stated within the executed notes; therefore, interest was imputed using the Company's incremental borrowing rate of 7.8% and recorded as debt discount (originally valued at $320,587 as of December 29, 2000), and has been amortized over the term of the notes as interest expense. Amortization of debt discount recorded as interest expense for the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005 was $12,122, $0, $0 (unaudited), and $0 (unaudited), respectively. The notes were collateralized by a letter of credit the Company had with a financial institution. To support the letter of credit, the Company paid a 2% annual guarantee fee to Kevin Kimberlin Partners, LP ("KKP"), a principal of STICC.

        The Company entered into an 8% promissory note with KKP on December 29, 2000 for a principal amount of $3,994,006, due and payable on December 29, 2006. The proceeds of this loan were used to partially finance the IBM Acquisition. The entire principal balance plus accrued interest was paid in full by the Company in 2001.

  Line of Credit

        The Company entered into a line of credit with a financial institution in November 2000, which was increased at various times throughout 2001 and 2002 in order to meet the financial and operational needs of the Company. The financial covenants associated with the line of credit pledge all of the Company's assets and include other terms and conditions customary in bank loan agreements. A guarantee was issued by KKP for the entire balance of the line of credit. To support the guarantee to the financial institution, the Company paid a 2% per annum guarantee fee to KKP. The line of credit bears interest at a variable rate based on the Monthly LIBOR Index, as defined in the debt agreement, plus 125 basis points. On July 22, 2002, the line of credit was purchased by KKP from the financial institution and now bears a 4% per annum interest rate. Interest accrued on the line of credit for 2003

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt (Continued)

was forgiven by KKP and is reflected as a capital contribution for the year ended December 31, 2003. The outstanding balance on the line of credit payable to KKP as of December 31, 2003 and 2004, and March 31, 2005 was $15,130,421, $15,130,421, and $14,000,000 (unaudited), respectively, and is due upon demand (see Note 5 and Note 14). All assets of the Company are pledged as collateral for outstanding borrowings under the line of credit.

        As a result of the refinancing of the line of credit on a long-term basis in April 2005, $14,764,285 and $14,000,000 (unaudited) of the outstanding balance has been excluded from current liabilities as of December 31, 2004 and March 31, 2005, respectively.

10. Shareholders' Deficit

  Preferred Stock

        The Company's Articles of Incorporation, as amended, state that the number of shares of preferred stock that the Company is authorized to issue is 10,000,000. Such shares have a stated par value of $0.001. As of December 31, 2003 and 2004, and March 31, 2004 and 2005 and, there were no issued or outstanding shares of preferred stock. The Company's board of directors is authorized to designate series of preferred stock and to fix the relative rights, preferences and limitations of each series at a future date.

  Common Stock

        The Company's Articles of Incorporation, as amended, state that the number of shares of common stock that the Company is authorized to issue is 100,000,000. Such shares have a stated par value of $0.001. Pursuant to a stock subscription agreement dated September 26, 2000, the Company issued 4,750 shares of common stock to STICC in return for cash and an agreement to guarantee a line of credit and certain other payments and obligations of the Company. On December 29, 2000, pursuant to the IBM Acquisition, the Company issued 250 shares of common stock, which were recorded at their fair value.

        In December 2000, the Company's board of directors authorized an 8000:1 stock split with respect to all issued and outstanding shares of common stock. The number of shares of common stock owned by STICC and IBM subsequent to the stock split was 38,000,000 and 2,000,000, respectively. Par value of the common stock remained unchanged.

  Stock Options

        In February 2001, the Company adopted the 2001 Stock Plan (the "Plan") to provide for the grant of up to 14,000,000 stock options to employees, directors of, and consultants to the Company. Options granted pursuant to the Plan may be incentive stock options or non-statutory stock options, as determined by the Company at the time of grant. The options to purchase shares of common stock generally vest over a period of three to four years and expire five to seven years from the date of grant. The Plan provides that the number of options to be granted and the option exercise price are to be fixed by the Company's board of directors, but the exercise price may not be lower than the fair market value per share of the underlying common stock on the date of grant. Under certain circumstances, the Company's board of directors has the right to accelerate the vesting date for any options granted. Options to purchase a total of 355,000, and 522,000, 0 (unaudited), and 200,000 (unaudited) options

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Shareholders' Deficit (Continued)

were granted pursuant to the Plan during the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively, at exercise prices ranging from $0.05 to $0.06 per option. The weighted-average fair value of these options is nominal.

        A summary of the Company's stock option activity and related information for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2005 is as follows:

	Year ended December 31,
					Three months ended March 31, 2005
	2003		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
					(unaudited)
Outstanding at beginning of period	9,110,136	$0.05	8,708,758	$0.05	8,970,447	$0.05
Granted	355,000	0.06	522,000	0.06	200,000	0.06
Exercised	—	—	—	—	—	—
Forfeited	(756,378)	0.05	(260,311)	0.05	—	—

Outstanding at end of period	8,708,758	0.05	8,970,447	0.05	9,170,447	0.05

Exercisable at end of period	6,132,806	0.05	8,089,250	0.05	8,078,780	0.05

Weighted-average exercise price of options granted during the period:
Issued above market price		—		—		—
Issued at market price		$0.06		$0.06		$0.06

        Options outstanding at March 31, 2005 have a weighted-average remaining contractual life of 2.55 years.

        During 2002, the Company designated 1,100,000 options under the Plan for performance-based grants. These options are supplemental to the existing options held by employees and are designed for motivational purposes. Such options will be granted over a 3 1/2 year period as follows: 10% in the first year and 30% in each of the remaining periods. Employees receive vested options if the target annual revenue and profit goals for that period are achieved. The issuance and vesting of the options, as well as the determination of the exercise price, occurs at the time the target goal is achieved. If the target goal is not met, the grant does not occur. Determination of the goals is solely up to the Company's board of directors. Performance goals were not met during the years ended December 31, 2003 and 2004 or the three months ended March 31, 2005, and, as a result, no such options have been granted.

11. Commitments and Contingencies

        The Company leases certain office space and vehicles under various operating leases. In addition to rent, such leases require the Company to pay for taxes, insurance, maintenance, and other operating expenses.

        Effective July 1, 2001, the Company entered into a non-cancellable lease agreement for its office facilities. Such lease expires on June 30, 2006 but does provide for renewal options. This lease requires the payment of related executory costs, which include payment of taxes, maintenance and insurance. Remaining lease payments under the lease total approximately $628,000 at December 31, 2004.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

        A summary of the future minimum lease payments under the Company's non-cancelable leases as of December 31, 2004 is as follows:

Year ended December 31, 2005	$438,507
Year ended December 31, 2006	234,439
Year ended December 31, 2007	20,031
Year ended December 31, 2008	13,389
Year ended December 31, 2009	10,042

Total payments due	$716,408

        Total rent expense for the three months ended March 31, 2004 and 2005 and years ended December 31, 2003 and 2004 was approximately $145,000 (unaudited), $162,000 (unaudited), $584,000 and $605,000, respectively.

12. Related Party Transactions

        Related party transactions entered into during the years ended December 31, 2003 and 2004 and three months ended March 31, 2004 and 2005 are as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Interest paid to KKP	$—	$3,305	$3,305	$—
Loan proceeds from KKP	2,775,000	—	—	—
Debt re-payments to KKP	(900,000)	—	—	(1,130,422)
Note re-payment to IBM	(1,375,000)	—	—	—
Revenue recognized from IBM	2,347,633	1,219,337	380,559	232,797

13. Employee Benefits

        The Company offers eligible employees medical benefits and life insurance plans. The costs of the medical benefit plans are shared with employees, while the cost of the life insurance plan is paid by the Company. The Company also maintains a 401(k) benefit plan, to which eligible U.S.-based employees may contribute.

14. Subsequent Events—Acquisition and Renegotiation of Note

        On April 14, 2005, the Company was acquired by Aptas, Inc., a Delaware corporation, now known as Local Matters, Inc. ("LMI"), through a share exchange (the "Acquisition"), pursuant to which the Company became a wholly-owned subsidiary of LMI. Pursuant to the Acquisition, STICC and IBM sold all of their respective shares of ISx common stock to LMI in consideration for 4,092,300 shares of LMI Series 1 Preferred Stock.

        Pursuant to the terms of the Acquisition, in the event LMI has not completed its first firm commitment for an underwritten public offering (an "IPO") of its common stock on or prior to December 15, 2005, LMI has the right, at its sole option, to affect a rescission of the Acquisition. In

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

14. Subsequent Events—Acquisition and Renegotiation of Note (Continued)

the event of a rescission, the Acquisition is null and void and of no further force and effect and any liabilities of LMI with respect to the Company, including the assumption of the Company's debt, shall terminate and LMI shall have no further obligations thereunder. On December 30, 2005 the right to rescind the Acquisition terminated by an agreement between LMI and STICC.

        Pursuant to a Mergers & Acquisitions Letter Agreement between the Company and Spencer Trask Ventures, Inc. ("Ventures"), a related party to STICC, there is a fee payable to Ventures totaling $1.05 million for Ventures' assistance in the execution of the Acquisition. In the event of a rescission, no amounts will be due or payable to Ventures. The $1.05 million fee payable to Ventures was settled as a part of the December 30, 2005 agreement with shares of LMI preferred stock and the cash contribution facility was extended to June 30, 2006.

        STICC has agreed to provide a cash contribution facility to LMI in the amount of up to $1.0 million for working capital purposes, following the earlier of December 31, 2005 or the closing of an IPO. Amounts received from the cash contribution facility would be considered capital contributions by STICC to LMI.

        In connection with the Acquisition, on April 14, 2005, KKP agreed to exchange its demand promissory note made by the Company with an outstanding balance totaling $14,764,285, including interest, for an Amended and Restated Secured Convertible Promissory Note (the "Note") bearing the same principal amount. The Note bears interest at a rate of 5% per annum. Outstanding principal together with accrued and unpaid interest is due on the earlier of: (i) March 31, 2013 or (ii) acceleration of the maturity of the Note by KKP pursuant to an event of default, as provided by the Note. The Company agreed to grant a continuing lien on all of the Company's right, title and interest in, to and under all personal property and other assets to secure the Company's obligation under the Note. In connection with issuance of the Note, KKP was issued warrants to purchase 440,700 shares of LMI Series 1 Preferred Stock at an exercise price of $0.49 per share by LMI. KKP subsequently transferred 63,000 LMI warrants to Company executives.

        In the event of an IPO, KKP may require the Company to use its best efforts to cause LMI to apply 50% of the net proceeds in excess of $35 million of such IPO to repay the outstanding principal plus accrued and unpaid interest on the Note. In addition, effective upon the earlier of: (i) the closing of an IPO or (ii) immediately prior to the occurrence of a change in control of LMI, LMI will assume full obligation and liability of the Company under the Note.

        KKP has the right to assign up to $7.0 million of the Note to one or more third parties. In the event KKP assigns a portion of the Note to a third party, the interest rate on such assigned portion shall be 6% per annum. On May 19, 2005, KKP assigned $4,058,252 of the Note to Search Mezzanine Investors LLC, a New York Limited Liability Company ("Search"), which accrues interest at a rate of 6% per annum and matures on March 31, 2013. In addition, pursuant to the terms of the Note, 191,621 LMI warrants were assigned to Search along with the Note, and an additional 19,162 LMI warrants were assigned to Ventures. On June 30, 2005, KKP assigned $1,349,514 of the Note to Search, which accrues interest at a rate of 6% per annum and matures on March 31, 2013. In addition, pursuant to the terms of the Note, 63,721 LMI warrants were assigned to Search along with the Note and an additional 6,372 LMI warrants were assigned to Ventures. On August 2, 2005, KKP assigned $281,553 of the Note to Search, which accrues interest at a rate of 6% per annum and matures on March 31, 2013. In addition, pursuant to the terms of the Note, 13,294 LMI warrants were assigned to Search along with the Note and an additional 1,329 LMI warrants were assigned to Ventures. Various

Information Services Extended, Inc.

Notes to Consolidated Financial Statements (Continued)

14. Subsequent Events—Acquisition and Renegotiation of Note (Continued)

Company executives are entitled to receive a loan transfer bonus from KKP upon the assignment of any portion of the Note to a third party.

        KKP has the right, within 180 days following the consummation of an IPO, to convert, in whole, the outstanding balance of unpaid principal plus interest under the Note, based on a conversion rate equal to the outstanding balance divided by the price per share of common stock offered pursuant to the IPO. The terms of the Note held by KKP were amended such that there will be no interest in 2006, and if no initial public offering of the common stock of LMI occurs by December 31, 2006, $5 million of the Note will be forgiven and the remaining principal will convert to shares of LMI preferred stock.

        In connection with the Acquisition and contingent upon the successful completion of an IPO or change in control of LMI, employee retention bonuses will be paid. STICC is obligated to fund 100% of these retention bonuses. Bonus compensation was paid to various executives upon closing of the Acquisition and additional bonus compensation will be due upon the consummation of an IPO or change in control of LMI prior to December 31, 2007. In addition, various Company executives received a total of 367,000 fully-vested Company stock options at an exercise price of $0.06 per share in lieu of cash bonuses that were to be paid pursuant to the terms of such executives' employment agreements with the Company upon a change in ownership.

Report of Independent Auditors

The Members
YP Web Partners, LLC

        We have audited the accompanying balance sheets of YP Web Partners, LLC d/b/a YP Solutions.com (the "Company"), as of December 31, 2003 and 2004, and the related statements of operations, members' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2004, and the results of its operations and its cash flows for the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

New Orleans, Louisiana
December 7, 2005

YP Web Partners, LLC d/b/a YP Solutions.com

Balance Sheets

	December 31,
			March 31, 2005
	2003	2004
			(Unaudited)
Assets
Current assets:
Cash	$860	$185,377	$11,386
Accounts receivable, net	221,760	802,714	1,322,290
Other current assets	8,228	37,264	46,489

Total current assets	230,848	1,025,355	1,380,165
Computer equipment and software, net	94,688	197,028	191,493

Total assets	$325,536	$1,222,383	$1,571,658

Liabilities and equity (deficit)
Current liabilities:
Bank line of credit	$—	$284,961	$84,961
Current portion of note payable to former member	36,000	288,443	244,704
Current portion of debt to related parties	60,739	92,691	82,569
Accounts payable	64,610	98,420	334,430
Accounts payable—related parties	163,694	92,104	36,725
Accrued expenses and other current liabilities	44,214	47,379	47,206
Deferred revenue	238,611	636,046	722,689

Total current liabilities	607,868	1,540,044	1,553,284
Long-term liabilities:
Note payable to former member, less current portion	344,230	—	—
Debt to related parties, less current portion	13,252	80,411	80,411

Total liabilities	965,350	1,620,455	1,633,695
Members' equity (deficit)	(639,814)	(398,072)	(62,037)

Total liabilities and equity (deficit)	$325,536	$1,222,383	$1,571,658

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Statements of Operations

	Year ended December 31,		Three Months ended March 31,
	2003	2004	2004	2005
			(Unaudited)
Revenues:
Monthly hosting	$625,485	$2,322,906	$413,157	$192,307
One-time fees and stand-up fees	173,590	564,900	82,754	711,730
Other	20,000	—	—	—

Total revenues	819,075	2,887,806	495,911	904,037
Operating expenses	1,379,089	2,849,209	487,950	562,724

Operating income (loss)	(560,014)	38,597	7,961	341,313
Other income (expenses):
Interest expense	(8,220)	(31,156)	(3,140)	(5,278)
Other income	—	11,998	—	—
Other expenses	(15,427)	(12,713)	—	—

	(23,647)	(31,871)	(3,140)	(5,278)

Net income (loss)	$(583,661)	$6,726	$4,821	$336,035

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Statements of Members' Equity (Deficit)

	2003	2004	2005
			(unaudited)
Balance at beginning of period	$(207,601)	$(639,814)	$(398,072)
Member contributions	685,504	235,016	—
Repurchase member interest	(534,056)	—	—
Net income (loss)	(583,661)	6,726	336,035

Balance at end of period	$(639,814)	$(398,072)	$(62,037)

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Statements of Cash Flows

	Year ended December 31,		Three Months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Operating activities
Net income (loss)	$(583,661)	$6,726	$4,821	$336,035
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,005	50,155	9,266	12,539
Accretion of discount on note payable	4,783	9,222	—	2,306
Changes in operating assets and liabilities:
Accounts receivable	(182,137)	(580,954)	(143,919)	(519,576)
Accounts payable	487	(37,780)	198,695	180,632
Accrued expenses	43,535	(8,316)	(53,075)	(175)
Deferred revenue	200,027	397,435	10,006	86,643
Other	(8,228)	(17,555)	1,907	(9,226)

Net cash used in operating activities	(514,189)	(181,067)	27,701	89,178
Investing activities
Purchases of computer equipment and software	(104,067)	(152,495)	(67,341)	(7,003)

Net cash used in investing activities	(104,067)	(152,495)	(67,341)	(7,003)
Financing activities
Net borrowings under line of credit	—	158,961	—	(200,000)
Proceeds from issuance of notes payable	79,346	156,504	30,449	—
Repurchase of member interest	(150,000)
Principal payments on notes payable	(13,964)	(32,402)	—	(56,166)
Member contributions	685,504	235,016	20,079	—

Net cash provided by financing activities	600,886	518,079	50,528	(256,166)

Change in cash	(17,370)	184,517	10,888	(173,991)
Cash at beginning of period	18,230	860	860	185,377

Cash at end of period	$860	$185,377	$11,748	$11,386

Supplemental disclosures of cash flow information
Interest paid	$8,220	$32,095	$3,140	$2,973

Non-cash investing and financing activities
Note issued to repurchase member interest	$384,056	$—	$—	$—

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Notes to Financial Statements

December 31, 2004

1. Summary of Significant Accounting Policies

  Organization

        YP Web Partners, LLC d/b/a YP Solutions.com (the "Company") was formed in December 2001. The Company gathers data from its customers' print directory files, converts the data to html format using proprietary software, and then "prints" the directories on the Internet. The Company operates primarily in the United States of America.

  Interim Financial Statements

        The financial statements for the three months ended March 31, 2005 and 2004 have been prepared by the Company and, in the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) have been made to present fairly the Company's financial position as of March 31, 2005 and its results of operations and cash flows for the three months ended March 31, 2005 and 2004. Results of operations for the interim periods presented are not necessarily indicative of the operating results for the full year or any future periods.

  Accounts Receivable

        Accounts receivable represent amounts billed to customers according to contractual terms, less payments received through the balance sheet date. Management continually monitors customer account balances and invoice aging details. Customer accounts are charged against the allowance for doubtful accounts as they are deemed uncollectible.

  Computer Equipment and Software

        Computer equipment and software are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The Company depreciates computer equipment and software using the straight-line method of depreciation over the three-year estimated useful lives of the assets.

  Revenue Recognition and Deferred Revenue

        Revenue is recognized when persuasive evidence of an arrangement exists, services have been delivered to the customer, collectibility is reasonably assured, and the Company's fee is fixed or determinable. Accordingly, the Company generally records revenue as services are provided to the customer. In instances where the Company charges an initiation fee, this fee is generally deferred and recognized over the term of the services agreement. The recognition of initiation fees are included in one-time fees and start-up fees in the accompanying statements of operations.

        Deferred revenue represents amounts billed to customers in advance of the recognition of those billings as revenue.

        During 2004, one customer accounted for approximately 58% of revenue. In 2003, three customers accounted for approximately 10% of revenues each.

YP Web Partners, LLC d/b/a YP Solutions.com

Notes to Financial Statements (Continued)

December 31, 2004

1. Summary of Significant Accounting Policies (Continued)

  Income Taxes

        Income or loss of the Company is allocated to its members. Accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements.

  Concentration of Credit Risk

        The Company grants unsecured credit to its customers, most of whom are yellow pages publishers located throughout the United States. Nonperformance by these parties would result in losses up to the recorded amount of the related receivables. Management does not anticipate significant nonperformance, and believes that substantially all accounts receivable, other than those for which reservation has been made, are collectible.

        The Company maintains cash balances at several financial institutions located in Louisiana. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At times, the balances of such accounts may exceed the FDIC insurance limits.

  Advertising Costs

        Advertising costs are expensed as incurred.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

2. Computer Equipment and Software

        Computer equipment and software consisted of the following:

	December 31,
	2003	2004
Computer and office equipment	$73,846	$208,555
Computer software	21,926	25,043
Computer licenses	10,590	24,967

	106,362	258,565
Less accumulated depreciation	11,674	61,537

	$94,688	$197,028

3. Long-Term Debt and Line of Credit

        Note payable to a former member, payable at a rate of 0% in monthly installments of principal of $3,000, with the balance due December 2018, secured by the guarantees of the members of the Company, net of discount of $147,132 in 2003 and $137,910 in 2004.

YP Web Partners, LLC d/b/a YP Solutions.com

Notes to Financial Statements (Continued)

December 31, 2004

3. Long-Term Debt and Line of Credit (Continued)

        Debt to related parties consisted of the following:

	December 31,
	2003	2004
Unsecured notes payable to related parties, payable at rates ranging from 18% in monthly installments of principal and interest totaling $4,338, with the balances due from September 2006 through August 2008	$62,812	$111,787
Unsecured demand notes payable to related parties, bearing interest at 5%	—	61,315
Other notes payable	11,179	—

	73,991	173,102
Less current portion	60,739	92,691

Debt to related parties, less current portion	$13,252	$80,411

        The Company has a revolving line of credit with a commercial bank, which matured in March 2005 (and has been subsequently renewed), under which it may borrow up to $300,000, bearing interest at the prime rate (5.25% at December 31, 2003), secured by the Company's accounts receivable and guarantees of all members of the Company. The Company had $158,961 of outstanding borrowings under this line of credit at December 31, 2003.

4. Purchase of Yellow Magic Membership Interest

        In September 2003, pursuant to a certain Membership Interest Purchase Agreement between the Company and Yellow Magic ("the Agreement"), the Company purchased the membership interest of Yellow Magic, a one-third member prior to that date. Pursuant to the Agreement, the Company purchased such membership interest for an initial cash payment of $150,000 and a $550,000 note payable to Yellow Magic bearing interest at 0% with principal payments due of at least $3,000 per month for 183 months (see Note 3). Additionally, in consideration for such membership interest, the Company agreed to make payments of 3.5% of the Company's monthly gross revenues, commencing in October 2003, to the extent such amount exceeded the monthly $3,000 principal payment due on the note payable. Based on the Agreement, the Company was obligated to pay a minimum of $700,000 to Yellow Magic for its membership interest at September 2003.

        Additionally, pursuant to the Agreement, upon a sale of the Company during the term of the original note payable, Yellow Magic would be entitled to participate in such sale, as set forth in the Agreement, up to a maximum consideration of $2,000,000. The $2,000,000 maximum consideration would include all previous payments made to Yellow Magic under the Agreement.

        The 0% interest rate pursuant to the Yellow Magic note payable was considered lower than the interest rate at which the Company could typically have obtained financing with similar terms, which was determined to be 5%. The Yellow Magic note payable was recorded at its discounted value to approximate fair market value. The difference between the fair market value and principal value at inception of $165,944 was recorded as debt discount and is being amortized over the term of the

YP Web Partners, LLC d/b/a YP Solutions.com

Notes to Financial Statements (Continued)

December 31, 2004

4. Purchase of Yellow Magic Membership Interest (Continued)

related debt using the effective interest method. The note payable is presented net of an unamortized discount of $147,132 at December 31, 2003 and $137,910 at December 31, 2004.

5. Related Party Transactions

        During 2002, 2003 and 2004, the Company contracted the majority of its employees from a member and/or a company affiliated with such member. The Company paid such member and/or the company affiliated with such member for the actual salary costs associated with the employees utilized. During 2004, such employees became employees of the Company. The payroll costs paid to such member and/or the company affiliated with such were $769,300 in 2003 and $514,500 in 2004. The Company also contracted employees from other members in the amount of $49,300 in 2003.

        During 2003 and 2004, the Company purchased portal and hosting services from a member and/or a company affiliated with such member. The expenses incurred for these services were $106,900 in 2003 and $166,800 in 2004.

        During 2004, the Company incurred expenses of $13,600 for professional services from a principal of a member of the Company.

6. Sale of Business

        On October 5, 2004, the Company entered into a letter of intent with a third party which will purchase the assets and assume mutually agreed upon liabilities of the Company, but specifically excluding the assumption of the note payable to a former member, in exchange for consideration of $20,000,000. Upon execution of the asset purchase agreement, the third party will pay the Company $10,000,000 in cash and issue a $10,000,000 secured convertible promissory note. Should the actual 2005 earnings before interest, taxes, depreciation, and amortization fall below forecasted amounts, the promissory note portion of the compensation will be decreased on a pro rata basis, as defined in the letter of intent.

        The Company closed its sale in April 2005, and through subsequent negotiations with Yellow Magic, agreed to a total price of $1.2 million (including the $700,000 already paid).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Owners
MyAreaGuide.com and Online Web Marketing

        We have audited the accompanying combined balance sheets of MyAreaGuide.com and Online Web Marketing (collectively, the "Company") as of December 31, 2004 and 2003, and the related combined statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above, present fairly, in all material respects, the combined financial position of MyAreaGuide.com and Online Web Marketing as of December 31, 2004 and 2003 and the combined results of their operations and their combined cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Grant Thornton LLP

Salt Lake City, Utah
October 12, 2005

MyAreaGuide.com and Online Web Marketing

Combined Balance Sheets

	December 31, 2003	December 31, 2004	September 30, 2005
			(unaudited)
Assets:
Current assets:
Cash	$1,724	$381,433	$393,025
Accounts receivable	1,262,787	1,983,907	1,773,352
Prepaid expenses	260,117	192,252	2,106
Note receivable	—	18,184	—

Total current assets	1,524,628	2,575,776	2,168,483

Property and equipment, at cost	256,095	302,387	449,709
Less accumulated depreciation	(172,331)	(217,342)	(270,285)

Net property and equipment	83,764	85,045	179,424

Intangible assets	210,000	210,000	235,300

Total assets	$1,818,392	$2,870,821	$2,583,207

Liabilities and stockholders' equity:
Current liabilities:
Checks written in excess of cash in bank	$37,116	$—	$—
Accounts payable and accrued liabilities	120,689	135,522	680,884
Deferred revenue	71,790	82,893	179,437

Total current liabilities	229,595	218,415	860,321
Stockholders' equity:
Common stock
MyAreaGuide.com—$.01 par value; authorized 1,000,000 shares; issued and outstanding 50,000 shares	500	500	500
Online Web Marketing—no par value; authorized 10,000 shares; issued and outstanding 5,000 shares	265,030	265,030	265,030
Additonal paid-in capital	2,833	2,833	2,833
Retained earnings	1,320,434	2,384,043	1,454,523

Total stockholders' equity	1,588,797	2,652,406	1,722,886

Total liabilities and stockholders' equity	$1,818,392	$2,870,821	$2,583,207

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Combined Statements of Earnings

	Year ended December 31,		Nine months ended September 30,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Revenues	$5,173,861	$8,862,140	$7,095,226	$8,280,548
Cost of revenues	1,338,320	2,828,728	2,167,668	2,835,138

Gross profit	3,835,541	6,033,412	4,927,558	5,445,410
Operating expenses:
Selling and shipping expenses	361,763	525,868	311,717	269,453
Administrative expenses	1,333,139	2,254,450	1,709,364	1,869,443

Total operating expenses	1,694,902	2,780,318	2,021,081	2,138,896

Earnings from operations	2,140,639	3,253,094	2,906,477	3,306,514
Other expenses	—	—	—	(2,840)
Other income	4,885	36,626	8,976	25,888

Earnings before income taxes	2,145,524	3,289,720	2,915,453	3,329,562
Income tax expense	—	—	—	—

Net earnings	$2,145,524	$3,289,720	$2,915,453	$3,329,562

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Combined Statements of Stockholders' Equity

	Common stock
			Additional paid-in capital	Retained earnings
	Shares	Amount			Total
Balance, January 1, 2003	55,000	$265,530	$2,833	$800,106	$1,068,469
Dividends paid	—	—	—	(1,625,196)	(1,625,196)
Net earnings	—	—	—	2,145,524	2,145,524

Balance, December 31, 2003	55,000	265,530	2,833	1,320,434	1,588,797
Dividends paid	—	—	—	(2,226,111)	(2,226,111)
Net earnings	—	—	—	3,289,720	3,289,720

Balance, December 31, 2004	55,000	265,530	2,833	2,384,043	2,652,406
Dividends paid (unaudited)	—	—	—	(4,259,082)	(4,259,082)
Net earnings (unaudited)	—	—	—	3,329,562	3,329,562

Balance, September 30, 2005 (unaudited)	55,000	$265,530	$2,833	$1,454,523	$1,722,886

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Combined Statements of Cash Flows

	Year ended December 31,		Nine months ended September 30,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Increase (decrease) in cash
Cash flows from operating activities
Net earnings	$2,145,524	$3,289,720	$2,915,453	$3,329,562
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	50,788	45,011	33,761	52,943
Changes in assets and liabilities
Accounts receivable	(476,190)	(721,120)	(527,843)	210,555
Prepaid expenses	(90,968)	67,865	—	190,146
Intangible assets	(135,000)	—	210,351	(25,300)
Accounts payable and accrued liabilities	106,349	14,833	257,598	545,362
Deferred revenue	10,404	11,103	27,629	96,544

Total adjustments	(534,617)	(582,308)	1,496	1,070,250

Net cash provided by operating activities	1,610,907	2,707,412	2,916,949	4,399,812

Cash flows from investing activities
Note receivable	—	(18,184)	—	18,184
Purchase of property and equipment	(68,219)	(46,292)	(32,009)	(147,322)

Net cash used in investing activities	(68,219)	(64,476)	(32,009)	(129,138)

Cash flows from financing activities
Increase (decrease) in checks written in excess of cash in bank	37,116	(37,116)	(37,116)	—
Dividends paid	(1,625,196)	(2,226,111)	(2,167,778)	(4,259,082)

Net cash used in financing activities	(1,588,080)	(2,263,227)	(2,204,894)	(4,259,082)

Net increase (decrease) in cash	(45,392)	379,709	680,046	11,592
Cash at beginning of period	47,116	1,724	1,724	381,433

Cash at end of period	$1,724	$381,433	$681,770	$393,025

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Notes to Combined Financial Statements

1. Description of the Business

        MyAreaGuide.com was founded in 1998 and operates the www.AreaGuides.net network of websites. MyAreaGuide.com aggregates, creates and distributes content to promote the development of individual, local internet markets in the United States and around the world. Online Web Marketing is engaged in internet marketing and related services. Online Web Marketing specializes in commercial website development, including design, programming, platform usage, hosting, promotion and sales tools. The Companies' headquarters are located in St. George, Utah.

2. Summary of Significant Accounting Policies

  Interim financial information

        The accompanying unaudited interim combined financial statements as of and for the nine months ended September 30, 2004 and 2005 have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the Company's financial position, results of operations and cash flows as of and for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full year or for any future period.

  Principles of combination

        The combined financial statements include the amounts and operations of MyAreaGuide.com, a Nevada S-Corporation and Online Web Marketing, a Utah S-Corporation (collectively, the "Company"). Each entity is owned by the same individuals in substantially the same percentages. All material intercompany accounts and transactions have been eliminated in the combination.

  Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates such estimates and assumptions based upon historical experience and various other factors and circumstances. The Company believes that the estimates and assumptions are reasonable in the circumstances; however, the actual results could differ from these estimates under different future conditions.

  Cash and cash equivalents

        The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents.

  Accounts receivable

        The Company's accounts receivable are primarily related to revenues generated by content aggregation and distribution, private label solutions and area guide licensing and advertising. Credit is extended based on prior experience with the customer and evaluation of the customer's financial

MyAreaGuide.com and Online Web Marketing

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

condition. Generally, the Company does not require collateral. No allowance for doubtful receivables is considered necessary based on management's historical collection experience and evaluation of current receivables.

  Property and equipment

        Property and equipment are recorded at cost.

        Depreciation and amortization of property and equipment are calculated using the straight-line method over the estimated useful lives of the respective assets. Accelerated methods of depreciation of property and equipment are used for income tax purposes.

        Maintenance, repairs and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operations.

        The Company has determined that it will capitalize all fixed asset additions of amounts greater than $500, which provide benefits over a period greater than twelve months.

  Fair value of financial instruments

        The carrying amounts of the Company's cash, receivables, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments.

  Income taxes

        Income taxes on earnings of the Company are payable personally by the stockholders pursuant to elections made under Subchapter S of the Internal Revenue Code of 1986, as amended. Accordingly, no provision has been made for federal or state income taxes. Had such taxes been payable by the Company, they would have totaled approximately $730,000, $1,150,000, $1,019,000 (unaudited) and $1,164,000 (unaudited) for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005, respectively.

  Revenue recognition

        Revenue for MyAreaGuide.com is generated from four basic areas of operation: area guide licensing; banner, link and sponsorship advertising, content aggregation and distribution; private label solutions and e-commerce. The Company's primary source of revenue is derived from the display of text-based links to the websites of its customers. The Company contracts with customers at agreed-upon rates. The Company recognizes revenue from these arrangements as "click-throughs", when it is determined that delivery has occurred and collectibility is assured. "Click-throughs" are defined as the number of times a user clicks on an advertiser's listing.

        Approximately 80%, 88%, 82% (unaudited), 85% (unaudited) of MyAreaGuide.com's revenue was generated by "click-throughs" and referral traffic from the MyAreaGuide.com website for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005, respectively.

        Revenue for Online Web Marketing is derived from services such as consulting, support, website hosting and maintenance. Revenue for consulting and other services is recognized as services are

MyAreaGuide.com and Online Web Marketing

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

performed. Website hosting, support and maintenance revenue is recognized ratably over the term of the agreement.

  Deferred revenue

        Deferred revenue consists primarily of revenue related to website hosting, support and maintenance contracts in which the service has not yet been performed but payment has been received.

  Cost of revenue

        The Company pays its third party affiliates based on click-throughs that are displayed on the affiliates' websites. These payments are referred to as traffic acquisition costs. In accordance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the revenue derived from arrangements that involve traffic supplied by affiliates is reported gross of the payment to the affiliates. This revenue is reported as the Company is the primary obligor to the advertisers who are the customers of the advertising service.

  Intangible assets

        The Company has purchased certain domain names for use in its business. The Company pays a nominal annual administrative fee for such domain names. The domain names have an indefinite life and reviews will be performed, on an annual basis, for impairment. As such, the Company evaluates whether an impairment write down is necessary whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to such excess.

  Advertising

        Advertising is expensed as incurred. Total advertising expense was approximately $398,900, $1,349,700, $1,012,350 (unaudited) and $1,108,200 (unaudited) for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005, respectively, and is included in operating expenses and cost of sales.

3. Concentrations

        For the year ended December 31, 2003, the Company had a significant concentration of credit risk with three customers, each of which accounted for 10% or more of total revenue. Revenue derived from these three customers was $3,054,593, or 59% of total revenues. The Company had a significant concentration of credit risk with four customers, each of which accounted for 10% or more of total revenue for the year ended December 31, 2004. Revenue from these four customers was $6,062,234, or 68% of total revenues.

        For the nine months ended September 30, 2004, the Company had a significant concentration of credit risk with three customers, each of which accounted for 10% (unaudited) or more of total revenue. Revenue derived from these four customers was $4,889,935 (unaudited), or 69% (unaudited) of total revenues. In addition, for the nine months ended September 30, 2005, the Company had a significant concentration of credit risk with three customers, each of which accounted for 10%

MyAreaGuide.com and Online Web Marketing

Notes to Combined Financial Statements (Continued)

3. Concentrations (Continued)

(unaudited) or more of total revenue. Revenue derived from these three customers was $4,203,015 (unaudited), or 51% (unaudited) of total revenues.

4. Property and Equipment

        Property and equipment consist of computer equipment with an estimated useful life of three to five years. Depreciation expense was approximately $50,800 $45,000 $34,800 (unaudited), and $53,000 (unaudited), for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005 respectively.

        In addition, total accumulated depreciation amounted to $172,300, $217,300, $206,100 (unaudited) and $270,300 (unaudited), for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005, respectively.

5. Operating Leases

        The Company leases office and server space from third parties. The rental expense related to these leases was $41,500 and $51,395, $36,890 (unaudited), and $44,450 (unaudited), for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005, respectively. One of such leases contains a one-year term which expires on July 31, 2005. Monthly payments required under the lease amount to $4,350. The other lease contains a month-to-month term with no long-term commitment.

6. Profit Sharing and 401(k) Plan

        The Company administers a 401(k) plan which covers all eligible employees. The Company matched three percent of participants' contributions for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), respectively. These matching contributions vest immediately. The Company contributed $20,685, $38,294, $30,121 (unaudited), and $0 (unaudited) for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005, respectively, to such 401(k) plan.

7. Related Party Transactions

        Related party transactions with parties under common control entered into during the years ended December 31, 2003 and 2004, and during the nine months ended September 30, 2004 and 2005 are as follows:

	Year ended December 31,		Nine months ended September 30,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Revenue	$72,617	$165,388	$101,223	$229,890
Cost of revenue	21,785	49,616	30,367	71,302
Receivables	$—	$192,304	$152,285	$299,222

MyAreaGuide.com and Online Web Marketing

Notes to Combined Financial Statements (Continued)

8. Subsequent Event (unaudited)

        On October 14, 2005, the Company's outstanding stock was acquired by Aptas, Inc., a Delaware corporation, now known as Local Matters, Inc. ("LMI"). LMI acquired the Company in exchange for approximately $17.6 million in cash and $16.5 million in notes payable. Upon the attainment of specified operating results in 2005, 2006 and 2007, the former owners of the Company have the ability to earn additional consideration of up to $5.0 million, which will be recorded as an increase to the purchase price in the period that the contingent consideration is earned.

Report of Independent Auditors

The Board of Directors and Shareholders of Mobile People A/S

        We have audited the accompanying balance sheet of Mobile People A/S (the Company) as of 31 December 2007, and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobile People A/S at 31 December 2007 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in Denmark which differ in certain respects from United States generally accepted accounting principles (see Note 16 of the notes to the financial statements).

        The accompanying financial statements have been prepared assuming that Mobile People A/S will continue as a going concern. As more fully described in Note 14 to the financial statements, the Company has incurred recurring losses from operations and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 14. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

Ernst & Young
Statsautoriseret Revisionsaktieselskab
Copenhagen, Denmark
20 March 2008

 Mobile People A/S

Balance sheet

at 31st December and 31st March

Danish GAAP

	Notes	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Assets
Fixtures and fittings, tools and equipment	3+11	701	691

Fixtures and fittings, tools and equipment		701	691

Total fixed assets		701	691

Current assets
Deferred contract costs		6,302	5,343
Trade receivables		2,416	6,168
Receivables from parent company		162	193
Other receivables		994	541
Prepayments		463	454

Total receivables and other current assets		10,337	12,699

Cash		1	1

Total current assets		10,338	12,700

Total Assets		11,039	13,391

 Mobile People A/S

Balance sheet

at 31st December and 31st March

Danish GAAP

	Notes	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Equity and liabilities
Shareholders' equity
Share capital	4	501	501
Accumulated (deficit)		(24,123)	(30,435)

Total shareholders' equity		(23,622)	(29,934)

Provisions
Provision for deferred tax		0	0

Total provisions		0	0

Liabilities other than provisions
Payables to parent company	5	10,389	10,517
Deferred income		369	921

Long-term liabilities		10,758	11,438

Bank debt	6	4,513	4,764
Other credit institutions and loans	7	3,720	7,852
Deferred income		10,137	11,295
Trade payables		2,664	2,254
Other payables		2,869	5,722

Short-term liabilities		23,903	31,887

Total liabilities other than provisions		34,661	43,325

Total equity and liabilities		11,039	13,391

Commitments, contingencies and other financial obligations	8

 Mobile People A/S

Statement of Income

for the year ended 31st December and for the three month period 31st March

Danish GAAP

	Notes	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Revenue		15,747	5,227
Direct cost		960	292
Other external expenses		8,975	2,273
Salaries and personnel costs	9+10	20,213	7,916
Depreciation and write-downs of fixtures and fittings, tools and equipment	11	160	79

Loss before net financial expense		(14,561)	(5,333)
Other financial income		28	39
Other financial expenses	12	(1,494)	(1,273)

Loss before tax		(16,027)	(6,567)
Tax for the year	13	(82)	(31)

Net loss for the year		(15,945)	(6,536)

which the Supervisory Board recommends be carried forward to next year.

 Mobile People A/S

Statement of cash flow

for the year ended 31st December and for the three month period ended 31st March

Danish GAAP

	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Cash flows from operating activities
Net loss	(15,945)	(6,536)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	160	79
Share-based compensation	896	224
Changes in operating assets and liabilities:
Trade receivables	530	(3,752)
Other receivables	(384)	422
Prepayments	(20)	10
Trade payables	1,643	(409)
Other payables	1,725	2,853
Deferred income and contract costs	2,293	2,669

Net cash used in operating activities	(9,102)	(4,440)

Cash flows from investing activities
Purchases of property and equipment	(610)	(68)

Net cash used in investing activities	(610)	(68)

Cash flows from financing activities
Net proceeds from other credit institutions and issuance of additional bank debt	4,264	4,381
Principal payments on debt	(700)	0
Net receipts from parent company	6,149	127

Net cash provided by financing activities	9,713	4,508

Net increase in cash and cash equivalents	1	0
Cash and cash equivalents, beginning of year	0	1

Cash and cash equivalents, end of the year	1	1

 Mobile People A/S

Statement of changes in equity

for the year ended 31st December 2007

Danish GAAP

	Share capital KDKK	Retained earnings/ Accumulated deficit KDKK	Equity KDKK
Unaudited:
1st January 2007	501	(9,074)	(8,573)
Share based compensation		896	896
Profit/loss 2007 to be carried forward	0	(15,945)	(15,945)
31st December 2007	501	(24,123)	(23,622)
Unaudited:
1st January 2008	501	(24,123)	(23,622)
Share based compensation		224	224
Profit/loss Q1 2008 to be carried forward	0	(6,536)	(6,536)

31st March 2008	501	(30,435)	(29,934)

 Notes to financial statement

Note 1, Description of Business

        Mobile People A/S (the Company) is a leading Mobile Search company providing white label Mobile Search solutions, enabling directory and media publishers to offer mobile users access to local information such as businesses, shopping, weather, traffic, people, news, entertainment etc.

        Based upon our state-of-the-art technology and operational expertise we manage the entire Mobile Search offering for our customers including User Experience Design, Search Technology, Syndication of Content and Advertising based on our liquid™ Mobile Platform.

Note 2, Summary of significant accounting policies

        The financial statements have been prepared in connection with a potential acquisition of Mobile People by Local Matters Inc. and the Registration Statement of Local Matters, Inc. expected to be filed with the Securities and Exchange Commission (hereafter referred to as the Special Purpose Financial Statements).

        The Special Purpose Financial Statements have been presented in accordance with accounting principles generally accepted in Denmark (Danish GAAP) under the provisions of the Danish Financial Statements Act as regards reporting class C enterprises (i.e. not applying any small business exceptions, but without complying with additional requirements for public companies). However, the Special Purpose Financial Statements are only required to be presented for 2007. No comparative periods are included. Further, the Special Purpose Financial Statements do not include a management's review required in annual reports under Danish GAAP.

        The financial statements for the three months ended March 31, 2008 have been prepared by the Company and, in the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) have been made to present fairly the Company's financial position as of March 31, 2008 and its results of operations and cash flows for the three months ended March 31, 2008. Results of operations for the interim periods presented are not necessarily indicative of the operating results for the full year or any future periods.

        There are no new Danish accounting standards that the Company has not yet adopted.

Reporting currency

        The Annual Report is presented in thousand Danish kroner, KDKK.

Foreign currency translation

        Transactions in foreign currency are translated into Danish kroner, DKK at the exchange rates at the dates of the transactions.

        Monetary items in foreign currency are translated into DKK at the exchange rates at the balance sheet date. Realized and unrealized exchange gains and losses are recognized in the income statement as financial income/expenses.

Balance sheet

Fixtures and fittings, tools and equipment

        Fixtures and fittings, tools and equipments are measured at cost less accumulated depreciation and write-downs.

Notes to financial statement (Continued)

Note 2, Summary of significant accounting policies (Continued)

        An impairment test is made for fixtures and fittings, tools and equipment if there are indications of decreases in value. The impairment test is made for each individual asset or group of assets, respectively. The assets are written down to the higher of the value in use and the net selling price of the asset or group of assets (recoverable amount) if it is lower than the carrying amount.

Deferred contract costs

        Deferred costs, consisting of costs incurred prior to the recognition of related revenue, in amounts up to, but not exceeding the balance of deferred revenue. We defer direct and incremental costs we incur, related to deferred revenue for implementation services, and recognize them ratably over the remaining service period in accordance with the recognition of revenue. These direct and incremental costs consist primarily of salaries and personnel costs.

Receivables

        Receivables are measured at amortized cost, which usually corresponds to the nominal value. The value is reduced by write-downs for bad debts.

Prepayments

        Prepayments recognized under 'Assets' comprise prepaid expenses regarding subsequent reporting years.

Income taxes

        Current tax charges are recognized in the balance sheet as the estimated tax charge in respect of the expected taxable income for the year, adjusted for tax on prior years' taxable income and tax paid in advance.

        Provisions for deferred tax are calculated at 25% of all temporary differences between carrying amounts and tax values, with the exception of temporary differences occurring at the time of acquisition of assets and liabilities neither affecting the results of operations nor the taxable income. Deferred tax assets are recognized at the value at which they are expected to be utilized, either through elimination against tax on future earnings or a set-off against deferred tax liabilities.

Share capital and dividends

        The Company has only one class of shares, class A, which has voting rights and the right to receive dividends.

Notes to financial statement (Continued)

Note 2, Summary of significant accounting policies (Continued)

Income statement

Revenue

        Revenues are recorded net of any applicable taxes, based upon the following revenue recognition criteria:

        We apply judgments regarding the application of software revenue recognition accounting principles to our specific agreements and transactions:

  •
  We consider a non-terminable agreement signed by the client and by us to be persuasive evidence of an arrangement.

  •
  We generally consider delivery to have occurred when the software is delivered to the client site and the related professional services are completed. We receive notification of acceptance from the client, or other evidence that the services are completed before revenue recognition begins.

  •
  We generally consider the fee to be fixed or determinable if the fee is not subject to adjustment, or if we have not granted extended payment terms to the client.

  •
  We consider collection to be probable if our evaluation indicates that the client will be able to pay amounts as they become due under the arrangement. If we determine that collection is not probable, we defer the revenue and recognize it upon cash collection.

        Our software arrangements typically contain multiple revenue elements, including an implementation fee, license fee and professional services including hosting. We separate multiple revenue elements based on vendor specific objective evidence, VSOE, of fair value. If, in our judgment, VSOE of fair value does not exist for each element, we defer recognition of all revenue until the last element is delivered. In multiple-element arrangements we defer revenues until all of the criteria for the recognition of revenue have been met. We then recognize revenues for the entire arrangement ratably over the remaining service period.

        Revenue from arrangements, which do not qualify for separate element revenue recognition treatment, is recognized upon completion of contract. Following contract completion and acceptance by the client, we recognize revenues and costs for the entire arrangement ratably over the remaining service period.

        When in our judgment, an objective output measure exist, we recognize revenues based on the quantities delivered. If we cannot determine an adequate objective output measure, we recognize services ratably over the term of the arrangement. We defer recognition of up-front fees received in services arrangements and recognize these revenues ratably over the term of the client arrangement. The accounting principles for revenue recognition that we have elected for Danish GAAP are consistent with the requirements pursuant to the American Institute of Certified Public Accountants Statement of Position (SOP) No. 97-2 (SOP 97-2), Software Revenue Recognition, as amended, and SOP 81-1, Accounting for Performance of Construction-Type Contracts and Certain Production-Type Contracts.

Deferred revenues

        We have included in our balance sheets deferred revenue amounts that we have billed but not yet recognized as revenue. Our deferred revenue relates primarily to cash received for implementation services and license fees in advance of services performed. We recognize this revenue ratably upon the

Notes to financial statement (Continued)

Note 2, Summary of significant accounting policies (Continued)

delivery and acceptance of the applicable services. In instances in which client acceptance of software and related professional services is required, we do not commence recognition until we receive notification of acceptance from the client, or other evidence that the services are completed.

Other external expenses

        Other external expenses include expenses related to distribution, sale, advertising, administration, premises, bad debts, lease payments under operating leases, etc.

Research and development costs

        Research and development costs are expensed as incurred and recorded as part of salaries and personnel costs and other external expenses.

Depreciation and write-downs

        Depreciation and write-downs include depreciation and write-downs of fixtures and fittings, tools and equipment. Fixed assets are depreciated using the straight-line method, based on the cost, measured by reference to the below assessment of the useful lives of the assets:

Useful life
Other fixtures and fittings, tools and equipment	3-5 years

        Gains or losses on the sale of fixed assets are recognized in the income statement under depreciation and write-downs of fixtures and fittings, tools and equipment.

Other financial income and expenses

        Financial income and expenses are recognized in the income statement at the amounts that relate to the reporting period. Other financial income and expenses include interest income and expenses, realized and unrealized capital and exchange gains and losses on foreign currency transactions.

Tax

        Tax for the year includes current tax on the year's expected taxable income and the year's deferred tax adjustments.

Share based compensation

        We issued warrants to acquire shares to key people within our Company during 2006 and 2007 amounting to a total of 5% of the Company shares in compliance with Danish laws.

        In order to determine the fair value of the warrants, the Company is required to utilize an option pricing model. The inputs into this model require the use of estimates and assumptions including the fair value of the Company based on relevant capital increases and estimated volatility of share prices. The stock based compensation is expensed over the service period. The accounting principles that we have elected for Danish GAAP for measuring and accounting for share based compensation are consistent with the requirements of Statement of Financial Accounting Standards No. 123 (Revised), (SFAS 123R), Share Based Payment.

Notes to financial statement (Continued)

Note 3, Fixtures and fittings, tools and equipment

	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Cost
Balance at 1st January/1st January	374	984
Additions in the year/period	610	68
Disposals in the year/period	0	0

Cost at 31st December/31st March	984	1,052

Depreciation and write-downs
Balance at 1st January/1st January	123	283
Depreciation in the year/period	160	78

Depreciation and write-downs at 31st December/31st March	283	361

Carrying amount at 31st December/31st March	701	691

Note 4, Share capital

        Analysis of the Company's closing share capital KDKK 501:

501,000 class A shares of DKK 1 each	501	501

	501	501

Note 5, Payables to parent company, information on and transaction with related parties

        Mobile People Holding ApS is the parent company of Mobile People A/S. As of 31st December 2007 and 31st March 2008, the Company has a loan of KDKK 10,389, and 10,517, respectively, including accrued interest. The interest rate is 5.0% p.a., except for KDKK 1,200 of which the Company pays 4.5% p.a., KDKK 200 of which the Company pays 6.75% p.a. and KDKK 1,000 of which the Company pays 7.0% p.a. Interest of the year is stated in note 12.

        Mobile People Holding ApS has guaranteed and pledged its shares in Mobile People A/S for the on time payments of the loans agreed on 21st December 2007 and 16th January 2008 from Local Matters Inc.

Note 6, Bank debt

        The Company has an overdraft account with a principal balance as of 31st December 2007 and 31st March 2008, of KDKK 4,412 and 4,620 respectively. The cash account has a variable interest rate of 7.50% p.a. Under the original terms of the agreement, KDKK 1,200 was due at the end of February 2008 and the remaining KDKK 3,200 is due in August 2008. The Company has obtained a five month extension for the repayment of KDKK 1,200 which is now due at the 1st August 2008. The terms of the overdraft are renegotiated each year at 1st August. Concerning collateral security, see note 8.

        The Company also has three credit card accounts with an accumulated balance as of 31st December 2007 and 31st March 2008, of KDKK 101 and 143 respectively. The interests for the credit cards accounts, which also are variable, are 9.25% p.a. and the balances are settled each month.

Notes to financial statement (Continued)

Note 7, Other credit institutions and loans

        The Company has a loan with Vækstfonden of KDKK 2,326 as of 31st December 2007 and KDKK 3,256 as of 31st March 2008, including accrued interest and other charges of KDKK 827 and 1,756 respectively. The interest rate is 7.15% p.a. and in addition the Company has to pay Vækstfonden a performance based payment charged with 3% of revenue in the financial statement. The loan is to be repaid by 1st May 2008 or simultaneous with the merger, if earlier.

        The Company has an outstanding loan with Local Matters Inc. of KDKK 771 on 31 December 2007 and KDKK 3,800 on 31st March 2008. The interest rate is LIBOR+5.0% p.a. Regarding repayment, see note 15. This loan is senior in right of repayment to any amounts owed to holders of shares in the Company and holders of shares in the parent company. Please note the guarantee and share pledge mentioned in note 5.

        Furthermore the Company has a loan with JS Consulting ApS of KDKK 622 on 31st December 2007 and KDKK 623 on 31st March 2008. JS Consulting ApS is a minority shareholder in Mobile People Holding ApS. The interest rate is 5.0% p.a. The loan is renegotiated regularly by JS Consulting ApS and the Supervisory Board, at least once a year. The loan has to be repaid in full in the event of sale of the Company to third party, if additional share capital paid in, or new bank credit facilities are entered into of at least the same amount as this loan. JS Consulting ApS has security in the Company's assets for the loan, ref. note 8.

        During the first quarter of 2008, the Company entered into a new loan agreement with Gildum Holding ApS. As of March 31, 2008, KDKK 173 was outstanding under the terms of this agreement.

Note 8, Commitments, contingencies and other financial obligations

        The following assets have been put up as security for the Company's debt:

	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Bank debts KDKK 4,412/KDKK 4,620
Security provided on operating equipment, trade receivables and intangibles, enterprise charge	1,000	1,000

Other credit institutions and loans KDKK 622/KDKK 623
Security provided on assets	622	623

The Company has the following financial obligations:
Rent payments concerning a contract which is interminable until 1st May 2010	2,422	2,163
Non-cancelable operating leases	259	213

Note 9, Salaries and personnel costs

Average number of employees	33	44

Notes to financial statement (Continued)

Note 9, Salaries and personnel costs (Continued)

	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Salaries	19,049	6,658
Deferred salaries	(114)	959
Social costs	178	50
Other personnel costs	1,100	249

Note 10, Share based compensation

        Outstanding warrants granted by the Company as of 31st December 2007 are 25,000. The Company did not issue any new warrants in the quarter ended 31st March 2008. Each warrant gives right to subscribe for 1 share of DKK 1 nominal in Mobile People A/S. At the date of the grant the market value of warrants amounts to KDKK 1,960. In 2007 and in the quarter ended 31st March 2008 KDKK 896 and KDKK 224 were expensed respectively.

        The date of grant, numbers of warrants, market value at grant date can be shown as follows:

Date of issuance	Number of warrants	Market value at the date of the grant in KDKK
1st March 2006	10,000	642
30th March 2006	5,000	339
1st October 2006	5,000	457
1st March 2007	5,000	522
Total	25,000	1,960

        The warrants are granted to key employees to retain them with the Company. No members of the executive and supervisory boards have outstanding warrants. Granting to the employees is based on an individual assessment by the management of the Company.

        The warrants can be exercised from September 2008 until 31st December 2010 at an exercise price of DKK 1 each. The exercise right of the warrant is cancelled if the employee voluntarily leaves the Company. Otherwise no specific conditions are attached to the exercise right by the employee.

        The market values are calculated according to the Black Scholes model using a volatility of approximately 64.4% and a discount rate in a range between 4.54%-4.84%.

Note 11, Depreciation and write-downs of fixtures and fittings, tools and equipment

	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Fixtures and fittings, tools and equipment	160	79

	160	79

Notes to financial statement (Continued)

Note 12, Other financial expenses

	December 31, 2007 KDKK	Unaudited March 31, 2008 KDKK
Interest expenses, parent company	361	128
Interest expenses, exchange losses and similar expenses	1,133	1,145

	1,494	1,273

Note 13, Tax of the year

	December 31, 2007	Unaudited March 31, 2008
Tax refund received, enterprise tax on a consolidated basis	(82)	(31)

	(82)	(31)

        As a result of the Company's history of operating losses, there is no provision for income taxes. The following is a reconciliation of the statutory income tax rate to the Company's effective income tax rate for the year ended 31st December 2007 and for the quarter ended 31st March 2008:

Income taxes at statutory rate	25.0%	25.0%
Permanent items	4.7%	4.0%
Valuation allowance	(29.7)%	(29.0)%

Effective income tax rate	0.0%	0.0%

        Temporary differences between the financial reporting and tax basis of assets and liabilities at 31st December 2007 are as follows:

Deferred revenue	2,624	3,054
Net operating loss	4,855	5,757

Gross deferred tax assets	7,479	8,811

Deferred liabilities:
Fixed assets	(16)	(8)
Deferred contract costs	(1,576)	(1,336)

Gross deferred liabilities	(1,592)	(1,344)

Net deferred tax assets before valuation allowance	5,887	7,467
Valuation allowance	(5,887)	(7,467)
Deferred tax assets (liabilities); net	0	0

        The Company has determined that the deferred tax assets as of 31st December 2007 and as of 31st March 2008 did not satisfy the realization criteria set forth in the Danish Financial Statements Act primarily due to the Company's operating losses since inception. Accordingly, a valuation allowance was recorded against the entire deferred tax asset. During the year ended 31st December 2007 and the quarter ended 31st March 2008, the valuation allowance increased by approximately KDKK 3,700 and

Notes to financial statement (Continued)

Note 13, Tax of the year (Continued)

KDKK 1,580 respectively. Should management conclude that the deferred tax assets were, at least in part, realizable; the valuation allowance will be reversed to the extent of such realizability.

Note 14, Going concern

        Mobile People A/S had a net loss for the year of KDKK 15,945, a net working capital(1) deficit of KDKK 1,498 and a retained earnings deficit of KDKK 24,124 as of 31st December 2007. The net cash used in operations for 2007 was KDKK 9,102 and the Company needed debt financing in 2007 to support its operations and investments. Outstanding principle on debt of KDKK 6,840 as of the end of December 2007 becomes due for repayment in May and August of 2008.

(1)
Net working capital is defined as all current assets and current liabilities which are part of or required in the business operations.

        Mobile People A/S had a net loss for the quarter of KDKK 6,536, a net working capital deficit of KDKK 620 and a retained earnings deficit of KDKK 30,435 as of 31st March 2008. The net cash used in operations for the quarter ended 2008 was KDKK 4,440 and the Company needed debt financing in the quarter to support its operations and investments. Outstanding principle on debt of KDKK 8,019 as of the end of March 2008 becomes due for repayment in May and August of 2008.

        Mobile People A/S believes that most directory and media publishers will have a mobile strategy and presence within the next 12-24 months due to increased demand for "mobile media" services and an increased offering by their competitors. Accordingly, to meet this demand, the Company forecasts increase in both sales and development activities. This will require that the Company increase its staff as well as establishes international sales representatives in the US. In order to meet its existing debt repayment schedule and fund its 2008 operations and investments the Company will need additional external financing.

        Mobile People A/S has therefore investigated various alternatives for the Company going forward. As the outcome of this process, it has signed a Memorandum Of Understanding (MOU) with Local Matters Inc. under which the Company would be acquired by Local Matters Inc. pending the closing of an Initial Public Offering (IPO). Under terms of this MOU an interim loan of $0.9 million would be provided to finance the Company's operation until the IPO is completed.

        Based on acceptance from Mobile People A/S's supervisory board and shareholders the Company signed a Share Purchase Agreement with Local Matters Inc. on March 20, 2008.

        The Company has prepared the financial statement on a going concern basis which is dependent upon the successful completion of the IPO or the Company obtaining adequate alternative financing in order to meet its debt repayment schedule and fund its operations and investments for 2008.

Note 15, Subsequent events

        At year-end, the Company has obtained a loan from Local Matters Inc. of USD 150,000. In January 2008 the Company formalized an agreement on a loan facility from Local Matters Inc for up to USD 900,000 to finance operations. The initial loan of USD 150,000 is hereafter considered entered into on the terms and conditions of the new loan facility, which means the interest rate agreed is LIBOR + 3% p.a. As of 31st March 2008, USD 750,000, of the loan facility has been utilized and the last installment of USD 150,000 has been drawn 17 April 2008. The new loan facility of USD 900,000 is required to be repaid in full if 1) the IPO is not concluded by the termination date; or 2) the closing is

Notes to financial statement (Continued)

Note 15, Subsequent events (Continued)

not concluded within 14 business days after the IPO; or 3) the Company or the parent company obtains financing exceeding KUSD 2,000 from a third party. If none of the preceding events occur the loan is to be paid on 30th June 2009.

        Management has no knowledge of other events subsequent to the end of the financial year, apart from the mentioned in note 14, which will significantly affect the Company's future operations.

Note 16, US GAAP reconciliation note

        The accompanying financial statements have been prepared in accordance with the provisions of Danish GAAP, which for the period presented is consistent with U.S. generally accepted accounting principles (US GAAP). As a result, there are no differences with respect to the net loss reported or the ending balance in shareholder's equity as of 31st December 2007 and 31st March between the two aforementioned bases of accounting. The presentation and disclosure requirements for the financial statements for Danish GAAP differ in certain respects from the requirements of US GAAP.

        The accompanying statement of cash flows for the year ended 31st December 2007 and the quarter ended 31st March 2008 was prepared in accordance with Danish GAAP and consistently with the provisions of Statement of Financial Accounting Standards No. 95: Statement of Cash Flows.

        The Company had no sources of other comprehensive income for the fiscal year ended 31st December 2007 and for the quarter ended 31st March 2008.

New accounting pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after 15th November 2007. However, on 14th December 2007, the FASB issued proposed FSP FAS No. 157-b which would delay the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of Statement No. 157 to fiscal years beginning after 15th November 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company does not believe the partial adoption of SFAS No. 157 will have a material impact on the financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 provides reporting entities an option to report selected financial assets and liabilities at fair value. SFAS No. 159 is effective as of 1st January 2008. SFAS No. 159 has had no material impact on the financial statements for the quarter ended 31st March 2008.

        In December 2007, the FASB issued SFAS No. 141(R), which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective as of 1st January 2009 and is to be applied prospectively.

6,666,667 Shares

Common Stock

PROSPECTUS

Canaccord Adams
CIBC World Markets
Griffiths McBurney Corp.
Macquarie Capital Markets

                    , 2008

Until                        , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Toronto Stock Exchange filing fee.

Amount to be Paid
SEC registration fee	$1,808
FINRA filing fee	5,100
Toronto Stock Exchange initial filing fee	5,000
Blue sky qualification fees and expenses	10,000
Printing and engraving expenses	350,000
Legal fees and expenses	850,000
Accounting fees and expenses	650,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous expenses	118,092

Total	$2,000,000

Item 14. Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of this offering, provide for the limitation of liability of our directors and the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Local Matters, Inc. or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated January 11, 2008.	3.3
Form of Restated Certificate of Incorporation to be effective upon completion of this offering	3.4
Form of Amended and Restated Bylaws to be effective upon completion of this offering	3.6
Third Amended and Restated Registration Rights Agreement, dated October 14, 2005, between the Registrant and certain of its Stockholders	4.9
First Amendment to the Third Amended and Restated Investor Rights Agreement, dated November 23, 2005, between the Registrant and certain of its stockholders	4.10
Form of Indemnity Agreement	10.1

Item 15. Recent Sales of Unregistered Securities.

        The following list sets forth information regarding all securities sold by us since January 1, 2004 and is based on an assumed initial public offering price of $6.00 per share.

  (1)
  In January 2008 we issued 389,595 shares of restricted stock to certain existing employees.

  (2)
  In December 2006 and June 2007, we issued 1,599,188 shares of our series 1 preferred stock to Kevin Kimberlin Partners, L.P. upon the conversion of approximately $4.2 million in principal amount of a promissory note issued by our subsidiary Information Services eXtended, Inc. (now known as Local Matters Voice and Wireless Division, Inc.) in connection with an agreement reached in December 2005.

  (3)
  In February 2007, we issued an aggregate of 911,523 shares of our series 3 preferred stock to the former stockholders of MyAreaGuide.com, Inc. and Online Web Marketing, Inc. (now known as Local Matters Media Division, Inc. and referred to collectively as "MAG"). We issued these shares upon the partial conversion of promissory notes we issued in October 2005 upon our acquisition of MAG.

  (4)
  In October 2006, we issued $6,000,000 in promissory notes, together with warrants to purchase up to 737,750 shares of our common stock at a per share purchase price of $4.07, to certain existing stockholders in exchange for $6,000,000 in cash. The issuance of these notes and warrants was determined by our management to be exempt from registration under the Securities Act, in reliance on Regulation D thereunder, together with certain "no-action" letters promulgated by the Securities Exchange Commission (the "SEC").

  (5)
  Pursuant to the terms of our acquisition agreement with MAG, the sellers earned an additional $1.5 million based on the performance of MAG and we accrued this amount as of December 31, 2005. In February 2006, we paid the sellers $0.6 million in cash and issued 213,480 shares of series 3 preferred stock to satisfy this $1.5 million liability. Upon the closing of this offering, these shares of series 3 preferred stock will automatically convert into 241,490 shares of our common stock.

  (6)
  In October and November 2005, we issued an aggregate of 6,250,000 shares of series 3 preferred stock to four private investment funds, including affiliates of Michael Marocco, a member of our board of directors, for aggregate gross consideration of $25,000,000. Upon the closing of this offering, these shares of series 3 preferred stock will automatically convert into 7,070,134 shares of our common stock.

  (7)
  In connection with the issuance described in paragraph 6 above, we issued to Cowen and Company, LLC warrants to purchase an aggregate of 125,000 shares of Series 3 Preferred Stock at a per share purchase price of $4.00. Upon completion of this offering, these warrants will convert into warrants to purchase up to 141,402 shares of our common stock having an exercise price of $3.54 per share.

  (8)
  In October 2005, we issued convertible promissory notes in an aggregate face amount of $6,500,000 to the holders of capital stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to as the Convertible Notes. At the same time, we issued to the same individuals promissory notes payable in cash upon the closing of this offering in the aggregate face amount of $9,500,000, which we refer to as Cash Notes. The Cash Notes and the Convertible Notes were partial consideration for 100% of the outstanding capital stock of those entities. As initially drafted, upon the completion of this offering, we were obligated to repay the full principal amount and all accrued unpaid interest on the Cash Notes, and the full principal amount and all accrued and unpaid interest on the Convertible Notes would be automatically converted into shares of our common stock at the public offering price. We subsequently restructured both the Cash Notes and the Convertible Notes to eliminate the conversion feature of the Convertible Notes and to establish a fixed repayment structure.

  (9)
  In connection with the professional services and license agreement that we entered into with Dex Media, Inc., in September 2005, we issued to Dex Media a warrant to purchase an aggregate of 239,554 shares series 1 preferred stock, at a per share purchase price of $4.01. Upon completion of this offering, this warrant will convert into a warrant to purchase up to 54,197 shares of common stock having an exercise price of $17.72 per share.

  (10)
  In April 2005, we affected a recapitalization of all shares of series A preferred stock and series B preferred stock. Each 3.01 shares of series A preferred stock were converted into one share of series 1 preferred stock, and each 4.01 shares of series B preferred stock were converted into one share of series 1 preferred stock. In connection with this recapitalization, we issued approximately 4,938,349 shares of series 1 preferred stock to existing investors, which will convert into 1,117,273 shares of common stock upon the closing of this offering.

  (11)
  In April 2005, we issued an aggregate of approximately 4,097,801 shares of series 1 preferred stock to the holders of common stock of Information Services Extended, Inc., including Spencer Trask Intellectual Capital Company, LLC, which is an affiliate of Kevin Kimberlin, a member of our board of directors. We also issued warrants to purchase an aggregate of 440,700 shares of series 1 preferred stock. In consideration for this issuance, we received substantially all of the outstanding capital stock of ISx. Upon the completion of this offering, these shares will convert into 927,102 shares of our common stock and warrants to purchase 99,694 shares of our Common Stock.

  (12)
  In April 2005, we issued an aggregate of 15,000,000 shares of our series 2 preferred stock to seven private investment funds for an aggregate consideration of $15,000,000. Upon the completion of this offering, these shares will convert into 3,535,062 shares of our common stock.

  (13)
  In connection with the issuance described in paragraph 12 above, we issued to Spencer Trask Ventures, Inc. warrants to purchase an aggregate of 2,840,000 shares of series 2 preferred stock at a per share purchase price of $1.00 as compensation for acting as a placement agent for this transaction. Upon completion of this offering, these warrants will convert into warrants to purchase up to 669,262 shares of common stock having an exercise price of $4.24 per share.

  (14)
  In December 2003 and January and February 2004, we issued an aggregate of approximately 5,392,000 shares of Series B Preferred Stock to investors for gross cash proceeds of approximately $5,000,000 and the conversion of approximately $402,000 of indebtedness, including accrued and unpaid interest. Upon our recapitalization in April 2005, these shares of series B preferred stock converted into approximately 1,556,727 shares of our series 1 preferred stock. Upon the completion of this offering, these shares will convert into 345,099 shares of our common stock.

  (15)
  In connection with the issuance described in paragraph 13 above, we issued to Spencer Trask Ventures, Inc., which is an affiliate of Kevin Kimberlin, a member of our board of directors, a warrant to purchase 1,175,500 shares of series B preferred stock. Immediately prior to our recapitalization in April 2005, the holder of this warrant exchanged the warrant for approximately 717,035 shares of series B preferred stock which, upon the closing of the recapitalization in April 2005, converted into 178,811 shares of series 1 preferred stock.

  (16)
  From January 1, 2004 through March 31, 2008, we granted options under our 2004 equity incentive plan to purchase 566,214 shares of common stock (net of expirations and cancellations) to employees, directors and consultants, having exercise prices ranging from $2.17 to $14.85 per share. Of these, options to purchase 16,182 shares of common stock have been exercised for aggregate consideration of $64,400 at an exercise price of $3.98 per share.

  (17)
  In April 2005, in connection with the acquisition of ISx, we assumed ISx's 2001 Stock Plan. Options to purchase up to approximately 219,498 shares of our common stock, having exercises prices ranging from $2.17 to $2.61 were issued on account of our assumption of ISx's 2001 Stock Plan. Of these, options to purchase 33,262 shares of common stock have been exercised for aggregate consideration of $74,300 at exercise prices ranging from $2.17 to $2.61 per share.

        The conversions referred to in paragraphs 2, 3, and 10 were determined by our management to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 3(a)(9) of the Securities Act. The shares issued in these transactions were issued by the Company to existing security holders in exchange for existing securities of the Company, and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

        The offers, sales and issuances of the securities described in paragraphs 5-9 and 11-15 were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D because the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

        The offers, sales and issuances of the securities described in paragraphs 1, 16 and 17 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our or our subsidiaries' employees, directors or bona fide consultants and received the securities under our 2004 equity incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a)   Exhibits.

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation, dated October 13, 2005, currently in effect.
3.2#	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated June 21, 2007.
3.3#	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated January 11, 2008.
3.4†	Form of Restated Certificate of Incorporation to be effective upon completion of this offering.
3.5#	Amended and Restated Bylaws, currently in effect.
3.6†	Form of Amended and Restated Bylaws to be effective upon completion of this offering.
3.7†	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation to be filed prior to effectiveness of this offering.
4.1	Reference is made to Exhibits 3.1 through 3.6.
4.2#	Form of Common Stock Certificate.
4.3#	Form of Warrant to purchase shares of Series 1 Preferred Stock.
4.4#	Form of Warrant Agreement, and related Warrant Certificate, representing the right to purchase shares of Series 2 Preferred Stock of the Registrant.
4.5#	Form of Warrant to purchase shares of Series 3 Preferred Stock of the Registrant.
4.6#	Warrant to purchase 239,554 shares of Series 1 Preferred Stock, dated September 8, 2005, issued to Dex Media, Inc.
4.7#	Form of Warrant to purchase shares of Common Stock of the Registrant.
4.8#	Form of Warrant to purchase shares of Common Stock of the Registrant dated October 19, 2006 for Sandler Capital entities and Kings Road Investments LTD.
4.9#	Third Amended and Restated Investor Rights Agreement, dated October 14, 2005, between the Registrant and certain of its Stockholders.
4.10#	First Amendment to Third Amended and Restated Investor Rights Agreement, dated November 23, 2005, between the Registrant and certain of its stockholders.
4.11#	Registration Rights Agreement, dated September 8, 2005, between the Registrant and Dex Media, Inc.
4.12#	Registration Rights Agreement, dated October 14, 2005, between the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
4.13#	Registration Rights Agreement, dated October 19, 2006, between the Registrant and Sandler Capital entities and Kings Road Investments LTD.

4.14#	Form of Secured Convertible Promissory Note payable to Search Mezzanine Investors LLC and Schedule of Notes.
4.15#	Promissory Note, dated July 2, 2007, issued to YP Web Partners, LLC in the face amount of $3,154,622.11.
4.16#	Form of Secured Promissory Note, dated January 19, 2007, with Allonge to Secured Promissory Note dated July 2, 2007.
5.1†	Opinion of Cooley Godward Kronish LLP.
10.1+#	Form of Indemnity Agreement.
10.2+#	2004 Equity Incentive Plan.
10.3+#	2008 Equity Incentive Plan.
10.4+#	Information Services Extended, Inc. 2001 Equity Incentive Plan.
10.5+	Amended and Restated Employment Agreement, dated May 6, 2008, between the Registrant and Perry R. Evans.
10.6+#	Employment Agreement, dated March 15, 2006, between the Registrant and Jeannette McClennan.
10.7+#	Employment Agreement, dated April 19, 2001, between Information Services Extended Limited and John H. Kemp.
10.8+#	Outsourcing Agreement, dated March 12, 2006, between the Registrant and John Kemp.
10.9+#	Employment Agreement, dated June 12, 2006, between the Registrant and Michael D. Dingman.
10.10+#	Employment Agreement, dated June 7, 2006, between the Registrant and Curtis Fletcher.
10.11+#	Employment Agreement, dated May 25, 2006, between the Registrant and Susan Dalton.
10.12#
Stock Purchase Agreement, dated April 14, 2005, among the Registrant, Spencer Trask Intellectual Capital Company, LLC, International Business Machines Corporation and Kevin Kimberlin as Shareholders' agent.
10.13#	Asset Purchase Agreement, dated March 31, 2005, by and among the Registrant, YP Web Partners, LLC, YPSolutions.com, Inc. and The Hammack-Jones Group, LLC.
10.14#	Form of Subscription Agreement to purchase Series 2 Preferred Stock and Schedule of Purchasers.
10.15#
Stock Purchase Agreement, dated October 14, 2005, by and among the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem, as amended by Amendment Number One dated May 1, 2006.
10.16#	Stock Purchase Agreement, dated as of October 14, 2005, between the Registrant and the purchasers named therein.
10.17#	Stock Purchase Agreement, dated as of November 23, 2005, between the Registrant and Kings Road Investments Ltd.
10.18#	Employment Letter Agreement, dated April 14, 2005, from Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc. and the Registrant.

10.19#
Letter Agreement, dated April 14, 2005, among Spencer Trask Intellectual Capital Company, LLC, Information Services Extended, Inc. and the Registrant regarding a cash contribution facility provided by Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc., as amended on December 30, 2005.
10.20#
Mergers and Acquisition Agreement, dated April 20, 2001, among Information Services Extended, Inc., Spencer Trask Ventures, Inc. and Spencer Trask Intellectual Capital Company LLC, as amended April 14, 2005 and December 30, 2005.
10.21#	Confirmation and Release Agreement, dated October 14, 2005, by and between the Registrant and Spencer Trask Ventures, Inc.
10.22#
Voting Proxy Agreement, dated December 30, 2005, among the Registrant and Spencer Trask Ventures, Inc., Spencer Trask Software, LLC, Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company, LLC, Spencer Trask Media and Communications Group LLC, Yelo Partners I, LLC and Yelo Partners II, LLC.
10.23#	Security Agreement, dated April 14, 2005, by and between the Registrant and YP Web Partners, LLC.
10.24#	Security Agreement, dated October 14, 2005, among MyAreaGuide.com, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
10.25#	Security Agreement, dated October 14, 2005, among Online Web Marketing, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
10.26#	Pledge Agreement, dated October 14, 2005, among the Registrant, Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
10.27#	Lease agreement, dated August 5, 2005, with respect to property located at 12221 Auraria Parkway, Denver, Colorado.
10.28#	Lease agreement, dated July 19, 2001, as amended April 25, 2005, with respect to property located at 6301 Northwest Fifth Way, Suite 4000, Fort Lauderdale, Florida.
10.29#	Lease agreement, dated May 21, 2004, as amended June 28, 2004, with respect to property located at 3445 North Causeway Boulevard, Suite 401, Metairie, Louisiana.
10.30*#	Software Reseller Agreement, dated July 20, 2004, between the Registrant and Fast Search & Transfer International AS.
10.31^*#	Professional Services and License Agreement, dated June 27, 2003, as amended December 6, 2006 and February 21, 2007, between the Registrant and Dex Media, Inc.
10.32*#	Internet Services Agreement, dated June 18, 2003, as amended December 13, 2006, between YP Web Partners, LLC and R.H. Donnelley Publishing and Advertising, Inc.
10.33†*	Master License and Support Agreement, dated February 13, 2007, between Registrant and Sensis Pty LTD.
10.34*#	Services Agreement, dated October 3, 2003, between the Registrant and Sensis Pty, Ltd. (as agent for Telstra Corporation Limited).
10.35†*	Advertising Agreement Insertion Order, effective August 1, 2007, between Registrant and Orbitz, LLC.
10.36†*	Network Advertising Agreement, effective January 1, 2007, as amended effective January 1, 2008, between Registrant and Classified Ventures, LLC ("Apartments.com").

10.37#	Master License and Support Agreement, dated January 1, 2003, between Information Services Extended, Inc. and Oy Eniro DS Ab.
10.38†*	Internet Search Traffic Agreement, dated June 29, 2007, between Registrant and Yellowpages.com LLC.
10.39#	Master Professional Services Agreement, dated August 4, 2006, between Registrant and Telecom Directories Limited.
10.40#	Customer Agreement, dated June 17, 1991, between AGT Limited and IBM Canada LTD.
10.41#	Security Agreement, dated September 25, 2007, by and between the Registrant and YP Web Partners, LLC.
10.42#	Security Agreement, dated September 25, 2007, among Local Matters Media Division, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
10.43†*	Ontology License Agreement, dated February 1, 2007, between Registrant and YellowPages.com LLC.
10.44†*	License Agreement, dated October 31, 2005, between Registrant and Promedia CGV.
10.45#
Security Agreement, dated October 19, 2006, among the Registrant, Local Matters Media Division, Inc., Local Matters Voice and Wireless Division, Inc., and Sandler Capital Management, as collateral agent, as amended by the First Amendment to Security Agreement, dated September 26, 2007.
10.46+†	Employment Agreement, dated May 6, 2008, between the Registrant and Alison Kane.
10.47#
Share Sale and Purchase Agreement, dated March 20, 2008, among Registrant, Mobile People Holding ApS, Mathias Schrøder, Jonas Donovan Hansen, Kasper Nikolaj Berntsen, Brian Sejr Weinreich Jakobsen, Jens Jakob Kramhøft, Tue Haste Andersen, Claudia Poepperl and Jesper Wermuth.
10.48†*	Master License Agreement, dated May 9, 2008, between Registrant and European Directories Holding BV.
10.49†*	Professional Services Agreement, dated May 9, 2008, between Registrant and European Directories Holding BV.
21.1#	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2†	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
23.3	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.4	Consent of Ernst & Young, independent auditors
24.1#	Power of Attorney.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

^
Amendments to be filed by amendment.

#
Previously filed.

(b)   Financial Statement Schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 27th day of May, 2008.

LOCAL MATTERS, INC.
By:	/s/ PERRY R. EVANS Perry R. Evans President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PERRY R. EVANS Perry R. Evans	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2008
/s/ CURTIS FLETCHER Curtis Fletcher	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	May 27, 2008
* Nancy K. Hamilton	Director	May 27, 2008
* David De Leeuw	Director	May 27, 2008
* Kevin B. Kimberlin	Director	May 27, 2008
* Michael J. Marocco	Director	May 27, 2008
* David J. Moore	Director	May 27, 2008
* Matthew J. Stover	Director	May 27, 2008
*By:	/s/ PERRY R. EVANS Perry R. Evans Attorney-in-Fact	May 27, 2008

Exhibit Index

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation, dated October 13, 2005, currently in effect.
3.2#	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated June 21, 2007.
3.3#	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated January 11, 2008.
3.4†	Form of Restated Certificate of Incorporation to be effective upon completion of this offering.
3.5#	Amended and Restated Bylaws, currently in effect.
3.6†	Form of Amended and Restated Bylaws to be effective upon completion of this offering.
3.7†	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation to be filed prior to effectiveness of this offering.
4.1	Reference is made to Exhibits 3.1 through 3.6.
4.2#	Form of Common Stock Certificate.
4.3#	Form of Warrant to purchase shares of Series 1 Preferred Stock.
4.4#	Form of Warrant Agreement, and related Warrant Certificate, representing the right to purchase shares of Series 2 Preferred Stock of the Registrant.
4.5#	Form of Warrant to purchase shares of Series 3 Preferred Stock of the Registrant.
4.6#	Warrant to purchase 239,554 shares of Series 1 Preferred Stock, dated September 8, 2005, issued to Dex Media, Inc.
4.7#	Form of Warrant to purchase shares of Common Stock of the Registrant.
4.8#	Form of Warrant to purchase shares of Common Stock of the Registrant dated October 19, 2006 for Sandler Capital entities and Kings Road Investments LTD.
4.9#	Third Amended and Restated Investor Rights Agreement, dated October 14, 2005, between the Registrant and certain of its Stockholders.
4.10#	First Amendment to Third Amended and Restated Investor Rights Agreement, dated November 23, 2005, between the Registrant and certain of its stockholders.
4.11#	Registration Rights Agreement, dated September 8, 2005, between the Registrant and Dex Media, Inc.
4.12#	Registration Rights Agreement, dated October 14, 2005, between the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
4.13#	Registration Rights Agreement, dated October 19, 2006, between the Registrant and Sandler Capital entities and Kings Road Investments LTD.
4.14#	Form of Secured Convertible Promissory Note payable to Search Mezzanine Investors LLC and Schedule of Notes.
4.15#	Promissory Note, dated July 2, 2007, issued to YP Web Partners, LLC in the face amount of $3,154,622.11.

4.16#	Form of Secured Promissory Note, dated January 19, 2007, with Allonge to Secured Promissory Note dated July 2, 2007.
5.1†	Opinion of Cooley Godward Kronish LLP.
10.1+#	Form of Indemnity Agreement.
10.2+#	2004 Equity Incentive Plan.
10.3+#	2008 Equity Incentive Plan.
10.4+#	Information Services Extended, Inc. 2001 Equity Incentive Plan.
10.5+	Amended and Restated Employment Agreement, dated May 6, 2008, between the Registrant and Perry R. Evans.
10.6+#	Employment Agreement, dated March 15, 2006, between the Registrant and Jeannette McClennan.
10.7+#	Employment Agreement, dated April 19, 2001, between Information Services Extended Limited and John H. Kemp.
10.8+#	Outsourcing Agreement, dated March 12, 2006, between the Registrant and John Kemp.
10.9+#	Employment Agreement, dated June 12, 2006, between the Registrant and Michael D. Dingman.
10.10+#	Employment Agreement, dated June 7, 2006, between the Registrant and Curtis Fletcher.
10.11+#	Employment Agreement, dated May 25, 2006, between the Registrant and Susan Dalton.
10.12#
Stock Purchase Agreement, dated April 14, 2005, among the Registrant, Spencer Trask Intellectual Capital Company, LLC, International Business Machines Corporation and Kevin Kimberlin as Shareholders' agent.
10.13#	Asset Purchase Agreement, dated March 31, 2005, by and among the Registrant, YP Web Partners, LLC, YPSolutions.com, Inc. and The Hammack-Jones Group, LLC.
10.14#	Form of Subscription Agreement to purchase Series 2 Preferred Stock and Schedule of Purchasers.
10.15#
Stock Purchase Agreement, dated October 14, 2005, by and among the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem, as amended by Amendment Number One dated May 1, 2006.
10.16#	Stock Purchase Agreement, dated as of October 14, 2005, between the Registrant and the purchasers named therein.
10.17#	Stock Purchase Agreement, dated as of November 23, 2005, between the Registrant and Kings Road Investments Ltd.
10.18#	Employment Letter Agreement, dated April 14, 2005, from Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc. and the Registrant.
10.19#
Letter Agreement, dated April 14, 2005, among Spencer Trask Intellectual Capital Company, LLC, Information Services Extended, Inc. and the Registrant regarding a cash contribution facility provided by Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc., as amended on December 30, 2005.
10.20#
Mergers and Acquisition Agreement, dated April 20, 2001, among Information Services Extended, Inc., Spencer Trask Ventures, Inc. and Spencer Trask Intellectual Capital Company LLC, as amended April 14, 2005 and December 30, 2005.

10.21#	Confirmation and Release Agreement, dated October 14, 2005, by and between the Registrant and Spencer Trask Ventures, Inc.
10.22#
Voting Proxy Agreement, dated December 30, 2005, among the Registrant and Spencer Trask Ventures, Inc., Spencer Trask Software, LLC, Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company, LLC, Spencer Trask Media and Communications Group LLC, Yelo Partners I, LLC and Yelo Partners II, LLC.
10.23#	Security Agreement, dated April 14, 2005, by and between the Registrant and YP Web Partners, LLC.
10.24#	Security Agreement, dated October 14, 2005, among MyAreaGuide.com, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
10.25#	Security Agreement, dated October 14, 2005, among Online Web Marketing, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
10.26#	Pledge Agreement, dated October 14, 2005, among the Registrant, Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
10.27#	Lease agreement, dated August 5, 2005, with respect to property located at 12221 Auraria Parkway, Denver, Colorado.
10.28#	Lease agreement, dated July 19, 2001, as amended April 25, 2005, with respect to property located at 6301 Northwest Fifth Way, Suite 4000, Fort Lauderdale, Florida.
10.29#	Lease agreement, dated May 21, 2004, as amended June 28, 2004, with respect to property located at 3445 North Causeway Boulevard, Suite 401, Metairie, Louisiana.
10.30*#	Software Reseller Agreement, dated July 20, 2004, between the Registrant and Fast Search & Transfer International AS.
10.31^*#	Professional Services and License Agreement, dated June 27, 2003, as amended December 6, 2006 and February 21, 2007, between the Registrant and Dex Media, Inc.
10.32*#	Internet Services Agreement, dated June 18, 2003, as amended December 13, 2006, between YP Web Partners, LLC and R.H. Donnelley Publishing and Advertising, Inc.
10.33†*	Master License and Support Agreement, dated February 13, 2007, between Registrant and Sensis Pty LTD.
10.34*#	Services Agreement, dated October 3, 2003, between the Registrant and Sensis Pty, Ltd. (as agent for Telstra Corporation Limited).
10.35†*	Advertising Agreement Insertion Order, effective August 1, 2007, between Registrant and Orbitz, LLC.
10.36†*	Network Advertising Agreement, effective January 1, 2007, as amended effective January 1, 2008, between Registrant and Classified Ventures, LLC ("Apartments.com").
10.37#	Master License and Support Agreement, dated January 1, 2003, between Information Services Extended, Inc. and Oy Eniro DS Ab.
10.38†*	Internet Search Traffic Agreement, dated June 29, 2007, between Registrant and Yellowpages.com LLC.
10.39#	Master Professional Services Agreement, dated August 4, 2006, between Registrant and Telecom Directories Limited.
10.40#	Customer Agreement, dated June 17, 1991, between AGT Limited and IBM Canada LTD.

10.41#	Security Agreement, dated September 25, 2007, by and between the Registrant and YP Web Partners, LLC.
10.42#	Security Agreement, dated September 25, 2007, among Local Matters Media Division, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagen.
10.43†*	Ontology License Agreement, dated February 1, 2007, between Registrant and YellowPages.com LLC.
10.44†*	License Agreement, dated October 31, 2005, between Registrant and Promedia CGV.
10.45#
Security Agreement, dated October 19, 2006, among the Registrant, Local Matters Media Division, Inc., Local Matters Voice and Wireless Division, Inc., and Sandler Capital Management, as collateral agent, as amended by the First Amendment to Security Agreement, dated September 26, 2007.
10.46+†	Employment Agreement, dated May 6, 2008, between the Registrant and Alison Kane.
10.47#
Share Sale and Purchase Agreement, dated March 20, 2008, among Registrant, Mobile People Holding ApS, Mathias Schrøder, Jonas Donovan Hansen, Kasper Nikolaj Berntsen, Brian Sejr Weinreich Jakobsen, Jens Jakob Kramhøft, Tue Haste Andersen, Claudia Poepperl and Jesper Wermuth.
10.48†*	Master License Agreement, dated May 9, 2008, between Registrant and European Directories Holding BV.
10.49†*	Professional Services Agreement, dated May 9, 2008, between Registrant and European Directories Holding BV.
21.1#	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2†	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
23.3	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.4	Consent of Ernst & Young, independent auditors
24.1#	Power of Attorney.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

^
Amendments to be filed by amendment.

#
Previously filed.